EXHIBIT (a)-(1)

PRELIMINARY PROXY STATEMENT OF THE COMPANY

______, 2020

Shareholders of Bitauto Holdings Limited
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of the shareholders of Bitauto Holdings Limited (the “Company”) to be held on ______, 2020 at ______ (China Standard Time). The meeting will be held at [10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China]. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On June 12, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Yiche Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and Yiche Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, each a “Parent Party” and collectively the “Parent Parties”), pursuant to which Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) (the “Merger”). The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize and approve the Merger Agreement and the plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger, and the transactions contemplated thereby (the “Transactions”), including the Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

Throughout this proxy statement, (i) Morespark Limited, Dongting Lake Investment Limited, THL E Limited and Tencent Holdings Limited are collectively referred to as the “Tencent Entities”; (ii) Mr. Ling Kay Rodney Tsang, Hammer Capital Opportunities General Partner and Hammer Capital Opportunities Fund L.P. (acting through its general partner Hammer Capital Opportunities General Partner) are collectively referred to as the “Hammer Filing Persons”; (iv) Mr. Bin Li, Proudview Limited and Serene View Investment Limited are collectively referred to as the “Mr. Li Filing Persons”; (v) the Tencent Entities (other than Tencent Holdings Limited), JD.com Global Investment Limited and the Mr. Li Filing Persons are collectively referred to as the “Rollover Shareholders”; (v) Cox Automotive Global Investments, Inc. and the Rollover Shareholders are collectively referred to as the “Supporting Shareholders”; (vi) Morespark Limited and Hammer Capital Opportunities Fund L.P. are collectively referred to as the “Sponsors”; and (vii) Parent, Merger Sub, the Tencent Entities, the Hammer Filing Persons, JD.com Global Investment Limited and Mr. Li Filing Persons are collectively referred to as the “Buyer Group.”

As of the date of this letter, the Buyer Group collectively beneficially owns 30,253,063.5 ordinary shares (including ordinary shares represented by American depositary shares (“ADSs”)), which represent approximately 42.46% in number and approximately 42.46% in voting rights of the Company’s issued and outstanding ordinary shares, par value $0.00004 per share (each, a “Share”). If the Merger is consummated, the Company will continue its operations as a privately held company, and, as the result of the Merger, the Company’s ADSs, each representing one Share, will no longer be listed on the New York Stock Exchange (the “NYSE”) and the ADS program for the Shares will terminate.

If the Merger is consummated, at the effective time of the Merger (the “Effective Time”), each Share and ADS issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive from the Company $16 in cash, without interest and net of any applicable withholding taxes. The ADS holders will pay any applicable fees, charges and expenses of Citibank, N.A., in its capacity as ADS Depositary (the “ADS Depositary”), and government charges due to or incurred by the ADS Depositary, in connection with the cancellation of the ADSs surrendered (and the underlying Shares), including applicable ADS cash distribution fees ($0.05 per ADS pursuant to the terms of the deposit agreement (the “Deposit Agreement”), dated as of November 16, 2010, by and among the Company, the ADS Depositary, and the holders and beneficial owners of ADSs issued thereunder). However, if the Merger is consummated, the following Shares will not be converted into the right to receive the cash consideration described above, but will be cancelled and cease to exist at the Effective Time:

(a) 17,520,953 Shares owned by the Rollover Shareholders as of the date of the Merger Agreement, representing approximately 57.9% of the total Shares owned by the Rollover Shareholders as of the date of the Merger Agreement, which will be cancelled and cease to exist without payment of any consideration or distribution therefor;

(b) Shares held by Parent, the Company or any of their respective subsidiaries, which will be cancelled and cease to exist without payment of any consideration or distribution therefor;

(c) Shares held by Citibank, N.A., in its capacity as ADS Depositary, and reserved for issuance, settlement and allocation upon exercise or vesting of Company options or restricted share unit (the “RSU”) awards, which will be cancelled and cease to exist without payment of any consideration or distribution therefor;

(d) Shares (the “Dissenting Shares”) owned by shareholders (the “Dissenting Shareholders”) who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Companies Law of the Cayman Islands (the “Cayman Islands Companies Law”), which will be cancelled and cease to exist, but shall not be converted into or exchangeable for or represent the right to receive the merger consideration pursuant to the Merger Agreement, and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Islands Companies Law, and from the Effective Time such Dissenting Shareholders shall cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of such Dissenting Shares; and

(e) any Share (including any Share represented by ADS) that may be acquired by affiliates of Morespark Limited or Hammer Capital Opportunities Fund L.P. between the date of the Merger Agreement and the Effective Time pursuant to a call option against Mr. Li granted under a Consent Letter dated October 15, 2019 between Morespark Limited, Hammer Capital Opportunities Fund L.P., Prosper Rich Investments Limited, Mr. Li, Proudview Limited and Serene View Investment Limited, which will be cancelled and cease to exist without payment of any consideration or distribution therefor.

In addition, at the Effective Time, each outstanding and fully vested option (each, a “Vested Option”) to purchase Shares granted under the Company’s share incentive plans will be cancelled, and each holder of a Vested Option will have the right to receive an amount in cash from the Company determined by multiplying (x) the excess, if any, of $16 over the applicable exercise price of such Vested Option by (y) the number of Shares underlying such Vested Option. At the Effective Time, each outstanding but unvested option (each, an “Unvested Option”) to purchase Shares granted under the Company’s share incentive plans will be cancelled and immediately converted into the right to receive in exchange an award of option to purchase the same number of Parent common shares as the total number of Shares subject to such Unvested Option immediately prior to the Effective Time, at a per-share exercise price equal to the exercise price of such Unvested Option.

At the Effective Time, each outstanding and fully vested RSU and each unvested RSU held by the independent directors of the Board of Directors of the Company (the “Board”) (each, a “Qualified RSU”) granted under the Company’s share incentive plans will be cancelled, and each holder of a Qualified RSU will have the right to receive an amount in cash determined by multiplying $16 by the number of Shares underlying such Qualified RSU. At the Effective Time, each outstanding but unvested RSU other than unvested RSU held by the independent directors of the Board (each, an “Unvested RSU”) granted under the Company’s share incentive plans will be cancelled and immediately converted into the right to receive in exchange an award of Parent restricted share units to acquire the same number of Parent common shares as the total number of Shares, provided that the number of Parent’s common shares subject to such Parent RSU Award may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Unvested RSU.

A special committee of the Board composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company (the “Special Committee”) reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisor and legal counsel and careful deliberation, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of the Company and the Company’s shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company or affiliates of any member of the Buyer Group (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Holders”), (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, other transaction documents and the Transactions, including the Merger.

The Board (other than Mr. Li and Mr. Sidney Xuande Huang, who abstained from the vote due to affiliation with the Buyer Group), acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has (a) determined that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the transactions contemplated thereby (the “Transactions”), including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Holders, (b) approved and declared advisable the Merger, the Transactions, the Merger Agreement and the Plan of Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and to include such recommendation in this proxy statement and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH MEMBER OF THE SPECIAL COMMITTEE, THE CHIEF EXECUTIVE OFFICER OF THE COMPANY AND THE CHIEF FINANCIAL OFFICER OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that some of the Company’s directors or executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. As of the date of this letter, the Supporting Shareholders collectively beneficially own approximately 55.1% of the voting rights of the issued and outstanding Shares. The Supporting Shareholders have each agreed to vote all of the Shares and ADSs they beneficially own in favor of the authorization and approval of the Merger Agreement and the Merger. The Special Committee and the Board were aware of such interests and considered them in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders and ADS holders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with or furnished to the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares or ADSs you own, your vote is very important. The Merger cannot be consummated unless the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, are authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Company Shareholder Approval”). Assuming the Supporting Shareholders comply with their undertakings to vote all of the Shares they respectively beneficially own in favor of the authorization and approval of the Merger Agreement and the Merger, based on the number of Shares expected to be issued and outstanding on [a date approximately two weeks prior to the date of the shareholder meeting], 2020, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), an amount of Shares representing approximately 11.58% of the voting rights of the issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than the Supporting Shareholders must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Voting at the extraordinary general meeting will take place by poll voting, as the Chairman has undertaken to demand poll voting at the meeting. Each holder has one vote for each Share held on the register of members of the Company as of the close of business in the Cayman Islands on the Share Record Date. The effect of poll voting is that the number of votes each holder has will depend on the number of Shares held by such holder. Whether or not you plan to attend the extraordinary general meeting, please complete, sign and return to the Company the accompanying proxy card, which is attached as Annex F to the accompanying proxy statement, in accordance with the instructions set forth on the proxy card, as soon as possible so that it is received by the Company no later than [a date approximately two days prior to the date of the shareholder meeting], 2020 at ______ a.m. (China Standard Time), the deadline to lodge your proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person should you wish to do so. However, if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

The Company will instruct the ADS Depositary to deliver to holders of ADS holders as of [a date approximately four weeks prior to the date of the shareholder meeting], 2020 (the “ADS Record Date”) a Depositary Notice and an ADS Voting Instruction Card, the forms of which are attached as Annex G and Annex H to the accompanying proxy statement, and holders of ADS as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

ADS holders are strongly urged to sign, complete and return the ADS Voting Instruction Card to the ADS Depositary in accordance with the instructions printed thereon and in the Depositary Notice, as soon as possible and, in any event, so as to be received by the Depositary no later than __________ a.m. (New York time) on [a date approximately six business days prior to the date of the shareholder meeting], 2020 (or if the extraordinary general meeting is adjourned, such later date as may be notified by the Company or the ADS Depositary).

As the registered holder of the Shares represented by ADSs, upon the timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor to vote (or to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the memorandum and articles of association of the Company and the provisions of the Shares, the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs as of the ADS Record Date. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS voting instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares, in each case upon the terms of the ADS Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matter to be voted on at the extraordinary general meeting or that the rights of holders of Shares may be materially adversely affected as to such matter. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend or vote at the extraordinary general meeting directly (whether in person or by proxy) unless they surrender their ADSs for conversion into, and delivery of, Shares and become registered in the Company’s register of members as holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to attend and vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on [a date approximately three business days prior to the Share Record Date], 2020 together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of ADS Depositary’s fees associated with such cancellation ($0.05 per ADS), which will not be borne by the Surviving Company, and any applicable taxes, and (c) certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered (or has cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being surrendered but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to surrender the ADSs on your behalf. Upon surrender of the ADSs, the ADS Depositary will direct Citibank, N.A. - Hong Kong, the custodian holding the Shares, to deliver, or cause the delivery of the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If you hold ADSs through a broker or other securities intermediary, you should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company to instruct its Cayman Registrar of Shares to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a publicly traded company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have surrendered your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($0.05 per ADS issued), applicable share transfer taxes (if any), and related charges pursuant to the Deposit Agreement.

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

v

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON [a date approximately one week prior to the shareholder meeting], 2020 TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN) OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($0.05 PER ADS ISSUED), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares or ADSs, please contact Innisfree M&A Incorporated, the Company’s proxy solicitor, at +1-888-750-5834 (toll free in the United States) or +1-412-232-3651 (outside the United States). ADS holders who have any questions should contact the ADS Depositary using the contact details provided on the ADS Voting Instruction Card. ADS holders who hold ADSs indirectly should contact their bank, broker, financial institution or administrator through which such ADSs are held.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Erhai Liu	Bin Li
Chairman of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated ______, 2020, and is first being mailed to the Company’s shareholders and ADS holders on or about ______, 2020.

BITAUTO HOLDINGS LIMITED
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
______________________, 2020

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Bitauto Holdings Limited (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto) will be held on ______, 2020 at ______ (China Standard Time) at [10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China].

Only registered holders of ordinary shares of the Company, par value $0.00004 per share (each, a “Share”), at the close of business in the Cayman Islands on [a date approximately two weeks prior to the date of the shareholder meeting], 2020 (the “Share Record Date”) or their proxy holders are entitled to attend and to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as a special resolution:

THAT the Agreement and Plan of Merger, dated as of June 12, 2020 (the “Merger Agreement”), by and between the Company, Yiche Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and Yiche Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, each a “Parent Party” and collectively the “Parent Parties”) (the Merger Agreement being attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company being the surviving company and a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger, including (i) the Merger, (ii) the variation of the authorized share capital of the Company from $50,000 divided into 1,250,000,000 shares of a par value of $0.00004 each to $1,000 divided into 1,000 shares of a par value of $1.00 each (the “Variation of Capital”), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), be authorized and approved;

•	as an ordinary resolution:

THAT each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company and the chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including (i) the Merger, (ii) the Variation of Capital and (iii) the Adoption of Amended M&A; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at 10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

Pursuant to certain support agreements entered into on September 12, 2019 and June 12, 2020, as the case may be, Morespark Limited, Dongting Lake Investment Limited, THL E Limited, Tencent Holdings Limited, JD.com Global Investment Limited, Mr. Bin Li, Proudview Limited, Serene View Investment Limited and Cox Automotive Global Investments, Inc. (together, the “Supporting Shareholders”) will vote all of the Shares (including Shares represented by the Company's American depositary shares (“ADSs”)) beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this notice, the Supporting Shareholders collectively beneficially own 39,253,063.5 Shares (including Shares represented by ADSs), which represent approximately 55.1% in number and approximately 55.1% in voting rights of the Company’s issued and outstanding Shares.

After careful consideration and upon the unanimous recommendation of a special committee of the Board (the “Special Committee”), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, the Board (other than Mr. Li and Mr. Sidney Xuande Huang, who abstained from the vote due to affiliation with the Buyer Group), at a duly held meeting, has (a) determined that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the transactions contemplated thereby (the “Transactions”), including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Holders, (b) approved and declared advisable the Merger, the Transactions, the Merger Agreement and the Plan of Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and to include such recommendation in this proxy statement and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Regardless of the number of Shares or ADSs you own, your vote is very important. The Merger cannot be consummated unless the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, are authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Company Shareholder Approval”). Assuming the Supporting Shareholders comply with their undertakings to vote, all of the Shares they respectively beneficially own in favor of the authorization and approval of the Merger Agreement and the Merger, based on the number of Shares expected to be issued and outstanding on [a date approximately two weeks prior to the date of the shareholder meeting], 2020, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), an amount of Shares representing approximately 11.58% of the voting rights of the issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than the Supporting Shareholders must be voted in favor of the special resolution to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex F to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices at [10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China], attention: [Investor Relations Department], or alternatively a copy of the completed and signed proxy card may be sent by email to [              ], in each case so that the proxy card is received by the Company no later than [a date approximately two days prior to the date of the shareholder meeting], 2020 at ______ (China Standard Time). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the Chairman has undertaken to demand poll voting at the meeting. Each holder has one vote for each Share held on the register of members of the Company as of the close of business in the Cayman Islands on the Share Record Date. The effect of poll voting is that the number of votes each holder has will depend on the number of Shares held by such holder. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person should you wish to do so. However, if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If, as a shareholder, you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted FOR each of the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on [a date approximately four weeks prior to the date of the shareholder meeting], 2020 (the “ADS Record Date”) (and do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot attend and vote at the extraordinary general meeting directly (whether in person or by proxy), but you may give voting instructions, the form of which is attached as Annex H to the accompanying proxy statement, to Citibank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than ______ a.m. (New York City time) on [a date approximately six business days prior to the date of the shareholder meeting], 2020 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on [a date approximately two weeks prior to the date of the shareholder meeting], 2020, the Share Record Date. If you wish to surrender your ADSs for the purpose of voting Shares directly at the extraordinary general meeting, you need to make arrangements with your broker or custodian to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on [a date approximately three business days prior to the Share Record Date], 2020 together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees ($0.05 per ADS) to be cancelled pursuant to the terms of the deposit agreement, dated as of November 16, 2010, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), which will not be borne by the Surviving Company, and any applicable taxes, and (c) certification that you either (i) beneficially owned the relevant ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

x

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON [a date approximately one week prior to the shareholder meeting] 2020 TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEING CANCELLED (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN), OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($0.05 PER ADS), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR ADSs AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES OR ADSs.

If you have any questions or need assistance voting your Shares or ADSs, please contact Innisfree M&A Incorporated, the Company’s proxy solicitor, at +1-888-750-5834 (toll free in the United States) or +1-412-232-3651 (outside the United States).

The Merger Agreement, the Plan of Merger, other transaction documents, and the transactions contemplated thereby, including the Merger, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	In the case of joint holders of any share, any one of such joint holder may vote, either in person or by proxy, in respect of such share as if he or she were solely entitled thereto, but if more than one such joint holders is present at the meeting, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the extraordinary general meeting may in any event at his or her discretion direct that a proxy card will be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted (that is, in accordance with the instructions set forth on the proxy card, which is attached as Annex F to the accompanying proxy statement, or which is otherwise directed by the chairman to be deemed to have been duly deposited) will be invalid.

5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer is received by the Company at the Company’s offices at [10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China], attention: [Investor Relations Department], no later than the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Bin Li
Chairman of the Board
______, 2020

PROXY STATEMENT

Dated __________, 2020

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Bitauto Holdings Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, which is also attached as Annex F to the accompanying proxy statement, so that your shares can be voted at the extraordinary general meeting in accordance with your instruction.

If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of each of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If you are an ADS holder, please consult the enclosed Depositary Notice to find out how you can vote the Shares underlying your ADSs.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact Innisfree M&A Incorporated, the Company’s proxy solicitor, at +1-888-750-5834 (toll free in the United States) or +1-412-232-3651 (outside the United States).

Interests of Certain Persons in the Merger	76
Related-Party Transactions	79
Fees and Expenses	79
Voting by the Supporting Shareholders and Certain Other Persons at the Extraordinary General Meeting	80
Litigation Related to the Merger	80
Accounting Treatment of the Merger	80
Regulatory Matters	80
Dissenter Rights	80
Material U.S. Federal Income Tax Consequences	80
Material PRC Income Tax Consequences	81
Material Cayman Islands Tax Consequences	82

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS	83

Market Price of the ADSs	83
Dividend Policy	83

THE EXTRAORDINARY GENERAL MEETING	84

Date, Time and Place of the Extraordinary General Meeting	84
Proposals to be Considered at the Extraordinary General Meeting	84
The Board’s Recommendation	85
Record Date; Shares and ADSs Entitled to Vote	85
Quorum	86
Vote Required	86
Procedures for Voting	86
Proxy Holders for Registered Shareholders	88
Voting of Proxies and Failure to Vote	88
Revocability of Proxies	89
Rights of Shareholders Who Object to the Merger	89
Whom to Call for Assistance	90
Solicitation of Proxies	90
Other Business	90

THE MERGER AGREEMENT	91

Structure and Consummation of the Merger	91
Memorandum and Articles of Association; Directors and Officers of the Surviving Company	91
Merger Consideration	91
Treatment of Company Equity Awards	92
Exchange Procedures	92
Representations and Warranties	93
Conduct of Business Prior to Closing	97
Shareholder Meeting	100
No Solicitation of Transactions; Change of Recommendation	101
Indemnification; Directors’ and Officers’ Insurance	103
Agreement to Use Reasonable Best Efforts	103
Certain Additional Covenants	104
Conditions to the Merger	104
Termination of the Merger Agreement	105
Termination Fee	106
Remedies and Limitations on Liability	107
Amendment	108

PROVISIONS FOR UNAFFILIATED HOLDERS	109

DISSENTER RIGHTS	110

Requirements for Exercising Dissenter Rights	110

FINANCIAL INFORMATION	112

Selected Historical Financial Information	112
Net Book Value per Share of Our Shares	113

TRANSACTIONS IN SHARES AND ADSs	114

Purchases by the Company	114
Transaction within the Buyer Group	114
Prior Public Offerings	115
Transactions in Prior 60 Days	115

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY	116

FUTURE SHAREHOLDER PROPOSALS	119

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	120

WHERE YOU CAN FIND MORE INFORMATION	122

ANNEX A: AGREEMENT AND PLAN OF MERGER	A-1

ANNEX B: PLAN OF MERGER	B-1

ANNEX C: OPINION OF Duff & Phelps, LLC AS FINANCIAL ADVISOR	C-1

ANNEX D: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) – SECTION 238	D-1

ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON	E-1

ANNEX F: FORM OF PROXY CARD	F-1

ANNEX G: DEPOSITARY’S NOTICE	G-1

ANNEX H: FORM OF ADS VOTING INSTRUCTION CARD	H-1

SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below) (collectively, the “Transactions”). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters to be considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 122. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Bitauto Holdings Limited, all references to “dollars” “$” and “US$” are to U.S. dollars, and all references to “RMB” are to Renminbi, the lawful currency of the People’s Republic of China (“PRC” or “China”).

The Parties Involved in the Merger

The Company

Bitauto Holdings Limited is a leading provider of internet content & marketing services, and transaction services for China's automotive industry. Bitauto’s business consists of three segments: advertising and subscription business, transaction services business and digital marketing solutions business.

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our principal executive office is located at 10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China. Our telephone number at this address is +86 10-6849-2345 and our fax number is (86-10) 6849-2200.

For a description of the Company’s history, development, business and organizational structure, see its annual report on Form 20-F for the year ended December 31, 2019, filed with the United States Securities and Exchange Commission (the “SEC”) on April 27, 2020, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 122 for a description of how to obtain a copy of its annual report.

Parent

Yiche Holding Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent was formed solely for the purpose of entering into the Merger Agreement and the related financing and investor agreements and consummating the transactions contemplated by such agreements. The registered office of Parent is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands and its telephone number is +852 3148 5100.

Merger Sub

Yiche Mergersub Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct, wholly-owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of entering into the Merger Agreement and consummating the Transactions. The registered office and telephone number of Merger Sub is the same as Parent.

Tencent Entities

Morespark Limited (“Morespark”) is a private company limited by shares incorporated under the laws of Hong Kong and a wholly owned subsidiary of Tencent Holdings Limited (“Tencent”). The registered office of Morespark is at 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong.

Dongting Lake Investment Limited (“Dongting”) is a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Tencent. The principal address of Dongting is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

THL E Limited (“THL E”) is a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Tencent. The principal address of THL E is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

Tencent is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal address of Tencent is 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong.

The telephone number for each of Morespark, Dongting, THL E and Tencent is +852 3148-5100. Tencent is an internet service portal in China providing value-added internet, mobile and telecom services and online advertising and has been listed on the Main Board of the Hong Kong Stock Exchange since June 16, 2004 (stock code: 700). Each of Morespark, Dongting and THL E is principally engaged in the business of holding securities in the portfolio companies in which Tencent invests.

Hammer Filing Persons

Hammer Capital Opportunities Fund L.P. (“Hammer Capital”) is an exempted limited partnership organized under the laws of the Cayman Islands. Hammer Capital Opportunities General Partner (“Hammer GP”), an exempted company with limited liability organized under the laws of the Cayman Islands, is the general partner of Hammer Capital. Mr. Ling Kay Rodney Tsang (“Mr. Tsang”) beneficially owns 100% equity interest in Hammer GP. The principal business of Hammer Capital and Hammer GP is investment activities. The registered office of Hammer Capital and Hammer GP is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands. The principal business address and telephone number of each of Mr. Tsang, Hammer GP and Hammer Capital is c/o Hammer Capital Asset Management Limited, Suites 3607-09, 36/F, ICBC Tower, 3 Garden Road, Hong Kong and +852 2660-9811.

JD Global, JD Investment, JD.com Inc.

JD.com Global Investment Limited (“JD Global”) is a limited liability company incorporated under the laws of the British Virgin Islands, and its registered office is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. JD.com Investment Limited (“JD Investment”) is a limited liability company incorporated under the laws of the British Virgin Islands, and its registered office is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. JD.com, Inc. is a limited liability company incorporated under the laws of the Cayman Islands, and address of its principal office is 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, the People’s Republic of China. JD Global is a wholly owned subsidiary of JD Investment, which is in turn a wholly owned subsidiary of JD.com, Inc. The telephone number for JD Global, JD Investment and JD.com, Inc. is +86 10-8911-8888. As of the date of this proxy statement, JD Global holds 24.4% of the equity interest in the Company.

Mr. Li Filing Persons

Mr. Li serves as the chairman of the board of directors of the Company.

Proudview Limited (“Proudview”) is a limited liability company incorporated under the laws of the British Virgin Islands and is controlled by Mr. Li.

Serene View Investment Limited (“Serene View”) is a limited liability company incorporated under the laws of the British Virgin Islands and is controlled by Mr. Li.

The business address of each of Mr. Li, Proudview and Serene View is Building 20, No. 56 Antuo Road, Anting, Jiading Shanghai, PRC, and the telephone number for each of them is +86 21 6908-2000. As of the date of this proxy statement, Mr. Li, through Proudview and Serene View, holds 10.4% of the equity interest in the Company.

Cox Automotive Global Investments Inc.

Cox Automotive Global Investments, Inc. is a corporation incorporated under the laws of State of Delaware. Cox Automotive Global Investments, Inc. is an indirect wholly-owned subsidiary of Cox Enterprises, Inc. which controls Cox Automotive Global Investments, Inc. through a group of intermediate holding companies including AutoTrader.com, Inc., Cox Automotive Retail Solutions, Inc., Manheim Remarketing Inc., Manheim Investments, Inc. and Cox Automotive, Inc. Cox Enterprises, Inc. is a corporation incorporated under the laws of State of Delaware. The principal business address of Cox Automotive Global Investments, Inc. and Cox Enterprises, Inc. is 6205 Peachtree Dunwoody Road, Atlanta, GA 30328 and their telephone number is +1 678-645-0000. As of the date of this proxy statement, Cox Automotive Global Investments, Inc. holds 12.6% of the equity interest in the Company.

Financial Adviser to the Consortium

BofA Securities acts as the financial advisor to the Consortium in connection with the Transactions, including the Merger.

The Merger (Page 91)

The Company, Parent, and Merger Sub entered into an Agreement and Plan of Merger (the “Merger Agreement”) on June 12, 2020, pursuant to which Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) (the “Merger”). You are being asked to vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger, and the transactions contemplated thereby, including the Merger.

Pursuant to the terms of the Merger Agreement, assuming the Merger Agreement and the Plan of Merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the Merger are satisfied or waived in accordance with the terms of the Merger Agreement, the following will occur:

•	the Company will file the Plan of Merger with the Cayman Registrar and the Merger will be effective upon the filing of the Plan of Merger with the Cayman Registrar or such other time as may be agreed and otherwise on the date specified in the Plan of Merger (the “Effective Time”);

•	the Surviving Company will become a wholly owned subsidiary of Parent and cease to be a publicly traded company;

•	each ordinary share of the Company, par value $0.00004 per share (each, a “Share”) issued and outstanding immediately prior to the Effective Time (including Shares represented by American depositary shares (“ADSs”), each representing one Share) will be cancelled and cease to exist, in exchange for the right to receive the consideration further described below, except for the Excluded Shares and the Dissenting Shares (each as defined below);

•	the Company’s ADS program will be terminated and ADSs will cease to be listed on the New York Stock Exchange (the “NYSE”), and price quotations with respect to sales of ADSs in the public market will no longer be available;

•	90 days after the filing of Form 15 in connection with the consummation of the Merger or such shorter period as may be determined by the SEC, registration of Shares under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated;

•	the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company; and

•	holders of the Company’s shares (other than Morespark, Mr. Li and JD Global) will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents governing the Merger.

Merger Consideration (Page 91)

If the Merger is consummated, at the Effective Time, (i) each of the Shares issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive $16 from the Company in cash without interest (the “Per Share Merger Consideration”), and (ii) each of the ADSs issued and outstanding immediately prior to the Effective Time, together with the underlying Shares, will be cancelled in exchange for the right to receive from the Company $16 in cash without interest (the “Per ADS Merger Consideration”) (less any applicable ADS Depositary’s fees ($0.05 per ADS cash distribution fee) payable pursuant to the terms of the Deposit Agreement), but subject to withholding of any applicable taxes, in each case net of any applicable withholding taxes, except for the following (together, the “Excluded Shares”): (a) 17,520,953 Shares owned by the Rollover Shareholders as of the date of the Merger Agreement, representing approximately 57.9% of the total Shares owned by the Rollover Shareholders as of the date of the Merger Agreement, which will be cancelled and cease to exist without payment of any consideration or distribution therefor, (b) Shares held by Parent, the Company or any of their respective subsidiaries, which will be cancelled and cease to exist without payment of any consideration or distribution therefor, (c) Shares held by Citibank, N.A., in its capacity as ADS Depositary, reserved for issuance, settlement and allocation upon exercise or vesting of Company options or RSU awards, which will be cancelled and cease to exist without payment of any consideration or distribution therefor, (d) Shares (the “Dissenting Shares”) owned by shareholders (the “Dissenting Shareholders”) who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Companies Law of the Cayman Islands (the “Cayman Islands Companies Law”), which will be cancelled and cease to exist in exchange for the right to receive the payment of fair value of the Dissenting Shares in accordance with Section 238 of the Cayman Islands Companies Law, and (e) any Share (including any Share represented by ADS) that may be acquired by affiliates of Morespark or Hammer Capital between the date of the Merger Agreement and the Effective Time pursuant to a certain call option against Mr. Li granted under a Consent Letter dated October 15, 2019 between Morespark Limited, Hammer Capital Opportunities Fund L.P., Prosper Rich Investments Limited, Mr. Li, Proudview Limited and Serene View Investment Limited, which will be cancelled and cease to exist without payment of any consideration or distribution therefor.

Treatment of Company Options (Page 92)

At the Effective Time, each outstanding and fully vested option (each, a “Vested Option”) to purchase Shares granted under the Company’s share incentive plans will be cancelled, and each holder of a Vested Option will have the right to receive an amount in cash determined by multiplying (x) the excess, if any, of $16 over the applicable exercise price of such Vested Option by (y) the number of Shares underlying such Vested Option. At the Effective Time, each outstanding but unvested option (each, an “Unvested Option”) to purchase Shares granted under the Company’s share incentive plans will be cancelled and immediately converted into the right to receive in exchange an award of option to purchase the same number of Parent common shares as the total number of Shares subject to such Unvested Option immediately prior to the Effective Time, at a per-share exercise price equal to the exercise price of such Unvested Option.

Treatment of Company Restricted Share Units (Page 92)

At the Effective Time, each outstanding and fully vested restricted share unit (“RSU”) and each unvested RSU held by the independent directors of the Board (each, a “Qualified RSU”) granted under the Company’s share incentive plans will be cancelled, and each holder of a Qualified RSU will have the right to receive an amount in cash determined by multiplying $16 by the number of Shares underlying such Qualified RSU. At the Effective Time, each outstanding but unvested RSU other than unvested RSU held by the independent directors of the Board (each, an “Unvested RSU”) granted under the Company’s share incentive plans will be cancelled and immediately converted into the right to receive in exchange an award of Parent restricted share units to acquire the same number of Parent common shares as the total number of Shares, provided that the number of Parent’s common shares subject to such Parent RSU Award may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Unvested RSU.

Recommendation of the Special Committee and the Board (Page 36)

The Special Committee reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of the Company and the Company’s Unaffiliated Holders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents, and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, other transaction documents, and the Transactions, including the Merger.

The Board (other than Mr. Li and Mr. Sidney Xuande Huang, who abstained from the vote due to affiliation with the Buyer Group), acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has (a) determined that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Holders, (b) approved and declared advisable the Merger, the Transactions, the Merger Agreement and the Plan of Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and to include such recommendation in this proxy statement and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE each of the members of the Special Committee, the chief executive officer of the Company and the chief financial officer of the Company TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO INSTRUCT THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and in determining that the Merger is fair to and in the best interests of the Company and the Unaffiliated Holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 69. The foregoing summary is qualified in its entirety by reference to these sections.

Record Date and Voting (Page 85)

You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on [a date approximately two weeks prior to the date of the shareholder meeting], 2020, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, you should lodge your proxy card and vote so that the proxy card is received by the Company no later than [a date approximately two days prior to the date of the shareholder meeting], 2020 at ______ a.m. (China Standard Time).

If you own ADSs as of the close of business in New York City on [a date approximately four weeks prior to the date of the shareholder meeting], 2020 (the “ADS Record Date”) and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs as explained below, you cannot attend and vote at the extraordinary general meeting directly (whether in person or by proxy), but you may give voting instructions, the form of which is attached as Annex H to this proxy statement, to the ADS Depositary, in its capacity as the registered holder of the Shares underlying your ADSs, on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than ______ a.m. (New York City time) on [a date approximately six business days prior to the date of the shareholder meeting], 2020 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you convert your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on [a date approximately two weeks prior to the date of the shareholder meeting], 2020, the Share Record Date. If you wish to convert your ADSs for the purpose of voting Shares directly at the extraordinary general meeting, you need to make arrangements with your broker or custodian to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on [a date approximately three business days prior to the Share Record Date], 2020 together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees ($0.05 per ADS) to be cancelled pursuant to the terms of the deposit agreement dated November 16, 2010 among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), and (c) certification that you either (i) beneficially owned the relevant ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Each holder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be [71,256,096.50] Shares entitled to be voted at the extraordinary general meeting. See “—Voting Information” below.

Shareholder Vote Required to Approve the Merger Agreement and the Plan of Merger (Page 86)

In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Company Shareholder Approval”).

As of the date of this proxy statement, the Buyer Group beneficially owns an aggregate of 30,253,063.5 Shares (including Shares represented by ADSs), which represent approximately 42.46% in number and 42.46% in voting rights of the entire issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 116 for additional information. Based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 11.58% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than members of the Supporting Shareholders must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Voting Information (Page 86)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. You should lodge your proxy card so that it is received by the Company no later than [a date approximately two days prior to the date of the shareholder meeting], 2020, at _____ a.m. (China Standard Time). If a broker, bank or other nominee holds your Shares in “street name,” your broker, bank or other nominee should provide you with instructions on how to vote your Shares. Your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Dissenter Rights of Shareholders and ADS Holders (Page 110)

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares (“Dissenter Rights”) in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of Dissenter Rights, which is attached as Annex D to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise Dissenter Rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON [a date approximately one week prior to the shareholder meeting] 2020 TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE RELEVANT ADSs as of the ADS Record Date and HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN) OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($0.05 PER ADS ISSUED), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

We encourage you to read the section of this proxy statement entitled “Dissenter Rights” as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your Dissenter Rights.

Purposes and Effects of the Merger (Page 66)

The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the holders of the Shares and the ADSs (other than (i) the holders of the Excluded Shares and (ii) the Dissenting Shareholders) will be cashed out in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, such that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 66 for additional information.

The Company’s ADSs, each representing one Share, are currently listed on the NYSE with the symbol “BITA.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned solely by the Buyer Group. Following the consummation of the Merger, the ADSs will not be listed on the NYSE or any other securities exchange or quotation system, and price quotations with respect to sales of ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the consummation of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the consummation of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the consummation of the Merger, the ADS program for the Shares will terminate. See “Special Factors—Effects of the Merger on the Company” beginning on page 67 for additional information.

Possible Unconditional Mandatory Cash Offers in Relation to Yixin Group Limited (“Yixin”) Triggered by the Merger

As of the date of this proxy statement, Tencent and its subsidiaries (“Tencent Group”), Hammer Capital and entities controlled by Mr. Rodney Ling Kay Tsang (“Hammer Capital Group”), together with the Company and the Company’s subsidiary, Bitauto Hong Kong Limited (“Bitauto HK”), hold an aggregate of 4,193,241,710 ordinary shares of Yixin (“Yixin Shares”), representing approximately 65.78% of the total issued Yixin Shares. Upon the Merger becoming effective, there will be a change in statutory control in the Company and, as a result, Morespark and Hammer Capital or their affiliates will acquire control (as defined under The Hong Kong Code on Takeovers and Mergers as in force and as amended from time to time (the “HK Takeovers Code”)) of Yixin, which will trigger the mandatory offer requirements under Rule 26 and Rule 13 of the HK Takeovers Code.

To comply with relevant requirements under the HK Takeovers Code, Tencent and Hammer Capital will, through their respective subsidiaries, make a possible unconditional mandatory general offer to acquire all the issued Yixin Shares (other than the Yixin Shares beneficially owned by Tencent Group, Hammer Capital Group, the Company and Bitauto HK) pursuant to Note 8 to Rule 26.1 of the Takeovers Code and a possible offer to cancel all the outstanding share options granted by Yixin to its option holders under its pre-IPO share option scheme pursuant to Rule 13 of the Takeovers Code (collectively, the “Yixin Offers”). See “Special Factors—Effects of the Merger on the Company—Possible Unconditional Mandatory Cash Offers in Relation to Yixin Triggered by the Merger” beginning on page 68 for additional information. As the Yixin Offers will only be triggered upon the closing of the Merger and the Merger becoming effective, at which time the Unaffiliated Holders will have been cashed out in exchange for the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, the Yixin Offers are not considered material to the Unaffiliated Holders.

Plans for the Company after the Merger (Page 72)

After the completion of the Merger, Parent will own 100% of the equity interests in the surviving company (the “Surviving Company”). The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a public traded company and will instead be beneficially owned by the Buyer Group.

After the completion of the Merger, and following the completion of the anticipated deregistration of the Company’s ordinary shares and the ADSs, the delisting from the NYSE and the termination of the Company’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company will no longer be subject to the Exchange Act or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses.

Position of the Buyer Group as to the Fairness of the Merger (Page 42)

The Buyer Group believes that the Merger is both procedurally and substantively fair to the Unaffiliated Holders. Their belief is based upon the factors discussed under “Special Factors — Position of the Buyer Group as to the Fairness of the Merger” beginning on page 42.

The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company or holder of ADSs as to how to vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Financing of the Merger (Page 73)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and related transactions and pay related fees and expenses will be approximately $880 million (assuming no exercise of Dissenter Rights by shareholders of the Company). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares (as defined below), which will be cancelled for no consideration pursuant to the Merger Agreement.

The Buyer Group expects to fund this amount through a combination of:

•	cash contributions from Morespark and Hammer Capital pursuant to their respective equity commitment letters, each dated June 12, 2020 (the “Equity Commitment Letters”); and

•	cash in the Company and its subsidiaries.

See “Financing of the Merger” beginning on page 73 for additional information.

Limited Guarantees (Page 74)

Concurrently with the execution of the Merger Agreement, each of Morespark and Hammer Capital entered into a limited guarantee (each, a “Limited Guarantee”) with the Company to guarantee a portion of Parent’s obligation to pay a “Parent Termination Fee” in the amount of $30,000,000 and certain other payment obligations of Parent in relation to the collection of the Parent Termination Fee, if and as required pursuant to the terms of the Merger Agreement.

See “Special Factors—Limited Guarantees” beginning on page 74 for additional information.

Interim Investors Agreement (Page 74)

Concurrently with the execution of the Merger Agreement, the Rollover Shareholders and Hammer Capital Opportunities Fund L.P. (acting through its general partner Hammer Capital Opportunities General Partner) entered into an interim investors agreement (as may be amended from time to time in accordance with its terms, the “Interim Investors Agreement”), which governs, among other matters, the actions of and the relationship among such members of the Buyer Group with respect to the Merger Agreement, the Equity Commitment Letters, the Support and Rollover Agreements and the Limited Guarantees, and the transactions contemplated thereby until the termination of the Merger Agreement or consummation of the Merger.

See “Special Factors—Interim Investors Agreement” beginning on page 74 for additional information.

Support Agreements (Page 75)

Concurrently with the execution and delivery of the Merger Agreement, Parent, Morespark Limited, Dongting Lake Investment Limited and THL E Limited entered into a support agreement (the “Tencent Support Agreement”), and on September 12, 2019, each of JD Global and Mr. Li executed a support agreement in favor of the Sponsors (as amended and supplemented by the Interim Investors Agreement, together with the Tencent Support Agreement, the “Support and Rollover Agreements”). Pursuant to the Support and Rollover Agreements, the Rollover Shares (as defined below) will be cancelled at the closing of the Merger in consideration for such number of newly issued shares of Parent to be subscribed for by each Rollover Shareholder or its affiliate, as the case may be, as set forth in the relevant Support and Rollover Agreement.

In addition, on September 12, 2019, Cox Automotive Global Investments, Inc. entered into a support agreement in favor of the Sponsors (the “Cox Support Agreement”, together with the Support and Rollover Agreements, the “Support Agreements”). The Support Agreements provide that all of the Shares (including Shares represented by ADSs) owned by the Supporting Shareholders will be voted in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Transactions, including the Merger. As of the date of this proxy statement, the Supporting Shareholders beneficially own approximately 55.1% of our issued and outstanding Shares entitled to vote.

See “Special Factors—Support Agreements” beginning on page 75 for additional information.

Opinion of the Special Committee’s Financial Advisor (Page 47)

At the meeting of the Special Committee on June 12, 2020, Duff & Phelps, LLC (“Duff & Phelps”) rendered its oral opinion (which was confirmed in writing by delivery of its written opinion dated the same date) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the per Share merger consideration to be paid to the holders of Shares (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) and the per ADS merger consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

The full text of Duff & Phelps’ written opinion dated June 12, 2020, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of Duff & Phelps’ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter. Duff & Phelps did not recommend any specific amount of consideration for the Merger or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 47 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 76)

In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:

•	the potential enhancement or decline of share value for Parent, of which Mr. Li will be one of the beneficial owners upon the completion of the Merger, as a result of the Merger and future performance of the Surviving Company;

•	the beneficial ownership of equity interests in Parent by Mr. Li as a result of the Merger (if approved and consummated);

•	the cash-out of certain Vested Options (as defined below) and vested Company RSU Awards (as defined below) held by certain of the Company’s directors and executive officers as well as certain unvested Company RSU Awards held by members of the Special Committee;

•	continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•	the compensation at a rate of $17,500 per month (subject to an aggregate maximum amount of $175,000) to the chairman of the Special Committee and $12,500 per month (subject to an aggregate maximum amount of $125,000) to each other member of the Special Committee in exchange for his or her services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 76 for additional information.

No Solicitation of Transactions (Page 101)

The Merger Agreement restricts the Company’s and its Board’s ability, until the Effective Time, or if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions”). See “The Merger Agreement—No Solicitation of Transactions; Change of Recommendation” beginning on page 101.

Conditions to the Merger (Page 104)

The obligations of each party to effect the Merger are subject to the satisfaction or waiver (if permitted by law) of the following conditions:

•	the Company Shareholder Approval shall have been obtained in accordance with the Cayman Islands Companies Law and the Company’s Memorandum and Articles of Association; and

•	no governmental entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) shall have issued, promulgated, enforced or entered any final and non-appealable order that is in effect and permanently enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement and Plan of Merger, or imposes certain specified “non-required remedy” (e.g., requiring Parent of its subsidiaries or affiliates to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time).

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time; subject to certain qualifications, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect;

•	the Company shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect;

•	since the date of the Merger Agreement, no Material Adverse Effect shall have occurred that is continuing;

•	the aggregate amount of the Dissenting Shares shall have been no more than 10% of total outstanding ordinary shares of the Company;

•	all regulatory filings, permits, authorizations, consents and approvals that are required by applicable PRC laws to be made or obtained shall have been duly made or obtained, or the statutory clearance or non-objection period in respect of any such regulatory filing or notification has expired and no objection has been raised, in each case in accordance with applicable PRC laws (the "PRC Regulatory Condition"); and

•	the Company shall have obtained third-party consents or waivers in writing for certain specified contracts.

The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time, except where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger by Parent or Merger Sub or the performance by Parent or Merger Sub of their respective material obligations under the Merger Agreement; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub to the foregoing effect; and

•	Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub to such effect.

Termination of the Merger Agreement (Page 105)

The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement and Plan of Merger may be abandoned, at any time prior to the Effective Time, as follows:

•	by mutual written consent of the Company (acting upon the recommendation of the Special Committee) and Parent;

•	by either the Company (acting upon the recommendation of the Special Committee) or Parent, if there has been a breach or failure to perform by the other party or parties to the Merger Agreement of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach or failure would result in the corresponding closing conditions not being satisfied, and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of written notice thereof by the defaulting party from the non-defaulting party, or (y) three (3) business days before the Outside Date; provided, that the Merger Agreement may not be so terminated by any party if such party is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Merger to be satisfied;

•	by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 pm, New York City time on the Outside Date; provided, that the right to so terminate the Merger Agreement shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any manner shall have been the primary cause of the Effective Time not occurring on or prior to the Outside Date;

•	by Parent at any time prior to the receipt of the Company Shareholder Approval, if the Board shall have effected an Adverse Recommendation Change;

•	by the Company at any time prior to the receipt of the Company Shareholder Approval, if (i) the Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions”, Change of Recommendation) and authorized the Company to enter into an alternative acquisition agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such alternative acquisition agreement; provided, that the Company shall not be entitled to so terminate the Merger Agreement unless (A) the Company has complied in all material respects with the requirements set forth in the Merger Agreement with respect to such Superior Proposal and (B) the Company pays in full the Company Termination Fee (as defined below) immediately after the termination;

•	by either the Company or Parent if a governmental entity of competent jurisdiction shall have issued a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other transactions contemplated by the Merger Agreement and Plan of Merger; provided, the party seeking to so terminate the Merger Agreement shall have used reasonable best efforts to prevent the entry of and to remove such order in accordance with the Merger Agreement, and that the right to so terminate the Merger Agreement shall not be available to any party whose failure to comply with any provision of the Merger Agreement has been the primary cause of such order;

•	by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained after the final adjournment of the shareholder meeting at which a vote on such approval was taken; provided that, Parent may not so terminate the Merger Agreement if such failure to obtain the Company Shareholder Approval is a result of a breach of by Parent of its obligation to vote its shares in favor of the Merger or a breach of any support agreement by any Rollover Shareholder; or

•	by the Company if (i) all of the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied, (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions to closing for the obligations of the Company have been satisfied, or that it is willing to waive any unsatisfied condition, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent shall have failed to effect the closing within ten (10) business days following its receipt of the written notice from the Company.

Termination Fee (Page 106)

The Company is required to pay Parent a termination fee of $15,000,000 (the “Company Termination Fee”) if

•	(A) a Competing Proposal (as defined in the section entitled "The Merger Agreement-No Solicitation of Transactions; Change of Recommendation") with respect to the Company shall have been publicly made, proposed or disclosed and not withdrawn after the date of the Merger Agreement and prior to the shareholder meeting, (B) at a time when the condition in the preceding subclause (A) is satisfied, the Merger Agreement is terminated (x) by the Company or Parent due to the failure to obtain Company Shareholder Approval in the shareholder meeting or (y) by the Company due to the failure of the Merger to be consummated by the Outside Date, and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a Competing Proposal (provided, that for purposes of this clause (C), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%);

•	the Merger Agreement is terminated by Parent due to a breach or failure to perform by the Company of any representation, warranty, covenant or agreement set forth therein or an Adverse Recommendation Change effected by the Company; or

•	the Merger Agreement is terminated by the Company due to the fact that (i) the Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal and authorized the Company to enter into an alternative acquisition agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such alternative acquisition agreement.

Parent is required to pay the Company a termination fee of $30,000,000 (the "Parent Termination Fee") if

•	the Merger Agreement is terminated by the Company due to (A) a breach or failure to perform by the Parent of any representation, warranty, covenant or agreement set forth therein, or (B) the failure of Parent to effect the closing within ten (10) business days following its receipt of the written notice from the Company that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that the Company is ready, willing and able to complete the Merger, if all other closing conditions have been satisfied or duly waived; or

•	the Merger Agreement is terminated by the Company or by Parent because the closing of the Merger has failed to occur prior to the Outside Date, and (A) the Company has not breached any of its covenants or other agreements under the Merger Agreement such that the PRC Regulatory Condition would not be satisfied and (B) all conditions to closing (other than the PRC Regulatory Condition and other than those that by their terms are to be satisfied at the closing, provided that such conditions (other than the PRC Regulatory Condition) are capable of being satisfied at the time of the termination by the Company or Parent as if such time were the closing) have been satisfied or waived.

Material U.S. Federal Income Tax Consequences (Page 80)

The receipt of cash pursuant to the Merger or through the exercise of Dissenter Rights in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 80. The tax consequences of the Merger or the exercise of Dissenter Rights to you will depend upon your personal circumstances. You should consult your tax advisor for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 81)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger by our shareholders or ADS holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC residents. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

See “Special Factors—Material PRC Income Tax Consequences” beginning on page 81 for additional information.

Material Cayman Islands Tax Consequences (Page 82)

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger Agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Cayman Islands Registrar of Companies to register the Plan of Merger and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette. See “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 82 for additional information.

Regulatory Matters (Page 80)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the U.S. federal securities laws, the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and the notice of the Merger being published in the Cayman Islands Gazette.

Litigation Related to the Merger (Page 80)

On July 29, 2020, a putative shareholder class action lawsuit was filed against the Company and certain directors of the Company in the Supreme Court of the State of New York. The putative class action lawsuit is captioned Syed v. Bitauto Holdings Limited, et al., Index No. 653449/2020 (Sup. Ct. N.Y. Cty.). The plaintiff seeks to represent all public shareholders who allegedly suffered damages as a result of this Merger. The plaintiff alleges that the directors breached their fiduciary duties of loyalty, good faith, due care and disclosure by implementing an unfair process in relation to this Merger and that the Company aided and abetted in the breach of such duties. The plaintiff also seeks to enjoin the Merger. This case remains in its preliminary stages. The Company intends to vigorously defend itself against these claims. If the Merger is completed prior to the resolutions of the disputes between the Company and the plaintiff, then pursuant to the Merger Agreement and the effects of the Merger, the Surviving Entity may become party to such unresolved disputes and succeed to and assume all of the Company’s rights and obligations with respect thereto. Other than as set forth above, we are not aware of any lawsuit that challenges the Merger Agreement or any of the Transactions, including the Merger.

Accounting Treatment of the Merger (Page 80)

Upon completion of the Merger, the Company would cease to be a publicly traded company, and the Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standard Codification 805 “Business Combinations,” initially at the fair value of the Company as of the effective time of the Merger, which is the date of the acquisition.

Market Price of the ADSs (Page 83)

The closing price of ADSs on the NYSE on September 12, 2019, the last trading date immediately prior to the Company’s announcement on September 13, 2019 that it had received a going private proposal, was $13.75 per ADS. The consideration of $16 per ADS to be paid in the Merger represents a premium of approximately 16.4% over that closing price.

Fees and Expenses (Page 79)

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and Transactions will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement and the Interim Investors Agreement.

See “Special Factors—Fees and Expenses” beginning on page 79 for additional information.

Remedies (Page 107)

The parties to the Merger Agreement are entitled to specific performance and other equitable relief of the terms and provisions of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or in equity.

In the event that the Parent or Merger Sub fails to effect the closing when required to under the Merger Agreement for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform under the Merger Agreement, then, except for an order of specific performance as and only to the extent expressly permitted by the Merger Agreement, the Company’s termination of the Merger Agreement and receipt of the Parent Termination Fee and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations) will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates against the Parent, Merger Sub, the Sponsors or any of their respective affiliates for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform under the Merger Agreement or other failure of the Merger to be consummated.

If the Company pays the Company Termination Fee pursuant to the terms of the Merger Agreement, then any such payment and the Parent's right to terminate the Merger Agreement shall be the sole and exclusive remedy of any of the Parent, Merger Sub, the Sponsors and their respective affiliates against any of the Company, its subsidiaries, shareholders of the Company or any of its subsidiaries and any of their respective affiliates for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform under the Merger Agreement or other failure of the Merger to be consummated. See “The Merger Agreement—Remedies and Limitations on Liability” beginning on page 107 for additional information.

QUESTIONS AND ANSWERS ABOUT
THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On June 12, 2020, the Company entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on ______, 2020, at ______ (China Standard Time) at [10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China].

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

(a)	as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger and the variation of capital and the amendment of the Company’s memorandum and articles of association in connection therewith;

(b)	as an ordinary resolution, to authorize each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger; and

(c)	if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Q:	What is the Merger?

A:	The Merger is a going private transaction pursuant to which the Buyer Group will acquire the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is consummated, the Company will continue its operations as a privately held company beneficially owned solely by the Buyer Group and, as a result of the Merger, ADSs will no longer be listed on the NYSE and the ADS program for the Shares will terminate.

Q:	What will I receive in the Merger if I own Shares or ADSs and am not a member of the Buyer Group?

A:	If you own Shares immediately prior to the Effective Time, at the Effective Time, you will be entitled to receive $16 in cash, without interest and net of any applicable withholding taxes, for each Share (other than Rollover Shares) you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement, with respect to the Merger, in which event you will be entitled to receive the fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Law).

If you own ADSs immediately prior to the Effective Time, at the Effective Time, you will be entitled to receive from the Company $16 in cash, without interest and net of any applicable withholding taxes, for each ADS (other than ADSs representing Rollover Shares) you own immediately prior to the Effective Time. The ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary (including $0.05 per ADS cash distribution fee pursuant to the terms of the deposit agreement (the “Deposit Agreement”), dated as of November 16, 2010, by and among the Company, the ADS Depositary, and the holders and beneficial owners of ADSs issued thereunder) and government charges due to or incurred by the ADS Depositary, in each case, in cash, without interest, in connection with the cancellation of the ADSs surrendered and the distribution of the merger consideration to holders of ADSs.

See “Special Factors—Material U.S. Federal Income Tax Consequences,” “Special Factors—Material PRC Income Tax Consequences” and “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 80, page 81 and page 82 for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company’s options to purchase Shares be treated in the Merger?

A:	At the Effective Time, each Vested Option will be converted into the right to receive a cash amount equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such Vested Option, multiplied by the number of Shares underlying such Vested Option. Each outstanding and unexercised Vested Option with a per Share exercise price greater than or equal to $16 will be cancelled at the Effective Time for no consideration.

At the Effective Time, each Unvested Option will be assumed and converted into an option to purchase the same number of Parent common shares as the total number of Shares subject to such Unvested Option immediately prior to the Effective Time, at a per-share exercise price equal to the exercise price of such Unvested Option, provided that the number of Parent’s common shares subject to such Parent Option and/or the exercise price of such Parent Option may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Unvested Options.

Q:	How will the Company’s restricted share units, or the “RSUs”, be treated in the Merger?

A:	At the Effective Time, each outstanding and fully vested restricted share unit, or “RSU”, and each unvested RSU held by the independent directors of the Board (each, a “Qualified RSU”) granted under the Company’s share incentive plans will be cancelled, and each holder of a Qualified RSU will have the right to receive from the Company an amount in cash determined by multiplying $16 by the number of Shares underlying such Qualified RSU. At the Effective Time, each outstanding but unvested RSU other than unvested RSUs held by the independent directors of the Board (each, an “Unvested RSU”) granted under the Company’s share incentive plans will be cancelled and immediately converted into the right to receive in exchange an award of Parent restricted share units to acquire the same number of Parent common shares as the total number of Shares, provided that the number of Parent’s common shares subject to such Parent RSU Award may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Unvested RSU.

Q:	What effects will the Merger have on the Company?

A:	As a result of the Merger, the Company will cease to be a publicly traded company and will be beneficially owned solely by the Buyer Group. You will no longer have any interest in the future earnings or growth of the Company. Following the consummation of the Merger, the registration of the Shares and the reporting obligations with respect to the Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the ADSs will not be listed or traded on the NYSE or any other stock exchange, and the ADS program for the Shares will terminate.

Q:	When do you expect the Merger to be consummated?

A:	We are working toward consummating the Merger as soon as possible and currently expect the Merger to be consummated during the second half of 2020, after all conditions to the Merger have been satisfied or waived. In order to consummate the Merger, we must obtain the shareholders’ approval at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not consummated?

A:	If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, or if the Merger is not consummated for any other reason, the Company’s shareholders and ADS holders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any options receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under certain specified circumstances, the Company may be required to pay Parent or its designees a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described in “The Merger Agreement—Termination Fee” beginning on page 106.

Q:	After the Merger is consummated, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares (other than Rollover Shares) immediately prior to the Effective Time, promptly after the Effective Time (and in any event no more than five business days after the Effective Time), a paying agent appointed by Parent will mail you (a) a letter of transmittal for the purpose of specifying how the delivery of the merger consideration to you is to be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) in exchange for the merger consideration. If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you the merger consideration, in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificates in exchange for the cancellation of your share certificates after the consummation of the Merger. If you hold your Shares in book-entry form (that is, without a share certificate), unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Law, the paying agent will automatically send you the merger consideration, in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after the consummation of the Merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the merger consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or its agent) of such transferee’s entitlement to such Shares and evidence that any applicable share transfer taxes have been paid or are not applicable.

The Per Share Merger Consideration may be subject to backup withholding taxes if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the Merger is consummated, how will I receive the merger consideration for my ADSs?

A:	If you are a registered holder of ADSs (other than ADSs representing Rollover Shares) that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for the Per ADS Merger Consideration, without interest and net of the applicable ADS cash distribution fee ($0.05 per ADS held) and U.S. withholding taxes, for each ADS evidenced by the ADRs, in exchange for the cancellation of your ADRs after the consummation of the Merger. If you hold your ADSs (other than ADSs representing Rollover Shares) in un-certificated form (that is, without an ADR), the ADS Depositary will automatically send you a check for the Per ADS Merger Consideration, without interest and net of the applicable ADS cash distribution fee ($0.05 per ADS held) and U.S. withholding taxes, in exchange for the cancellation of each of your ADSs after the consummation of the Merger. The ADS holders will be required to pay any applicable fees, charges and expenses of the ADS Depositary and government charges (including withholding taxes, if any) incurred by the ADS Depositary, in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cash distribution fee ($0.05 per ADS held).

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your ADSs are held in “street name” by your broker, bank or other nominee at the Depository Trust Company (“DTC”), you will not be required to take any action to receive the merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs with DTC and the remittance of the Merger Consideration (net of any ADS Depositary fees pursuant to the terms of the Deposit Agreement, any applicable withholding taxes and other governmental charge) to DTC (the clearance and settlement system for the ADSs) for distribution by DTC to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the merger consideration, please contact your broker, bank or other nominee.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on [a date approximately two weeks prior to the date of the shareholder meeting], 2020, the Share Record Date for the extraordinary general meeting, ______ Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to certain support agreements entered into on September 12, 2019 and June 12, 2020, as the case may be, the Supporting Shareholders have agreed that they will vote all of the Shares (including Shares represented by the Company’s ADSs) beneficially owned by them in favor of the approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger.

Assuming the Supporting Shareholders will comply with their undertakings to vote all of the Shares they respectively beneficially own in favor of the authorization and approval of the Merger Agreement and the Merger, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 11.58% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than the Supporting Shareholders must be voted in favor of the special resolution to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Q:	What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a majority of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than Mr. Li and Mr. Sidney Xuande Huang, who abstained from the vote due to affiliation with the Buyer Group) recommends that you vote:

•	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger and the variation of capital and the amendment of the Company’s memorandum and articles of association in connection therewith;

•	FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger; and

•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 76.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is [a date approximately two weeks prior to the date of the shareholder meeting], 2020. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is [a date approximately four weeks prior to the date of the shareholder meeting], 2020. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you surrender your ADSs for delivery of Shares by the close of business in New York City on [a date approximately three business days prior to the Share Record Date], 2020 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized representative), of two or more shareholders representing not less than one-third in nominal value of the issued and outstanding Shares that are entitled to vote on the Share Record Date will constitute a quorum for the extraordinary general meeting.

Q:	How will the directors and executive officers of the Company vote on the proposal to authorize and approve the Merger Agreement?

A:	Mr. Li, chairman of the Board, has agreed to vote (or cause to be voted) all of the Shares (including Shares represented by ADSs) beneficially owned by him in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger. As of the date of this proxy statement, Mr. Li beneficially owns 7,442,779.5 Shares, which represent approximately 10.4% in number and voting rights of the Company’s issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 116 for additional information.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 76 for a detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank or broker) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than [a date approximately two days prior to the date of the shareholder meeting], 2020 at ______ a.m. (China Standard Time), the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identity, such as your identification card or passport and your share certificate. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex F to the accompanying proxy statement, as promptly as possible. If you decide to sign and send in your proxy card, but do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

The Company will instruct the ADS Depositary to deliver to ADS holders as of [a date approximately four weeks prior to the date of the shareholder meeting], 2020 (the “ADS Record Date”) a Depositary Notice and an ADS Voting Instruction Card, the forms of each of which are attached as Annex G and Annex H to the accompanying proxy statement, and ADS holders as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov. If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not surrender such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot attend and vote at the extraordinary general meeting directly (whether in person or by proxy), but you may instruct the ADS Depositary (as the registered holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than ______ a.m. (New York City time) on [a date approximately six business days prior to the date of the shareholder meeting], 2020 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Articles of Association and the provisions of the Shares, the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS Voting Instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares, in each case upon the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that (A) the Company does not wish such proxy to be given, (B) substantial opposition exists, or (C) the rights of holders of Shares may be materially adversely affected as to such matter. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to surrender your ADSs for the purpose of voting the corresponding Shares directly at the extraordinary general meeting after the ADS Record Date, you need to make arrangements with your broker or custodian to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on [a date approximately three business days prior to the Share Record Date], 2020 together with (a) delivery instructions for the corresponding Shares (the name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees ($0.05 for each ADS) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) certification that you either (i) beneficially owned the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon surrender of the ADSs, the ADS Depositary will direct Citibank, N.A. - Hong Kong, the custodian holding the Shares, to deliver, or cause the delivery, of the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company to instruct its Cayman Registrar of Shares, SMP Partners (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. As a result, if you have surrendered your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($0.05 per ADS issued), applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:

If, as a shareholder, you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other nominee, your vote will not be counted, provided that if you are a holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions timely received (or deemed received) from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS voting instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares, in each case upon the terms of the ADS Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matter to be voted on at the extraordinary general meeting or that the rights of holders of Shares may be materially adversely affected as to such matter.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following ways:

•	you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should be sent to the [Company’s offices at 10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China], attention: [Investor Relations Department];

•	you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than ______ a.m. (China Standard Time) on [a date approximately two days prior to the date of the shareholder meeting], 2020, which is the deadline to lodge your proxy card; or

•	you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to ______ a.m. (New York City time) on [a date approximately six business days prior to the date of the shareholder meeting], 2020. A holder of ADSs can do this in one of two ways:

•	a holder of ADSs can revoke his, her or its voting instructions by written notice of revocation timely delivered to the ADS Depositary; or

•	a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my Share certificates or my ADRs now?

A:	No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that evidence your ADSs at this time. Promptly after the Merger is consummated, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will receive a form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is consummated without any further action required on the part of such holders.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration to such person, so long as such person is registered as the owner of such Shares when the Merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

The ADS Record Date is the close of business in New York City on [a date approximately four weeks prior to the date of the shareholder meeting], 2020. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.

Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary for conversion into Shares, pay the ADS Depositary’s fees required for the cancellation of their ADSs, provide delivery instructions for the corresponding Shares, and certify that they either (i) beneficially owned the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting before 5:00 p.m. (New York City time) on [a date approximately one week prior to the shareholder meeting], 2020, and become registered holders of Shares before the vote to authorize and approve the Merger is taken at the extraordinary meeting. For the avoidance of doubt, any ADS holders who convert their ADSs into Shares after the Share Record Date will not be entitled to attend or vote at the extraordinary meeting, but will be entitled to exercise dissenter rights if they become registered holders of Shares before the vote to authorize and approve the Merger is taken at the extraordinary meeting, in accordance with the immediately preceding sentence. After converting their ADSs and becoming registered holders of Shares, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if a former ADS holder has surrendered his, her or its ADSs to exercise dissenters’ rights and the Merger is not consummated and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($0.05 for each ADS issued), applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 110 as well as “Annex D—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Innisfree M&A Incorporated as its proxy solicitor.

Q:	Who can help answer my questions?

A:

If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Innisfree M&A Incorporated, the Company’s proxy solicitor, at +1-888-750-5834 (toll free in the United States) or +1-412-232-3651 (outside the United States).

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the Merger Agreement described in this “Background of the Merger” occurred primarily in the PRC and Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), and all dates and times referenced in this “Background of the Merger” refer to China Standard Time.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company.

As an existing shareholder of the Company, Tencent has continuously evaluated the Company’s business, prospects and financial condition, market conditions and other developments and factors Tencent deemed relevant to the management of its investment in the Company. In late June 2019, representatives of Tencent commenced initial discussions with representatives of Hammer Capital (together with Tencent, the “Consortium”) about the desirability and feasibility of effecting a take-private transaction of the Company.

Between June 2019 and August 2019, the Consortium engaged in preliminary discussions with JD, Cox and Mr. Li to explore the possibility of JD, Cox and Mr. Li providing their support for the potential take-private transaction of the Company. On August 8, 2019, the Consortium held a call to discuss and explore structures for a potential going-private transaction in which Tencent and Hammer would partner with each other and obtain support from other existing shareholders of the Company including JD, Cox and Mr. Li to make a buyout proposal to the Company.

On August 17, 2019, Latham & Watkins LLP (“Latham”), acting as the U.S. legal counsel to the Consortium, sent a revised draft of the consortium agreement to Kirkland & Ellis (“Kirkland”), the U.S. legal counsel to Hammer Capital. On August 22, 2019, the Consortium held a call to discuss the open items in the draft consortium agreement.

On August 19, 2019, the Consortium sent initial drafts of the Support Agreements to JD, Mr. Li and Cox.

As the Company has control (as defined in the Hong Kong Code on Takeovers and Mergers (the “Takeovers Code”)) over Yixin Group Limited (“Yixin”), in the event that the proposed take-private transaction of the Company materializes, there will be a change in statutory control in the Company as a result of which the Consortium will acquire control (as defined under the Takeovers Code) of Yixin, which may then trigger a mandatory general offer obligation on the Consortium in respect of Yixin by virtue of the chain principle under Note 8 to Rule 26.1 of the Takeovers Code (the “MGO”). Between August 14 and August 22, 2019, in compliance with the requirements under the Takeovers Code and in order to seek a confirmation from the Securities and Futures Commission in Hong Kong (the “SFC”) whether the MGO would be triggered as a result of the proposed take-private transaction, the Consortium, together with their legal counsel, considered and discussed the draft written submission to the SFC regarding the application of the chain principle under Note 8 to Rule 26.1 of the Takeovers Code in respect of Yixin as a result of the proposed take-private transaction of the Company (the “Chain Principle Submission”). On August 23, 2019, Kirkland & Ellis, acting as the Hong Kong legal counsel to the Consortium and upon the instruction of the Consortium, submitted the Chain Principle Submission to the SFC.

On August 23, 2019, JD sent comments on the draft Support Agreement to Latham. Between August 24, 2019 and September 8, 2019, Latham had several rounds of discussions with JD and JD’s legal counsel, Orrick, Herrington & Sutcliffe LLP (“Orrick”), in connection with JD’s comments on the draft Support Agreement, and finalized the Support Agreement with JD (“JD Support Agreement”). The Consortium also attended some of those calls with JD and Orrick. During this period, Hammer Capital and Cox discussed some general questions with respect to the Cox Support Agreement.

On September 6, 2019, Latham circulated the initial draft of the deed of irrevocable undertaking (the “JD IU”) to JD and Orrick. The JD IU sought to obtain an undertaking from JD Financial Investment Limited (“JD Financial”) that, among other things, it would not accept the MGO in respect of its shares in Yixin for so long as the MGO offer price does not exceed HK$2.0 per share. Between September 8 and September 12, 2019, Tencent, Hammer Capital, JD Financial and their respective legal counsel negotiated and finalized the terms of the JD IU.

On September 9, 2019, Cox sent comments on the draft Support Agreement to Latham. On September 10, 2019, Latham held a call with Cox to discuss Cox’s comments on the draft Support Agreement, and finalized the Cox Support Agreement.

On September 12, 2019, Kirkland & Ellis, upon the instruction of the Consortium, submitted the first proof of the announcement to be published by Yixin pursuant to Rule 3.7 of the Takeovers Code (the “Rule 3.7 Announcement”) to the SFC for vetting. The Rule 3.7 Announcement would be published by Yixin following the receipt of the non-binding proposal by the Company in respect of the take-private transaction of the Company and included the disclosure that, among other things, in the event that the take-private transaction of the Company materializes, the Consortium would be required to make the MGO upon completion of the take-private transaction of the Company pursuant to Note 8 to Rule 26.1 of the Takeovers Code.

Also on September 12, 2019, Morespark, a wholly owned subsidiary of Tencent, and Hammer Capital entered into a consortium agreement, pursuant to which they agreed to, among other things, form a consortium to work exclusively with one another to undertake a transaction to acquire all of the outstanding ordinary shares and ADSs of the Company not already owned by Morespark and Hammer Capital in a going-private transaction. On the same day, Morespark and Hammer Capital entered into the Support Agreements with JD, Cox and Mr. Li, respectively, and entered into the JD IU with JD Financial.

Later that day, the Consortium submitted a preliminary non-binding proposal letter to the Board, proposing to acquire all of the outstanding ordinary shares and ADSs of the Company not already owned by the Consortium or their affiliates in a going-private transaction for US$16.00 in cash per Share and US$16.00 in cash per ADS (the “Proposal”). In the Proposal, the Consortium noted that they were interested only in this going private transaction and not in selling their shares in the Company to any third party. The Consortium also noted that it intended to finance the going private transaction with a combination of new and rollover equity capital funded by members of the Consortium or their affiliates and the Rollover Shareholders and would not require any debt financing.

On September 13, 2019, the Company issued a press release announcing its receipt of the Proposal, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

On that same day, the Board held a meeting to discuss the Proposal. Representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), as U.S. legal counsel to the Company, explained to the Board the principal terms and conditions set forth in the Proposal and answered questions regarding the general process of a going private transaction. The Board resolved to form a Special Committee consisting of three independent directors of the Company, Mr. Erhai Liu, Ms. Annabelle Yu Long and Mr. Jun Hou. Each of these directors also confirmed that he or she was not affiliated with the Consortium or otherwise interested in the proposed transaction contemplated by the Proposal. The Board also delegated to the Special Committee authority to consider the Proposal and exercise such power as may be necessary or advisable to permit the Special Committee to effectively assist the Board in determining whether the Proposal or any alternative transaction is fair to and in the best interests of the Company’s shareholders. The Board further authorized the members of the Special Committee to appoint one person amongst themselves as the chairman of the Special Committee.

Also on September 13, 2019, Kirkland & Ellis, upon the instruction of the Consortium, submitted the second proof of the Rule 3.7 Announcement to the SFC for vetting, addressing comments previously received from the SFC. Trading in the shares of Yixin on The Stock Exchange of Hong Kong Limited (the “HKSE”) was halted from 9:00 am on September 13, 2019, pending the release of the Rule 3.7 Announcement. On the same day, representatives of Kirkland & Ellis discussed with representatives of Yixin, Skadden and Somerly, Yixin’s compliance adviser, in respect of, among other things, the implication of the receipt of the Proposal by the Company for Yixin and the status of the Rule 3.7 Announcement. After incorporating comments from Yixin on the Rule 3.7 Announcement, Kirkland & Ellis, upon the instruction of the Consortium, submitted the third proof of the Rule 3.7 Announcement to the SFC for vetting. Later on September 13, 2019, Yixin published the Rule 3.7 Announcement.

On September 16, 2019, the Tencent Entities filed with the SEC amendments to their Schedule 13D announcing the execution of the consortium agreement and the respective Support Agreements with Mr. Li, JD and Cox. On the same day, JD, together with its affiliates, filed with the SEC amendments to their Schedule 13D announcing the execution of the JD Support Agreement and a deed of irrevocable undertaking among JD Financial Investment Limited (“JD Financial”), Morespark and Hammer Capital.

On September 18, 2019, the Special Committee held a meeting. Members of the Special Committee unanimously elected Mr. Erhai Liu as the chairman given Mr. Liu’s experience as the founder and managing director of a reputed investment management firm and his extensive knowledge in China’s automotive industry. In considering the appropriate legal counsel to retain, the Special Committee noted that Skadden had been the long-time U.S. legal counsel to the Company, and had extensive experience in advising special committees in going private transactions. The Special Committee then decided to retain Skadden to act as its U.S. legal counsel in connection with this proposed transaction, and resolved that it would interview a number of financial advisor candidates and thereafter retain an independent financial advisor.

On September 19, 2019, the Board passed a set of unanimous written resolutions to reaffirm and formalize the establishment of the Special Committee consisting of Mr. Erhai Liu, Ms. Annabelle Yu Long and Mr. Jun Hou, The resolutions took note of the appointment by the members of the Special Committee of Mr. Erhai Liu as the chairman of the Special Committee, and set forth the compensation payable to the members of the Special Committee for their services on the Special Committee. The Board also resolved to delegate to the Special Committee all power and authority as may be necessary or advisable to permit the Special Committee to effectively assist the Board in determining whether the Proposal or any alternative transaction is fair and in the best interests of the Company’s shareholders in general and the Company’s Unaffiliated Holders in particular, including the power to (i) make such investigation of the Proposal, the proposed transaction and any matters relating thereto as the Special Committee, in its sole discretion, deems appropriate; (ii) evaluate the terms of the Proposal; (iii) discuss and negotiate with the Consortium and their representatives any terms of the proposed transaction and implement the proposed transaction as the Special Committee deems appropriate; (iv) explore any alternatives to the proposed transaction as the Special Committee, in its sole discretion, deems appropriate, including maintaining the Company’s current status as a public company; (v) negotiate definitive agreements, if and when appropriate, with respect to the proposed transaction or any alternative transaction, the execution and delivery of any such agreement being subject, however, to the approval of the Board; (vi) report to the Board the recommendations and conclusions of the Special Committee with respect to the proposed transaction and/or any alternative transaction and any recommendation as to whether the final terms of the proposed transaction or any alternative transaction are fair to and in the best interests of the Unaffiliated Holders and should be approved by the Board and, if applicable, by the Company’s shareholders, and determinations and recommendations with respect to any other matters requested by the Board; (vii) reject the Proposal or any alternative transaction if the Special Committee determines that the Proposal or any alternative transaction is not fair to and in the best interests of the Company’s shareholders in general or the Unaffiliated Holders in particular, or if the Special Committee determines that other alternatives, including not entering into any similar transaction, are more advisable; and (viii) retain, in its sole discretion, and on terms and conditions acceptable to the Special Committee, such advisors, including legal counsels, financial advisors and outside consultants, as the Special Committee in its sole discretion deems appropriate to assist the Special Committee in discharging its responsibilities. The Board also authorized the proper officers of the Company to take direction from the Special Committee and assist it in carrying out its mandate.

On the same date, the Company issued a press release announcing the establishment of the Special Committee and the Special Committee’s decision to retain Skadden as its U.S. legal counsel, and later furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

Between September 19, 2019 and October 15, 2019, the Special Committee held a series of meetings to interview several investment banks and financial advisory firms for the purpose of selecting an independent financial advisor.

On September 23, 2019, Skadden provided Latham with a draft form of the confidentiality agreement to be entered into between the Company and each member of the Consortium. Latham sent to Skadden its comments on the draft confidentiality agreement on September 30, 2019. Between September 30, 2019 and October 11, 2019, Skadden and Latham negotiated the terms of the confidentiality agreement and agreed on the final form of the confidentiality agreement, which contains customary provisions restricting the Consortium member’s disclosure and use of confidential information relating to the Company or the proposed transaction and a 15-month “standstill” provision restricting the Consortium member from acquiring shares of the Company without the Special Committee’s consent. The chairman of the Special Committee, on behalf of the Company, then entered into confidentiality agreements with each of Tencent Limited (a wholly owned subsidiary of Tencent) and Hammer Capital on October 11, 2019. A confidentiality agreement was also entered into between the Company and Mr. Li, the chairman of the Company, on November 15, 2019 on substantially the same form. From October 8 to October 17, 2019, Skadden and Kirkland & Ellis also negotiated and finalized confidentiality agreements between members of the Consortium and Yixin.

From late September 2019 until the signing of the Merger Agreement, Skadden circulated to Kirkland & Ellis and the Consortium for review drafts of each monthly update announcement Yixin was required to publish pursuant to Rule 3.7 of the Takeovers Code to provide updates with respect to the Proposal and the MGO, and Yixin made such monthly update announcements as required by the Takeovers Code during this period.

Between October 11, 2019 and the signing of the Merger Agreement, representatives of the Consortium and its financial, legal and accounting advisors had various discussions with the management of the Company regarding the business, operations and financial performance of the Company and conducted preliminary legal, business, financial and accounting due diligence on the Company and Yixin.

On October 15, 2019, after reviewing the qualifications, experience and other characteristics of each financial advisor candidate and considering the extensive experience of Duff & Phelps and Duff & Phelps Securities, LLC (“Duff & Phelps Securities”) in advising special committees in going private transactions, their strong reputation and their significant experience in working with China-based companies in the same industry as the Company, the Special Committee decided to retain Duff & Phelps as its independent financial advisor in connection with the review and evaluation of the Proposal and to retain Duff & Phelps Securities to provide it with such financial and market related advice and assistance as may be appropriate in connection with the Proposal. The Special Committee noted that Duff & Phelps and Duff & Phelps Securities do not have any conflict of interest with respect to assisting the Special Committee. An engagement letter with Duff & Phelps and Duff & Phelps Securities was then negotiated, and entered into on October 18, 2019. On October 22, 2019, the Company issued a press release announcing the engagement of Duff & Phelps and Duff & Phelps Securities as its independent financial advisors, and later furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

On October 17, 2019, the Tencent Entities filed with the SEC amendments to their Schedule 13D announcing the execution of the consent letter agreement among Morespark, Hammer Capital and Mr. Li, pursuant to which Morespark and Hammer Capital consented to allow the pledge of certain of the Shares (including Shares represented by ADSs) beneficially owned by Mr. Li as security for the Facility Agreement (as defined below) entered into by Proudview as the borrower and Prosper Rich (as defined below) as the lender. Such consent is required pursuant to the Support Agreement with Mr. Li, which, among other things, prohibited the transfer or creation of a lien against the Shares beneficially owned by Mr. Li without the prior written consent of Morespark and Hammer Capital. On August 3, 2020, Mr. Li Filing Persons filed with the SEC amendments to their Schedule 13D announcing the repayment of the outstanding loans under the Facility Agreement and the discharge and release of the Proposed Encumbrance (as defined below) by Prosper Rich on July 13, 2020.

On October 23, 2019, Kirkland & Ellis circulated the initial draft of the joint announcement to be published by Yixin, Tencent Mobility Limited (“Tencent Mobility”) and Hammer Capital Offerco 1 Limited (“Hammer Capital Offerco”, together with Tencent Mobility, the “Joint Offerors”) in respect of the MGO pursuant to Rule 3.5 of the Takeovers Code (the “Rule 3.5 Announcement”) to Yixin and Skadden for their review.

On October 27, 2019, the Special Committee convened another meeting. During the meeting, representatives of Duff & Phelps discussed with the Special Committee the principal areas of work that they plan to undertake and explained to the Special Committee the need for Duff & Phelps to conduct financial due diligence on the Company in order to evaluate the fairness of the proposed transaction from a financial point of view. The Special Committee then discussed the process, timing and scope of the financial due diligence. Thereafter, representatives of Skadden provided a summary of the purposes and roles of the Special Committee and its members’ fiduciary duties, and discussed how the Special Committee could work with the Company’s management in the process. The Special Committee raised questions and discussed key issues relating to its fiduciary duties and the timing considerations of a going private transaction, negotiation strategy and its authority to reject the Proposal and pursue an alternative transaction should the Special Committee determine that the alternative transaction would be in the best interest of the Company and the Unaffiliated Holders. The Special Committee recalled that, prior to the receipt of the Proposal, the Company was approached by a private equity firm that indicated interest in discussing with the Company about a potential asset carveout sale of the Company’s auto advertising and subscription business. Upon discussion with Skadden and Duff & Phelps Securities, the Special Committee noted that that potential asset sale might possibly constitute an alternative to the going private transaction contemplated by the Proposal, and instructed the Company management and Duff & Phelps Securities to follow up with the private equity firm to understand whether it would still be interested in exploring a carveout asset sale or another corporate transaction with the Company. The Company management subsequently followed up with that private equity firm and was informed that it no longer intended to pursue any transaction with the Company.

On November 6, 2019, Latham provided Skadden with an initial draft of the Merger Agreement for Skadden’s review.

On November 19, 2019, the Special Committee convened a meeting with representatives of Skadden and Duff & Phelps. During the meeting, representatives of Duff & Phelps provided an update of its work in conducting financial due diligence on the Company for the purpose of providing valuation analysis and a fairness opinion for the Proposal. The Special Committee raised several questions regarding Duff & Phelps’ valuation process and discussed the timing and next steps and instructed Duff & Phelps to continue performing its valuation analysis work.

Representatives of Skadden then discussed with the Special Committee the key issues raised in the initial draft Merger Agreement received from Latham, and offered recommendations on the positions to be taken by the Special Committee. Among other things, the Special Committee and Skadden discussed (a) the Company’s representations and warranties requested by the Consortium, (b) the approach to be taken with respect to possible competing proposals between signing and closing, (c) conditions to Parent’s obligation to close the transaction, and (d) trigger events for termination of the Merger Agreement prior to the closing and termination fees. After discussing with Skadden the effect and implications of the various positions taken by the Consortium in the initial draft of the Merger Agreement, the Special Committee instructed Skadden to revise the Merger Agreement and negotiate with Latham based on the following positions: (i) the representations and warranties of the Company should be streamlined and qualified by the appropriate materiality standard; (ii) additional representations and warranties of the Consortium are requested, (iii) in addition to the statutory shareholder vote requirement, the consummation of the proposed transaction should be conditioned upon the approval by the affirmative vote of shareholders representing more than 50% of the voting rights of the public unaffiliated shares (the “majority of the minority” vote condition); (iv) the Company should have a “go-shop” right, pursuant to which the Company may actively solicit alternative acquisition proposals from other potential buyers during a specified period after the signing of the Merger Agreement; (v) the Company should have a right to change the board’s recommendation in connection with an intervening event; (vi) the Parent’s obligation to consummate the proposed transaction should not be subject to the Consortium-proposed condition that the dissenting shares account for no more than 5% of the Company’s outstanding share capital; and (vii) the Parent should pay the Parent Termination Fee in the event that the Merger Agreement is terminated because Parent materially breaches its representations, warranties or covenants, or because closing fails to occur as a result of an injunction or failure to obtain requisite regulatory approvals. Skadden also advised that the Special Committee has the authority to not proceed with the transaction, regardless of whether a competing proposal exists or is being considered, should it determine that doing so would be in the best interest of the Company and its Unaffiliated Holders.

On November 27, 2019, at the instruction of the Special Committee, Skadden sent Latham a revised draft of the Merger Agreement reflecting the Special Committee’s positions formulated in the November 19 meeting; Skadden also discussed the Consortium’s proposed purchase price with representatives of Latham and requested, at the instruction of the Special Committee, that the Consortium increase the proposed purchase price.

On December 16, 2019, Skadden received from Latham a further revised draft of the Merger Agreement; Latham also conveyed to Skadden that the Consortium firmly rejected any possibility of an increased purchase price, as the initially proposed price already represented the Consortium’s best possible offer and represented a significant premium over the average closing price during the last 30 trading days prior to the announcement of the Proposal.

On January 2, 2020, Latham sent an initial draft of the Interim Investors Agreement to JD.

Between January 2020 and May 2020, as a result of the outbreak of Covid-19 pandemic, the global macroeconomic environment faced significant challenges, including dampened business sentiment and outlook, significant declines in oil prices, and the higher prospect of a global recession. These events have also resulted in volatility and uncertainties in global equity markets. During this period, the Consortium considered uncertainties and challenges surrounding the Proposal and options including lowering the offer price for the Proposal or withdrawing the Proposal.

On May 11, 2020, representatives of Tencent, Hammer and the Company held a telephonic conference to discuss the strategy and business of the Company.

On May 18, 2020, Latham reached out to Skadden to reaffirm the Consortium’s interest in pursuing this transaction and convey the Consortium’s desire to continue the negotiation process with a view to sign the Merger Agreement to avoid any potential complication that may result from a delay in the deal timetable at the same purchase price as initially proposed, $16 per ADS in cash. Latham noted that the Consortium had considered lowering this proposed price in light of the recent adverse macroeconomic and market conditions triggered by the Covid-19 pandemic, but ultimately decided against lowering the price with the hope that the parties would reach agreement and consummate the going private transaction as soon as practicable. On May 21, 2020, Skadden sent to the Special Committee for its consideration a suggested revised draft of the Merger Agreement. On the same day, Latham sent initial drafts of the Equity Commitment Letter and Limited Guarantee to Skadden.

On May 23, 2020, the Special Committee convened a meeting with representatives of Skadden and Duff & Phelps. During the meeting, representatives of Skadden noted that the Consortium reaffirmed its interest in entering into and consummating the going private transaction as soon as practicable at the initially proposed $16 per ADS price despite the recent adverse macroeconomic and market conditions triggered by the Covid-19 pandemic and the fact the average closing price of the Company’s shares in the past 60 trading days (from February 28, 2020 to May 22, 2020) was $11.56. The Special Committee determined that in light of the adverse global market conditions, it would be in the best interest of the Company and the Unaffiliated Holders to continue negotiating the transaction with the Consortium. Representatives of Skadden then explained to the Special Committee the key open issues in the draft Merger Agreement. In particular, Skadden drew the Special Committee’s attention to the following positions taken by the Consortium: (a) the Company would be prohibited from taking a specified list of actions between signing and closing without Parent’s consent, (b) the Company would not have a post-signing “go-shop” right, (c) Parent would not be obligated to consummate the Merger if dissenting shares account for more than 5% of the Company’s outstanding share capital, (d) a “majority of the minority” vote would not be a condition to the Company’s obligation to consummate the Merger, and (e) the Buyer Group would reimburse the Company for expenses (as opposed to paying to the Company the Parent Termination Fee) if the closing fails to occur due to Parent’s failure to obtain regulatory clearance. Upon discussion, the Special Committee asked Skadden to further revise the draft of Merger Agreement to reflect the following positions taken by the Special Committee and continue negotiating with Latham: (i) the representations and warranties requested by the Consortium should be further streamlined as appropriate, (ii) the specified list of actions not to be taken by the Company without the Parent’s consent should be shortened so that a middle ground should be negotiated with the Consortium, balancing the Consortium’s need to preserve value pending the closing and the Company’s need to operate the business without undue burden, (iii) the lack of a post-signing “go shop” should be acceptable in light of: : (a) the Special Committee’s view that $16 per ADS represents a premium over the average closing price of the Company’s shares in the past 60 trading days (from February 28, 2020 to May 22, 2020) which was $11.56; (b) the absence of a competing proposal since the Proposal was announced; (c) the Board’s fiduciary out option; and (d) the potential detriment to the unaffiliated holders if the consortium were to withdraw the Proposal or revise down their offer price in response to an insistence by the Special Committee on a post-signing “go shop,” (iv) the closing condition that the dissenting shares account for no more than 5% of the Company’s outstanding share capital would heighten the uncertainty of the closing and should be rejected, (v) the “majority of the minority” vote closing condition should be reinstated for the time being, and (vi) the Company should be entitled to receive from Parent the full Parent Termination Fee, not merely expense reimbursement, if the closing fails to occur due to Parent’s failure to obtain regulatory clearance.

Representatives of Duff & Phelps then provided an update of its work in conducting financial due diligence on the Company for the purpose of providing valuation analysis and a fairness opinion for the transaction. The Special Committee raised questions regarding Duff & Phelps’ valuation process and fairness opinion issuance process, and instructed the Company to finalize the financial projections for the advertising and subscription business of the Company (“BITA Core”) and the digital marketing solutions business of the Company (“CIG”) for the years ending December 31, 2020 through December 31, 2025 prepared by the Company’s management (collectively, the “Management Projections”) for its review and discussion at the next meeting.

On May 24, 2020, at the Special Committee’s instruction, Skadden sent Latham its comments to the draft Merger Agreement.

On May 25, 2020, Orrick sent its comments on the draft Interim Investors Agreement to the Consortium and Latham.

Also on May 25, 2020, Kirkland & Ellis circulated a draft of the first submission proof of the Rule 3.5 Announcement to Yixin and Skadden for their review. From May 22 to June 1, 2020, the Consortium, Yixin, and their respective legal counsel considered, discussed and provided comments with respect to the draft first submission proof, which was submitted to the SFC for vetting on June 1, 2020.

On May 26, 2020, representatives of Skadden and representatives of Latham held a telephonic meeting to exchange views on the open issues in the draft Merger Agreement. Latham noted that the Consortium’s decision to continue pursuing this transaction at the same purchase price as announced in September 2019 despite the severe economic and financial market turmoil in the intervening months was premised on the absence of the “majority of the minority” vote closing condition, and the Consortium would in no event agree to this proposed closing condition.

Later that day, Skadden sent Latham its comments to the draft Limited Guarantee and Equity Commitment Letter. Skadden and Latham subsequently negotiated and agreed on the form of the Equity Commitment Letter and Limited Guarantee between May 26, 2020 and June 10, 2020.

On May 27, 2020, Kirkland & Ellis circulated the initial draft of the management irrevocable undertaking to be entered into between Tencent Mobility, Hammer Capital Offerco and certain management shareholders of Yixin (the “Management IU”) to Yixin and Skadden for review, pursuant to which certain management shareholders of Yixin undertook not to exercise their options in Yixin and not to accept the MGO. From May 27 to June 15, 2020, Yixin, Tencent, Hammer Capital, and their respective legal counsel had various discussions with respect to the treatment of Yixin shares and Yixin options held by such management shareholders under the Management IU.

On May 28, 2020, the Special Committee convened a meeting with representatives of Skadden and Duff & Phelps. During the meeting, the Company management presented to the Special Committee the Management Projections to be used by Duff & Phelps for the purpose of conducting valuation analysis. The Company management explained in detail the methodology of the Management Projections, the underlying assumptions and other aspects of the Management Projections. The Special Committee raised questions on various line items of the Management Projections, the methodology used and the underlying assumptions, and requested additional time to carefully review the Management Projections. On May 29, 2020, the Special Committee unanimously approved the Management Projections and instructed Duff & Phelps to conduct the discounted cash flow analysis on BITA Core and CIG on the basis of the Management Projections.

From May 2020 to June 2020, the Consortium updated Mr. Li, JD and Cox on the timetable for the deal and other relevant considerations from time to time.

On June 1, 2020, Latham sent a revised draft of the Interim Investors Agreement to Hammer Capital and Kirkland. On June 4, 2020, Kirkland sent comments on the draft Interim Investors Agreement to Latham, and Latham sent revised draft of the Interim Investors Agreement to JD and Orrick later that day.

On June 2, 2020, Latham sent a revised draft of the Equity Commitment Letter and Limited Guarantee to Skadden. On the June 3, 2020, Skadden sent further comments on the draft Equity Commitment Letter and Limited Guarantee to Latham. On June 4, 2020, Latham sent further comments on the draft Limited Guarantee to Skadden.

On June 3, 2020, Kirkland & Ellis circulated a draft second submission proof of the Rule 3.5 Announcement along with response table addressing comments received from the SFC to the Consortium and Yixin for review. From June 3 to June 5, 2020, the Consortium, Yixin, together with their respective legal counsel, considered, discussed and provided comments with respect to the draft second submission proof, which was submitted to the SFC for vetting on June 5, 2020.

On June 5, 2020, Latham provided Skadden with a revised draft of the Merger Agreement for Skadden’s review.

On June 6, 2020, Latham sent a draft of the Interim Investors Agreement to Skadden.

On June 8, 2020, the Special Committee convened a meeting with representatives of Skadden. During the meeting, representatives of Skadden explained to the Special Committee the remaining issues in the proposed Transaction and in the draft Merger Agreement. The Special Committee discussed with Skadden the closing condition now proposed by the Consortium that less than 10% (as opposed to the originally proposed 5%) of the outstanding shares of the Company dissent from the Transaction, and determined that the increased percentage threshold does not appear to meaningfully reduce closing uncertainty and the closing condition should therefore be rejected. The Special Committee also instructed Skadden to propose that the amount of the Termination Fee and the Parent Termination Fee be $15,000,000 and $30,000,000, respectively, as opposed to $12,000,000 and $24,000,000, respectively, as the Consortium proposed. Skadden suggested that it would be reasonable to propose the “Outside Date” to be 9 months after the signing date of the Merger Agreement, to which the Special Committee agreed.

On the same day, Kirkland & Ellis circulated draft third submission proof of the Rule 3.5 Announcement along with response table addressing comments received from the SFC to the Consortium and Yixin for review. From June 8 to June 10, 2020, the Consortium and Yixin, together with their respective legal counsel, considered, discussed and provided comments with respect to the draft third submission proof, which was submitted to the SFC for vetting on June 10, 2020.

Also on June 8, 2020, Orrick sent its comments on the draft Interim Investors Agreement to the Consortium and Latham. On June 9, 2020, Latham and Orrick held a call to discuss the open items in the draft Interim Investors Agreement. On June 10, 2020, Latham sent a revised draft of the Interim Investors Agreement to Orrick and Mr. Li, respectively. On June 11, 2020, Orrick sent its further comments on the draft Interim Investors Agreement to the Consortium and Latham. On June 12, 2020, Latham, Kirkland and Orrick exchanged several rounds of comments on the draft Interim Investors Agreement and finalized the Interim Investors Agreement.

On June 9, 2020, at the instruction of the Special Committee, Skadden sent Latham its comments to the Merger Agreement. On June 10, 2020, Latham and Skadden held a call to discuss Skadden’s comments on the draft Merger Agreement. Later that day, Skadden sent to Latham certain additional comments to the Merger Agreement and a draft disclosure schedule to be attached as an exhibit to the Merger Agreement (the “Disclosure Schedule”).

On June 10, 2020, Latham circulated a draft supplemental deed to the JD IU to JD and Orrick. The supplemental deed to the JD IU sought to extend the term of the JD IU in light of the potential delay of the publication of the Rule 3.5 Announcement.

On June 11, 2020, Skadden received from Latham the revised draft of the Merger Agreement and the agreed forms of the Equity Commitment Letter and Limited Guarantee to be provided by Morespark and Hammer Capital. Representatives of Skadden and representatives of Latham then held a telephonic meeting to discuss remaining open issues in the draft Merger Agreement. Skadden emphasized to Latham that the Special Committee did not agree to the proposed closing condition that less than 10% of the outstanding shares of the Company dissent from the proposed transaction. Latham then indicated that the Consortium was insistent on this condition, but would be willing to increase the amount of Termination Fee and the Parent Termination Fee to the level requested by the Special Committee. Later that day, Latham sent comments on the draft Disclosure Schedule to Skadden, and Skadden reverted with a revised draft of the Disclosure Schedule.

From June 11, 2020 to June 12, 2020, Skadden and Latham continued to negotiate and finalize the execution version of the Merger Agreement and other transaction documents, including the Equity Commitment Letters and the Limited Guarantees. In the morning of June 12, 2020, the Special Committee convened a meeting with representatives of Duff & Phelps and Skadden. During the meeting, representatives from Duff & Phelps presented to the Special Committee its financial analyses with respect to the Company and the transaction proposed by the Consortium to acquire (i) the Shares (other than the Excluded Shares) at a purchase price of US$16 in cash per Share (the “Per Share Merger Consideration”) and (ii) the ADSs (other than ADSs representing Excluded Shares) at a purchase price of US$16 in cash per ADS (the “Per ADS Merger Consideration”, together with the Per Share Merger Consideration, the “Merger Consideration”), and then rendered its oral opinion that as of June 12, 2020, the Merger Consideration to be paid to the Unaffiliated Holders in the proposed transaction is fair, from a financial point of view, to such Unaffiliated Holders, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in preparing its opinion. Its written fairness opinion was delivered later dated the same day. The full text of the written opinion of Duff & Phelps is attached as Annex C to this proxy statement. For additional information regarding the financial analyses performed by and the opinion rendered by Duff & Phelps, please refer to “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 47. Representatives from Skadden then gave the Special Committee an overview of the material terms reflected in the final draft Merger Agreement and other transaction documents. Thereafter, the Special Committee members had an extensive discussion of the updated terms of the Merger Agreement and other transaction documents, as well as Duff & Phelps’ financial analyses and fairness opinion, following which the Special Committee unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its Unaffiliated Holders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, and (c) recommended that the Board authorize and approve the entry into by the Company of the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger. See “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36 for a description of the resolutions of the Special Committee at this meeting.

On the same day after the meeting of the Special Committee, the full Board held a meeting. Each of Mr. Li, Mr. Sydney Xuande Huang and Mr. Rob Huting disclosed their respective interests relating to the proposed transactions: Mr. Li was contractually obligated to vote his shares in favor of the Merger pursuant to a support agreement, Mr. Huang was a senior executive at JD.com, Inc., which contractually agreed to support the Merger, and Mr. Huting was a senior executive at Cox Automotive Inc, which also contractually agreed to support the Merger. Thereafter, Mr. Li and Mr. Huang recused themselves from the deliberation and the vote, and Mr. Huting indicated that having duly disclosed his interests relating to the proposed transactions he would not be legally required to, and would not, recuse himself from the deliberation and the vote. Thereafter, members of the Board (other than Mr. Li and Mr. Huang), acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has (a) determined that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Holders, (b) approved and declared advisable the Merger, the Transactions, the Merger Agreement and the Plan of Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and to include such recommendation in this proxy statement and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval. See “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36 for a description of the resolutions of the Board at this meeting.

On the evening of June 12, 2020, the Company, Parent and Merger Sub executed the Merger Agreement, the Company and each of the Sponsors executed the Limited Guarantees and Parent and each of the Sponsors executed the Equity Commitment Letters. The Company then issued a press release announcing the execution of the Merger Agreement. On June 15, 2020, the Company furnished the press release and the executed Merger Agreement to the SEC as exhibits to its current report on Form 6-K. On the same day, Parent, Merger Sub, Morespark, certain other Tencent Entities, Hammer Capital, JD and Mr. Li Filing Persons executed the Interim Investors Agreement, and Parent and Morespark and certain other Tencent Entities entered into the Tencent Support Agreement. Morespark, Hammer Capital and JD Financial also executed the supplemental deed to the JD IU.

Between June 11 and June 15, 2020, Kirkland & Ellis, upon instruction of the Consortium and after incorporating comments from the SFC, the Consortium, Yixin and Skadden, submitted the fourth, fifth and sixth submission proofs of the Rule 3.5 Announcement to the SFC for vetting. On June 15, 2020, Kirkland & Ellis forwarded the no comment letter from the SFC to the Consortium and Yixin and Yixin issued the Rule 3.5 Announcement. On the same day, Tencent Mobility, Hammer Capital Offerco and the management shareholders of Yixin executed the Management IU.

On June 16, 2020, JD, together with its affiliates, filed with the SEC amendments to their Schedule 13D announcing, among other things, the execution of the Interim Investors Agreement.

On June 17, 2020, the Tencent Entities filed with the SEC amendments to their Schedule 13D announcing the execution of the Interim Investors Agreement, Equity Commitment Letter, Limited Guarantee and Tencent Support Agreement.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately held company, the Company’s management would have greater flexibility to devise and implement the Company’s long-term strategy without the pressure created by the public equity market’s emphasis on short-term financial performance.

In addition, as an SEC-reporting company, the Company’s management and staff devote significant time and capacity to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company.

Subsequent to the completion of the Merger, the Company will no longer be subject to the Exchange Act and NYSE compliance and reporting requirements and the related costs and expenses. The Company estimates that such costs and expenses currently amount to approximately $2.14 million per year, including legal and compliance expenses, audit fees and financial printer and other expenses.

At a meeting on June 12, 2020, the Special Committee, after careful deliberation and consultation with its financial advisor and legal counsel, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its Unaffiliated Holders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger. On the same day following the Special Committee meeting, the full Board held a meeting. Members of the Board (other than Mr. Li and Mr. Sydney Xuande Huang, who recused themselves from the deliberation and the vote), based on the unanimous recommendation of the Special Committee, at a duly held meeting, have (a) determined that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Holders, (b) approved and declared advisable the Merger, the Transactions, the Merger Agreement and the Plan of Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and to include such recommendation in this proxy statement and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their respective decisions to recommend the Merger Agreement and that the Merger is substantively fair to the Unaffiliated Holders. These factors and potential benefits, which are not listed in any relative order of importance, are set forth below:

•	the current and historical market prices of ADSs, and the fact that the Per Share Merger Consideration of $16 and the Per ADS Merger Consideration of $16 offered to the Unaffiliated Holders represents a premium of 16.4% to the closing price of the Company’s ADSs on September 12, 2019, the last trading day prior to the Company’s announcement of its receipt of the “going private” proposal, and a premium of 35.1% to the average closing price of the Company’s ADSs during the 30 trading days prior to its receipt of the “going private” proposal (the Special Committee also considered the fact that the highest closing price and the average closing price of the Company’s ADSs during the twelve-month period prior to its receipt of the “going private” proposal was $24.77 and $15.92, respectively, but the Special Committee viewed those highest and average closing prices during that period as not materially relevant in determining the fairness of the Per ADS Merger Consideration given the volatility of the Company’s trading price during that twelve-month period, in particular the heightened volatility during the one-week period beginning on or around December 27, 2018);

•	the lowest closing price of the Company’s ADSs was $9.60 during the 52-week period prior to June 12, 2020, the date that the Company announced the execution of the Merger Agreement, and the highest closing price of the Company’s ADSs had never reached the merger consideration of $16 per Share and $16 per ADS during the 52-week period prior to June 12, 2020;

•	the global economic downturn induced by the Covid-19 pandemic;

•	the recognition that, as a privately held entity, the Company’s management would have greater flexibility to devise and implement the Company’s long-term strategy without the pressure created by the public equity market’s emphasis on short-term financial performance. That flexibility is particularly important given the Company’s belief that the operating environment has changed significantly since the Company’s initial public offering in 2010, and the new challenges that the Company faces, including, among other things, that (i) the Company faces increased competition in the online automotive marketing industry; (ii) the Company is planning to improve content and user experience on the upgraded Bitauto app, as well as making strategic branding initiatives to increase our brand exposure, enhance our brand recognition and reputation to further solidify our leading industry position. The company is also required to make substantial investments in auto and auto related industry to compete in the market and strengthen its market position; and (iii) the economic slowdown in China and expected profound macroeconomic headwinds place pressure on the Company’s revenue growth and other key financial and operating metrics;

•

the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of any newly enacted law or regulation similar in substance to the proposed Holding Foreign Companies Accountable Act;

•	the recognition that, as an SEC-reporting company, the Company’s management and staff must devote significant time to SEC reporting and compliance;

•	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company;

•	the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded company and the possibility of a sale of the company to another buyer), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (i) the likelihood of being consummated, given the size of and required funding for any potential alternative transaction, the percentage ownership held by the Buyer Group and their expressed unwillingness to sell their shares in any other transaction involving the Company, and general timing consideration, (ii) the business, competitive, industry and market risks, and (iii) the absence of any proposals made by any unsolicited potential buyers since the announcement of the proposed transaction on September 13, 2019;

•	the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

•	the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration, including the Special Committee’s request that the merger consideration be higher than $16 per Share and the Buyer Group’s refusal to raise the price, and the Special Committee’s belief that $16 per Share and $16 per ADS were the highest price that the Buyer Group would agree to pay;

•	the fact that Mr. Bin Li, Chairman of the Board, has agreed to receive merger consideration at $16 per Share in cash with respect to a substantial portion of the shares that he holds in the Company;

•	the likelihood that the Merger would be consummated based on, among other things:

•	the fact that Morespark and Hammer Capital delivered equity commitment letters, committing sufficient equity financing to complete the Merger, and the creditworthiness of the equity commitment financing sources;

•	the lack of need for the Buyer Group to obtain debt financing;

•	the absence of a financing condition in the Merger Agreement; and

•	the Company’s ability, as set out in the Merger Agreement and the Equity Commitment Letters, to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements;

•	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a Parent Termination Fee of $30,000,000, and the guarantee of such payment obligation by Morespark and Hammer Capital pursuant to the Limited Guarantees (see “The Merger Agreement—Termination Fee” beginning on page 106 and “Special Factors—Limited Guarantees” beginning on page 74);

•	the financial analyses conducted and discussed with the Special Committee by representatives of Duff & Phelps, as well as the written opinion of Duff & Phelps rendered to the Special Committee on June 12, 2020 as to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid to the Unaffiliated Holders in the Merger, as of June 12, 2020, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion (see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 47 for additional information); and

•	between the September 13, 2019 announcement of the proposed transaction and the June 12, 2020 entry into the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring a competing or alternative transaction with the Company.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Holders. The procedural safeguards include the following, which are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement was conducted under the supervision of the Special Committee, which consists of three independent directors, and the Board delegated to the Special Committee plenary authority to negotiate the transaction and attend to all related matters and processes;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Holders;

•	all the members of the Special Committee during the process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Holders other than (i) their receipt of Board and Special Committee compensation (which is not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), (ii) their indemnification and liability insurance rights under the Merger Agreement, and (iii) their right to receive cash consideration with respect to the RSUs that had been granted to them under the Company’s stock incentive plan;

•	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Duff & Phelps as its financial advisor and Skadden as its legal counsel;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the Proposal from the date the Special Committee was established, and no evaluation, negotiation or response regarding the proposed transaction in connection therewith from that date onward was considered or deliberated by the Board until June 12, 2020, when the Board approved the transaction upon the Special Committee’s unanimous recommendation;

•	the terms and conditions of the Merger Agreement were the product of vigorous negotiations between the Special Committee and its counsel, on the one hand, and the Buyer Group and its counsel, on the other hand;

•	the Special Committee held frequent meetings to consider and review the terms of the Merger Agreement and the proposed transaction;

•	the recognition by the Special Committee and the Board that the Special Committee had the freedom to recommend for or against the Merger or any alternative transaction and the authority to “just say no” to any such extraordinary transaction if the Special Committee would consider that course of action to be in the best interests of the Company and the Unaffiliated Holders;

•	the recognition by the Special Committee and the Board that, subject to the terms and conditions of the Merger Agreement, the Company has the ability to consider any Acquisition Proposal reasonably likely to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions; Change of Recommendation” beginning on page 101) until the Company’s shareholders vote on and authorize and approve the Merger;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the Company Shareholder Approval in order to accept an alternative transaction proposed by a third party that the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal (as defined in the section entitled “The Merger Agreement— No Solicitation of Transactions; Change of Recommendation” beginning on page 101);

•	the Board and the Special Committee’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the Company Recommendation (as defined in the section entitled “Merger Agreement—No Solicitation of Transactions; Change of Recommendation” beginning on page 101) that the Company’s shareholders vote to authorize and approve the Merger; and

•	the availability of Dissenter Rights to the Unaffiliated Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising Dissenter Rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

•	consummation of the Merger is not subject to separate approval by a majority of the Unaffiliated Holders;

•	the Unaffiliated Holders will have no ongoing equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from any increase in the value of Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

•	the risks and costs to the Company if the Merger does not consummate, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•	the Company may be required, under certain circumstances, to pay Parent a Termination Fee of $15,000,000 in connection with a termination of the Merger Agreement;

•	the Company’s monetary damages in the event of a breach of the Merger Agreement by the Parent or Merger Sub is limited, under certain circumstances, to receipt of a Parent Termination Fee of $30,000,000, and under certain circumstances the Company may not be entitled to a termination fee at all;

•	the terms of the Buyer Group’s participation in the Merger and the fact that the Rollover Shareholders may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Holders (see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 76 for additional information);

•	the Buyer Group’s right to not consummate the Merger in the event that more than 10% of the outstanding shares of the Company dissent from the Merger;

•	the possibility that the Merger might not be consummated and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to the Unaffiliated Holders who are U.S. Holders (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board summarizes the material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. In addition, the Special Committee did not believe it would be necessary or customary to have a majority of directors who are not employees of the Company retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Merger, as the various procedural safeguards enumerated above had already been implemented. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, the Special Committee considered the financial analyses presented by Duff & Phelps. All of the material financial analyses as presented to the Special Committee on June 12, 2020 are summarized below under the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 47. The Special Committee expressly adopted such analyses and opinion, among other factors considered, in reaching its determination as to the fairness of the Merger and other transactions contemplated by the Merger Agreement, the Plan of Merger and the other transaction documents.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 83. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under “Transactions in Shares and ADSs” beginning on page 114. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company’s net book value per Share as of December 31, 2019 was $20.2 based on 70,952,783.5 ordinary shares issued and outstanding as of that date. The Company is not aware of any firm offers made by any unaffiliated person, other than the Buyer Group, during the past two years for (i) the merger or consolidation of the Company with or into another company, (ii) the sale of all or a substantial part of the Company’s assets or (iii) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

In reaching its determination that the Merger Agreement, the Plan of Merger, the other transaction documents and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger, the other transaction documents and the transactions contemplated thereby, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analyses and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “Special Factors—Background of the Merger,” and adopted such recommendations and analyses. During its consideration of the Merger Agreement, the Plan of Merger, the other transaction documents and the transactions contemplated thereby, including the Merger, the Board was also aware that some of the Company’s directors and shareholders, including the chairman of the Board, and other employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company’s Unaffiliated Holders generally, as described under the section entitled “Special Factors—Interests of Certain Persons in the Merger” beginning on page 76.

Except as set forth under this section, the section entitled “Special Factors—Background of the Merger” beginning on page 28 and the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 47, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Holders for purposes of negotiating the terms of, and/or preparing a report concerning the fairness of, the Merger and other transactions contemplated by the Merger Agreement, the Plan of Merger and the other transaction documents.

For the foregoing reasons, the Special Committee and the Board believe that the Merger Agreement, the Plan of Merger, the other transaction documents and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Holders.

Position of the Buyer Group as to the Fairness of the Merger

Under the SEC rules governing going private transactions, each member of the Buyer Group is required to express its belief as to the fairness of the Merger to the Unaffiliated Holders. The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the Merger and to approve and adopt the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Parent has interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of its continuing interests in the Surviving Company after the completion of the Merger. These interests are described under “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 76.

The Buyer Group believes that the interests of the Company’s Unaffiliated Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Unaffiliated Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Holders. None of the Buyer Group members or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Company’s Unaffiliated Holders.

Furthermore, none of the Buyer Group members or their respective affiliates undertook a formal evaluation of the fairness of the Merger to the Unaffiliated Holders. No financial advisor provided any of the Buyer Group members or their affiliates with any analysis or opinion with respect to the fairness of the merger consideration to the Company’s Unaffiliated Holders.The Buyer Group did not receive any independent reports, opinions or appraisals from any third party that is materially related to the Merger in connection with the merger consideration or the fairness of the merger consideration offered to the Unaffiliated Holders or the fairness of the Merger to the Company or its affiliates or to the Unaffiliated Holders, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger consideration to the Unaffiliated Holders.

Based on their knowledge and analysis of available information relating to the Company, discussions with the Company’s senior management regarding the Company and its business, the factors considered by, and findings of, the Special Committee and the Board discussed under “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36, and the following factors, which are considered material and not listed in any relative order of importance, the Buyer Group believes that the Merger is both substantively and procedurally fair to the Unaffiliated Holders of the Company:

•	the merger consideration of $16 per Share and $16 per ADS represents a 16.4% premium over the closing price of the Company’s ADSs as quoted by the NYSE on September 12, 2019, the last trading day prior to the Company’s announcement of its receipt of the “going private” proposal, and a premium of 35.1% to the average closing price of the Company’s ADSs during the 30 trading days prior to its receipt of the “going private” proposal;

•	the lowest closing price of the Company’s ADSs during the 52-week period prior to June 12, 2019, the date that the Company announced the execution of the Merger Agreement, was $9.60;

•	notwithstanding that the fairness opinion of Duff & Phelps was delivered to the Special Committee only and none of the Buyer Group members or any of their affiliates was entitled to rely or relied on such opinion, the fact that the Special Committee received an opinion from Duff & Phelps to the effect that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps set forth in its written opinion, the merger consideration was fair, from a financial point of view, to Unaffiliated Holders;

•	the consideration to be paid to the Company’s Unaffiliated Holders in the Merger is all cash, allowing the Company’s Unaffiliated Holders to immediately realize a certain and fair value for all of their Shares and/or ADSs;

•	the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;

•	the Special Committee consists solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Holders, other than (i) the members’ receipt of Board compensation in the ordinary course and Special Committee compensation in connection with its evaluation of the Merger (none of which is contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), (ii) their indemnification and liability insurance rights under the Merger Agreement, (iii) the cash-out of Company Options (as defined below) and Company RSU Awards (as defined below), whether vested or unvested, held by the members of the Special Committee. In addition, none of the members of the Special Committee is or was an employee of the Company or any of its subsidiaries or affiliates;

•	the Special Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•	the Special Committee had the opportunity to meet to consider and review the terms of the Merger Agreement and the Transactions;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand, over the course of approximately seven months;

•	the Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•	the Special Committee and the Board had no obligation to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or any other transaction, and under the delegation of authority by the Board to the Special Committee, the Merger Agreement, the Plan of Merger and the Transactions require approval from the Special Committee;

•	none of the Buyer Group members participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Special Committee and the Board was fully informed about the extent to which the interests of certain shareholders of the Company who are also members of the Buyer Group in the Merger differed from those of the Unaffiliated Holders;

•	the Merger was unanimously approved by the Special Committee;

•	the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Unaffiliated Holders;

•	under the terms of the Merger Agreement, in certain circumstances prior to obtaining the requisite shareholder approval of the Merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making acquisition proposals;

•	the ability of the Company to terminate the Merger Agreement (in accordance with the terms of the Merger Agreement) in order to enter into an acquisition agreement relating to a Superior Proposal (as defined in the Merger Agreement and further explained under “The Merger Agreement—Conduct of Business Prior to Closing” beginning on page 97);

•	the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the merger consideration will be paid to the Unaffiliated Holders;

•	the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement;

•	the Merger Agreement requires Parent to pay a reverse termination fee of $30,000,000 (“Parent Termination Fee”), if the Merger Agreement is terminated under certain circumstances; and

•	under the law of the Cayman Islands, shareholders have the right to dissent from the Merger and to receive payment of the fair value of their Shares, which if not agreed will be determined by the Grand Court of the Cayman Islands.

The Buyer Group did not consider the Company’s net book value as an important factor in determining the fairness of the merger consideration to the Unaffiliated Holders. The Buyer Group believes that net book value, as an accounting concept based on historical costs, is not a material indicator of the Company’s value as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry, but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger consideration to the Unaffiliated Holders.

The Buyer Group implicitly considered the value of the Company as a going concern by taking into account the Company’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. The Buyer Group, however, did not seek to establish a pre-Merger going-concern value for the Company’s Shares or ADSs because the Company will have a significantly different capital structure following the Merger. Therefore, the Buyer Group does not believe that the going-concern value of the Company is an appropriate indicator to determine the fairness of the Per Share Merger Consideration and Per ADS Merger Consideration payable in the Merger to the Unaffiliated Holders. However, the Buyer Group believes that the average closing price of the Company’s ADSs of US$11.85 during the 30 trading days prior to its receipt of the “going private” proposal on September 12, 2019, is indicative of the Company’s going concern value. The Buyer Group relied principally on the fact that the $16.00 Per ADS Merger Consideration represents a premium of approximately 35.1% over such indicative going concern value.

The Buyer Group did not consider the Company’s liquidation value as it does not believe liquidation value to be relevant in the determination as to the fairness of the merger consideration to the Unaffiliated Holders, mainly because it considers the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations and the Company will continue to operate its business following the Merger. Moreover, the Buyer Group believes that the value of the Company’s assets that might be realized in the case of a liquidation would be significantly less than its going concern value.

The Buyer Group did not purchase any of the Company’s securities during the past two years, and therefore did not consider purchase price paid in any purchase of the Company’s securities by any member of the Buyer Group during the past two years. In addition, the Buyer Group is not aware of, and thus did not consider, any firm offers made by any unaffiliated person, other than the Buyer Group, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice versa, (ii) the sale of all or a substantial part of the Company’s assets or (iii) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

In addition, the Buyer Group noted that the consummation of the Merger is not subject to approval by a majority of the Unaffiliated Holders of the Company as Cayman Islands Companies Law does not require such approval. Further, the Buyer Group also noted that the Company did not have a majority of directors who are not employees of the Company retain an unaffiliated representative to act solely on behalf of Unaffiliated Holders for purposes of negotiating the terms of the Merger, and the Buyer Group does not believe it is necessary or customary to have this procedure safeguard given the various procedural safeguards that had already been implemented by the Company which are set forth on pages 39 to 40 of this proxy statement.

The foregoing is a summary of the information and factors considered by the Buyer Group in connection with its evaluation of the fairness of the merger consideration to the Unaffiliated Holders. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger consideration to the Unaffiliated Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, the Company’s management prepared the Management Projections for the Special Committee and its financial advisor in connection with the financial analysis relating to the Merger. The Management Projections, which were based on our management’s projection of the future financial performance of BITA Core and CIG as of the date provided, were prepared by the Company’s management for internal use and for the Special Committee and its financial advisor in connection with the financial analysis relating to the Merger, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

The financial projections included in the Management Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. Although the Management Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by the Company's management that management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for BITA Core’s and CIG’s existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company's management, may cause actual future results to differ materially from the results forecasted in these financial projections. The Company cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

In compiling the projections, the Company’s management necessarily made certain assumptions about future financial factors affecting its business. The main assumptions underlying the Management Projections are:

•	the Company will be able to successfully develop and expand its new products and services while maintaining consistent and high quality services;

•	the growth of automobile industry in China, and demand for online automobile marketing services, will continue to be in line with management’s expectations;

•	the level of competition in China's online automobile marketing services will continue to be in line with the management's expectations;

•	increased operating expenses and investment in marketing will be required to ensure the Company's products and services remain competitive and to improve the Company's brand recognition;

•	the impact of Covid-19 pandemic on Chinese and global economy, which has adversely affected the Company's revenue and is expected to continue to affect the Company's revenue in the near future;

•	there will be no major changes in existing political, legal, fiscal and economic conditions in China; and

•	there will be no changes to relevant government policies and regulations relating to the Company’s corporate structure, business and industry.

The Management Projections do not take into account any acquisitions of new businesses or assets, as management believed that the nature, timing and amount of any such acquisitions would be too difficult to predict. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the Management Projections were developed on a standalone basis without giving effect to the Merger, and therefore they do not give effect to the Merger or any changes to the Company’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger.

Neither the Company's independent registered public accounting firm, PricewaterhouseCoopers Zhong Tian LLP (“PwC”), nor any other independent accountants have examined, compiled or performed any procedures with respect to the Management Projections or any amounts derived therefrom or built thereupon and, accordingly, have not expressed any opinion or given any form of assurance on the Management Projections or their achievability. PwC’s report accompanying the Company's audited consolidated financial statements included in the Company’s annual report on Form 20-F for the year ended December 31, 2019 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The Management Projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares pursuant to Section 238 of the Cayman Islands Companies Law.

The following table summarizes the Management Projections:

CIG (1)	Management Projections
	Fiscal Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E
	(in RMB thousand except percentage)
Net Revenue	1,013,000	1,014,000	1,036,000	1,065,000	1,098,000	1,130,000

Gross Profit	488,000	523,000	565,000	580,000	606,000	636,000
% Margin	48.2%	51.6%	54.5%	54.5%	55.2%	56.3%

EBITDA	8,000	38,000	63,000	77,000	91,000	97,000
% Margin	0.8%	3.7%	6.1%	7.2%	8.3%	8.6%

EBIT	(2,000)	28,000	53,000	67,000	81,000	87,000
% Margin	(0.2%)	2.8%	5.1%	6.3%	7.4%	7.7%

Capital Expenditures	14,000	10,000	10,000	10,000	10,000	10,000
% of Net Revenue	1.4%	1.0%	1.0%	0.9%	0.9%	0.9%
% of EBITDA	175.0%	26.3%	15.9%	13.0%	11.0%	10.3%

Net Working Capital	604,000	636,000	665,000	693,000	726,000	758,000
as % of Net Revenue	59.6%	62.7%	64.2%	65.1%	66.1%	67.1%

BITA Core (2)	Management Projections
	Fiscal Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E
	(in RMB thousand except percentage)
Net Revenue	3,549,500	3,765,000	4,030,800	4,345,000	4,703,500	5,085,200

Gross Profit	2,930,500	3,120,000	3,355,800	3,626,000	3,943,500	4,269,200
% Margin	82.6%	82.9%	83.3%	83.5%	83.8%	84.0%

EBITDA	(580,500)	(310,000)	(71,200)	175,000	350,500	404,200
% Margin	(16.4%)	(8.2%)	(1.8%)	4.0%	7.5%	7.9%

EBIT	(620,500)	(350,000)	(121,200)	125,000	300,500	354,200
% Margin	(17.5%)	(9.3%)	(3.0%)	2.9%	6.4%	7.0%

Capital Expenditures	54,000	50,000	55,000	55,000	55,000	50,000
% of Net Revenue	1.5%	1.3%	1.4%	1.3%	1.2%	1.0%
% of EBITDA	NM	NM	NM	31.4%	15.7%	12.4%

Net Working Capital	(904,000)	(809,000)	(690,000)	(654,000)	(599,000)	(655,000)
% of Net Revenue	(25.5%)	(21.5%)	(17.1%)	(15.1%)	(12.7%)	(12.9%)

Notes:

(1)	For CIG, management projected operating expenses excluding depreciation and amortization.
(2)	For BITA Core, management projected cost of revenue excluding depreciation and amortization; management projected operating expenses excluding depreciation, amortization and public company costs, and including share-based compensation.

The Special Committee’s financial advisor reviewed certain financial analyses that were based, in part, on the financial projections above. For additional information regarding the analyses by the Special Committee’s financial advisor, see “Discussion Materials prepared by Duff & Phelps for discussion with the special committee of the board of directors of the Company, June 12, 2020” filed as Exhibit (c)-(2) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 47.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF THE MANAGEMENT PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE MANAGEMEN PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The Management Projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary from the Management Projections, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 120 and “Item 3. Key Information—D. Risk Factors” included in our annual report on Form 20-F for the fiscal year ended December 31, 2019, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated October 18, 2019, the Special Committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions.

At the meeting of the Special Committee on June 12, 2020, Duff & Phelps rendered its oral opinion (which was confirmed in writing by delivery of its written opinion dated the same date) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the per Share merger consideration to be paid to the holders of Shares (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) and the per ADS merger consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of Duff & Phelps’ written opinion dated June 12, 2020, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of Duff & Phelps’ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the per Share merger consideration and the per ADS merger consideration to be paid in the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter. Duff & Phelps did not recommend any specific amount of consideration for the Merger or that any specific amount of consideration constituted the only appropriate consideration for the Merger. Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.

In connection with its opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2017 through December 31, 2019, the Company’s unaudited interim financial statements for the three months ended March 31, 2018 and March 31, 2019 included in the Company’s Form 6-K filed with the SEC, and certain items on the Company’s unaudited balance sheet as of March 31, 2020 provided by management of the Company;

b.	Annual reports and audited financial statements of Yixin Group Limited (“Yixin”), also known as the transaction services business of the Company, filed with the HKSE for the years ended December 31, 2016 through December 31, 2019;

c.	Prospectus for the initial public offering of shares of Yixin filed with the HKSE;

d.	Unaudited pro forma financial statements of BITA Core and unaudited pro forma financial statements of CIG, each for the years ended December 31, 2017 through December 31, 2019, and for the three months ended March 31, 2019 and March 31, 2020, provided by management of the Company;

e.	Unaudited pro forma financial statements of Dalian Rongxin Financing Guarantees Company Limited (“Dalian Rongxin”) for the years ended December 31, 2018 through December 31, 2019 and for the three months ended March 31, 2020, provided by management of the Company;

f.	Unaudited book values recorded by the Company as of March 31, 2020 for certain of the Company’s investments and subsidiaries (“Other Investments and Subsidiaries”), provided by management of the Company;

g.	Detailed financial projection models for BITA Core and CIG for the years ending December 31, 2020 through December 31, 2025, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”). Please see “Special Factors – Certain Financial Projections” beginning on page 44 for additional information;

h.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company and its subsidiaries (collectively, the “Group”) as well as of its relevant business segments, provided by management of the Company;

i.	A letter dated June 12, 2020 from management of the Company, which made certain representations as to, among other things, (i) historical pro forma financial statements for BITA Core, CIG and Dalian Rongxin, (ii) historical financial statements for Yixin, (iii) certain items on the Company’s unaudited consolidated balance sheet as of March 31, 2020, (iv) the Other Investments and Subsidiaries, and (v) the Management Projections and the underlying assumptions of such projections;

j.	Documents related to the Merger, including an execution version of the Merger Agreement dated June 12, 2020;

•	Discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

•	Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•	Reviewed the historical trading price and trading volume of the shares of Yixin;

•	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including discounted cash flow analysis, analysis of selected public companies that Duff & Phelps deemed relevant, and analysis of selected transactions that Duff & Phelps deemed relevant; and

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s and the Special Committee’s consent, and without independent verification:

•	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company’s management, and did not independently verify such information;

•	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions;

•	Assumed that information provided and representations made by the Company’s management are accurate in all material respects and do not omit to state a material fact in respect of the Group, the Other Investments and Subsidiaries and the Merger necessary to make the information provided and the representations made not misleading in light of the circumstances under which the information was provided and the representations were made;

•	Assumed that the representations and warranties made in the Merger Agreement are accurate in all material respects;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•	Assumed that there has been no material change in the assets, investments, liabilities, financial conditions, results of operations, business, or prospects of the Group since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•	Assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without undue delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived from the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based is proven to be untrue in any material respect, the opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger and as to which Duff & Phelps does not express any view or opinion in the opinion, including as to the reasonableness of such assumptions.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. Duff & Phelps assumes no obligation to update, revise or reaffirm its opinion.

Duff & Phelps did not evaluate the solvency of the Company or any of its subsidiaries or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, investments, businesses or operations of the Group, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger. Duff & Phelps did not estimate and expresses no opinion regarding the liquidation value of any entity or business. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any subsidiary of the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or any subsidiary of the Company is or may be a party or is or may be subject.

Duff & Phelps was not expressing any opinion as to the market price or value of the Shares, the ADSs, the shares of Yixin, or the Other Investments and Subsidiaries (or anything else) after the announcement or the consummation of the Merger (or any other time). Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Group’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation or render any opinion, as to any legal matter. The issuance of Duff & Phelps’ opinion was approved by an authorized opinion review committee of Duff & Phelps.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’ opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares, the Dissenting Shares, and the Shares represented by ADSs) and ADSs (other than ADSs representing the Excluded Shares).

Duff & Phelps’ opinion was furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps has consented to the inclusion of the opinion in its entirety and the description hereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law. The opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee, the Board, the Company or any other person including security holders of the Company should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) does not indicate that the merger consideration is the best possibly attainable under any circumstances; instead, it merely states whether the merger consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

The Company is organized under the laws of the Cayman Islands and the relationship of the Special Committee and the Company and its shareholders is governed by Cayman Islands law. Duff & Phelps has advised the Company that its engagement letter with the Special Committee does not create any contractual relationship with the Company’s shareholders, and that it does not believe that under the laws of the Cayman Islands there is any extra-contractual fiduciary relationship between Duff & Phelps and the Company’s shareholders as a result of Duff & Phelps’ rendering of a fairness opinion to the Special Committee.

Duff & Phelps has been advised by its Cayman Islands attorneys as follows:

•	Cayman Islands common law, including the doctrine of stare decisis (or precedent), is applied by the Cayman Islands courts. If there are no binding Cayman Islands decisions, decisions from the English courts and those of other English common law jurisdictions are persuasive. However, Cayman Islands courts are bound by the decisions of the Privy Council, London, sitting on an appeal from a Cayman Islands decision.

•	They are not aware of any precedent in Cayman Islands law which has ruled that a financial advisor, as a counterparty to a contract with a special committee of a company, owes any duties, including contractual, tortious (see below) and/or fiduciary, to the shareholders, such that a cause of action could be pursued directly by such shareholders against the financial advisor. A claim in contract requires for there to be privity of contract such that non-parties to the contract have no right to bring a contract claim (In The Matter Of Omni Securities Limited (No. 3) [1998 CILR 275])

•	If faced with a claim by a shareholder that the financial advisor to a special committee of the board of the Cayman Islands’ company owed fiduciary duties to the shareholders, the Cayman Islands court would likely strike out the claim. As a matter of Cayman Islands law, a third party, such as a financial advisor to the company, does not owe fiduciary duties to either to the company (for which the duty is typically contractual) nor to the shareholders (of which there is no fiduciary duty at all). A claimant shareholder would therefore have no standing to bring the claim. A chose in action (a claim) belonging to a company, for example as a counterparty to a contract with a financial advisor, for breach of contract and/or a tort, can only be brought in a court of law by the company itself. A shareholder has no right to seek to vindicate the company’s cause of action: Foss v Harbottle (1843) 2 Hare 461.

•	The categories of fiduciary relationship in Cayman Islands law are not closed (English v Dedham Vale Properties [1978] 1 W.L.R. 93 at 110) and common categories include: trustee and beneficiary; agents and principals; solicitors and clients; promoters and the company they are promoting; partners to each other; guardians to their wards; receivers on whose behalf s/he act; directors and companies etc. (para 7-004, Snell’s Equity, 33rd edition, Sweet & Maxell). There is, however, growing judicial support for the view that: “a fiduciary is someone who has undertaken to act for or on behalf of another in a particular matter in circumstances which give rise to a relationship of trust and confidence” (Bristol & West Building Society v Mothew [1998] Ch. 1 at 18). It seems unlikely that a financial advisor to a Special Committee of a company could have a relationship of trust and confidence with the shareholders of the company therein.

•	In the Supreme Court of the United Kingdom case of Sevilleja v Marex Financial Ltd [2020] UKSC 31 it was held that shareholders are barred from bringing claims which seek to recover a sum equal to the diminution in the market value of its shares, or equal to the likely diminution in dividend, due to a rule of law known as “reflective loss” such that when a shareholder acquires a share he accepts the fact that the value of his investment follows the fortunes of the company and that he can only exercise his influence over the fortunes of the company by the exercise of his voting rights in general meetings. The rule was established by the decision of the Court of Appeal in Prudential Assurance Co Ltd v Newman Industries Ltd (No 2) [1982] Ch 204 at 224 and the decision of the House of Lords in Johnson v Gore Wood & Co [2002] 2 AC 1 which precludes recovery of loss, where the ‘loss’ is merely a reflection of the loss suffered by the company. Equally therefore, shareholders would be barred from bringing such “reflective loss” claims against the company’s third party financial advisor.

•	The exception to the reflective loss rule is that shareholder may be able to bring a derivative action on behalf of a company against a third party financial advisor to the company if it can be shown that those in control of the company (i.e., the board of directors) do not want to pursue a valid claim on the company’s behalf (Prudential Assurance Co Ltd v Newman Industries Ltd (No 2) [1982] Ch 204 at 211). The claim would still belong to the company, who would be the named plaintiff, and the not shareholders, however.

•	A shareholder could bring a claim against a financial advisor wrongdoer in respect of a breach of duty owed in tort, for damages that are personal losses, so long as these do not include “diminution in the market value of its shares, or equal to the likely diminution in dividend” (i.e., reflective loss) (Johnson v Gore Wood & Co [2002] 2 AC 1 61C to 62D). A non-reflective loss tort may be actionable if a legal duty of care exists based on a tripartite test: harm must be reasonably foreseeable as a result of the defendant's conduct; the parties must be in a relationship of proximity; and it must be fair, just and reasonable to impose liability (Caparo Industries PLC v Dickman [1990] UKHL 2 and In The Matter Of Omni Securities Limited (No. 3) [1998 CILR 275]). They are not aware of any Cayman Islands case where a non-reflective loss claim in tort has been brought by the shareholders against the financial advisor to the company.

Duff & Phelps has advised the Company that it intends to assert the substance of the disclaimers included in the proxy statement, its opinion and its presentation to the Special Committee dated June 12, 2020 as a defense to any claim by shareholders of the Company that might be brought against it under applicable law. Duff & Phelps has further advised the Company that it is of the opinion that the availability or non-availability of such a defense will have no effect on the rights and responsibilities of the Company’s board of directors under applicable law, or the rights and responsibilities of the Company’s board of directors or Duff & Phelps under the U.S. federal securities laws.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

As the Company operates in more than one business, Duff & Phelps applied a sum of the parts ("SOTP") methodology in its financial analyses. SOTP analyses provide a range of values for the Company's equity by summing the value of the Company’s equity stake in major businesses or investments.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Analyses for Yixin

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition (“M&A”) transactions for the purpose of estimating valuation multiples with which to calculate a range of implied equity value of Yixin. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to Yixin, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Yixin and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of Yixin. Therefore, the selected public companies and selected M&A transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of Yixin to corresponding data and ratios from publicly traded companies in the auto finance and consumer finance industries that Duff & Phelps deemed relevant to its analysis. For the purpose of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to estimate the equity value of Yixin. The thirteen companies included in the selected public company analysis in the auto finance and consumer finance industries were:

Auto Finance Companies	•	Ally Financial Inc.
	•	Credit Acceptance Corporation
	•	Santander Consumer USA Holdings Inc.
	•	Cango Inc.
	•	Shanghai Dongzheng Automotive Finance Co., Ltd.

Consumer Finance Companies	•	LexinFintech Holdings Ltd.
	•	360 Finance, Inc.
	•	FinVolution Group
	•	Yiren Digital Ltd.
	•	Qudian Inc.
	•	LendingClub Corporation
	•	X Financial
	•	Weidai Ltd.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to Yixin.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2020, 2021 and 2022 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to Yixin’s fiscal year ends for which information was available.

	Revenue Growth						Net Income Growth						Net Income Margin					ROE
	3-YR CAGR(1)	2-YR CAGR	LTM(2)	2020	2021	2022	3-YR CAGR	2-YR CAGR	LTM	2020	2021	2022	3-YR AVG	LTM	2020	2021	2022	3-YR AVG	2-YR AVG	LTM	Debt / Loans Receivable	Allowance as a % of Loan Portfolio	% of Loans Guaranteed or Self-Financed
Auto Finance Companies:

Ally Financial Inc.	5.6%	5.3%	8.9%	-5.7%	8.1%	10.2%	15.7%	36.3%	-25.9%	-87.0%	370.1%	59.1%	21.6%	16.0%	3.7%	16.2%	23.3%	9.6%	10.9%	7.5%	32.3%	2.5%	100.0%

Credit Acceptance Corporation	14.0%	14.3%	12.3%	3.9%	5.8%	NA	25.5%	18.2%	-32.9%	-68.8%	79.8%	NM	49.7%	31.4%	15.3%	26.0%	NA	32.5%	31.4%	20.7%	73.1%	32.9%	100.0%
Santander Consumer USA Holdings Inc.	-0.5%	2.8%	3.0%	-4.8%	-2.3%	NA	9.1%	41.3%	-19.1%	-73.8%	138.6%	NM	17.7%	15.9%	5.9%	14.3%	NA	12.0%	13.7%	12.1%	153.4%	17.7%	100.0%

Cango Inc.	49.1%	17.0%	11.7%	1.9%	35.5%	15.3%	40.8%	2.7%	-18.0%	-12.3%	60.8%	17.9%	28.4%	18.4%	21.5%	25.5%	26.1%	8.4%	15.3%	4.5%	103.0%	0.6%	49.5%

Shanghai Dongzheng Automotive Finance Co., Ltd.	29.1%	24.1%	-7.9%	8.6%	2.2%	4.3%	30.7%	22.2%	-13.9%	1.5%	7.9%	4.7%	56.8%	54.9%	51.3%	54.2%	54.5%	16.9%	16.0%	12.0%	59.3%	1.9%	74.0%

Group Median	14.0%	14.3%	8.9%	1.9%	5.8%	10.2%	25.5%	22.2%	-19.1%	-68.8%	79.8%	17.9%	28.4%	18.4%	15.3%	25.5%	26.1%	12.0%	15.3%	12.0%	73.1%	2.53%	74.00%

Consumer Finance Companies:

LexinFintech Holdings Ltd.	34.7%	37.8%	46.0%	19.0%	18.8%	12.6%	NM	198.5%	-45.3%	29.5%	25.8%	0.0%	16.6%	10.0%	22.0%	23.4%	20.7%	NM	52.9%	25.9%	191.7%	7.8%	100.0%

360 Finance, Inc.	NM	NM	NM	3.5%	13.7%	13.2%	NM	289.5%	12.3%	0.7%	39.1%	6.1%	25.0%	18.9%	26.4%	32.3%	30.2%	5.2%	-15.3%	34.9%	97.9%	3.7%	80.5%

FinVolution Group	69.7%	25.4%	32.4%	-36.3%	20.7%	15.9%	70.6%	48.6%	-23.0%	-27.7%	9.5%	7.5%	38.8%	30.1%	42.7%	38.7%	35.9%	NM	41.9%	30.5%	78.5%	6.2%	100.0%

Yiren Digital Ltd.	38.6%	-13.6%	-23.4%	-14.5%	-18.5%	NM	1.2%	NM	-26.9%	-32.4%	-10.8%	NM	8.6%	13.4%	10.6%	11.6%	NA	56.6%	88.6%	56.0%	4.4%	38.7%	0.0%

Qudian Inc.	83.7%	35.8%	-4.8%	-65.2%	-14.4%	NA	92.6%	34.5%	-4.7%	-93.7%	317.4%	NA	42.8%	40.6%	8.4%	41.1%	NA	NM	30.8%	28.0%	23.7%	16.2%	100.0%

LendingClub Corporation	12.7%	14.6%	-2.4%	-57.9%	99.5%	35.8%	NM	NM	NM	NM	NM	NM	-10.9%	-8.2%	-69.0%	-8.7%	-6.2%	-7.5%	-5.7%	-12.6%	48.7%	6.0%	5.0%

X Financial	137.6%	31.5%	-12.8%	8.3%	1.4%	NA	NM	28.6%	-24.5%	-45.4%	-10.2%	NA	27.3%	25.6%	12.9%	11.4%	NA	34.8%	29.8%	20.0%	106.9%	20.0%	73.4%

Weidai Ltd.	27.2%	-0.9%	-16.5%	-46.2%	-18.3%	NA	-4.5%	-26.9%	-57.8%	-51.2%	78.3%	NA	12.3%	7.6%	6.9%	15.1%	NA	36.8%	24.2%	11.3%	21.7%	45.3%	4.9%

Group Median	38.6%	25.4%	-4.8%	-25.4%	7.5%	14.6%	35.9%	41.6%	-24.5%	-32.4%	25.8%	6.1%	20.8%	16.2%	11.8%	19.2%	25.5%	34.8%	30.3%	26.9%	63.6%	12.0%	77.0%

Aggregate Mean	41.8%	16.2%	3.9%	-14.3%	11.7%	15.3%	31.3%	63.1%	-23.3%	-38.4%	92.2%	15.9%	25.7%	21.1%	12.2%	23.2%	26.4%	20.5%	25.7%	19.3%	76.5%	15.3%	60.6%

Aggregate Median	31.9%	15.8%	0.3%	-4.8%	5.8%	13.2%	25.5%	34.5%	-23.7%	-38.9%	49.9%	6.8%	25.0%	18.4%	12.9%	23.4%	26.1%	14.5%	24.2%	20.0%	73.1%	7.8%	74.0%

Yixin	57.4%	21.9%	4.8%	NA	NA	NA	11.3%	NM	NM	NA	NA	NA	-6.3%	0.6%	NA	NA	NA	-3.3%	-0.4%	0.2%	75.8%	2.5%	100.0%

Notes:

(1)    CAGR=Compound Annual Growth Rate

(2)    LTM=Latest Twelve Months

	Stock Price as a Multiple of
	LTM EPS		2020 EPS		2021 EPS		2022 EPS		Book Value Per Share		Tangible Book Value Per Share
Auto Finance Companies:
Ally Financial Inc.	8.1	x	NM		7.6	x	5.1	x	0.57	x	0.57	x
Credit Acceptance Corporation	20.5	x	40.0	x	22.0	x	NA		4.04	x	4.04	x
Santander Consumer USA Holdings Inc.	9.2	x	NM		10.2	x	NA		1.23	x	1.26	x
Cango Inc.	21.0	x	16.3		10.1	x	8.6	x	0.93	x	0.97	x
Shanghai Dongzheng Automotive Finance Co., Ltd.	2.8	x	3.0	x	2.7	x	2.6	x	0.29	x	0.29	x
Group Median	9.2	x	16.3	x	10.1	x	5.1	x	0.93	x	0.97	x
Consumer Finance Companies:
LexinFintech Holdings Ltd.	11.4	x	5.0	x	3.9	x	4.1	x	2.95	x	3.95	x
360 Finance, Inc.	5.5	x	4.3	x	3.1	x	2.8	x	1.96	x	1.96	x
FinVolution Group	2.2	x	3.0	x	2.7	x	2.3	x	0.63	x	0.64	x
Yiren Digital Ltd.	2.8	x	4.5	x	3.7	x	NA		0.72	x	0.72	x
Qudian Inc.	1.1	x	38.2	x	3.3	x	NA		0.29	x	0.29	x
LendingClub Corporation	NM		NM		NM		NM		0.51	x	0.52	x
X Financial	1.4	x	2.4	x	2.7	x	NA		0.25	x	0.25	x
Weidai Ltd.	3.9	x	8.0	x	4.5	x	NA		0.44	x	0.44	x
Group Median	2.8	x	4.5	x	3.3	x	2.8	x	0.57	x	0.58	x
Aggregate Mean	7.5	x	12.5	x	6.4	x	4.2	x	1.14	x	1.22	x
Aggregate Median	4.7	x	4.8	x	3.8	x	3.4	x	0.63	x	0.64	x

Selected M&A Transactions Analysis. Duff & Phelps compared Yixin to the target companies involved in the selected M&A transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected auto finance and consumer finance transactions indicated price to book value per share multiples ranging from 0.66x to 3.02x, with a median of 1.19x, and price to earnings per share multiples ranging from 4.5x to 12.7x, with a median of 9.6x.

Due to certain characteristics of the transactions and the target companies in the selected M&A transactions, including business comparability, profitability and lack of recent relevant transactions, the fact that the information available for the selected M&A transactions is limited as most of these transactions involved are private transactions, and the fact that the financial multiples as implied by these transactions vary too significantly from transaction to transaction to reveal any meaningful relationship between different parameters of the target companies in the transactions and the multiples as implied by the transactions, Duff & Phelps did not select valuation multiples for Yixin based on the selected M&A transactions analysis.

Announced	Target Name	Acquirer Name	Equity Value (US$ in millions)	Book Value (US$ in millions)	LTM Revenue (US$ in millions)	LTM Net Income (US$ in millions)	P/E		P/B
Feb-20	Rifco Inc.	CANCAP Management Inc.	$19	$22	$9	$0	NM		0.88	x
Dec-19	PRASAC Microfinance Institution Limited	KB Kookmin Bank	$862	$307	$279	$79	11.0	x	2.81	x
Jul-18	321 Crédito-Instituicao Financeira de Crédito, S.A.	Banco CTT, S.A.	$117	NA	NA	$9	12.7	x	NA
Jul-17	Pepper Group Limited (nka:Pepper Group Pty Limited)	KKR Credit Advisors (US) LLC	$473	$356	$290	$50	9.6	x	1.33	x
Jun-17	AJU Capital Co., Ltd.	Well to Sea No.3 Investment Purpose Company Co., Ltd.	$428	$647	$404	$45	9.5	x	0.66	x
Nov-16	Meritz Capital Co., Ltd.	Meritz Securities Co., Ltd.	$326	$353	$92	$32	10.3	x	0.92	x
Aug-16	Jordan Trade Facilities Company P.S.C	Tamkeen Leasing Company	$31	$29	$9	$3	10.0	x	1.06	x
Dec-15	Volvofinans Bank AB (publ)	Volvo Car Corporation	$537	$178	$465	$120	4.5	x	3.02	x
Mar-15	OneMain Financial Holdings, LLC	Springleaf Holdings, Inc. (nka:OneMain Holdings, Inc.)	$4,493	$1,933	$1,665	$513	8.8	x	2.32	x
Mean							9.3	x	1.55	x
Median							9.6	x	1.19	x

Summary of Selected Public Companies / M&A Transactions Analyses

Duff & Phelps selected the price to tangible book value per share multiple ranging from 0.75x to 0.85x and applied that to the tangible book value of Yixin as of December 31, 2019 (the latest publicly disclosed tangible book value of Yixin for Duff & Phelps’ analyses) to arrive at the equity value of Yixin. Duff & Phelps analyzed a number of factors in comparing Yixin to the selected public companies, including growth in revenue and profits, profit margins and other characteristics that it deemed relevant. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect Yixin’s size, growth, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. The range of estimated equity value for Yixin that Duff & Phelps derived from its selected public companies analysis was RMB10,290.0 million to RMB11,660.0 million.

Duff & Phelps noted that while it reviewed the selected M&A transactions within the auto finance and consumer finance industries, it did not select valuation multiples for Yixin based on that analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above.

Trading Price Analysis

Duff & Phelps also reviewed the historical trading prices and volumes of Yixin’s shares and considered the value implied from recent trading prices of Yixin’s shares.

Duff & Phelps focused on the volume weighted average price for Yixin’s shares for the five trading days from June 2, 2020 to June 8, 2020. On June 9, 2020, Yixin released its “Monthly Update Announcement Pursuant to Rule 3.7 of the Takeovers Code”, which commented on the progress of the Merger and appeared to impact the trading price of Yixin’s shares.

(1) Volume weighted average price for five trading days through June 8, 2020, per Bloomberg.

Summary of Analyses for Yixin

The range of estimated equity value for Yixin that Duff & Phelps derived from its selected public companies analysis was RMB10,290.0 million to RMB11,660.0 million. Based on the concluded equity value, Duff & Phelps estimated the range of Yixin’s equity value on a fully diluted basis to be RMB10,292.6 million to RMB11,662.6 million by adding the estimated cash proceeds from the exercise of in-the-money stock options issued by Yixin based on the range of concluded equity values of Yixin.

Duff & Phelps noted that while it reviewed the trading prices of shares of Yixin, it did not conclude a valuation range for the Company’s equity stake in Yixin based on recent trading prices of shares of Yixin.

Based on the foregoing analysis, Duff & Phelps estimated the value of each share of Yixin to approximately range from RMB1.55 ($0.22) to RMB1.76 ($0.25). Based on approximately 2,786.8 million shares held by the Company, Duff & Phelps estimated the value of the Company’s equity stake in Yixin to be $611.9 million to $693.3 million.

Analyses for BITA Core

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to BITA Core for the fiscal years ending December 31, 2020 through December 31, 2025, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors—Certain Financial Projections” beginning on page 44. The costs associated with the Company being a publicly listed company, as provided by the Company management, were excluded from the financial projections of BITA Core because such costs would likely be eliminated as a result of the Merger. The following table sets forth the free cash flow projections for BITA Core based on the Management Projections used in Duff & Phelps’ analysis:

BITA Core	Fiscal Year Ending December 31,
	Q2-Q4 2020E	2021E	2022E	2023E	2024E	2025E
(In RMB thousand)
Earnings Before Interest and Taxes	(386,000)	(350,000)	(121,200)	125,000	300,500	354,200
Pro Forma Taxes	-	-	-	(27,900)	(59,490)	(69,156)
Net Operating Profit After Tax	(386,000)	(350,000)	(121,200)	97,100	241,010	285,044

Depreciation and Amortization	30,000	40,000	50,000	50,000	50,000	50,000
Less: Investment in Property, Plant and Equipment	(40,000)	(40,000)	(45,000)	(45,000)	(45,000)	(40,000)
Less: Investment in Intangible Assets	(11,000)	(10,000)	(10,000)	(10,000)	(10,000)	(10,000)
(Increase) / Decrease in Working Capital (1)	12,480	(95,000)	(119,000)	(36,000)	(55,000)	56,000
Free Cash Flow (2)	(394,520)	(455,000)	(245,200)	56,100	181,010	341,044

Notes:

(1)	Working capital change in 2020 reflects normalized level.
(2)	Prior to application of 10% dividend withholding tax calculated based on levered cash flows.

Duff & Phelps estimated the net present value of all cash flows attributable to BITA Core after fiscal year 2025 (the “Terminal Value”) using a perpetuity growth formula assuming a terminal growth rate of 3.5%, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and BITA Core’s business. Duff & Phelps used discount rates ranging from 14.50% to 16.50%, reflecting Duff & Phelps’ estimate of BITA Core’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated BITA Core’s weighted average cost of capital by estimating the weighted average of BITA Core’s cost of equity (derived using the capital asset pricing model) and BITA Core’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for BITA Core of RMB260.0 million to RMB540.0 million.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected M&A transactions for purposes of comparing valuation multiples of the selected public companies and selected merger and acquisition transactions to the valuation multiples for BITA Core implied by the valuation range determined from the discounted cash flow analysis. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to BITA Core, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of BITA Core and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of BITA Core. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of BITA Core to corresponding data and ratios from publicly traded companies in the online auto services and vertical services industries that Duff & Phelps deemed relevant to its analysis. For the purpose of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to compare with the valuation multiples for BITA Core implied by the valuation range determined from the discounted cash flow analysis. The eleven companies included in the selected public company analysis in the online auto services and vertical services industries were:

China Online Auto Services	• Autohome Inc.
• Pacific Online Limited

China Online Verticals	• 58.com Inc.
• 51job, Inc.
• Fang Holdings Limited
• Leju Holdings Limited

Global Auto Services	• Auto Trader Group plc
• Scout24 AG
• Carsales.com Ltd
• CarGurus, Inc.
• Cars.com Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of BITA Core.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2020, 2021 and 2022 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to BITA Core’s fiscal year ends for which information was available. Data related to BITA Core’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and include share-based compensation.

Due to the limited comparability of the selected public companies’ financial metrics relative to those of BITA Core, rather than applying a range of selected multiples from a review of the public companies, Duff & Phelps reviewed various valuation multiples for BITA Core implied by the valuation range determined from the discounted cash flow analysis in the context of BITA Core’s relative size, growth in revenue and profits, profit margins, capital spending and other characteristics that it deemed relevant.

	Revenue Growth					EBITDA Growth					EBITDA Margin
	2-YR CAGR (1)	LTM (2)	2020	2021	2022	2-YR CAGR	LTM	2020	2021	2022	3-YR AVG	LTM	2020	2021	2022
China Online Auto Services
Autohome Inc.	16.4%	10.6%	1.3%	13.3%	11.6%	25.2%	5.8%	0.8%	15.9%	13.2%	38.5%	39.4%	39.6%	40.5%	41.1%
Pacific Online Limited	1.4%	-3.1%	NA	NA	NA	16.9%	21.1%	NA	NA	NA	19.7%	23.1%	NA	NA	NA
Group Median	8.9%	3.7%	1.3%	13.3%	11.6%	21.0%	13.4%	0.8%	15.9%	13.2%	29.1%	31.3%	39.6%	40.5%	41.1%
China Online Verticals
58.com Inc.	24.4%	18.6%	-0.6%	19.4%	11.3%	20.7%	16.2%	0.6%	27.9%	10.5%	21.5%	20.9%	21.1%	22.6%	22.5%
51job, Inc.	17.8%	-0.3%	-4.1%	12.2%	11.1%	19.8%	-5.8%	-15.9%	17.5%	11.5%	33.0%	31.6%	29.4%	30.8%	30.9%
Fang Holdings Limited	-28.0%	12.3%	NA	NA	NA	19.9%	NM	NA	NA	NA	8.3%	24.0%	NA	NA	NA
Leju Holdings Limited	-9.1%	32.8%	20.8%	21.0%	29.6%	NM	NM	44.0%	15.7%	NA	-11.3%	4.0%	5.9%	5.7%	NA
Group Median	4.3%	15.4%	-0.6%	19.4%	11.3%	19.9%	5.2%	0.6%	17.5%	11.0%	14.9%	22.4%	21.1%	22.6%	26.7%
Global Auto Services
Auto Trader Group plc	6.8%	6.8%	-16.2%	14.2%	10.5%	9.6%	7.8%	-19.6%	18.6%	10.9%	68.4%	70.3%	68.6%	71.2%	71.5%
Scout24 AG	NA	-12.0%	-1.8%	13.2%	12.1%	NA	-13.6%	11.0%	15.7%	11.4%	53.4%	52.4%	58.2%	59.5%	59.2%
Carsales.com Ltd	5.9%	11.9%	-4.5%	9.4%	11.4%	6.4%	-0.5%	4.9%	12.9%	10.1%	47.2%	46.0%	50.5%	52.1%	51.5%
CarGurus, Inc.	36.3%	24.6%	-13.8%	27.1%	16.4%	48.7%	65.3%	-51.6%	NM	NM	6.5%	8.0%	4.0%	8.5%	13.2%
Cars.com Inc.	-1.6%	-8.5%	-15.2%	14.5%	4.3%	-16.3%	-23.7%	-33.4%	38.1%	8.3%	33.4%	29.0%	21.6%	26.1%	27.1%
Group Median	6.4%	6.8%	-12.9%	14.2%	11.3%	8.0%	-0.5%	-19.6%	17.2%	10.4%	47.2%	46.0%	50.5%	52.1%	51.5%
Aggregate
Mean	7.0%	8.5%	-3.8%	16.0%	13.2%	16.8%	8.1%	-6.6%	20.3%	10.8%	29.0%	31.7%	33.2%	35.2%	39.6%
Median	6.4%	10.6%	-4.1%	14.2%	11.4%	19.8%	5.8%	0.6%	16.7%	10.9%	33.0%	29.0%	29.4%	30.8%	36.0%
BITA Core	7.2%	NA	-1.3%	6.1%	7.1%	NM	NA	NM	NM	NM	10.2%	-15.8%	-16.4%	-8.2%	-1.8%

Notes:

(1)	CAGR=Compound Annual Growth Rate.
(2)	LTM=Latest Twelve Months.

Enterprise Value as a Multiple of
	LTM EBITDA	2020 EBITDA	2021 EBITDA	2022 EBITDA	LTM Revenue	2020 Revenue	2021 Revenue	2022 Revenue
China Online Auto Services
Autohome Inc.	18.5x	18.0x	15.6x	13.7x	7.29x	7.14x	6.30x	5.65x
Pacific Online Limited	3.1x	NA	NA	NA	0.73x	NA	NA	NA
Group Median	10.8x	18.0x	15.6x	13.7x	4.01x	7.14x	6.30x	5.65x
China Online Verticals
58.com Inc.	12.1x	12.0x	9.4x	8.5x	2.53x	2.55x	2.13x	1.91x
51job, Inc.	17.8x	19.4x	16.5x	14.8x	5.63x	5.69x	5.08x	4.57x
Fang Holdings Limited	6.9x	NA	NA	NA	1.66x	NA	NA	NA
Leju Holdings Limited	3.4x	1.7x	1.4x	NA	0.14x	0.10x	0.08x	0.06x
Group Median	9.5x	12.0x	9.4x	11.7x	2.10x	2.55x	2.13x	1.91x
China Mean	10.3x	12.8x	10.7x	12.3x	3.00x	3.87x	3.40x	3.05x
China Median	9.5x	15.0x	12.5x	13.7x	2.10x	4.12x	3.60x	3.24x
Global Auto Services
Auto Trader Group plc	21.5x	26.2x	22.1x	19.9x	15.14x	17.97x	15.74x	14.24x
Scout24 AG	22.6x	21.1x	18.2x	16.4x	11.83x	12.29x	10.86x	9.69x
Carsales.com Ltd	22.7x	21.7x	19.2x	17.4x	10.46x	10.95x	10.00x	8.98x
CarGurus, Inc.	NM	NM	54.8x	30.3x	4.90x	5.91x	4.65x	3.99x
Cars.com Inc.	6.2x	9.7x	7.1x	6.5x	1.81x	2.11x	1.84x	1.77x
Group Median	22.1x	21.4x	19.2x	17.4x	10.46x	10.95x	10.00x	8.98x
Aggregate
Mean	13.5x	16.2x	18.2x	15.9x	5.65x	7.19x	6.30x	5.65x
Median	15.0x	18.7x	16.5x	15.6x	4.90x	5.91x	5.08x	4.57x

Selected M&A Transactions Analysis. Duff & Phelps compared BITA Core to the target companies involved in the selected M&A transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected online auto service and online verticals indicated enterprise value to latest twelve months (“LTM”) revenue multiples ranging from 0.35x to 20.08x, with a median of 4.42x, and enterprise value to LTM EBITDA multiples ranging from 13.8x to 52.8x, with a median of 27.8x.

Due to certain characteristics of the transactions and the target companies in the selected M&A transactions analysis, including business comparability, profitability and lack of recent relevant transactions, the fact that the information available for the selected M&A transactions is limited as most of these transactions involved are private transactions, and the fact that the financial multiples as implied by these transactions vary too significantly from transaction to transaction to reveal any meaningful relationship between different parameters of the target companies in the transactions and the multiples as implied by the transactions, Duff & Phelps did not select valuation multiples for BITA Core based on the selected M&A transactions analysis.

Online Auto Services

			LTM	LTM
Announced	Target Name	Acquirer Name	Revenue (US$ in millions)	EBITDA (US$ in millions)	EBITDA Margin	EV / EBITDA		EV / Revenue
Feb-18	Dealer Inspire, Inc. and Launch Digital Marketing, LLC	Cars.com Inc.	$205	$41	9.8%	51.3	x	5.00	x
Nov-17	SK ENCARSALES.COM Ltd.	Carsales.com Ltd	$374	$35	NA	NA		10.55	x
Sep-16	Beijing Yesway Information Technology Co., Ltd.	Xingmin Intelligent Transportation Systems (Group) Co., Ltd.	$60	$15	NA	NA		4.13	x
Mar-16	Beijing Zhiyue Network Technology Co., Ltd.	Keda Group Co., Ltd.	$107	$5	NA	NA		20.08	x
Aug-15	Beijing 58 Auto Technology Co.,Ltd.	58.com Inc.	$21	$20	7.5%	13.8	x	1.04	x
Aug-15	HERE Holding Corporation	Daimler AG; Bayerische Motoren Werke AG; AUDI AG	$3,124	$1,064	NA	NA		2.94	x
Jun-15	Dealertrack Technologies, Inc	Cox Automotive, Inc.	$4,464	$948	13.0%	36.1	x	4.71	x
May-15	Dealix Corporation And Autotegrity, Inc.	Autobytel Inc. (nka:AutoWeb, Inc.)	$25	$71	NA	NA		0.35	x
Group Mean					10.1%	33.7	x	6.1	x
Group Median					9.8%	36.1	x	4.4	x

Online Verticals
Apr-20	58.com Inc.	General Atlantic Service Company, L.P.; General Atlantic Singapore Fund Pte. Ltd; Warburg Pincus Asia LLC; Ocean Link Partners Limited	$6,896	$2,205	$486.7	22.1%	14.2	x	3.13	x
May-18	Mitula Group Limited	LIFULL Co., Ltd.	$145	$27	$7.5	27.5%	19.5	x	5.36	x
May-17	Angie's List, Inc.	HomeAdvisor, Inc. (nka:ANGI Homeservices Inc.)	$588	$313	$11.1	3.6%	52.8	x	1.88	x
Jun-15	Gongkong (Beijing) Information Technology Co.,Ltd	Zhongyeda Electric Co., Ltd.	$48	$5	NA	NA	NA		10.07	x
Group Mean						17.7%	28.8	x	5.11	x
Group Median						22.1%	19.5	x	4.24	x
Aggregate Mean						13.9%	31.3	x	5.77	x
Aggregate Median						11.4%	27.8	x	4.42	x

Summary of Selected Public Companies / M&A Transactions Analyses

Duff & Phelps noted that while it reviewed the selected public companies and the selected M&A transactions, it did not select valuation multiples for BITA Core based on the selected public companies analysis and the selected M&A transactions analysis for the reasons described in the sections titled “Selected Public Companies Analysis” and “Selected M&A Transactions Analysis” above, respectively.

Summary of Analyses for BITA Core

The range of estimated enterprise value for BITA Core that Duff & Phelps derived from its discounted cash flow analysis was RMB260.0 million to RMB540.0 million. Duff & Phelps concluded that the BITA Core’s enterprise value was within a range of RMB260.0 million to RMB540.0 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated BITA Core’s value range of equity attributable to the Company’s shareholders to be RMB1,901.0 million ($269.2 million) to RMB2,181.0 million ($308.9 million) by:

•	adding cash and cash equivalents of RMB3,006.0 million as of March 31, 2020;

•	adding loan to third parties and other non-operating prepayments and receivables of RMB51.0 million as of March 31, 2020;

•	subtracting working capital deficit of RMB840.0 million as of March 31, 2020; and

•	subtracting short-term borrowings of RMB576.0 million as of March 31, 2020.

Analyses for CIG

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to CIG for the fiscal years ending December 31, 2020 through December 31, 2025, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purpose of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors—Certain Financial Projections” beginning on page 44. The following table sets forth the free cash flow projections for CIG based on the Management Projections used in Duff & Phelps’ analysis:

CIG	Fiscal Year Ending December 31,
	Q2-Q4, 2020E	2021E	2022E	2023E	2024E	2025E
(in RMB thousand)
Earnings Before Interest and Taxes	17,000	28,000	53,000	67,000	81,000	87,000
Pro Forma Taxes	-	(7,000)	(13,000)	(17,000)	(20,000)	(22,000)
Net Operating Profit After Tax	17,000	21,000	40,000	50,000	61,000	65,000

Depreciation	6,000	7,000	7,000	7,000	7,000	7,000
Amortization	2,000	3,000	3,000	3,000	3,000	3,000
Capital Expenditures	(13,000)	(10,000)	(10,000)	(10,000)	(10,000)	(10,000)
(Increase) / Decrease in Working Capital	74,000	(32,000)	(29,000)	(28,000)	(33,000)	(32,000)
Free Cash Flow (1)	86,000	(11,000)	11,000	22,000	28,000	33,000

Note:

(1)	Prior to application of 10% dividend withholding tax calculated based on levered cash flows.

Duff & Phelps estimated the net present value of all cash flows attributable to CIG after fiscal year 2025 (the “Terminal Value”) using a perpetuity growth formula assuming a terminal growth rate of 3.0%, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and CIG’s business. Duff & Phelps used discount rates ranging from 12.75% to 14.75%, reflecting Duff & Phelps’ estimate of CIG’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated CIG’s weighted average cost of capital by estimating the weighted average of CIG’s cost of equity (derived using the capital asset pricing model) and CIG’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for CIG of RMB280.0 million to RMB330.0 million.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for the purpose of comparing valuation multiples of the selected public companies and selected merger and acquisition transactions to the valuation multiples for CIG implied by the valuation range determined from the discounted cash flow analysis. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to CIG, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of CIG and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of CIG. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of CIG to corresponding data and ratios from publicly traded companies in the advertising agency industry that Duff & Phelps deemed relevant to its analysis. For the purpose of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to compare with the valuation multiples for CIG implied by the valuation range determined from the discounted cash flow analysis. The eight companies included in the selected public company analysis in the advertising agency industry were:

• Omnicom Group Inc.
• WPP plc
• Publicis Groupe S.A.
• Dentsu Group Inc.
• The Interpublic Group of Companies, Inc.
• Hakuhodo DY Holdings Inc
• MDC Partners Inc.
• The Mission Group plc

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the CIG.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2020, 2021 and 2022 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to CIG’s fiscal year ends for which information was available.

Due to the limited comparability of the selected public companies’ financial metrics relative to those of CIG, rather than applying a range of selected multiples from a review of the public companies, Duff & Phelps reviewed various valuation multiples for CIG implied by the valuation range determined from the discounted cash flow analysis in the context of CIG’s relative size, growth in revenue and profits, profit margins, capital spending and other characteristics that it deemed relevant.

	Net Revenue Growth					EBITDA Growth					EBITDA Margin
	2-YR CAGR	LTM	2020	2021	2022	2-YR CAGR	LTM	2020	2021	2022	3-YR AVG	LTM	2020	2021	2022
Omnicom Group Inc.	-1.1%	-1.6%	-12.5%	5.3%	2.2%	-0.2%	-0.6%	-21.2%	13.6%	1.9%	15.2%	15.4%	13.9%	15.0%	14.9%
WPP plc	-1.3%	-0.3%	-10.8%	4.7%	1.6%	-0.7%	21.2%	-29.5%	20.5%	4.8%	16.6%	17.8%	14.0%	16.2%	16.7%
Publicis Groupe S.A.	8.6%	10.6%	-13.1%	5.8%	3.1%	13.9%	7.5%	-20.8%	17.1%	6.6%	20.5%	21.0%	19.1%	21.2%	21.9%
Dentsu Group Inc.	6.2%	2.2%	-5.2%	9.1%	2.3%	2.5%	-6.1%	-30.6%	11.1%	-0.6%	22.2%	19.8%	16.1%	16.4%	16.0%
The Interpublic Group of Companies, Inc.	2.8%	-2.1%	-12.2%	6.1%	1.6%	NM	NM	-21.7%	13.3%	4.3%	NM	NM	14.4%	15.4%	15.8%
Hakuhodo DY Holdings Inc	NM	NM	NM	-2.5%	-2.4%	NM	NM	NM	9.4%	-14.3%	NM	NM	4.0%	4.5%	3.9%
MDC Partners Inc.	-3.3%	-4.3%	NA	NA	NA	-10.6%	22.2%	NA	NA	NA	10.6%	11.4%	NA	NA	NA
The Mission Group plc	8.9%	7.0%	NA	NA	NA	28.2%	6.1%	NA	NA	NA	7.5%	8.2%	NA	NA	NA
Mean	3.0%	1.6%	-10.8%	4.7%	1.4%	5.5%	8.4%	-24.8%	14.2%	0.4%	15.4%	15.6%	13.6%	14.8%	14.9%
Median	2.8%	-0.3%	-12.2%	5.5%	1.9%	1.1%	6.8%	-21.7%	13.4%	3.1%	15.9%	16.6%	14.2%	15.8%	15.9%
CIG	10.4%	NA	-16.1%	0.1%	2.2%	-43.6%	NA	-85.7%	375.0%	65.8%	14.3%	1.4%	0.8%	3.7%	6.1%

	Enterprise Value as a Multiple of
	LTM EBITDA		2020 EBITDA		2021 EBITDA		2022 EBITDA		LTM Revenue		2020 Revenue		2021 Revenue		2022 Revenue
Omnicom Group Inc.	6.9	x	8.7	x	7.7	x	7.5	x	1.06	x	1.21	x	1.15	x	1.12	x
WPP plc	4.6	x	6.5	x	5.4	x	5.2	x	0.82	x	0.92	x	0.88	x	0.86	x
Publicis Groupe S.A.	4.2	x	5.3	x	4.5	x	4.3	x	0.88	x	1.02	x	0.96	x	0.93	x
Dentsu Group Inc.	5.3	x	6.9	x	6.2	x	6.2	x	1.05	x	1.11	x	1.02	x	1.00	x
The Interpublic Group of Companies, Inc.	7.4	x	9.4	x	8.3	x	8.0	x	1.20	x	1.36	x	1.28	x	1.26	x
Hakuhodo DY Holdings Inc	NM		4.5	x	4.1	x	4.8	x	NM		0.18	x	0.19	x	0.19	x
MDC Partners Inc.	8.4	x	NA		NA		NA		0.96	x	NA		NA		NA
The Mission Group plc	5.1	x	NA		NA		NA		0.42	x	NA		NA		NA
Mean	6.0	x	6.9	x	6.0	x	6.0	x	0.91	x	0.97	x	0.91	x	0.89	x
Median	5.3	x	6.7	x	5.8	x	5.7	x	0.96	x	1.06	x	0.99	x	0.96	x

Selected M&A Transactions Analysis. Duff & Phelps compared CIG to the target companies involved in the selected M&A transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected digital marketing and advertising companies indicated enterprise value to LTM revenue multiples ranging from 0.22x to 4.34x, with a median of 2.3x, and enterprise value to LTM EBITDA multiples ranging from 5.1x to 19.9x, with a median of 12.7x.

Due to certain characteristics of the transactions and the target companies in the selected M&A transactions, including business comparability, profitability and lack of recent relevant transactions, the fact that the information available for the selected M&A transactions is limited as most of these transactions involved are private transactions, and the fact that the financial multiples as implied by these transactions vary too significantly from transaction to transaction to reveal any meaningful relationship between different parameters of the target companies in the transactions and the multiples as implied by the transactions, Duff & Phelps did not select valuation multiples for CIG based on the selected M&A transactions analysis.

			Enterprise	LTM	LTM
Announced	Target Name	Acquirer Name	Value (US$ in millions)	Revenue (US$ in millions)	EBITDA (US$ in millions)	EBITDA Margin	EV / EBITDA		EV / Revenue
Feb-20	Sandbox Group LLC	Merge Design & Interactive, Inc.	$35	$8	NA	NA	NA		4.33	x

Feb-20	Growww Media Co., Ltd.	Hakuhodo Zeta Inc.	$107	$133	$16	11.7%	6.9	x	0.80	x
Feb-20	TradeDoubler AB (publ)	Reworld Media Société Anonyme	$27	$120	$3	2.1%	10.3	x	0.22	x
Oct-19	Firewood Marketing, Inc.	MediaMonks B.V.	$150	$57	$10	18.1%	14.6	x	2.64	x
Apr-19	Epsilon Data Management, LLC	Publicis Groupe Holdings B.V.; MMS USA Investments, Inc.	$4,400	$1,900	NA	NA	NA		2.32	x
Sep-18	Shanghai Qianma Network Science and Technology Co., Ltd.	Beijing Yuanlong Yato Culture Dissemination Co.,Ltd.	$50	$20	$4	18.6%	13.8	x	2.57	x
Jun-18	My Media S.A.S. (nka:Heroiks)	LBO France; White Knight IX	$71	$28	NA	NA	NA		2.50	x
Feb-18	Brandwidth Group Limited	Next Fifteen Communications Group plc	$14	$10	NA	NA	NA		1.40	x
Jan-18	Daehong Communications Inc.	LOTTE Corporation	$207	$389	$38	9.7%	5.5	x	0.53	x
Dec-17	Goldbach Group AG	Tamedia AG (nka:TX Group AG)	$180	$507	$36	7.0%	5.1	x	0.36	x
Nov-17	The Corner Communications (London) Limited	Be Heard Group plc	$17	$7	$1	19.7%	11.6	x	2.28	x
Oct-17	Asatsu-DK Inc. (nka:ADK Holdings Inc.)	Bain Capital Private Equity, LP	$1,188	$3,153	$72	2.3%	16.5	x	0.38	x
May-17	Havas SA	Vivendi SA	$4,309	$2,486	$379	15.3%	11.4	x	1.73	x
Feb-17	SinnerSchrader Aktiengesellschaft	Accenture Holding GmbH & Co. KG	$104	$55	$6	11.1%	17.0	x	1.90	x
Dec-16	Kameleon Worldwide Limited	Be Heard Group plc	$13	$3	$1	21.8%	19.9	x	4.34	x
Apr-16	ClickADV srl	Cerved Group S.p.A.	$20	$9	$3	30.1%	7.5	x	2.26	x
Mean							12.3	x	1.9	x
Median							12.7	x	2.3	x

Summary of Selected Public Companies / M&A Transactions Analyses

Duff & Phelps noted that while it reviewed the selected public companies and the selected M&A transactions, it did not select valuation multiples for CIG based on the selected public companies analysis and the selected M&A transactions analysis for the reasons described in the sections titled “Selected Public Companies Analysis” and “Selected M&A Transactions Analysis” above, respectively.

Summary of Analyses for CIG

The range of estimated enterprise value for CIG that Duff & Phelps derived from its discounted cash flow analysis was RMB280.0 million to RMB330.0 million. Duff & Phelps concluded that the CIG’s enterprise value was within a range of RMB280.0 million to RMB330.0 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated CIG’s equity value range to be RMB539.9 million ($76.5 million) to RMB589.9 million ($83.6 million) by:

•	adding cash and cash equivalents of RMB295.6 million as of March 31, 2020;

•	adding interests in investees of RMB42.3 million as of March 31, 2020;

•	adding after-tax other income of RMB6.0 million as of March 31, 2020; and

•	subtracting short-term borrowings of RMB84.0 million as of March 31, 2020.

Based on the Company’s approximately 57.1% equity ownership in CIG, Duff & Phelps then estimated the value of the Company’s equity stake in CIG to be $43.6 million to $47.7 million.

Summary of SOTP Analyses

Duff & Phelps concluded the range of common equity value of the Company to be $1,174.6 million to $1,385.6 million by:

•	summing the values of the Company’s equity stakes in Yixin, BITA Core and CIG based on the analyses described in the above sections;

•	adding the estimated cash proceeds from the exercise of in-the-money stock options issued by the Company of $2.1 million;

•	adding the value of the Company’s other investments and subsidiaries of $297.9 million to $382.9 million;

•	subtracting the Company’s net repurchase obligation to repurchase approximately 11.7% of CIG’s equity of $50.1 million to $49.3 million based on the repurchase price and the range of the concluded equity value of CIG.

Based on the foregoing analyses, Duff & Phelps estimated the value of each Share and ADS of the Company to range from $15.61 to $18.41. Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of the ADSs (other than ADSs representing the Excluded Shares) in the Merger was within the range of the per Share and ADS value indicated by its analyses.

Duff & Phelps' opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

Other Information

Duff & Phelps observed additional factors that were not considered part of Duff & Phelps’ financial analysis with respect to its opinion, but which were noted as reference data for the Special Committee, including the following information described under the section titled “Historical Trading Metrics.”

Historical Trading Metrics

For the reference of the Special Committee only, and not as a component of its fairness analysis, Duff & Phelps reviewed the following historical trading metrics on the ADSs.

Bitauto Holdings Limited - Trading History and Selected Public Market Observations
September 12, 2018 to June 10, 2020

The historical trading metrics were provided for the Special Committee’s reference as information that the committee might find relevant in considering the likely reaction of ADS holders to the Merger. The historical trading metrics did not constitute a part of Duff & Phelps’ fairness analysis because the historical trading metrics do not relate to the underlying value of ADSs.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of $600,000, consisting of a nonrefundable retainer of $300,000 payable upon engagement, $270,000 payable upon delivery of the opinion by Duff & Phelps, and $30,000 payable upon the consummation of the Merger.

No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion expressed in the opinion, a portion of Duff & Phelps’ fee is payable upon the consummation of the Merger. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for all its out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed $50,000.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s Board are aware of these fee arrangements. During the two years preceding the date of its opinion, in matters unrelated to the Merger, Duff & Phelps has provided certain valuation and other advisory services to Tencent Holdings Limited, JD.com, Inc., and Cox Enterprises, Inc. (or their affiliates) and received fees, expense reimbursement, and indemnification for such engagements. Also during the two years preceding the date of its opinion, Duff & Phelps served as an independent financial advisor to the board of directors of Yixin in connection with a transaction unrelated to the Merger and received fees, expense reimbursement, and indemnification for the engagement.

Purposes of and Reasons for the Merger

The Buyer Group

Under the SEC rules governing going private transactions, each member of the Buyer Group is deemed to be engaged in a going private transaction and, therefore, required to express his, her or its reasons for the Merger to the Unaffiliated Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Buyer Group, the purpose of the Merger is to enable the Buyer Group to acquire, directly or indirectly, 100% control of the Company in a transaction in which the Company’s Unaffiliated Holders will be cashed out in exchange for the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, such that the Buyer Group will benefit from the rewards and bear the risks of sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow members of the Buyer Group which are currently shareholders of the Company to maintain a significant portion of their investment in the Company through their ownership in Parent, as further described in this proxy statement under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 76.

The Buyer Group believes that the operating environment has changed in a significant manner since the Company’s initial public offering in 2010. There is greater domestic competition in the businesses in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. Following the Merger, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

As a privately held company, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to Unaffiliated Holders’ concerns and to engage in an ongoing dialogue with Unaffiliated Holders can distract management’s time and attention from the effective operation and improvement of the business.

In light of the Buyer Group’s evaluation of the competitive landscape and the challenges faced by the Company as described above, including the pressure on the Company’s operating and financial performance as a result of the recent economic slowdown in China, each member of the Buyer Group decided to undertake the Merger at this time as it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures. The Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders to receive $16 per Share and its ADS holders to receive $16 per ADS in cash, without interest and net of any applicable withholding taxes. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption “—Reasons for the Merger and Recommendation of the Special Committee and the Board.”

Effects of the Merger on the Company

Private Ownership

ADSs representing Shares are currently listed on the NYSE with the symbol “BITA.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. Following the consummation of the Merger, ADSs will not be listed on the NYSE or any securities exchange or quotation system, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the consummation of the Merger or such longer period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately $2.18 million and $2.10 million for the years ended December 31, 2018 and December 31, 2019, respectively. After the consummation of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the consummation of the Merger, the ADS program for the Shares will terminate.

Treatment of Company’s Issued and Outstanding Shares and ADSs

Upon completion of the Merger, each issued and outstanding Share and ADS (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration (less $0.05 per ADS cash distribution fees payable pursuant to the terms of the Deposit Agreement), respectively, in cash, without interest and net of any applicable withholding taxes.

Each Excluded Share, and each ADS representing Excluded Shares, issued and outstanding immediately prior to the Effective Time, will automatically be cancelled and cease to exist, without payment of any consideration or distribution therefor. Each Dissenting Share will be cancelled and cease to exist at the Effective Time, but will not be converted into or exchangeable for or represent the right to receive the merger consideration pursuant to the Merger Agreement, and the Dissenting Shareholders will instead be entitled to receive only payment of the fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Law.

Treatment of Company Options

At the Effective Time, each fully Vested Option granted under the Company’s 2006 Stock Incentive Plan adopted on December 31, 2006, 2010 Stock Incentive Plan adopted on February 8, 2010, 2012 Share Incentive Plan adopted on August 7, 2012 and 2016 Share Incentive Plan adopted on November 17, 2016, in each case, including any amendment thereto (each, a “Company Equity Plan”) outstanding immediately prior to the Effective Time will be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Option, multiplied by the number of Shares underlying such Company Option, provided that if the exercise price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

At the Effective Time, each Unvested Option granted under a Company Equity Plan outstanding immediately prior to the Effective Time will be cancelled and immediately converted into the right to receive in exchange therefor an award of option (“Parent Option”) to purchase the same number of Parent’s common shares as the total number of Shares subject to such Company Option immediately prior to the Effective Time, at a per-share exercise price equal to the exercise price of such Company Option immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms), provided that the number of Parent’s common shares subject to such Parent Option and/or the exercise price of such Parent Option may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Unvested Options.

Treatment of Company Restricted Share Units

At the Effective Time, each fully vested RSU Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time and each unvested Company RSU Award granted to independent directors of the Board (each, a “Qualified RSU”) will be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Qualified RSU.

At the Effective Time, each unvested Company RSU Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time (other than any unvested Company RSU Award held by the independent directors of the Board) (each, an “Unvested RSU”) will be cancelled and immediately converted into the right to receive in exchange therefor an award of Parent’s restricted share units (“Parent RSU Award”) to acquire the same number of Parent’s common shares as the total number of Shares subject to such Unvested RSU immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms), provided that the number of Parent’s common shares subject to such Parent RSU Award may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Unvested RSU.

Possible Unconditional Mandatory Cash Offers in Relation to Yixin Triggered by the Merger

As of the date of this proxy statement:

(i)	Tencent Group holds 1,312,059,280 Yixin Shares, representing approximately 20.58% of the total issued Yixin Shares. The voting rights attached to 637,334,205 Yixin Shares (representing approximately 10.00% of the total issued Yixin Shares) out of such 1,312,059,280 Yixin Shares have been granted to the Company pursuant to a voting proxy agreement entered into between the Company and Tencent on November 15, 2019 (the “Voting Proxy Agreement”). As such, the Tencent Group controls the voting rights attached to an aggregate of 674,725,075 Yixin Shares, representing approximately 10.58% of the total issued Yixin Shares;

(ii)	Hammer Capital Group holds 94,345,860 Yixin Shares, representing approximately 1.48% of the total issued Yixin Shares; and

(iii)	The Company owns, directly and indirectly through Bitauto HK, 2,786,836,570 Yixin Shares, representing approximately 43.72% of the total issued Yixin Shares. In addition, the Company controls the voting rights attached to an additional 637,334,205 Yixin Shares, representing approximately 10.00% of the total issued Yixin Shares, pursuant to the Voting Proxy Agreement. Accordingly, the Company controls, directly or indirectly, the exercise of an aggregate of approximately 53.72% of the voting rights in Yixin.

Upon the Merger becoming effective, there will be a change in statutory control in the Company and as a result Morespark and Hammer Capital or their affiliates will acquire control (as defined under the HK Takeovers Code) of Yixin, which will trigger the mandatory offer requirement under Rule 26 and Rule 13 of the HK Takeovers Code. To comply with relevant requirements under the HK Takeovers Code, Morespark and Hammer Capital, having consulted with the SFC, will, through Tencent Mobility Limited and Hammer Capital Offerco 1 Limited, make a possible unconditional mandatory general offer to acquire all the issued Yixin Shares (other than the Yixin Shares beneficially owned by Tencent Group, Hammer Capital Group, the Company and Bitauto HK) pursuant to Note 8 to Rule 26.1 of the Takeovers Code at an offer price of HK$1.9088 per Yixin Share in cash and a possible offer to cancel all the outstanding share options granted by Yixin to its option holders under Yixin’s pre-IPO share option scheme pursuant to Rule 13 of the Takeovers Code at an offer price of HK$1.8980 per Yixin Share in cash (collectively, the “Yixin Offers”).

As the Yixin Offers will only be triggered upon the closing of the Merger and the Merger becoming effective, at which time the Unaffiliated Holders will have been cashed out in exchange for the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, the Yixin Offers are not considered material to the Unaffiliated Holders.

As of the date of this proxy statement, JD Financial Investment Limited (“JD Financial”) beneficially owns 684,283,320 Yixin Shares, representing approximately 10.73% of the total issued Yixin Shares. As part of the arrangements between the Sponsors and JD Global in support of the Merger, the Sponsors entered into a deed of irrevocable undertaking with JD Financial on September 12, 2019 in connection with the Yixin Offers, pursuant to which JD Financial has undertaken not to accept the Yixin Offers in respect of the 684,283,320 Yixin Shares beneficially owned by it, provided that the offer price does not exceed HK$2.00 per Yixin Share.

Directors and Management of the Surviving Company

If the Merger is consummated, the current memorandum and articles of association of the Surviving Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the consummation of the Merger (except that, at the Effective Time, Article I of the articles of association of the Surviving Company will be amended to read as follows: “The name of the company is Bitauto Holdings Limited”) and all references to the authorized share capital of the Surviving Company will be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger). In addition, the directors of Merger Sub immediately prior to the consummation of the Merger (identified below in “Annex E—Directors and Executive Officers of Each Filing Person”) will become the directors of the Surviving Company and the officers of the Company immediately prior to the consummation of the Merger will remain the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Holders include the following:

•	The receipt by the Unaffiliated Holders of $16 per Share or $16 per ADS in cash, representing a premium of 16.4% to the closing price on September 12, 2019, the last full trading day prior to the Company’s announcement that it had received a going private proposal on September 13, 2019, and a premium of 35.1% to the average closing price of the Company's ADSs during the 30 trading days prior to its receipt of the going private proposal.

•	The avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Unaffiliated Holders include the following:

•	Such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company’s ordinary shares, if any;

•	In general, the receipt of cash pursuant to the Merger or through the exercise of Dissenter Rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 80; and

•	Since the Company became publicly listed in November 2010, the highest historical closing price of our ADSs ($96.14 per ADS) exceeds the Per ADS Merger Consideration.

The primary benefits of the Merger to the Buyer Group include the following:

•	If the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•	The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	The Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

•	The Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	The Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

•	The Buyer Group will be the direct beneficiaries of a reduction of the costs in the amount of approximately $2.14 million per year and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the Merger to the Buyer Group include the following:

•	All of the risk of any possible decrease in our revenues, free cash flow or value following the Merger will be borne by the Buyer Group;

•	The business risks facing the Company will be borne by the Buyer Group;

•	Risks associated with any legal or regulatory proceedings against the Company will be borne by the Buyer Group;

•	An equity investment in the Surviving Company by Parent following the completion of the Merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	Following the completion of the Merger, there will be no trading market for the equity securities of the Surviving Company.

The primary benefits of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

•	The continuation of service of certain executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions;

•	Continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

•	The compensation of members of the Special Committee in exchange for their services in such capacity at a rate of $17,500 per month (subject to an aggregate maximum amount of $175,000) to the chairman of the Special Committee and $12,500 per month (subject to an aggregate maximum amount of $125,000) to each other member of the Special Committee, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger;

•	The cash-out of certain in-the-money Vested Options and vested Company RSU Awards held by certain of the Company’s executive officers and unvested Company RSU Awards held by the independent directors of the Board; and

•	The assumption and conversion of certain Unvested Options and unvested Company RSU Awards held by certain of the Company’s directors (other than the independent directors) of the Board and executive officers into equity incentive awards of Parent.

The primary detriments of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

•	Certain directors and officers of the Company, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	In general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

Company’s Net Book Value and Net Loss

Parent does not currently own any interest in the Company. Immediately after the closing of the Merger, Parent will own 100% of the outstanding Shares and will have a corresponding share in the Company’s net book value and net loss. The Company’s net loss attributable to the Company’s shareholders for the year ended December 31, 2019 was approximately $172.4 million and net book value attributable to the Company’s shareholders as of December 31, 2019 was approximately $1.4 billion.

The table below sets out the direct or indirect interest in the Company’s net book value and net loss for members of the Buyer Group immediately before and after the Merger, based on the historical net book value and net loss of the Company as of and for the year ended December 31, 2019.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Net Loss		Net Book Value		Net Loss
Name	US$’000	%(1)	US$’000	%(1)	US$’000	%(1)	US$’000	%(1)
Parent					1,434,052	100.0%	172,386	100.0%
Morespark(3)	49,750	3.5%	5,980	3.5%	971,903	67.8%	116,832	67.8%
Dongting(4)	41,186	2.9%	4,951	2.9%
THL E(5)	19,424	1.4%	2,335	1.4%
Hammer Capital	-	-	-	-	219,832	15.3%	26,426	15.3%
JD Global	348,786	24.3%	41,927	24.3%	212,355	14.8%	25,527	14.8%
Proudview(6)	139,751	9.7%	16,799	9.7%	29,963	2.1%	3,602	2.1%
Serene View(7)	10,064	0.7%	1,210	0.7%

(1)	Ownership percentages are based on 71,256,096.5 Shares issued and outstanding as of the date of this proxy statement (excluding treasury shares and ordinary shares issued to the depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Company’s share incentive plans).

(2)	Ownership percentages are subject to adjustment pursuant to the terms and conditions of the Interim Investors Agreement and do not take into account the dilutive effect of the Parent Options and Parent RSU Awards which will be issued at the Effective Time in exchange for the cancellation of the Unvested Options and Company RSU Awards.

(3)	Ownership of the Shares of the Company prior to the Merger and common shares of Parent after the Merger is directly attributable to Morespark, which is wholly owned by Tencent. Due to the ownership relationship, Tencent may also be deemed to have sole voting and dispositive power over the shares directly held by Morespark. The equity interest in Parent issuable pursuant to the Tencent Support Agreement and Morespark’s Equity Commitment Letter will be issued to Morespark.

(4)	Ownership of the Shares of the Company prior to the Merger is directly attributable to Dongting, which is wholly owned by Tencent. Due to the ownership relationship, Tencent may also be deemed to have sole voting and dispositive power over the shares directly held by Dongting.

(5)	Ownership of the Shares of the Company prior to the Merger is directly attributable to THL E, which is wholly owned by Tencent. Due to the ownership relationship, Tencent may also be deemed to have sole voting and dispositive power over the shares directly held by THL E.

(6)	Ownership of the Shares of the Company prior to the Merger and common shares of Parent after the Merger is directly attributable to Proudview. Mr. Li owns 99.8% of the outstanding capital stock of Proudview and has sole voting and investment power over Proudview. The remaining 0.2% of Proudview is owned by Mr. Weihai Qu. The equity interest in Parent issuable pursuant to the Rollover and Support Agreement entered into between Mr. Li and the Sponsors will be issued to Proudview.

(7)	Ownership of the Shares of the Company prior to the Merger is directly attributable to Serene View, which is wholly owned by Mr. Li. Due to the ownership relationship, Mr. Li may also be deemed to have sole voting and dispositive power over the shares directly held by Serene View.

Plans for the Company after the Merger

Parent anticipates that the Company’s operations will, after the Effective Time, be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. Please see “Special Factors — Financing of the Merger” beginning on page 73 for additional information.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. At this time, however, no actual agreement or understanding as to the particulars of the abovementioned plans has been determined or agreed upon.

Subsequent to the completion of the Merger, and following the completion of the anticipated deregistration of the Company’s ordinary shares and the ADSs, the delisting from the NYSE and the termination of the Company’s reporting obligations under the Exchange Act, the Company will no longer be subject to the Exchange Act or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses, and therefore may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on September 19, 2019 in response to the receipt of the proposal letter from Tencent and Hammer Capital on September 12, 2019.

In light of (i) the Buyer Group’s beneficial ownership of approximately 30,253,063.5 ordinary shares (including ordinary shares represented by ADSs), representing 42.46% of the voting rights of the entire issued and outstanding Shares (as of the date of this proxy statement) and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, no person other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative transaction to the proposed sale of the Company to the Buyer Group.

The Special Committee also took into account that, subject to compliance with the terms and conditions of the Merger Agreement, (i) prior to the receipt of the Company Shareholder Approval (as defined in the section entitled "Summary Term Sheet— Shareholder Vote Required to Authorize and Approve the Merger Agreement and the Plan of Merger"), the Board (upon recommendation of the Special Committee) is permitted to effect a Company Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement—No Company Adverse Recommendation Change”) with respect to an alternative acquisition proposal that is not withdrawn and the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal and (ii) prior to the receipt of the Company Shareholder Approval, can terminate the Merger Agreement in order to enter into an agreement in connection with an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of $15,000,000 as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered other alternatives available to the Company to enhance shareholder value, including remaining as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by the management, the offer premium implied by the merger consideration, the possibility of additional costs and burden of regulatory compliance, the challenges to the Company’s efforts to increase shareholder value as an independent publicly traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.

Effects on the Company if the Merger Is Not Consummated

If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not consummated for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs, as applicable, in connection with the Merger, nor will the holders of any Vested Options or Qualified RSUs receive any payment pursuant to the Merger Agreement, nor will any Unvested Options or Unvested RSUs be assumed and converted into equity incentive awards of Parent. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the Merger is not consummated, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be consummated.

Under certain specified circumstances, the Company may be required to pay Parent or its designees a termination fee of $15,000,000. For more details, please refer to the section entitled “The Merger Agreement—Termination Fee” beginning on page 106.

If the Merger is not consummated, the Board will, from time to time, evaluate and review the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not consummated for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and related transactions and pay related fees and expenses will be approximately $880 million (assuming no exercise of Dissenter Rights by shareholders of the Company). This amount includes the merger consideration to be paid to the Company’s shareholders and ADS holders (other than with respect to any Rollover Shares), holders of vested but unexercised Company Options and holders of Qualified RSU awards in accordance with the terms of the Merger Agreement, as well as the fees and expenses in connection with the Merger and related transactions. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be canceled for no consideration pursuant to the Merger Agreement.

The Buyer Group expects to fund this amount through a combination of:

•	cash contributions from Morespark and Hammer Capital pursuant to their respective Equity Commitment Letters, under which, subject to the terms and conditions thereof, Morespark and Hammer Capital will provide equity financing in an aggregate amount of approximately $873.7 million to Parent to complete the Merger and pay related fees and expenses; and

•	cash in the Company and its subsidiaries.

Equity Commitment Letters

Concurrently with the execution of the Merger Agreement on June 12, 2020, each of Morespark and Hammer Capital entered into an Equity Commitment Letter with Parent. Pursuant to these Equity Commitment Letters, each of Morespark and Hammer Capital has committed to contribute cash in the amount of approximately $699.0 million and $174.7 million, respectively, to Parent (or any other person as directed by Parent for the Specified Purpose (as defined below)) to complete the Merger (subject to certain adjustments to Morespark’s contribution amount as set forth in the relevant Equity Commitment Letter), in exchange for newly issued equity securities of Parent to be held by (i) Morespark or its designated affiliates and (ii) Hammer Capital or its designated affiliates, respectively. Such funds are to be used solely for the purpose of funding the merger consideration and any other amounts required to be paid by Parent pursuant to the Merger Agreement and paying fees and expenses incurred by Parent, the Company and following the closing of the Merger, the Surviving Company in connection with the Transactions (the "Specified Purpose").

The funding of each of Morespark’s and Hammer Capital’s commitment under its Equity Commitment Letter is conditioned upon, in addition to the execution and delivery of the Merger Agreement by the Company, (i) the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger under the Merger Agreement, (ii) the substantially contemporaneous consummation of the closing of the Merger, and (iii) the substantially contemporaneous funding to Parent of the contributions as contemplated by the other Equity Commitment Letter.

The obligation of each of Morespark and Hammer Capital to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the closing of the Merger, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the satisfaction in full of Morespark’s or Hammer Capital’s (as applicable) obligation to complete the contribution at or prior to the closing of the Merger, or (iv) the assertion by the Company or any of its affiliates of a claim against Morespark, Hammer Capital, any of their respective affiliates, Parent or Merger Sub relating to the Equity Commitment Letters, the Limited Guarantees, the Merger Agreement or any of the transactions contemplated thereby (other than a claim seeking specific performance or other equitable relief in accordance with the terms of the Equity Commitment Letters or the Merger Agreement).

Limited Guarantees

Concurrently with the execution of the Merger Agreement, each of Morespark and Hammer Capital entered into a Limited Guarantee. Under the Limited Guarantees, Morespark and Hammer Capital have, subject to the terms and conditions thereof, guaranteed in favor of the Company with respect to the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee that may become payable to the Company by Parent under certain circumstances and certain costs and expenses, as set forth in the Merger Agreement (the “Guaranteed Obligations”), provided that the maximum aggregate liability of each of Morespark and Hammer Capital under its Limited Guarantees shall not exceed $24.0 million and $6.0 million, respectively.

Each Limited Guarantee will terminate on the earliest of (i) the Effective Time, (ii) the payment in full of the Guaranteed Obligations (subject to the maximum amounts described above) and (iii) the valid termination of the Merger Agreement in accordance with its terms under the circumstance of which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee pursuant to the Merger Agreement.

Interim Investors Agreement

Concurrently with the execution of the Merger Agreement, the Rollover Shareholders and Hammer Capital entered into the Interim Investors Agreement, which governs, among other matters, the actions of and the relationship among such members of the Buyer Group with respect to the Merger Agreement, the Equity Commitment Letters, the Support and Rollover Agreements and the Limited Guarantees, and the transactions contemplated thereby until the termination of the Merger Agreement or consummation of the Merger.

The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (ii) the mechanism for making decisions relating to the equity financing pending consummation of the Merger, and the right of Parent at the direction of the Sponsors to enforce (including by specific performance) the provisions of each Equity Commitment Letter, (iii) the entry into, concurrently with the Effective Time, a shareholders' agreement of Parent or other definitive agreements and (iv) certain fees and expenses sharing arrangements among certain members of the Buyer Group.

Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, Parent, Morespark Limited, Dongting Lake Investment Limited and THL E Limited entered into the Tencent Support Agreement, and on September 12, 2019, each of JD Global and Mr. Li executed a Support and Rollover Agreement. Pursuant to the Support and Rollover Agreements, the Rollover Shares will be canceled at the closing of the Merger in consideration for such number of newly issued shares of Parent to be subscribed for by each Rollover Shareholder or its affiliate, as the case may be, as set forth in the relevant Support and Rollover Agreement.

In addition, on September 12, 2019, Cox Automotive Global Investments, Inc. entered into the Cox Support Agreement. The Support Agreements provide that all of the Shares (including Shares represented by ADSs) owned by the Supporting Shareholders will be voted (a) in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Transactions, including the Merger, (b) in favor of any other matters required to consummate the Merger and any other transactions contemplated by the Merger Agreement, (c) against any transaction, proposal, agreement or action made in opposition to the Merger or in competition or inconsistent with the Merger, and (d) against any other action, agreement or transaction that is intended to facilitate an alternative acquisition proposal or is intended to or could prevent, impede, or, in any material respect, interfere with, delay or adversely affect the Transactions, including the Merger, or the performance by such Supporting Shareholder of its obligations under the relevant Support Agreement.

The Support Agreements (other than the Tencent Support Agreement) terminate on the earliest to occur of (i) the closing of the Merger, (ii) the date on which the Merger Agreement is amended such that the Per Share Merger Consideration or the Per ADS Merger Consideration would be less than $16, except to the extent such lower price has been agreed to in writing by the relevant Supporting Shareholder and (iii) the termination of the Merger Agreement in accordance with its terms (other than under certain specified circumstances). The Tencent Support Agreement terminates on the earlier to occur of (i) the closing of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

As of the date of this proxy statement, the Supporting Shareholders beneficially own approximately 55.1% of our issued and outstanding Shares entitled to vote.

Consortium Agreement

On September 12, 2019, Morespark and Hammer Capital entered into a consortium agreement, pursuant to which Morespark and Hammer Capital agreed to, among other things, (i) form a consortium to work exclusively with one another for a period until September 12, 2020 or until the consortium agreement is terminated, (ii) cooperate and proceed in good faith to negotiate and (iii) cooperate in appointing legal, financial and other advisors, in each case, to undertake a transaction to acquire all of the outstanding Shares and ADSs of the Company not already owned by Morespark and Hammer Capital in a going private transaction.

Remedies

The parties to the Merger Agreement are entitled to specific performance and other equitable relief of the terms and provisions of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or in equity.

In the event that the Parent or Merger Sub fails to effect the closing when required to under the Merger Agreement for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform under the Merger Agreement, then, except for an order of specific performance as and only to the extent expressly permitted by the Merger Agreement, the Company’s termination of the Merger Agreement and receipt of the Parent Termination Fee and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates against the Parent, Merger Sub, the Sponsors or any of their respective affiliates for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform under the Merger Agreement or other failure of the Merger to be consummated. None of the Parent, Merger Sub, the Sponsors or any of their respective affiliates shall have any liability for monetary damages in connection with the Merger Agreement or any of the transactions contemplated under the Merger Agreement other than the payment of the Parent Termination Fee pursuant to the terms of the Merger Agreement.

If the Company pays the Company Termination Fee pursuant to the terms of the Merger Agreement, then any such payment and the Parent's right to terminate the Merger Agreement shall be the sole and exclusive remedy of any of the Parent, Merger Sub, the Sponsors and their respective affiliates against any of the Company, its subsidiaries, shareholders of the Company or any of its subsidiaries and any of their respective affiliates for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform under the Merger Agreement or other failure of the Merger to be consummated. None of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates shall have any liability for monetary damages in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement other than the payment by the Company of the Company Termination Fee. See “The Merger Agreement—Remedies and Limitations on Liability” beginning on page 107 for additional information.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Interests of the Buyer Group

As a result of the Merger, Parent will own 100% of the equity interest in the Surviving Company and the Buyer Group will own, directly or indirectly, 100% of the equity interest in Parent immediately following the completion of the Merger. Prior to or concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into the Support and Rollover Agreements with Parent. Pursuant to the Support and Rollover Agreements, the Rollover Shareholders have agreed to (i) vote all of the Shares (including Shares represented by ADSs) held directly or indirectly by them in favor of the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions; and (ii) receive no consideration for cancellation of the Rollover Shares in accordance with the Merger Agreement, and to subscribe for or otherwise receive newly issued shares of Parent at or immediately prior to the Effective Time. Immediately following the completion of the Merger, the Tencent Entities, Hammer Capital, JD Global and Mr. Li Filing Persons will beneficially own approximately 68.2%, 15.1%, 14.6% and 2.1% of the equity interest in Parent, respectively.

Because of Parent’s equity interest in the Surviving Company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of its original investment in the Company. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The investment by the Buyer Group in the Surviving Company will be illiquid, with no public trading market for the Surviving Company’s shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price, or that dividends paid by the Surviving Company will be sufficient to recover its investment.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with the reporting and compliance obligations of a publicly traded company, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Interests of the Company’s Executive Officers and Directors in the Merger

In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:

•	the potential enhancement or decline of share value for Parent, of which Mr. Li will be one of the beneficial owners upon the completion of the Merger, as a result of the Merger and future performance of the Surviving Company;

•	the beneficial ownership of equity interests in Parent by Mr. Li as a result of the Merger (if approved and consummated);

•	the cash-out of certain Vested Options and vested Company RSU Awards held by certain of the Company’s directors and executive officers as well as certain unvested Company RSU Awards held by members of the Special Committee;

•	continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•	the compensation at a rate of $17,500 per month (subject to an aggregate maximum amount of $175,000) to the chairman of the Special Committee and $12,500 per month (subject to an aggregate maximum amount of $125,000) to each other member of the Special Committee in exchange for his or her services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.

Treatment of Company Options and Company Restricted Share Units

Treatment of Company Options

At the Effective Time, each fully Vested Option granted under a Company Equity Plan outstanding immediately prior to the Effective Time will be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such Vested Option, multiplied by the number of Shares underlying such Company Option, provided that if the exercise price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

At the Effective Time, each Unvested Option granted under a Company Equity Plan outstanding immediately prior to the Effective Time will be cancelled and immediately converted into the right to receive in exchange therefor an award of Parent Option to purchase the same number of Parent’s common shares as the total number of Shares subject to such Company Option immediately prior to the Effective Time, at a per-share exercise price equal to the exercise price of such Company Option immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms), provided that the number of Parent’s common shares subject to such Parent Option and/or the exercise price of such Parent Option may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Unvested Options.

Treatment of Company Restricted Share Units

At the Effective Time, each fully vested Company RSU Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time and each unvested Company RSU Award held by the independent directors of the Board will be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Company RSU Award.

At the Effective Time, each unvested Company RSU Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time (other than any unvested Company RSU Award held by the independent directors of the Board) will be cancelled and immediately converted into the right to receive in exchange therefor a Parent RSU Award to acquire the same number of Parent’s common shares as the total number of Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms), provided that the number of Parent’s common shares subject to such Parent RSU Award may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such unvested Company RSU Awards.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent, Merger Sub and the Company have agreed that:

•	From and after the Effective Time, Parent will, and will cause the Surviving Company and each of the Company’s subsidiaries to, for a period of six years after the Effective Time, comply with all of the Company’s obligations to indemnify and hold harmless the present and former directors and officers of the Company or any subsidiaries against liabilities arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of the Merger Agreement and the Transactions.

•	Parent and the Surviving Company will not be liable for any settlement effected without their prior written consent, will not have any obligation to any intended beneficiaries to the extent that a court of competent jurisdiction will determine in a final and non-appealable order that such indemnification is prohibited by applicable laws, and will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation (the “Proceeding”) of an intended beneficiary for which indemnification may be sought unless such settlement, compromise, consent or termination includes an unconditional release of such intended beneficiary from all liabilities arising out of such Proceeding and does not include any admission of liability with respect to such intended beneficiary or such intended beneficiary consents in writing.

•	For a period of six years after the Effective Time, the organizational and governing documents of the Surviving Company and each of the Company’s subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the intended beneficiaries for periods prior to and including the Effective Time than are currently set forth in the memorandum and articles of association of the Company and the organizational and governing documents of each of the Company’s subsidiaries in effect on the execution date of the Merger Agreement and will not contain any provision to the contrary.

For a period of six years after the Effective Time, Parent will cause the Surviving Company to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided that Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums (the “Base Premium”) paid as of the execution date of the Merger Agreement by the Company for such insurance. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium.

The Special Committee

On September 19, 2019, the Board established a Special Committee of directors to consider the proposal from the Tencent and Hammer Capital and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors: Mr. Erhai Liu, Ms. Yu Long and Mr. Jun Hou. Other than their receipt of Board and Special Committee compensation (which are not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), their indemnification and liability insurance rights under the Merger Agreement, and the cash-out of unvested RSUs held by them upon consummation of the Merger, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby that is different from that of the Unaffiliated Holders and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

We compensate the members of the Special Committee in exchange for their service in such capacity at a rate of $17,500 per month (subject to an aggregate maximum amount of $175,000) to the chairman of the Special Committee and $12,500 per month (subject to an aggregate maximum amount of $125,000) to each other member of the Special Committee in exchange for his or her services, the payment of which is not contingent upon the consummation of the Merger or the Special Committee’s or the board’s recommendation of the Merger. Each unvested RSU held by any member of the Special Committee granted under the Company’s share incentive plans will be cancelled, and each such member of the Special Committee will have the right to receive an amount in cash determined by multiplying $16 by the number of Shares underlying such RSU.

Position with the Surviving Company

After the completion of the Merger, it is anticipated that the executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related-Party Transactions

The Company has adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. As of December 31, 2019, the amounts due to related parties mainly represented purchases for advertising services and automobile transaction services, which arose in the ordinary course of business. These transactions between the Company and related parties were insignificant, both individually and in aggregate. For a description of related-party transactions for the years ended December 31,2017, 2018 and 2019, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 122 for a description of how to obtain a copy of the Company’s annual report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows. Such fees and expenses are subject to change pending completion of the Merger.

Description	Amount Incurred by the Company (US$)	Amount Incurred by the Buyer Group (US$)
Financing fees and expenses and other professional fees
Legal fees and expenses
Special Committee fees		-
Filing fees
Miscellaneous (e.g., ADS program termination fees, accounting, printer, proxy solicitation and mailing costs)
Total

These fees and expenses (other than the ADS cash distribution fees, at $0.05 per ADS) will not reduce the aggregate merger consideration to be received by the Company shareholders and ADS holders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the Merger Agreement and Interim Investors Agreement.

Voting by the Supporting Shareholders and Certain Other Persons at the Extraordinary General Meeting

Pursuant to the Support Agreements, unless the Merger Agreement has been terminated in accordance with its terms under certain circumstances or the Merger Agreement has been amended such that the Per Share Merger Consideration or the Per ADS Merger Consideration would be less than $16, the Supporting Shareholders have each agreed to, at the extraordinary general meeting, vote all of the Shares (including Shares represented by ADSs) they beneficially own, which represent approximately 55.1% of the voting rights attached to the outstanding Shares as of the date of this proxy statement, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

After making reasonable inquiry, the Company understands that the executive officers, directors and affiliates of the Company, to the extent that they beneficially own or have proxy authority for shares of the Company, currently intend to vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Shares that are beneficially owned by the executive officers, directors and affiliates of the Company or for which the executive officers, directors and affiliates of the Company have proxy authority, including Shares beneficially owned by the Supporting Shareholders, represent approximately 55.23% of the voting rights attached to the outstanding Shares as of the date of this proxy statement. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 116 for additional information.

Litigation Related to the Merger

On July 29, 2020, a putative shareholder class action lawsuit was filed against the Company and certain directors of the Company in the Supreme Court of the State of New York. The putative class action lawsuit is captioned Syed v. Bitauto Holdings Limited, et al., Index No. 653449/2020 (Sup. Ct. N.Y. Cty.). The plaintiff seeks to represent all public shareholders who allegedly suffered damages as a result of this Merger. The plaintiff alleges that the directors breached their fiduciary duties of loyalty, good faith, due care and disclosure by implementing an unfair process in relation to this Merger and that the Company aided and abetted in the breach of such duties. The plaintiff also seeks to enjoin the Merger. This case remains in its preliminary stages. The Company intends to vigorously defend itself against these claims. If the Merger is completed prior to the resolutions of the disputes between the Company and the plaintiff, then pursuant to the Merger Agreement and the effects of the Merger, the Surviving Entity may become party to such unresolved disputes and succeed to and assume all of the Company’s rights and obligations with respect thereto. Other than as set forth above, we are not aware of any lawsuit that challenges the Merger Agreement or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

Upon completion of the Merger, the Company would cease to be a publicly traded company, and the Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standard Codification 805 “Business Combinations,” initially at the fair value of the Company as of the effective time of the Merger, which is the date of the acquisition.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws, and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and in the event that the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and the notice of the Merger being published in the Cayman Islands Gazette.

Dissenter Rights

Holders of the Shares who exercise Dissenter Rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of Dissenter Rights, a copy which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise Dissenter Rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenter Rights (as described under the section entitled “Dissenter Rights” on page 110).

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement or as a result of the exercise of Dissenters’ Rights. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to all shareholders or to particular shareholders in light of their individual investment circumstances or subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, cooperatives, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations (including private foundations), (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Parent or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL U.S. HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Material PRC Income Tax Consequences

Under the Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, and was amended on December 29, 2018, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, as amended on April 23, 2019, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Reduction of or relief from these taxes may be sought under applicable Income Tax Treaties with China.

The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as transferee and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger Consideration to be paid to holders of Shares or ADSs. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Islands Registrar of Companies to register the Plan of Merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing one ordinary share, on the NYSE with the symbol “BITA” for (i) each quarter of 2018, 2019 and the first and second quarter of 2020, and (ii) the past one month (through June 16, 2020):

	Sales Price Per ADS (in US$)
Quarterly:	High	Low
2018
First quarter	39.54	19.66
Second quarter	30.72	18.47
Third quarter	25.69	19.52
Fourth quarter	25.34	15.61
2019
First quarter	23.66	14.90
Second quarter	16.26	9.46
Third quarter	15.46	10.30
Fourth quarter	15.48	13.99
2020
First quarter	15.36	9.60
Second quarter	15.95	9.83
Monthly:
July 2020 (through July 16)	15.90	15.75

The Per ADS Merger Consideration implies a 16.4% premium over the Company’s closing price of $13.75 per ADS on September 12, 2019, the last full trading day prior to the Company’s public announcement that it had received a going private proposal on September 13, 2019, and a premium of 35.1% to the average closing price of the Company's ADSs during the 30 trading days prior to its receipt of the going private proposal. On July 16, 2020, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of ADSs were $15.82 and $15.75, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company has never paid any dividends on its Shares. The Company does not expect to declare or pay any dividends prior to the Merger or in the foreseeable future.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends pending consummation of the Merger.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of the Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

The Company is Cayman Islands holding company and substantially all of the Company’s operations are conducted through its PRC subsidiaries, and its variable interest entities. The Company relies principally on dividends paid to it by its PRC subsidiaries for its cash requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders, service any debt the Company may incur and pay its operating expenses. In China, the payment of dividends is subject to certain limitations. PRC regulations currently permit payment of dividends only out of retained earnings as determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of its after-tax profits based on PRC accounting standards to its statutory general reserves each year until the accumulative amount of the reserves reaches 50% of its registered capital. The Company’s operating subsidiaries, as foreign-invested enterprises, are required to set aside funds for employee bonuses and welfare funds from its after-tax profits each year at percentages determined at its sole discretion. These reserves are not distributable as cash dividends.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on ______, 2020, at ______ (China Standard time) at [10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China].

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as a special resolution:

THAT the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, and the variation of capital and the amendment of the Company’s memorandum and articles of association in connection therewith, be authorized and approved;

•	as an ordinary resolution:

THAT each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company and the chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each issued and outstanding Share and ADS, other than the Excluded Shares (including such Shares represented by ADSs) and the Dissenting Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Excluded Shares and ADSs representing the Excluded Shares will be cancelled without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of each Share as determined under Section 238 of the Cayman Islands Companies Law.

In addition to the foregoing, at the Effective Time,

(i)      each Vested Option will be converted into the right to receive a cash amount equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such Vested Option, multiplied by the number of Shares underlying such Vested Option. Each outstanding and unexercised Vested Option with a per Share exercise price greater than or equal to $16 will be cancelled at the Effective Time for no consideration;

(ii)    each Unvested Option will be assumed and converted into an option to purchase the same number of Parent common shares as the total number of Shares subject to such Unvested Option immediately prior to the Effective Time, at a per-share exercise price equal to the exercise price of such Unvested Option, and subject to and in accordance with the terms of the applicable share incentive plan of the Company and the option grant agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms), provided that the number of Parent’s common shares subject to such Parent Option and/or the exercise price of such Parent Option may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Unvested Options;

(iii)  each outstanding and fully vested restricted share unit (“RSU”) and each unvested RSU held by the independent directors of the Board (each, a “Qualified RSU”) granted under the Company’s share incentive plans will be cancelled, and each holder of a RSU or Qualified RSU will have the right to receive an amount in cash determined by multiplying $16 by the number of Shares underlying such RSU or Qualified RSU. At the Effective Time, each outstanding but unvested RSU other than unvested RSU held by the independent directors of the Board (each, an “Unvested RSU”) granted under the Company’s share incentive plans will be cancelled and immediately converted into the right to receive in exchange an award of Parent restricted share units to acquire the same number of Parent common shares as the total number of Shares, subject to such Unvested RSU, subject to and in accordance with the terms of the applicable share incentive plan of the Company and the RSU award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms), provided that the number of Parent’s common shares subject to such Parent RSU Award may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Unvested RSU; and

(iv)   each share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

The Board’s Recommendation

The Board (other than Mr. Li and Mr. Sidney Xuande Huang, who abstained from the vote due to affiliation with the Buyer Group), acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has:

•	determined that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company, its shareholders and the Unaffiliated Holders;

•	approved and declared advisable the Merger, the Transactions, the Merger Agreement and the Plan of Merger; and

•	resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and to include such recommendation in this proxy statement and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, you should lodge your proxy card and vote so that the proxy card is received by the Company no later than [a date approximately two days prior to the date of the shareholder meeting] , 2020 at ______ a.m. (China Standard time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly (whether in person or by proxy) nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than ______ a.m. (New York City time) on [a date approximately six business days prior to the date of the shareholder meeting], 2020 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Each holder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be [71,256,096.50] Shares entitled to be voted at the extraordinary general meeting. See “The Extraordinary General Meeting—Procedures for Voting” below for additional information.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized representative), of two or more shareholders representing not less than one third in nominal value of the issued and outstanding Shares that are entitled to vote on the Share Record Date. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires the affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be consummated.

As of the date of this proxy statement, there are 71,256,096.5 Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting—Procedures for Voting.” We expect that, as of the Share Record Date, there will be ______ Shares issued and outstanding (including Shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting—Procedures for Voting.”

As of the date of this proxy statement, the Supporting Shareholders, collectively beneficially own 39,253,063.5 ordinary shares, which represent approximately 55.1% in number and approximately 55.1% in voting rights of the Company’s issued and outstanding ordinary shares (excluding Shares owned by the Company as treasury shares and Shares reserved but not yet allocated by the Company for future issuance upon the exercise or vesting of awards granted under the Company's share incentive plans). See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 116 for additional information. The Supporting Shareholders have agreed to vote these Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, at the extraordinary general meeting. Assuming the Supporting Shareholders comply with their voting undertakings to vote all of the Shares they respectively beneficially own in favor of the authorization and approval of the Merger Agreement and the Merger, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 11.58% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than the Supporting Shareholders must be voted in favor of the special resolution to be proposed at the extraordinary general meeting for them to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Procedures for Voting

Shares

Only shareholders registered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business in the Cayman Islands on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder has one vote for each Share.

Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than ______ a.m. on [a date approximately two days prior to the date of the shareholder meeting], 2020 (China Standard time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact Innisfree M&A Incorporated, the Company’s proxy solicitor, at +1-888-750-5834 (toll free in the United States) or +1-412-232-3651 (outside the United States).

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on [a date approximately four weeks prior to the date of the shareholder meeting], 2020 (New York City time) (who do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by delivering voting instruction to the ADS Depositary. The ADS Depositary must receive the ADS voting instruction card no later than ______ a.m. (New York City time) on [a date approximately six business days prior to the date of the shareholder meeting], 2020. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions timely received (or deemed received) from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS voting instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares, in each case upon the terms of the ADS Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matter to be voted on at the extraordinary general meeting or that the rights of holders of Shares may be materially adversely affected as to such matter.

Holders of ADSs will not be able to attend the extraordinary general meeting directly (whether in person or by proxy) unless they surrender their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to attend and vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on [a date approximately three business days prior to the Share Record Date], 2020 together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees ($0.05 per ADS), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or has cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being surrendered but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will direct Citibank, N.A. - Hong Kong, the custodian holding the Shares, to deliver, or cause the delivery of the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If you hold ADSs through a broker or other securities intermediary, you should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, SMP Partners (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have surrendered your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($0.05 for each ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “The Extraordinary General Meeting—Vote Required.”

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

If holders of ADSs do not timely deliver voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holders’ ADSs.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of the Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at [10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China], attention: [Investor Relations Department].

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than ______ a.m. (China Standard time) on [a date approximately two days prior to the date of the shareholder meeting], 2020, which is the deadline for shareholders to lodge proxy cards.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to ______ a.m. (New York City time) on [a date approximately six business days prior to the date of the shareholder meeting], 2020. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the consummation of the Merger will have the right to exercise dissenters’ rights and receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON [a date approximately one week prior to the shareholder meeting], 2020 TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEING CANCELLED (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN) OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES BEFORE, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($0.05 PER ADS ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Innisfree M&A Incorporated, the Company’s proxy solicitor, at +1-888-750-5834 (toll free in the United States) or +1-412-232-3651 (outside the United States).

Solicitation of Proxies

We have engaged Innisfree M&A Incorporated to assist in the solicitation of proxies.  We expect that fees for services provided by Innisfree M&A Incorporated will be approximately $25,000 plus certain costs and reimbursements. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

The Company will ask banks, brokers and other custodians, nominees and fiduciaries to forward the Company’s proxy solicitation materials to the beneficial owners of the Shares or ADSs held of record by such nominee holders. The Company will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those beneficial owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A, and incorporated by reference into this section of this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety, as that is the legal document governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 122.

Structure and Consummation of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly traded company. The closing of the Merger will occur on the tenth business day after all of the conditions to the Merger have been satisfied or waived. On the closing date of the Merger, Merger Sub and the Company will execute and file the Plan of Merger and other related documents with the Cayman Registrar as required by the Cayman Islands Companies Law. The Merger will become effective on the date specified in the Plan of Merger.

We expect that the Merger will be consummated in the second half of 2020, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the Company will adopt the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Company, until thereafter amended as provided by law and such memorandum and articles of association, except that, at the Effective Time, (a) all references in the memorandum and articles of association to the name of the Surviving Company shall be amended to “Bitauto Holdings Limited”, (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized capital of the Surviving Company as approved in the Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as of the date of the Merger Agreement.

The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company upon the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company upon the Effective Time, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration

At the Effective Time, (a) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) will be cancelled in exchange for the right to receive $16 in cash per Share without interest, (b) each ADS, each representing one Share, issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), together with the underlying Share represented by such ADS, will be cancelled in exchange for the right to receive from the Company $16 in cash per ADS without interest pursuant to the terms and conditions set forth in the Merger Agreement and the Deposit Agreement, (c) each Excluded Share, and each ADS representing Excluded Shares, issued and outstanding immediately prior to the Effective Time, will automatically be cancelled and cease to exist, without payment of any consideration or distribution therefor, and (d) each Dissenting Share will be automatically cancelled and cease to exist, and will carry no rights other than the right to receive the payment of the fair value of such Dissenting Shares as determined in accordance with the Cayman Islands Companies Law.

At the Effective Time, each share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such ordinary shares of the Surviving Company will constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.

Treatment of Company Equity Awards

As of the Effective Time, each Vested Option will be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to (i) the excess, if any, of (A) $16 over (B) the applicable exercise price of such Vested Option, multiplied by (ii) the number of Shares underlying such Vested Option, which amount will be paid as promptly as practicable following the Effective Time by the Surviving Company. If the exercise price of any such Vested Option is equal to or greater than the Per Share Merger Consideration, such Vested Option will be cancelled without any payment.

As of the Effective Time, each Qualified RSU will be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to (i) $16 multiplied by (ii) the number of Shares underlying such Qualified RSU, which amount will be paid as promptly as practicable following the Effective Time by the Surviving Company.

As of the Effective Time, each Unvested Option will be cancelled and immediately converted into the right to receive in exchange therefor an award of option to purchase the same number of Parent common shares as the total number of Shares subject to such Unvested Option immediately prior to the Effective Time, at a per-share exercise price equal to the applicable exercise price immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable share incentive plan and option award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms). The number of Parent common shares subject to such Parent option and/or the exercise price of such Parent option may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Unvested Options.

As of the Effective Time, each Unvested RSU will be cancelled and immediately converted into the right to receive in exchange therefor an award of Parent restricted share units to acquire the same number of Parent common shares as the total number of Shares subject to such Unvested RSU immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable share incentive plan and award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms). The number of Parent common shares subject to such Parent RSU award may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Unvested RSU.

Exchange Procedures

Prior to the Effective Time, Parent shall select and appoint a bank or trust company to act as paying agent for all payments of merger consideration. At or prior to the Effective Time, or in the case of payments of merger consideration to Dissenting Shareholders who have failed to exercise or who effectively have withdrawn or lost their dissenter rights, when ascertained pursuant to the terms of the Merger Agreement, Parent shall deposit, or cause to be deposited, with the paying agent, for the benefit of the holders of Shares (other than Excluded Shares) and ADSs (other than ADSs representing Excluded Shares), cash in immediately available funds in an amount sufficient to pay the merger consideration (such cash, the “Exchange Fund”).

Promptly following the Effective Time, the Surviving Company will cause the paying agent to mail (and make available for collection by hand) to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration (excluding Excluded Shares and Dissenting Shares): (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of the share certificates). Each registered holder of Shares which are represented by a share certificate, subject to the surrender of such share certificate (or delivery of an affidavit and indemnity of loss in lieu of the Share Certificate) for cancellation and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, and each registered holder of non-certificated Shares represented by book entry, will be entitled to receive in exchange therefor the Per Share Merger Consideration payable in respect of such Shares (excluding Excluded Shares and Dissenting Shares). Any Share Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the cancellation of any Shares or the surrender or transfer of any share certificates.

Prior to the Effective Time, Parent and the Company will establish procedures with the paying agent and the ADS Depositary to ensure that (A) the paying agent will transmit to the ADS Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the Per ADS Merger Consideration payable in respect of the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs and the underlying Shares representing Excluded Shares), and (B) the ADS Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. The ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with the cancellation of their ADSs (and the underlying Shares). The Surviving Company will pay any applicable fees, charges and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with the distribution of the Per ADS Merger Consideration to ADS holders and the termination of the ADS program or facility (other than the ADS cash distribution fee, which will be payable in accordance with the Deposit Agreement). No interest will be paid or will accrue on the cash payable upon the cancellation of any ADSs or the underlying Shares represented by such ADSs.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were also qualified by its public disclosure and filings with the SEC after January 1, 2017 and prior to the date of the Merger Agreement and a disclosure schedule delivered by the Company to the Parent and Merger Sub contemporaneously with the execution of the Merger Agreement. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, good standing and qualification or license to carry on the Company’s business;

•	compliance with the Company’s memorandum and articles of association;

•	the Company’s capitalization, the absence of options or other rights, agreements (other than disclosed in the Merger Agreement), to which the Company or any of its subsidiaries is a party, restricting the transfer of, relating to the voting of, or requiring the sale of Shares or any other share capital of, or other equity interests in the Company and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against the Company;

•	the determination by the Board (acting upon the unanimous recommendation of the Special Committee) that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the transactions contemplated thereby (the "Transactions"), including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Holders, and the Board’s authorization and approval, and recommending to the shareholders of the Company the authorization and approval, of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the absence of (a) any conflict with the governing documents of the Company or any of its subsidiaries, (b) required filing or obtaining of any governmental or regulatory consents and approvals by the Company or any of its subsidiaries; (c) required consent or waiver under, any modification, violation or breach of, or default under, any of the terms, conditions or provisions of any contract; (d) creation or imposition of any lien on any asset of the Company or any of its subsidiaries; (e) violation of any applicable laws or judicial orders by the Company, any of its subsidiaries, or any of their respective properties, assets or operations, in each case as a result of the execution, delivery and performance of the Merger Agreement by the Company, except, with respect to clauses (b), (c), (d) and (e), for such that would not have a Material Adverse Effect (as defined below in this section of the proxy statement);

•	the Company’s SEC filings since January 1, 2018 and the financial statements included or incorporated by reference in such SEC filings; the absence of SEC review and unresolved SEC comments, inquiry and information request;

•	compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of Material Adverse Effect since December 31, 2019;

•	the absence of material undisclosed liabilities;

•	the validity of all approvals of, and filings and registrations and other requisite formalities with, governmental entities in the PRC required to be made by the Company or its PRC subsidiaries; no violation of applicable laws as a result of any filings and registrations with governmental entities in the PRC required to be made by the Company or its PRC subsidiaries; the enforceability of the VIE agreements; no violation of constitutive documents and applicable laws and no conflict with any judicial order or agreement as a result of the execution, delivery and performance by the Company’s PRC subsidiaries of their obligations under VIE contracts; compliance with any applicable PRC laws when describing ownership structures in SEC documents; the absence of legal proceedings that challenge the validity or enforceability of VIE contracts and VIE structure or ownership structure, or claim any ownership or equity interest in VIE, except, in each case, for such that would not have a Material Adverse Effect (as defined below in this section of the proxy statement);

•	the absence of any legal proceedings and governmental orders against the Company or any of its subsidiaries, which would have a Material Adverse Effect;

•	employee benefit and compensation plans;

•	labor and employment matters;

•	taxes;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	environmental matters;

•	intellectual property;

•	compliance with applicable laws and licenses, except for any non-compliance that would not have a Material Adverse Effect, and no bribery or other improper payment to government officials since January 1, 2018;

•	properties;

•	no untrue or misleading information in the proxy statement;

•	the receipt of a fairness opinion from Duff & Phelps, LLC, as financial advisor to the Special Committee;

•	insurance;

•	interested party transactions;

•	the absence of any broker’s or finder’s fees, other than with respect to the financial advisors to the Special Committee;

•	the absence of a shareholder rights agreement or plan and the inapplicability of certain anti-takeover laws to the Merger Agreement and the transactions contemplated, including the Merger;

•	representations in connection with the unconditional mandatory general offer to be made to the shareholders and other securities holders of Yixin; and

•	the absence of any other representations and warranties by the Company to the Parent or Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and its subsidiaries taken as a whole, or prevent or materially delay the consummation of the Transactions on or prior to March 12, 2021 (the “Outside Date”); provided, however, that any change, effect, development, circumstance, condition, state of facts, event or occurrence to the extent resulting or arising from the following shall not be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a) conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Company operates;

(b) general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates;

(c) any change in GAAP or interpretation thereof;

(d) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable law of or by any governmental entity;

(e) any actions taken, or the failure to take any action, as required by the terms of the Merger Agreement or at the written request or with the written consent of Parent or Merger Sub;

(f) the negotiation, execution or announcement of the Merger Agreement and the transactions contemplated thereby (including the Merger), including any litigation arising therefrom and any adverse change in relationship with any customer, employee (including employee departures), supplier, financing source or joint venture partner, including as a result of the identity of Parent or Morespark Limited and Hammer Capital Opportunities Fund L.P., acting through its general partner Hammer Capital Opportunities General Partner (the “Sponsors”);

(g) changes in the price or trading volume of the Shares and/or ADSs (it being understood that this clause (g) shall not include the facts or occurrences giving rise or contributing to such changes in the price or trading volume of the Shares and/or ADSs);

(h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that this clause (h) shall not include the facts or occurrences giving rise or contributing to such failure to meet any projections, estimates or expectations);

(i) epidemic-induced public health crises, changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Merger Agreement; and

(j) any deterioration in the credit rating of the Company or its subsidiaries (it being understood that this clause (j) shall not include the facts or occurrences giving rise or contributing to such deterioration);

provided that if any change, effect, development, circumstance, condition, state of facts, event or occurrence described in clauses (a), (b), (c), (d), and (i) has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry or industries in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence, good standing and qualification or license to carry on their respective business;

•	their memorandum and articles of association being in full force and effect;

•	the capitalization of Merger Sub and Parent’s ownership of Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against them;

•	the absence of (a) any conflict with the governing documents of Parent or Merger Sub, (b) required filing or obtaining of any governmental or regulatory consents or approvals by Parent or Merger Sub; (c) any modification, violation or breach of, or default under, any of the terms, conditions or provisions of any contract; (d) violation of any applicable laws or judicial orders by Parent or Merger Sub, or any of their respective properties, assets or operations, in each case as a result of the execution, delivery and performance of the Merger Agreement by Parent or Merger Sub, except, with respect to clauses (b), (c) or (d), for such that would not prevent the consummation of the Transactions on or prior to the Outside Date;

•	the delivery of the Equity Commitment Letters and enforceability of such financing documents;

•	sufficiency of funds to pay the merger consideration and any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith and the absence of any contractual conditions other than those contained in the Equity Commitment Letters;

•	the Limited Guarantees being in full force and effect and the absence of any breach or default thereunder;

•	Parent’s, Merger Sub’s and Rollover Shareholders’ ownership of the Shares, ADSs, the Company Options or Company RSU Awards;

•	the absence of undisclosed agreements, arrangements or understandings between Parent, Merger Sub, the Rollover Shareholders, the Sponsors, or any of their respective affiliates (excluding the Company and its subsidiaries), on the one hand, and any directors, officers, employees or shareholders of the Company or any subsidiary of the Company in their capacities as such, on the other hand, in each case relating to the Transactions; and

•	the absence of legal proceedings and governmental orders against Parent or Merger Sub that would reasonably be expected to prevent or materially impair or delay the consummation of the Merger;

•	the absence of any broker’s, finder’s or financial advisor’s fees;

•	the independent investigation of the Company and its subsidiaries by Parent and Merger Sub;

•	non-reliance by Parent or Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries; and

•	the absence of any other representations and warranties by Parent or Merger Sub to the Company, other than the representations and warranties made by Parent and Merger Sub in the Merger Agreement.

Conduct of Business Prior to Closing

Except as expressly contemplated by the Merger Agreement, as required by applicable laws, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, the Company (x) will and will cause its subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and those persons with whom the Company or any of its subsidiaries has business relationships that are material to the Company and its subsidiaries, taken as a whole, (y) shall and shall cause its subsidiaries to, use commercially reasonable efforts to keep available the services of their current officers and key employees, and (z) shall not, and shall cause its subsidiaries not to:

•	amend its memorandum and articles of association or equivalent organizational documents;

•	(A) split, combine, subdivide or reclassify any shares of capital stock of the Company or any of its subsidiaries; (B) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its subsidiaries or other equity securities or ownership interests in the Company or any of its subsidiaries, except for the declaration and payment of dividends or other distributions (x) pursuant to the previously announced dividend policy or dividend declared prior to the date of the Merger Agreement and made available to Parent prior to the date of the Merger Agreement or (y) by the Company’s wholly owned subsidiaries to the Company or to another wholly owned subsidiary of the Company; and (C) except as required by a benefit plan (including the share incentive plans) of the Company in accordance with its terms as in effect on the date of the Merger Agreement, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except from holders of Company RSU Awards or Company Options in full or partial payment of any purchase price and any applicable taxes payable by such holder upon the lapse of restrictions on, or exercise, settlement or vesting of, the Company RSU Awards or Company Options;

•	except for (A) issuances by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary thereof, (B) the transfer or other disposition of securities solely between or among the Company and its wholly owned subsidiaries or (C) issuances of restricted shares or issuances as a result of the exercise of Company Options or settlement of Company RSU Awards in each case in accordance with their respective terms as in effect on the date of the Merger Agreement, issue, sell, pledge, dispose, encumber or grant any Shares, ADSs or any of the Company’s subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares, ADSs or any of the Company’s subsidiaries’ capital stock or other equity interests;

•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets, or otherwise), directly or indirectly, any assets, property, securities, interests or businesses at a total cost in excess of fifteen million U.S. Dollars ($15,000,000) in the aggregate), in each case other than in the ordinary course of business;

•	sell, pledge, lease, assign, license or otherwise transfer, dispose of or encumber or create or incur any lien (other than a permitted lien) on any property or assets of the Company or any of its subsidiaries, except (A) increased obligations under existing liens resulting from indebtedness incurred in accordance with Section 6.1(vi) of the Merger Agreement, (B) with respect to property or assets with a value of less than ten million U.S. Dollars ($10,000,000) in the aggregate, or (C) in the ordinary course of business.

•	incur, create, assume, refinance or replace any indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than a wholly owned subsidiary of the Company), in each case not in the ordinary course of business, except (A) indebtedness incurred under the Company’s or its subsidiaries’ existing credit facilities as in effect on the date of the Merger Agreement, or (B) the refinancing of any existing indebtedness of the Company or any of its subsidiaries to the extent that (x) the material terms and conditions of any newly incurred indebtedness are reasonable market terms, and (y) the aggregate principal amount of such indebtedness is not increased as a result of such refinancing;

•	make any material loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case other than in the ordinary course of business or by the Company or a wholly owned subsidiary thereof to the Company or a wholly owned subsidiary thereof;

•	enter into, renew, materially modify or amend, terminate, or waive, release, compromise or assign any rights or claims under, any material contract (or any contract that, if existing as of the date of the Merger Agreement, would be a material contract) in each case not in the ordinary course of business, other than (A) any termination or renewal in accordance with the terms of any existing material contract that occurs automatically without any action by the Company or any of its subsidiaries, (B) as may be reasonably necessary to comply with the terms of the Merger Agreement, or (C) actions permitted under Section 6.1(v) of the Merger Agreement;

•	settle or compromise any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of its subsidiaries, including any such matter relating to taxes or the ownership of the Shares or ADSs, other than settlements (A) requiring the Company or its subsidiaries to pay monetary damages not exceeding five million U.S. dollars ($5,000,000), (B) covered by existing insurance, and (C) not involving the admission of any wrongdoing by the Company or any of its subsidiaries;

•	(A) establish, adopt, enter into, materially amend or terminate any benefit plan or collective bargaining agreement, or any plan, program, policy, or arrangement that would be a Company benefit plan if in effect on the date of the Merger Agreement, (B) materially increase the compensation, severance, perquisites or fringe benefits payable or to become payable to any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practices, (C) pay any bonus or severance pay to any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries other than in the ordinary course of business or in accordance with the terms of a Company Benefit Plan as in effect on the date of the Merger Agreement, (D) grant any stock options, stock appreciation rights, restricted shares, restricted stock units or equity-based compensatory awards, (E) accelerate the payment, right to payment or vesting of any compensation or benefits, including any Company Options or Company RSU Awards, other than as contemplated by Section 3.4 of the Merger Agreement, or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan or any plan, program, policy, practice or arrangement that would be a benefit plan if in effect on the date of the Merger Agreement; except, in the case of each of clauses (A) through (F), as required by applicable laws or permitted by any existing benefit plan of the Company;

•	make any material change to its methods of accounting in effect at December 31, 2019, except as required by a change in GAAP (or any interpretation thereof) or in applicable laws, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by GAAP or a competent governmental entity;

•	enter into any new line of business that is material to the Company and its subsidiaries taken as a whole;

•	make or change any material tax election, materially amend any tax return (except as required by applicable laws), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization of the Company or any of its subsidiaries;

•	amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters entered into with the Company's financial advisor, in a manner materially adverse to the Company, any of its subsidiaries or Parent or engage other financial advisers in connection with the Transactions;

•	make or incur any capital expenditures (or any obligations or liabilities in respect thereof) or other investments except for ordinary course capital expenditures not to exceed twenty million U.S. Dollars ($20,000,000) in the aggregate;

•	transfer or license from any person any rights to any intellectual property, or transfer or license to any person any rights to any IP rights (other than non-exclusive end-user licenses in connection with the sale of Company’s products), or transfer or provide a copy of any Company Source Code to any person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company), in each case not in the ordinary course of business (other than providing access to Company Source Code to current employees and consultants of the Company or its subsidiaries involved in the development of the Company’s products on a need-to-know basis);

•	abandon, fail to maintain or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company IP rights or develop, create or invent any material intellectual property jointly with any third party;

•	fail to keep in force insurance policies that provide insurance coverage with respect to the assets, operations and activities of the Company or any of its subsidiaries as are currently in effect and are material to the Company or any such subsidiary of the Company;

•	take any action that is intended or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VIII of the Merger Agreement not being satisfied;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

•	agree, resolve or authorize or commit to do any of the foregoing.

Nothing contained in the Merger Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and its subsidiaries shall exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its and its respective subsidiaries’ operations.

Shareholder Meeting

As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement, but in any event no later than ten (10) days after such confirmation, the Company will (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholder meeting (the “Record Date”) and shall not change such Record Date or establish a different Record Date for the shareholder meeting without the prior written consent of Parent, unless required to do so by applicable laws; and in the event that the date of the shareholder meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing or as required by applicable laws or stock exchange requirements, the Company shall, if possible, implement such adjournment or other delay in such a way that the Company does not need to establish a new Record Date for the shareholder meeting, as so adjourned or delayed, (ii) mail or cause to be mailed this proxy statement to the holders of Shares (and concurrently furnish this proxy statement under form 6-K), including Shares represented by ADSs, as of the Record Date, for the purpose of voting upon the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby and (iii) instruct the ADS Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders.

As soon as practicable but in any event no later than forty (40) days after the date of mailing this proxy statement, the Company shall hold the shareholder meeting. Subject to certain agreed exceptions, the Company's board of directors will recommend to holders of the Shares that they authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, and will include such recommendation in this proxy statement and the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby and shall take all other action necessary or advisable to secure the Company Shareholder Approval.

After consultation in good faith with Parent, the Company may recommend the adjournment of the shareholder meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of Shares within a reasonable amount of time in advance of the shareholder meeting, (ii) as otherwise required by applicable laws or (iii) if as of the time for which the shareholder meeting is scheduled as set forth in this proxy statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholder meeting. If the shareholder meeting is adjourned, the Company will convene and hold the shareholder meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the shareholder meeting to a date that is less than five (5) business days prior to the Outside Date.

The Company shall hold the shareholder meeting as promptly as practicable but in any event no later than forty (40) days following the mailing of this proxy statement in accordance with the company governing documents and applicable laws.

No Solicitation of Transactions; Change of Recommendation

The Company shall and shall cause each of its subsidiaries and their respective representatives acting in such capacity (i) to immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations, if any, with any third party, its representatives and its financing sources conducted prior to the date of the Merger Agreement with respect to any competing proposal or inquiry, proposal or offer that would reasonably be expected to lead to a competing proposal, and shall request any such third party, its representatives and its financing sources in possession of non-public information heretofore furnished to such person by or on behalf of the Company and its subsidiaries to return to the Company or destroy such non-public information (ii) not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any competing proposal, and (iii) from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, not, directly or indirectly, (A) solicit, initiate, induce, knowingly encourage or knowingly take any action designed to facilitate or otherwise assist with the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a competing proposal (including by way of furnishing non-public information with respect to, or affording access to the business, properties, assets, books, records, or any personnel of, the Company or any of its subsidiaries), (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person non-public information in connection with or for the purpose of encouraging or facilitating, a competing proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a competing proposal, (C) approve, endorse or recommend any competing proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a competing proposal or authorize or execute or enter into any letter of intent, option agreement, agreement in principle or other contract contemplating or otherwise relating to a competing proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a competing proposal, or (D) propose or agree to do any of the foregoing.

Notwithstanding the foregoing, if, at any time on or after the date of the Merger Agreement and prior to obtaining the shareholder approval, the Company or any of its representatives receives an unsolicited, bona fide written competing proposal from any person, (i) the Company and its representatives may contact such person solely to request clarification of the terms and conditions thereof, and (ii) if the Company’s Board (acting upon recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that such competing proposal constitutes, or would reasonably be expected to lead to, a superior proposal, then the Company and its representatives may (A) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the Company and its subsidiaries to the person who has made such competing proposal, and (B) engage in or otherwise participate in discussions or negotiations with the person making such competing proposal.

Generally, neither the Board (acting upon recommendation of the Special Committee) nor the Special Committee shall (i) fail to recommend to its shareholders that the shareholder approval be given or fail to include the Company Board recommendation in this proxy statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Board recommendation, or take any other action or make any other public statement in connection with the shareholder meeting inconsistent with the Board recommendation, (iii) make any recommendation or public statement in favor of a competing proposal that is a tender offer or exchange offer other than (A) a recommendation against such offer or (B) a temporary “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Board has received and is evaluating a competing proposal, (iv) fail to publicly recommend against any competing proposal, or fail to publicly reaffirm the Board recommendation, in each case within ten (10) business days following a competing proposal that has been publicly announced (or such fewer number of days as remains prior to the shareholder meeting, as it may be adjourned), or (v) adopt, approve or recommend, publicly propose to approve or recommend, a competing proposal, or publicly propose to enter into or cause or authorize the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other contract with respect to a competing proposal (any of the foregoing actions, an “Adverse Recommendation Change”).

However, under certain circumstances prior to the time the shareholder approval is obtained, the Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change with respect to a competing proposal, if prior to taking such action, the Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor and outside legal counsel, (x) that failure to make an Adverse Recommendation Change would or would be reasonably expected to violate the directors’ fiduciary duties under applicable laws, and (y) that such competing proposal constitutes a Superior Proposal (as defined below), after giving effect to all of the adjustments which may be offered by Parent pursuant to the following provisos; provided, that, prior to making that Adverse Recommendation Change, the Company shall have notified Parent of its intention to do so and given Parent an opportunity to propose revisions to the terms of the Merger Agreement so as to cause such Superior Proposal to no longer constitute a Superior Proposal.

The Company shall notify Parent promptly after its receipt of any written inquiries, proposals or offers or any written request for non-public information relating to the Company or any of its subsidiaries in each case by any person that informs the Company or any of its subsidiaries that it is considering making, or has made, a Competing Proposal (as defined below), or any material change to any terms of a Competing Proposal previously disclosed to Parent.

“Competing Proposal” means any proposal or offer from any person (other than Parent and Merger Sub) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Shares (including Shares represented by ADSs), (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding Shares (including Shares represented by ADSs), (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries which, in the case of a merger, consolidation, share exchange or business combination, would result in any person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable other than as a result of the mandatory general offer to be made by the Sponsors or their respective affiliates for all the issued and other securities of Yixin not already owned or agreed to be acquired by the Sponsors or parties acting in concert with them (as defined under the Hong Kong Code on Takeovers and Mergers upon completion of the Transactions pursuant to the Hong Kong Code on Takeovers and Mergers, or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares (including Shares represented by ADSs) involved is 20% or more; in each case, other than the transactions contemplated by the Merger Agreement and Plan of Merger.

“Superior Proposal” means any bona fide written Competing Proposal that the Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its independent financial advisors of international repute and outside legal counsel, and taking into account all legal, regulatory, financial, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its shareholders (other than the Rollover Shareholders) than the transactions contemplated by the Merger Agreement and Plan of Merger (taking into account, as the case may be, any revisions to the terms of the Merger Agreement proposed by Parent in response to such proposal or otherwise) and is otherwise reasonably capable of being completed on the terms proposed; provided, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%;” provided, further, that any such offer shall not be deemed to be a “Superior Proposal” if (A) the offer is conditional upon any due diligence review or investigation of the Company or any of its subsidiaries, (B) any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the person making such proposal and non-contingent, (C) the consummation of the transaction contemplated by such proposal is conditional upon the obtaining and/or funding of such financing, or (D) the transaction contemplated by such proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.

Indemnification; Directors’ and Officers’ Insurance

Parent shall, and shall cause the Surviving Company and each of the Company’s subsidiaries to, for a period of six (6) years after the Effective Time, honor and fulfill in all respects the obligations of such Person to the fullest extent permissible under applicable laws, the Company Governing Documents and corresponding organizational or governing documents of such subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements in effect on the date of the Merger Agreement, to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or indemnification agreements (including each present and former director and officer of the Company and its subsidiaries) (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of the Merger Agreement.

For a period of six (6) years after the Effective Time, the organizational and governing documents of the Surviving Company and each of the Company’s subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents and the organizational and governing documents of each of the Company’s subsidiaries in effect on the date of the Merger Agreement (as the case may be). The indemnification agreements with Covered Persons that survive the Merger will continue in full force and effect in accordance with their terms.

For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time. Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (such 300% amount, the “Base Premium”). In lieu of the foregoing insurance, the Company may elect to purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time, with the annual premium not exceeding the Base Premium.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of the Parties will use its reasonable best efforts to (i) take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated thereby and the Offer (as defined below) as promptly as practicable, (ii) obtain, or cause their affiliates to obtain, from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity, in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and the Offer, and (iii) as promptly as reasonably practicable after the date of the Merger Agreement, make, or cause their affiliates to make, all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to the Merger Agreement, the transactions contemplated thereby and the Offer under other applicable laws, except, in each case of (i), (ii) and (iii), to the extent such actions, things, consents, licenses, permits, waivers, approvals, authorizations, orders, filings, submissions or fees are related to any PRC regulatory filings with respect to which Parent has the right to waive the condition prescribed in Section 8.2(e) of the Merger Agreement; provided, that except to the extent related to such PRC regulatory filings, the Parties will cooperate with each other in determining whether any action by or in respect of, or filing with, any governmental entity is required, in connection with the consummation of the transactions contemplated thereby and the Offer and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent will furnish, and cause their affiliates to furnish, to each other all information required for any application or other filing under the rules and regulations of any applicable law in connection with the transactions contemplated and the Offer.

“Offer” means the unconditional mandatory general offer to be made by the Sponsors or their respective affiliates to the shareholders and other securities holders of Yixin for all the issued shares and the share options of Yixin (other than those shares and share options already owned or agreed to be acquired by the Sponsors or parties acting in concert (as defined under the Hong Kong Code on Takeovers and Mergers) with any of them) upon closing pursuant to the Hong Kong Code on Takeovers and Mergers.

Certain Additional Covenants

The Merger Agreement contains additional agreements relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	access by Parent and its representatives to the offices, properties, books, records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);

•	delisting and deregistration of the Shares;

•	consultation with respect to public announcements relating to the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	notification of certain events;

•	elimination or minimization of the effects of certain takeover statutes;

•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request; or

•	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the transactions contemplated thereby.

Conditions to the Merger

The obligations of each party to effect the Merger are subject to the satisfaction or waiver (if permitted by law) of the following conditions:

•	the Company Shareholder Approval shall have been obtained in accordance with the Cayman Islands Companies Law and the Company’s Memorandum and Articles of Association; and

•	no governmental entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) shall have issued, promulgated, enforced or entered any final and non-appealable order that is in effect and permanently enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement and Plan of Merger, or imposes certain specified “non-required remedy” (e.g., requiring Parent of its subsidiaries or affiliates to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time).

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time; subject to certain qualifications, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect;

•	the Company shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect;

•	since the date of the Merger Agreement, no Material Adverse Effect shall have occurred that is continuing;

•	the aggregate amount of the Dissenting Shares shall have been no more than 10% of total outstanding ordinary shares of the Company;

•	all regulatory filings, permits, authorizations, consents and approvals that are required by applicable PRC laws to be made or obtained shall have been duly made or obtained, or the statutory clearance or non-objection period in respect of any such regulatory filing or notification has expired and no objection has been raised, in each case in accordance with applicable PRC laws (the "PRC Regulatory Condition"); and

•	the Company shall have obtained third-party consents or waivers in writing for certain specified contracts.

The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time, except where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger by Parent or Merger Sub or the performance by Parent or Merger Sub of their respective material obligations under the Merger Agreement; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub to the foregoing effect; and

•	Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub to such effect.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement and Plan of Merger may be abandoned, at any time prior to the Effective Time, as follows:

•	by mutual written consent of the Company (acting upon the recommendation of the Special Committee) and Parent;

•	by either the Company (acting upon the recommendation of the Special Committee) or Parent, if there has been a breach or failure to perform by the other party or parties to the Merger Agreement of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach or failure would result in the corresponding closing conditions not being satisfied, and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of written notice thereof by the defaulting party from the non-defaulting party, or (y) three (3) business days before the Outside Date; provided, that the Merger Agreement may not be so terminated by any party if such party is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Merger to be satisfied;

•	by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 pm, New York City time on the Outside Date; provided, that the right to so terminate the Merger Agreement shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any manner shall have been the primary cause of the Effective Time not occurring on or prior to the Outside Date;

•	by Parent at any time prior to the receipt of the Company Shareholder Approval, if the Board shall have effected an Adverse Recommendation Change;

•	by the Company at any time prior to the receipt of the Company Shareholder Approval, if (i) the Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions”, Change of Recommendation) and authorized the Company to enter into an alternative acquisition agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such alternative acquisition agreement; provided, that the Company shall not be entitled to so terminate the Merger Agreement unless (A) the Company has complied in all material respects with the requirements set forth in the Merger Agreement with respect to such Superior Proposal and (B) the Company pays in full the Company Termination Fee (as defined below) immediately after the termination;

•	by either the Company or Parent if a governmental entity of competent jurisdiction shall have issued a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other transactions contemplated by the Merger Agreement and Plan of Merger; provided, the party seeking to so terminate the Merger Agreement shall have used reasonable best efforts to prevent the entry of and to remove such order in accordance with the Merger Agreement, and that the right to so terminate the Merger Agreement shall not be available to any party whose failure to comply with any provision of the Merger Agreement has been the primary cause of such order;

•	by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained after the final adjournment of the shareholder meeting at which a vote on such approval was taken; provided that, Parent may not so terminate the Merger Agreement if such failure to obtain the Shareholder Approval is a result of a breach of by Parent of its obligation to vote its shares in favor of the Merger or a breach of any support agreement by any Rollover Shareholder; or

•	by the Company if (i) all of the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied, (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions to closing for the obligations of the Company have been satisfied, or that it is willing to waive any unsatisfied condition, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent shall have failed to effect the closing within ten (10) business days following its receipt of the written notice from the Company.

Termination Fee

The Company is required to pay Parent a termination fee of $15,000,000 (the “Company Termination Fee”) if

•	(A) a Competing Proposal (as defined in the section entitled "The Merger Agreement-No Solicitation of Transactions; Change of Recommendation") with respect to the Company shall have been publicly made, proposed or disclosed and not withdrawn after the date of the Merger Agreement and prior to the shareholder meeting, (B) at a time when the condition in the preceding subclause (A) is satisfied, the Merger Agreement is terminated (x) by the Company or Parent due to the failure to obtain Company Shareholder Approval in the shareholder meeting or (y) by the Company due to the failure of the Merger to be consummated by the Outside Date, and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a Competing Proposal (provided, that for purposes of this clause (C), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%);

•	the Merger Agreement is terminated by Parent due to a breach or failure to perform by the Company of any representation, warranty, covenant or agreement set forth therein or an Adverse Recommendation Change effected by the Company; or

•	the Merger Agreement is terminated by the Company due to the fact that (i) the Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal and authorized the Company to enter into an alternative acquisition agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such alternative acquisition agreement.

Parent is required to pay the Company a termination fee of $30,000,000 (the "Parent Termination Fee") if

•	the Merger Agreement is terminated by the Company due to (A) a breach or failure to perform by the Parent of any representation, warranty, covenant or agreement set forth therein, or (B) the failure of Parent to effect the closing within ten (10) business days following its receipt of the written notice from the Company that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that the Company is ready, willing and able to complete the Merger, if all other closing conditions have been satisfied or duly waived; or

•	the Merger Agreement is terminated by the Company or by Parent because the closing of the Merger has failed to occur prior to the Outside Date, and (A) the Company has not breached any of its covenants or other agreements under the Merger Agreement such that the PRC Regulatory Condition would not be satisfied and (B) all conditions to closing (other than the PRC Regulatory Condition and other than those that by their terms are to be satisfied at the closing, provided that such conditions (other than the PRC Regulatory Condition) are capable of being satisfied at the time of the termination by the Company or Parent as if such time were the closing) have been satisfied or waived.

Remedies and Limitations on Liability

The Company, Parent and Merger Sub are entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction to prevent breaches of the Merger Agreement by the other parties and, in the case of the Company, to seek an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger or to cause the consummation of the financing contemplated in the Equity Commitment Letters, in addition to any other remedy by law or equity. However, the Company has the right to obtain an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger only if (i) all of the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or duly waived and (ii) the Company has irrevocably confirmed by notice to Parent that all conditions to closing for the obligations of the Company have been satisfied, or that it is willing to waive any unsatisfied condition.

Subject to the above, the Equity Commitment Letters and the Limited Guarantees:

•	in the event that Parent or Merger Sub fails to effect the Merger for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform the obligations under the Merger Agreement, the Company’s right to terminate the Merger Agreement and receive the Parent Termination Fee will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates against Parent, Merger Sub, the Sponsors or any of their respective affiliates, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform the obligations under the Merger Agreement or other failure of the Merger to be consummated. None of the Parent, Merger Sub, the Sponsors or any of their respective affiliates shall have any liability for monetary damages in connection with the Merger Agreement or any of the transactions contemplated under the Merger Agreement other than the payment of the Parent Termination Fee pursuant to the terms of the Merger Agreement; and

•	Parent’s right to terminate the Merger Agreement and receive the Company Termination Fee will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any of Parent, Merger Sub, the Sponsors and their respective affiliates against any of the Company, its subsidiaries, shareholders of the Company or any of its subsidiaries and any of their respective affiliates for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform the obligations under the Merger Agreement or other failure of the Merger to be consummated. None of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates shall have any liability for monetary damages in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement other than the payment by the Company of the Company Termination Fee.

Amendment

Subject to applicable laws and except as otherwise provided in the Merger Agreement, the Merger Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Shareholder Approval, as applicable, by written agreement of the parties to the Merger Agreement by action taken (i) with respect to Parent and Merger Sub, by or on behalf of their respective board of directors, and (ii) with respect to the Company, by the Board (acting upon recommendation of the Special Committee). However, that after the approval of the Merger by the shareholders of the Company, no amendment may be made which by-law requires further approval by such shareholders without obtaining such further approval. The Merger Agreement may only be amended by an instrument in writing signed on behalf of each of the Company, Parent and Merger Sub.

PROVISIONS FOR UNAFFILIATED HOLDERS

No provision has been made to (a) grant the Unaffiliated Holders access to corporate files of the Company or any member of the Buyer Group or (b) allow the Unaffiliated Holders to obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTER RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment equal to the fair value of their Shares (“Dissenter Rights”) in accordance with the Section 238 of the Cayman Islands Companies Law. This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your Dissenter Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenter Rights.

Requirements for Exercising Dissenter Rights

A Dissenting Shareholder is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your Dissenter Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by you and to seek relief on the grounds that the Merger is void or unlawful. To exercise your Dissenter Rights, the following procedures must be followed:

•	You must give written notice of objection to the Company prior to the vote to authorize and approve the Merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

•	Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“ Authorization Notice”) to all Dissenting Shareholders who have served a notice of objection.

•	Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any Dissenting Shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A Dissenting Shareholder must dissent in respect of all the Shares which it, he or she holds. Upon giving of the Notice of Dissent, the Dissenting Shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of its, his or her Shares, the right to participate fully in proceedings to determine the fair value of such Shares and the right to seek relief on the grounds that the merger is void or unlawful.

•	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Islands Registrar of Companies, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

•	If a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate, (a) the fair value of such Shares held by those Dissenting Shareholders as the Grand Court finds are involved with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect any Dissenter Rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your Dissenter Rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the Dissenter Rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise Dissenter Rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at 388 Greenwich Street, New York, New York, 10013.

If you do not satisfy each of these requirements and comply with all procedures required by the Cayman Islands Companies Law with regard to the exercise of Dissenter Rights, you cannot exercise Dissenter Rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company’s offices at 10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China, attention: Investor Relations Department.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the $16.00 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise Dissenter Rights with respect to your Shares. In any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is at least equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisals proceedings.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenter Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenter Rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following tables present the selected consolidated financial information for our company. Our selected consolidated statements of operations data presented below for the years ended December 31, 2018 and 2019 and our selected consolidated balance sheet data as of December 31, 2018 and 2019 have been derived from our consolidated financial statements, which are included in the Company’s annual report on Form 20-F for the year ended December 31, 2019, beginning on page F-1. The Company’s historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in the Company’s annual report on Form 20-F for the year ended December 31, 2019, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

Consolidated Statements of Comprehensive Income/(Loss) Data

	For the Year Ended December 31,
	2018(1)	2019(1)
	RMB	RMB	US$
	(In thousands, except share and per share data)
Revenue	10,579,609	10,752,917	1,544,560
Cost of revenue(2)	(4,244,398)	(4,244,752)	(609,720)
Gross profit	6,335,211	6,508,165	934,840
Selling and administrative expenses(3)	(6,370,718)	(7,160,276)	(1,028,509)
Product development expenses(4)	(611,113)	(609,908)	(87,608)
Other gains, net	181,114	305,782	43,923
Loss from operations	(465,506)	(956,237)	(137,354)
Interest income	125,875	114,391	16,431
Interest expense	(79,090)	(147,387)	(21,171)
Share of results of equity investees	(76,810)	(74,111)	(10,645)
Investment loss	(7,889)	(28,677)	(4,119)
Loss before tax(5)	(503,420)	(1,092,021)	(156,858)
Income tax expense(6)	(175,896)	(91,019)	(13,074)
Net loss	(679,316)	(1,183,040)	(169,932)
Total comprehensive loss, net of tax(7)	(525,422)	(1,115,237)	(160,194)
Net loss attributable to Bitauto Holdings Limited	(608,352)	(1,200,118)	(172,386)
Total comprehensive loss attributable to Bitauto Holdings Limited	(475,186)	(1,150,768)	(165,297)
Net loss per share/ADS attributable to ordinary shareholders
Basic	(8.13)	(16.92)	(2.43)
Diluted	(8.13)	(16.92)	(2.43)
Weighted average number of shares/ADSs
Basic	71,305,353	71,108,532
Diluted	71,305,353	71,108,532

(1)	In May 2014, the Financial Accounting Standards Board issued Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, a new standard related to revenue recognition. We have completed the assessment and the most significant impact on our company is the change of the presentation of value-added tax, or VAT, from a gross basis to a net basis. We adopted this guidance starting from January 1, 2018 using the modified retrospective method. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. As a result, the operating results for the years ended December 31, 2018 and 2019 are presented on net basis, with the VAT being presented as net against revenues rather than in cost of revenues in such years.

(2)	Including amortization of intangible assets resulting from asset and business acquisitions of RMB1.9 million and RMB3.1 million (US$0.4 million) in 2018 and 2019, respectively.

(3)	Including share-based compensation of RMB859.0 million and RMB389.1 million (US$55.9 million) in 2018 and 2019, respectively, and amortization of intangible assets resulting from asset and business acquisitions and write-down of assets of RMB678.0 million and RMB651.9 million (US$93.6 million) in 2018 and 2019, respectively.

(4)	Including share-based compensation of RMB37.4 million and RMB37.3 million (US$5.4 million) in 2018 and 2019, respectively. Product development expenses in 2019 also included amortization of intangible assets resulting from asset and business acquisitions of RMB1.9 million (US$0.3 million).

(5)	Including investment loss associated with the share of equity method investments of RMB5.8 million (US$0.8 million) in 2019, investment income associated with the share of equity method investments of RMB15.9 million in 2018, investment loss associated with non-cash investment matters of RMB17.0 million and RMB28.7 million (US$4.1 million) in 2018 and 2019, respectively, amortization of the beneficial conversion feature (BCF) discount on the convertible notes of RMB30.1 million and RMB89.1 million (US$12.8 million) in 2018 and 2019, respectively, and impairment on equity investees of RMB17.6 million and RMB16.4 million (US$2.4 million) in 2018 and 2019, respectively.

(6)	Including tax impact related to amortization of intangible assets resulting from asset and business acquisitions of RMB11.1 million and RMB6.5 million (US$0.9 million) in 2018 and 2019, respectively.

(7)	Including net loss and foreign currency exchange gains net of tax of nil.

Consolidated Balance Sheets Data

	As of December 31,
	2018	2019
	RMB	RMB	US$
	(In thousands)
Assets
Current assets	34,174,847	30,663,562	4,404,545
Non-current assets	25,569,091	17,713,482	2,544,382
Total assets	59,743,938	48,377,044	6,948,927
Liabilities
Current liabilities	28,637,649	23,642,737	3,396,067
Non-current liabilities	10,797,852	4,978,086	715,056
Total liabilities	39,435,501	28,620,823	4,111,123
Redeemable noncontrolling interests	360,010	390,437	56,083
Total shareholders’ equity	19,948,427	19,365,784	2,781,721
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	59,743,938	48,377,044	6,948,927

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2019 was $20.2 based on 70,952,783.5 issued and outstanding Shares as of that date.

TRANSACTIONS IN SHARES AND ADSs

Purchases by the Company

In August 2011, the Board approved a share repurchase program, which provided authorization to purchase up to $10 million of its issued and outstanding ADSs. This program was completed in June 2012. In March 2018, the Board approved another share repurchase program to purchase up to $150 million of the Company’s issued and outstanding ADSs. This program was completed in March 2019.

The following table sets forth the repurchases of ADSs by the Company under its share repurchase programs for each applicable period during the past two years.

Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS	Average Price Paid per ADS
Apr 2018	750,000	$18.89 to $19.98	$19.66
June 2018	783,561	$22.99 to $23.99	$23.49
Aug 2018	115,219	$19.87 to $19.99	$19.89
Oct 2018	750,000	$18.58 to $19.91	$19.40

Transaction within the Buyer Group

Share Charge and Consent Letter Agreement

On October 15, 2019, Proudview, as borrower, entered into a facility agreement with Prosper Rich, as lender, and Mr. Li and Serene View, as guarantors, pursuant to which Prosper Rich agreed to make available to Proudview a US dollars term loan facility with a principal amount of up to $110,000,000 (the “Facility Agreement”).

In connection with the Facility Agreement, (a) Proudview entered into a pledge agreement with Prosper Rich on October 15, 2019, pursuant to which Proudview charged all right, title, and interest in and to the 2,500,000 ADSs owned by it in favor of Prosper Rich; (b) Mr. Li and Mr. Weihai Qu entered into a share charge with Prosper Rich on October 15, 2019, pursuant to which Mr. Li and Mr. Weihai Qu charged all right, title, and interest in and to all present and future shares in Proudview beneficially owned by them in favor of Prosper Rich; (c) Mr. Li entered into a share charge with Prosper Rich on October 15, 2019, pursuant to which Mr. Li charged all right, title, and interest in and to all present and future shares in Serene View beneficially owned by him in favor of Prosper Rich; and (d) Serene View mortgaged all right, title and interest in and to the Shares owned by it in favor of Prosper Rich (the security interests described in (a) to (d) collectively, the “Proposed Encumbrance”).

On the same day, Morespark, Hammer Capital and Mr. Li entered into a consent letter agreement (the “Consent Letter Agreement”), pursuant to which, among other things, each of Morespark and Hammer Capital consented to allow the Proposed Encumbrance as security for the Facility Agreement. Such consent is required pursuant to the Support Agreement with Mr. Li, which, among other things, prohibited the transfer or creation of a lien against Shares (including Shares represented by ADSs) beneficially owned by Mr. Li without the prior written consent of Morespark and Hammer Capital.

Also pursuant to the Consent Letter Agreement, Prosper Rich agreed that prior to taking any steps to enforce the Proposed Encumbrances, Morespark and Hammer Capital, acting through Morespark, shall have the right to either (i) acquire 80% of the Shares (including Shares represented by ADSs) held by Proudview and Serene View at a price per share equal to $16.00; or, at the sole discretion of Morespark, (ii) require Prosper Rich to assign all of its right and interest under the Facility Agreement and the relevant security documents to Morespark for cash consideration equal to the outstanding principal amount under the Facility Agreement plus all interest accrued and unpaid thereon and all outstanding costs and expenses reasonably incurred by Prosper Rich and owed by Mr. Li and Proudview pursuant to the terms of the Facility Agreement.

On July 13, 2020, Proudview repaid the outstanding loans under the Facility Agreement, and therefore Prosper Rich discharged and released the Proposed Encumbrance.

Open Market Transactions by JD Global

Between January and September 2019, JD Global sold an aggregate amount of 833,419 ADSs of the Company in open market through a 10b5-1 plan at an average price of US$15.6683 per ADS, including brokerage commissions and SEC fees.

Prior Public Offerings

The Company completed its initial public offering of 10,600,000 ADSs in November 2010 and listed its ADSs on the NYSE with the symbol "BITA" on November 17, 2010. In December 2013, the Company completed a follow-on public offering of 2,749,200 ADSs, among which 1,264,855 ADSs were offered by the Company and 1,483,345 ADSs were offered by a selling shareholder.

The Company did not make any underwritten public offering of its securities during the past three years.

Transactions in Prior 60 Days

Louis T. Hsieh, an independent director of JD, sold an aggregate amount of 15,000 ADSs (representing 15,000 Shares) on June 10, 2020 in open market at an average price of US$14.1186 per ADS.

Except as described above and elsewhere in this proxy statement, other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Limited Guarantees, the Equity Commitment Letters and the Interim Investors Agreement, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, any of the Parent Parties, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY

Except as specifically noted in the table, the following table sets forth information with respect to the beneficial ownership of the Company's ordinary shares, by:

•	each of the Company's directors and executive officers;
•	the Company's directors and executive officers as a group; and
•	each person known to the Company to own beneficially more than 5% of the total issued and outstanding ordinary shares.

As of the date of this proxy statement, the Company have 71,256,096.5 ordinary shares issued and outstanding (excluding treasury shares and ordinary shares issued to the depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans). Beneficial ownership is determined in accordance with the rules and regulations of the United States Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the Company has included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Shares Beneficially Owned
	Number	%*
Directors and Executive Officers:
Bin Li(1)	7,763,396.5	10.8%
Xuan Zhang(2)	—	—
Chenkai Ling(3)	—	—
Rob Huting(4)	—	—
Erhai Liu(5)	**	**
Yu Long(6)	**	**
Jun Hou(7)	**	**
Xiaoke Liu(8)	—	—
Yongxin Zhao(9)	**	**
Ming Xu(10)	**	**
Xiangzhi Kong(11)	—	—
All Directors and Executive Officers as a group	7,856,510.5	11.0%
Principal Shareholders:
JD.com Global Investment Limited(12)	17,327,601	24.3%
Cox Automotive Global Investments, Inc.(13)	9,000,000	12.6%
Proudview Limited(14)	6,942,779.5	9.7%
Entities affiliated with Tencent(15)	5,482,683	7.7%
Maso Capital Partners, Ltd.(16)	4,220,182	5.9%
Entities affiliated with Citic Capital Holdings Limited(17)	3,870,343	5.4%

* For each person and group included in this column, percentage of ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares issued and outstanding, which is 71,256,096.5 as of the date of this proxy statement (excluding 2,504,992.5 treasury shares and ordinary shares issued to the ADS Depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans), and the number of shares such person or group has the right to acquire upon exercise of options, RSUs or other rights within 60 days after the date of this proxy statement.

** Less than 1% of our outstanding ordinary shares.

(1)	Includes (i) 4,442,779.5 ordinary shares and 2,500,000 ADSs owned by Proudview Limited, a British Virgin Islands company owned by Mr. Li and Mr. Weihai Qu, (ii) 500,000 ordinary shares owned by Serene View Investment, a British Virgin Islands company owned by Mr. Li, and (iii) 270,617 vested restrict share units and options to purchase 50,000 ordinary shares held by Mr. Li. Mr. Li owns 99.8% of the outstanding capital stock of Proudview Limited and has the sole voting and investment power over Proudview Limited. The remaining 0.2% of Proudview is owned by Mr. Weihai Qu. Mr. Li is a director of Proudview Limited. The business address of Mr. Li is New Century Hotel Office Tower, 10/F, No. 6 South Capital Stadium Road, Beijing, China, 100044.

(2)	The business address of Mr. Zhang is New Century Hotel Office Tower, 10/F, No. 6 South Capital Stadium Road, Beijing, China, 100044.

(3)	The business address of Mr. Ling is 18 Kechuang 11th Street, JD Tower B, 14/F, Beijing, China, 101111. On August 21, 2020, Mr. Ling replaced Mr. Sidney Xuande Huang as JD.com’s designated director on Bitauto’s board due to Mr. Huang’s retirement from JD.com in September 2020.

(4)	The business address of Mr. Huting is c/o Cox Automotive, Inc., 6205 Peachtree Dunwoody Road Atlanta, Georgia 30328.

(5)	The business address of Mr. Liu is 1501, Tower B, Greenland Center, No. 4 Wangjing Dong Yuan, Chaoyang District, Beijing, China, 100102.

(6)	The business address of Ms. Long is Unit 1609, 16/F, West Tower, Genesis Beijing, 8 Xinyuan South Rd., Chaoyang District, Beijing, China, 100027.

(7)	The business address of Mr. Hou is 48-19, Bishuizhuangyuan, Huilongguan Town, Changping District, Beijing, China, 102206.

(8)	The business address of Mr. Liu is New Century Hotel Office Tower, 10/F, No. 6 South Capital Stadium Road, Beijing, China, 100044.

(9)	The business address of Mr. Zhao is New Century Hotel Office Tower, 10/F, No. 6 South Capital Stadium Road, Beijing, China, 100044.

(10)	The business address of Mr. Xu is New Century Hotel Office Tower, 10/F, No. 6 South Capital Stadium Road, Beijing, China, 100044.

(11)	The business address of Mr. Kong is New Century Hotel Office Tower, 10/F, No. 6 South Capital Stadium Road, Beijing, China, 100044.

(12)

Includes 16,706,220 ordinary shares and 621,381 ADSs owned by JD Global. JD Global is a British Virgin Islands company, which is a wholly owned subsidiary of JD Investment, which is in turn a wholly owned subsidiary of JD.com, Inc., a Cayman Islands company with its shares listed both on the Nasdaq Global Select Market and the Hong Kong Stock Exchange. The registered office of JD Global is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(13)	Includes (i) 4,620,000 ADSs and (ii) 4,380,000 ordinary shares owned by Cox Automotive Global Investments, Inc., or CAGI, a Delaware corporation, and an indirect wholly-owned subsidiary of Cox Enterprises, Inc., or CEI, as reported on a Schedule 13D/A jointly filed by CAGI and CEI on January 29, 2019. The principal address of CAGI is 3003 Summit Boulevard, Atlanta, Georgia 30319, and the principal address of CEI is 6205 Peachtree Dunwoody Road, Atlanta, Georgia, 30328.

(14)	See (1).

(15)	Includes (i) 2,046,106 ordinary shares held by Dongting Lake Investment Limited, or Dongting, (ii) 2,471,577 ordinary shares held by Morespark Limited, or Morespark, and (iii) 965,000 ordinary shares represented by ADSs owned by THL E Limited, or THL, as reported on a Schedule 13D/A jointly filed by Dongting, Morespark, THL and Tencent on September 16, 2019. Each of Dongting, Morespark, THL is a wholly-owned subsidiary of Tencent. According to the Schedule 13D/A filing, Tencent may be deemed to have beneficial ownership and sole power to vote or direct the vote of 5,482,683 ordinary shares. The registered address of Tencent is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. The registered address of Dongting is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The registered address of Morespark is 29/F, Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong. The registered address of THL is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(16)	Includes 4,220,182 ordinary shares represented by ADSs held by Maso Capital Partners, Ltd. as of June 30, 2020, as reported on Form 13F filed by Maso Capital Partners, Ltd. on August 14, 2020. The principal business address of Maso Capital Partners, Ltd. is 8/F Printing House, 6 Duddell Street, Central, Hong Kong.

(17)	Includes 3,870,343 ordinary shares represented by ADSs held by Harvest Ocean (Cayman) Limited, or Harvest Ocean, as reported on a Schedule 13D/A filed by Harvest Ocean on July 10, 2020. According to the Schedule 13D/A filing, 3,870,343 shares may be deemed beneficially owned by each of Harvest Ocean (Cayman) Limited, a company organized under the laws of the Cayman Islands, CCP III GP Ltd., a company organized under the laws of the Cayman Islands, CCIP III GP Ltd., a company organized under the laws of the Cayman Islands, Citic Capital Partners Limited, or CCPL, a company organized under the laws of the Cayman Islands, and Citic Capital Holdings Limited, or CCHL, a company organized under the laws of Hong Kong. Each of CCPL and CCHL expressly disclaims such beneficial ownership except to the extent of its pecuniary interest therein. The address of CCHL’s principal executive office is 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong. The address of Harvest Ocean’s registered office is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The address of CCP III GP Ltd. and CCPL’s registered office is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The address of CCIP III GP Ltd.’s registered office is Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement by the Company’s shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•	debt or equity financing may not be funded at the Effective Time because of the failure of the Parent Parties to meet the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;

•	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•	the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019. See “Where You Can Find More Information” beginning on page 122 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://ir.bitauto.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 27, 2020 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC on June 15 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to the Company at +86 10-6849-2345 or ir@bitauto.com.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED ___________, 2020. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

by and between

yiche holding limited

YICHE MERGERSUB LIMITED

and

BITAUTO HOLDINGS LIMITED

dated as of

June 12, 2020

Exhibit A –	Plan of Merger

Exhibit B –	Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated June 12, 2020, is by and between Yiche Holding Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), Yiche Mergersub Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Bitauto Holdings Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”. All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a statutory merger of the Merger Sub with and into the Company in accordance with Part XVI of the CICL, with the Company being the surviving company (as defined in the CICL) and becoming a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee established by the Company Board (the “Special Committee”), has unanimously (a) determined that the execution by the Company of this Agreement and the Plan of Merger and consummation of the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), are fair to and in the best interests of the Company and its shareholders (other than the Rollover Shareholders), (b) approved and declared advisable the Merger, the other Transactions, this Agreement and the Plan of Merger and (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement (as defined herein) and direct that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval at the Shareholder Meeting;

WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and to consummate the Transactions and the sole member of Merger Sub has authorized and approved the Plan of Merger by special resolution;

WHEREAS, prior to or substantially concurrently with the execution and delivery of this Agreement, each of Mr. Bin Li, JD.com Global Investment Limited, Morespark Limited, Dongting Lake Investment Limited and THL E Limited (collectively, the “Rollover Shareholders”) and Cox Automotive Global Investments, Inc. (together with the Rollover Shareholders, the “Supporting Shareholders”) has executed and delivered a support agreement with Morespark Limited and Hammer Capital Opportunities Fund L.P., acting through its general partner Hammer Capital Opportunities General Partner, or with Parent, as the case may be (the “Support Agreements”), providing that, amongst other things and subject to the terms and conditions set forth therein, (a) the Supporting Shareholders will vote all Shares held directly or indirectly by them in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, and (b) the Rollover Shareholders agree, upon the terms and subject to the conditions in the Support Agreements, to receive no consideration for cancellation of the Rollover Shares in accordance with this Agreement, and to subscribe for or otherwise receive newly issued shares of Parent at or immediately prior to the Effective Time;

WHEREAS, concurrently with the execution of this Agreement, each of the Sponsors has executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (each, a “Limited Guarantee,” and collectively, the “Limited Guarantees”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1       Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company, than those contained in the Confidentiality Agreements; provided, that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition and the definition of “Subsidiary” or “Subsidiaries,” “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise.

“Benefit Plan” means any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement for the benefit of any current or former employee, director, officer or consultant of the Company or any of its Subsidiaries.

“Business Days” means any day other than a Saturday, Sunday or another day on which the banks in New York City, the Cayman Islands, Hong Kong or the People’s Republic of China are authorized by Law or executive order to be closed.

“Company Equity Plans” means, collectively, the Company’s (a) 2006 Stock Incentive Plan adopted on December 31, 2006, (b) 2010 Stock Incentive Plan adopted on February 8, 2010, (c) 2012 Share Incentive Plan adopted on August 7, 2012 and (d) 2016 Share Incentive Plan adopted on November 17, 2016, in each case, including any amendment thereto and as disclosed in the SEC Documents.

“Company Financial Advisor” means Duff & Phelps Securities, LLC and Duff & Phelps, LLC.

“Company Governing Documents” means the Company’s (a) Second Amended and Restated Memorandum of Association and (b) Third Amended and Restated Articles of Association adopted by a special resolution of shareholders of the Company on October 28, 2010 and further amended by a special resolution of shareholders of the Company on November 8, 2011.

“Company IP Rights” means (a) any and all Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted, and (b) any and all other Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Option” means an option to purchase Shares granted under the Company Equity Plans in accordance with the terms thereof, whether or not such option has become vested on or prior to the Closing Date.

“Company-Owned IP Rights” means Company IP Rights that are owned by the Company or any of its Subsidiaries.

“Company Products” means all products and services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products and services currently under development by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means all United States, international and foreign (a) patents and patent applications (including provisional applications), (b) registered trademarks and service marks, applications to register trademarks and service marks (including intent-to-use applications), or other registrations or applications related to trademarks and service marks, (c) registered Internet domain names, (d) registered copyrights and applications for copyright registration, and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

“Company RSU Award” means an award of performance units with respect to Shares or a restricted share unit granted under the Company Equity Plans in accordance with the terms thereof, entitling the holder thereof to Ordinary Shares or cash equal to or based on the value of Ordinary Shares, that vests on the basis of time or the achievement of applicable performance goals.

“Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.

“Confidentiality Agreements” means, collectively, (a) the Confidentiality Agreement, dated October 11, 2019, between the Company and Tencent Limited, (b) the Confidentiality Agreement, dated October 11, 2019, between the Company and Hammer Capital Opportunities Fund L.P., and (c) the Confidentiality Agreement, dated November 15, 2019, between the Company and Mr. Bin Li.

“Consent Letter” means the Consent Letter dated October 15, 2019, between Morespark Limited, Hammer Capital Opportunities Fund L.P., Prosper Rich Investments Limited, Mr. Bin Li, Proudview Limited and Serene View Investment Limited.

“Deed of Irrevocable Undertaking” means the Deed of Irrevocable Undertaking dated September 12, 2019, by and among JD Financial Investment Limited, Morespark Limited, and Hammer Capital Opportunities Fund L.P.

“Disclosure Schedule” means the disclosure schedule set out in Exhibit B attached hereto, it being understood that (a) any matter disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed in any other section of the Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section, and (b) the disclosure of any matter or item in the Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Material Adverse Effect.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the presence, use, production, generation, treatment, storage, transportation, handling, disposal, distribution, labeling, testing, processing, discharge, control, clean-up release or threatened release of Hazardous Substances, the preservation or protection of the environment (including waterways, groundwater, drinking water, air, wildlife, plants or other natural resources); public health and safety; occupational health and safety or fire safety, or (b) impose liability or responsibility with respect to any of the foregoing.

“Environmental Permits” means any material permit, license, authorization or approval relating to or required under applicable Environmental Laws.

“Equity Interest Pledge Agreement” means any equity interest pledge agreement (as amended, restated and supplemented) entered into by and among a WFOE and the shareholders of a VIE.

“Excluded Shares” means, collectively, (a) the Rollover Shares, (b) Shares (including Shares represented by ADSs) held by Parent, the Company or any of their respective Subsidiaries, and (c) Shares (including Shares represented by ADSs) held by the Depositary and reserved for issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company RSU Awards.

“Exclusive Purchase Right Agreement” means any exclusive purchase right agreement (as amended, restated and supplemented) entered into by and among a VIE, its shareholders, the Company and certain other parties thereto.

“Executive” means the Executive Director of the Corporate Finance Division of the Hong Kong Securities and Futures Commission.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) reasonably incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholders and shareholder approvals, shareholder litigation, the filing of any required notices under any applicable competition or investment Laws, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Government Official” means any officer, employee or other individual acting in an official capacity for a Governmental Entity or agency or instrumentality thereof (including any state-owned or controlled enterprise).

“Hazardous Substances” means (i) substances that are defined or listed, in, or otherwise subject to regulation, control or remediation under applicable Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse effect on human health or the environment, (ii) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any explosives or any radioactive materials, (iv) asbestos in any form, (v) polychlorinated biphenyls, (vi) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise), (vii) infectious waste, and (viii) any other substance capable of causing harm to the environment or human health.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured and whether or not contingent, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Independent Director Equityholders” means the members of the Special Committee as of the date hereof.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, social media names, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“Interim Investors Agreement” means the Interim Investors Agreement, dated as of the date hereof, by and among the Rollover Shareholders, Hammer Capital Opportunities Fund L.P., Parent and Merger Sub.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge, following reasonable inquiry, of (a) with respect to the Company, the Chief Executive Officer, Chief Financial Officer and the President thereof or (b) with respect to Parent or Merger Sub, any director or executive officer thereof.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, rules of the relevant stock exchange on which the relevant parties’ securities are listed, Order, ordinance or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole, or prevent or materially delay the consummation of the Transactions on or prior to the Outside Date; provided, however, that any Effect to the extent resulting or arising from the following shall not be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Company operates, (b) general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates, (c) any change in GAAP or interpretation thereof, (d) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any Governmental Entity, (e) any actions taken, or the failure to take any action, as required by the terms of this Agreement or at the written request or with the written consent of Parent or Merger Sub, (f) the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom and any adverse change in relationship with any customer, employee (including employee departures), supplier, financing source or joint venture partner, including as a result of the identity of Parent or the Sponsors, (g) changes in the price or trading volume of the Shares and/or ADSs (it being understood that this clause (g) shall not include the facts or occurrences giving rise or contributing to such changes in the price or trading volume of the Shares and/or ADSs), (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that this clause (h) shall not include the facts or occurrences giving rise or contributing to such failure to meet any projections, estimates or expectations), (i) epidemic-induced public health crises, changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, and (j) any deterioration in the credit rating of the Company or its Subsidiaries (it being understood that this clause (j) shall not include the facts or occurrences giving rise or contributing to such deterioration); provided that if any Effect described in clauses (a), (b), (c), (d), and (i) has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry or industries in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

“Offer” means the unconditional mandatory general offer to be made by the Sponsors or their respective Affiliates to the shareholders and other securities holders of Yixin for all the issued shares and the share options of Yixin (other than those shares and share options already owned or agreed to be acquired by the Sponsors or parties acting in concert (as defined under the Takeovers Code) with any of them) upon Closing pursuant to the Takeovers Code.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Ordinary Shares” means the ordinary shares of the Company that are designated as “Ordinary Shares” with a par value of $0.00004 per share.

“Outside Date” means March 12, 2021.

“Permitted Liens” means any (a) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due or payable or subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP), (b) zoning regulations, permits and licenses, (c) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (d) with respect to real property, non-monetary Liens or other minor imperfections of title, (e) rights of parties in possession, (f) ordinary course, non-exclusive licenses of Intellectual Property, (g) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (h) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (i) Liens securing Indebtedness that are reflected in the SEC Documents filed or furnished prior to the date hereof; and (j) Liens set forth in the Equity Interest Pledge Agreement and the Exclusive Purchase Right Agreement.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personally Identifiable Information” means individually-identifiable information from or about an individual, including an individual’s first and last name, home or other physical address, including street name and city or town, telephone number, including home telephone number and mobile telephone number, email address or other online contact information, such as a user identifier or screen name, photograph, financial account number or credit card number, tax identification number, social security number, driver’s license number, passport number or other government-issued identifier, employee identification number; persistent identifier, such as IP address or other unique identifier associated with a person, device or web browser, list of contacts, physical location or any other information deemed to be personally identifiable information pursuant to applicable Law.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, financing sources, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and their respective Subsidiaries.

“Rollover Shares” means 17,520,953 Ordinary Shares (including Ordinary Shares represented by ADSs) owned by the Rollover Shareholders as of the date of this Agreement and any Share (including any Share represented by ADS) that may be acquired by Sponsors after the date hereof and before the Closing pursuant to that call option against Mr. Bin Li granted under the Consent Letter.

“Rule 3.5 Announcement” means the announcement relating to the Offer to be issued under Rule 3.5 of the Takeovers Code.

“Shareholder Approval” means a special resolution (as defined in the CICL) of the shareholders of the Company, which shall require the affirmative vote of the holders of Shares representing at least two-thirds of the voting power of the outstanding Shares entitled to vote at the Shareholder Meeting voting in person or by proxy as a single class, to approve and authorize this Agreement, the Plan of Merger and the Transactions in accordance with the CICL and the Company Governing Documents.

“Shareholder Meeting” means the meeting of the holders of Shares for the purpose of seeking the Shareholder Approval, including any adjournment thereof.

“Shares” means the Ordinary Shares.

“Sponsors” means Morespark Limited and Hammer Capital Opportunities Fund L.P., acting through its general partner Hammer Capital Opportunities General Partner.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled (including for the avoidance of doubt through the VIE Contracts) by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership. The Company confirms that as of the date hereof, each of Yixin and its Subsidiaries is a Subsidiary of the Company and will remain a Subsidiary of the Company unless (i) the Voting Proxy Agreement is terminated by the parties thereto and (ii) Yixin otherwise does not constitute a Subsidiary of the Company pursuant to this definition.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity that administers Taxes, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity that administers Taxes with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third-Party Intellectual Property Rights” means any Intellectual Property owned by a Person other than the Company and its Subsidiaries.

“Unvested Independent Director RSU Awards” means, collectively, the unvested Company RSU Awards as set forth on Section 1.1(a) of the Disclosure Schedule opposite the name of each Independent Director Equityholder, that are outstanding immediately prior to the Effective Time.

“VIEs” means, collectively, Beijing Bitauto Information Technology Company Limited (北京易车信息科技有限公司), Beijing Easy Auto Media Company Limited (北京易车通文化传媒有限公司), Beijing Xinbao Information Technology Company Limited (北京信保信息技术有限公司), Tianjin Juxin Information Technology Company Limited (天津聚信信息技术有限公司), Beijing Jingzhengu Information Technology Company Limited (北京精真估信息技术有限公司) and Beijing Yixin Information Technology Company Limited (北京易鑫信息科技有限公司), in each case a limited liability company organized under the laws of the PRC.

“Voting Proxy Agreement” means the voting proxy agreement entered into between the Company and Tencent Holdings Limited on November 15, 2019.

“WFOEs” means, collectively, Beijing Bitauto Internet Information Company Limited (北京易车互联信息技术有限公司), Shanghai Youyue Information Technology Company Limited (上海优约信息技术有限公司)and Tianjin Kars Information Technology Company Limited (天津卡尔斯信息科技有限公司), in each case a limited liability company organized under the laws of the PRC.

“Yixin” means Yixin Group Limited (易鑫集團有限公司), an exempted company with limited liability incorporated in the Cayman Islands whose shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited (stock code: 2858).

“Yixin Shares” means ordinary shares in the share capital of Yixin.

Section 1.2      Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

$	Section 1.3(c)
ADS	Section 3.1(b)
ADSs	Section 3.1(b)
Adverse Recommendation Change	Section 6.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.2(c)
Arbitrator	Section 10.8(b)
Base Premium	Section 7.4(d)
Bitauto HK	Section 7.13(c)
CICL	Section 2.1
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Benefit Plans	Section 4.12(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Equity Interests	Section 4.2(a)
Company Group	Section 9.2(h)
Company Material Properties	Section 4.19(b)
Company Permits	Section 4.18(b)
Company Termination Fee	Section 9.2(e)
Competing Proposal	Section 6.2(g)
Contract	Section 4.15(a)
Covered Persons	Section 7.4(a)
Deposit Agreement	Section 3.6
Depositary	Section 3.6
Dissenting Shareholders	Section 3.3(a)
Dissenting Shares	Section 3.3(a)
Dollars	Section 1.3(c)
Effective Time	Section 2.3
Enforceability Exceptions	Section 4.3
Equity Commitment Letters	Section 5.5(a)
Equity Financing	Section 5.5(a)
Exchange Act	Section 4.5
Exchange Fund	Section 3.2(a)
Financial Statements	Section 4.6(b)
GAAP	Section 4.6(b)
Governmental Entity	Section 4.5
HKIAC	Section 10.8(b)
Indemnification Agreements	Section 7.4(a)
Intervening Event	Section 6.2(d)
IP Rights Agreements	Section 4.17(d)

Legal Proceeding	Section 4.11
Limited Guarantee	Recitals
Limited Guarantees	Recitals
Material Contract	Section 4.15(b)
Merger	Recitals
Merger Consideration	Section 3.2(a)
Merger Sub	Preamble
Non-Required Remedy	Section 7.2(e)
NYSE	Section 4.2(a)
Open Source Materials	Section 4.17(j)
Option Consideration	Section 3.4(a)
Parent	Preamble
Parent Group	Section 9.2(h)
Parent Group Contracts	Section 5.8
Parent Option	Section 3.4(c)(i)
Parent RSU Award	Section 3.4(c)(ii)
Parent Termination Fee	Section 9.2(f)
Parties	Preamble
Party	Preamble
Paying Agent	Section 3.2(a)
Per ADS Merger Consideration	Section 3.1(b)
Per Share Merger Consideration	Section 3.1(a)
Plan of Merger	Section 2.3
PRC Regulatory Filings	Section 4.5
PRC Subsidiaries	Section 4.10(a)
Protected Information	Section 4.17(i)
Proxy Statement	Section 4.5
Record ADS Holders	Section 6.4(a)
Record Date	Section 6.4(a)
Rollover Shareholders	Recitals
Rollover Shares	Section 5.7
RSU Award Consideration	Section 3.4(b)
Rules	Section 10.8(b)
SAFE	Section 4.10(a)
Sarbanes-Oxley Act	Section 4.6(a)
Schedule 13E-3	Section 6.3(a)
SEC	Section 4.5
SEC Documents	Section 4.6(a)
Securities Act	Section 4.6(a)
Share Certificates	Section 3.2(b)(i)
Special Committee	Recitals
Superior Proposal	Section 6.2(h)
Support Agreements	Recitals
Supporting Shareholders	Recitals
Surviving Entity	Section 2.1
Takeover Statute	Section 4.25

Takeovers Code	Section 6.2(g)
Transaction Litigation	Section 7.7
Transactions	Recitals
Uncertificated Shares	Section 3.2(b)(i)
VIE Contracts	Section 4.10(c)

Section 1.3      Interpretation. Unless the express context otherwise requires:

(a)            the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)            terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)            the terms “Dollars” and “$” mean United States Dollars;

(d)            references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)            the captions, table of contents and headings included herein are included for convenience of reference only and shall be disregarded in the construction or interpretation hereof.

(f)            wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g)            references herein to any gender shall include each other gender;

(h)            if a term used herein is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);

(i)            references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(j)            references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(k)            references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(l)            “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(m)            with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(n)            references herein to a number of days shall be to such number of calendar days unless Business Days are specified; whenever any action must be taken hereunder on or by a day that is not a Business Day, such action may be validly taken on or by the next day that is a Business Day;

(o)            references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(p)            references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(q)            any item shall be considered “made available” to Parent or Merger Sub, to the extent such phrase appears in this Agreement, if such item has been provided in writing (including via electronic mail) to such Party, posted by the Company or its Representatives in the electronic data room established by the Company or, in the case of any documents filed with the SEC, filed by the Company with the SEC at least two (2) Business Days prior to the date hereof; and

(r)            The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Article II
THE MERGER

Section 2.1      The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “CICL”), at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon Merger Sub will cease to exist and will be struck off the register of companies in the Cayman Islands, with the Company surviving the Merger (the Company, as the surviving company (as defined in the CICL) in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned Subsidiary of Parent.

Section 2.2      Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Hong Kong time, in Hong Kong at the offices of Latham & Watkins LLP, 18th Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong on a date no later than the tenth (10th) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or if permissible, waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or at such other date or place or time as may be agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3      Effective Time. On the Closing Date, the Company and Merger Sub shall (a) cause the plan of merger with respect to the Merger (the “Plan of Merger”) substantially in form set out in Exhibit A attached hereto, to be duly executed and filed with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL, and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the CICL in connection with the Merger. The Merger shall become effective on the date specified in the Plan of Merger, in accordance with the CICL (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4      Effects of the Merger. At the Effective Time, the Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Company and Merger Sub shall immediately vest in the Surviving Entity and the Surviving Entity shall be liable for and subject in the same manner as the Company and Merger Sub to all mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL and as provided in this Agreement.

Section 2.5      Directors and Officers. The Parties shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity upon the Effective Time, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity upon the Effective Time, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Entity.

Section 2.6      Governing Documents. At the Effective Time, in accordance with the terms of the Plan of Merger and without any further action on the part of the Parties, the Company will adopt the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such memorandum and articles of association; provided, that at the Effective Time, (a) all references therein to the name of the Surviving Entity (including Clause 1 of the memorandum of association of the Surviving Entity) shall be amended to “Bitauto Holdings Limited”, (b) all references therein to the authorized share capital of the Surviving Entity shall be amended to refer to the correct authorized capital of the Surviving Entity as approved in the Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Entity will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are currently set forth in the Company Governing Documents, in accordance with Section 7.4.

Article III
TREATMENT OF SECURITIES

Section 3.1      Treatment of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a)            Treatment of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) shall be cancelled in exchange for the right to receive $16 in cash per Share without interest (subject to adjustment pursuant to Section 3.1(f)) (the “Per Share Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration therefor upon the surrender of the certificate representing such Share in accordance with Section 3.2, and the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time.

(b)            Treatment of American Depositary Shares. Each American Depositary Share, representing one (1) Ordinary Share (each, an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), together with the underlying Ordinary Shares represented by such ADS, shall be cancelled in exchange for the right to receive $16 in cash per ADS without interest (subject to adjustment pursuant to Section 3.1(f)) (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement; provided that in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail. The Per ADS Merger Consideration shall be paid by the Company to the Depositary (in consideration for the cancellation of the Ordinary Shares underlying the ADSs) and distributed by the Depositary to the holder of such ADSs. From and after the Effective Time, all such ADSs (and such underlying Ordinary Shares) shall no longer be outstanding and shall automatically be cancelled, retired and shall cease to exist, and each holder of a ADS shall cease to have any rights with respect thereto, except the right to receive the Per ADS Merger Consideration therefor upon the surrender of such ADS in accordance with Section 3.2, and the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time.

(c)            Treatment of Excluded Shares. Each Excluded Share, and each ADS representing Excluded Shares, issued and outstanding immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, without payment of any consideration or distribution therefor.

(d)            Treatment of Dissenting Shares. Each Dissenting Share shall be automatically cancelled and cease to exist in accordance with Section 3.3, and shall carry no rights other than the right to receive the applicable payments pursuant to the procedure set forth in Section 3.3.

(e)            Treatment of Merger Sub Securities. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Entity. Such conversion shall be effected by means of the cancellation of such shares of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Entity. Such ordinary shares of the Surviving Entity shall constitute the only issued and outstanding share capital of the Surviving Entity upon the Effective Time.

(f)            Adjustment to Merger Consideration. The Per Share Merger Consideration and Per ADS Merger Consideration, as applicable, shall be adjusted appropriately to reflect the effect of any share sub-division or split, share consolidation, share dividend (including any dividend or other distribution of securities convertible into Shares or ADSs, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares or ADSs, as applicable, effected after the date hereof and prior to the Effective Time, so as to provide the holders of Shares or ADSs, as applicable, with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable. Nothing in this Section 3.1(f) shall be construed to permit the Company to effect any share sub-division or split, share consolidation, share dividend (including any dividend or other distribution of securities convertible into Shares or ADSs, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares or ADSs unless such change is effected in accordance with Section 6.1 of this Agreement.

Section 3.2      Payment for Securities; Surrender of Certificates.

(a)            Exchange Fund. Prior to the Effective Time, Parent shall select and appoint a bank or trust company to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 3.1(a), Section 3.1(b) and Section 3.3 (collectively, the “Merger Consideration”). At or prior to the Effective Time, or in the case of payments pursuant to Section 3.3, when ascertained pursuant to Section 3.3, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares) and ADSs (other than ADSs representing Excluded Shares), cash in immediately available funds in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b)            Procedures for Surrender.

(i)            Promptly following the Effective Time, the Surviving Entity shall cause the Paying Agent to mail (and make available for collection by hand) to each Person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a) (excluding, for the avoidance of doubt, Excluded Shares and Dissenting Shares): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands, and shall specify the manner in which the delivery of the Per Share Merger Consideration to registered holders of Shares (other than Excluded Shares and Dissenting Shares) shall be effected), and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.2(e)) and/or such other documents as may be required to receive the Per Share Merger Consideration. Each registered holder of Shares which are represented by a Share Certificate, subject to the surrender of such Share Certificate (or delivery of an affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.2(e)) for cancellation and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, and each registered holder of non-certificated Shares represented by book entry (“Uncertificated Shares”), shall be entitled to receive in exchange therefor the Per Share Merger Consideration payable in respect of such Shares (excluding, for the avoidance of doubt, Excluded Shares and Dissenting Shares). Any Share Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or shall accrue on the cash payable upon the cancellation of any Shares or the surrender or transfer of any Share Certificates pursuant to this Article III.

(ii)            Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the Per ADS Merger Consideration payable in respect of the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs and the underlying Shares representing Excluded Shares), and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the cancellation of their ADSs (and the underlying Shares). The Surviving Entity will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the distribution of the Per ADS Merger Consideration to ADS holders and the termination of the ADS program or facility (other than the ADS cancellation fee, which shall be payable in accordance with the Deposit Agreement). No interest shall be paid or shall accrue on the cash payable upon the cancellation of any ADSs or the underlying Ordinary Shares represented by such ADSs pursuant to this Article III.

(iii)            If payment of Merger Consideration is to be made in respect of a Share which is represented by a Share Certificate to a Person other than the Person in whose name the surrendered Share Certificate is registered, it shall be a condition precedent of payment that (A) the Share Certificate so surrendered shall be accompanied by a proper form of transfer duly executed by the registered holder of such Share, and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Share Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered.

(iv)            Each Share (including each Share represented by a Share Certificate (subject to surrender of such Share Certificate as contemplated by this Section 3.2), and each Uncertificated Share) and each ADS shall be deemed at any time from and after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(c)            Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company; provided, that nothing herein shall prevent the Surviving Entity from maintaining a register of members in respect of its ordinary shares after the Effective Time and from registering transfers of such ordinary shares after the Effective Time. From and after the Effective Time, the holders of Shares or ADSs outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or ADSs except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Share Certificates or Uncertificated Shares or ADSs are presented to the Surviving Entity or Depositary for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)            Termination of Exchange Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Entity shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Shares (whether represented by Share Certificates or book entry), and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time, payable upon exchange of Shares (subject to surrender of Share Certificates, if applicable) and compliance with the procedures in Section 3.2(b). Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Paying Agent shall be liable to any holder of a Share (whether represented by a Share Certificate or book entry) or ADS for any Merger Consideration or other amounts delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Share Certificate, Uncertificated Share or ADS has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Share Certificate, Uncertificated Share or ADS shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e)            Lost, Stolen or Destroyed Certificates. In the event that any Share Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Share Certificates, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the Surviving Entity, the execution of an indemnity or the posting by such holder of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof, including any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

Section 3.3      Dissenter’s Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares” and holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time, shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.

(b)            For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares, and (ii) be cancelled in exchange for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 3.2. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL.

(c)            The Company shall give Parent (i) prompt notice of any notices of objection or notices of dissent to the Merger or demands for appraisal, under Section 238 of the CICL received by the Company, attempted withdrawals of such objection, dissents or demands, and any other instruments served pursuant to the CICL and received by the Company relating to the exercise of any rights to dissent from the Merger or appraisal rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter right or demand for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

(d)            In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such shareholders pursuant to section 238(4) of the CICL within 20 days of obtaining the Shareholder Approval at the Shareholder Meeting.

Section 3.4      Treatment of Equity Awards.

(a)            Vested Company Options. As of the Effective Time, each fully vested Company Option granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder thereof, shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the Exercise Price, multiplied by (ii) the number of Ordinary Shares underlying such Company Option (the “Option Consideration”), which amount shall be paid as promptly as practicable following the Effective Time by the Surviving Entity; provided that if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

(b)            Vested Company RSU Awards. As of the Effective Time, each fully vested Company RSU Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time and each Unvested Independent Director RSU Award, by virtue of the Merger and without action by the holder thereof, shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to (i) the Per Share Merger Consideration multiplied by (ii) the number of Ordinary Shares underlying such Company RSU Award (the “RSU Award Consideration”), which amount shall be paid as promptly as practicable following the Effective Time by the Surviving Entity.

(c)            Treatment of Unvested Company Options and Unvested Company RSU Awards.

(i)            As of the Effective Time, each unvested Company Option granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of such unvested Company Option, shall be cancelled and immediately converted into the right to receive in exchange therefor an award of option to purchase (A) the same number of Parent common shares as the total number of Ordinary Shares subject to such Company Option immediately prior to the Effective Time, (B) at a per-share exercise price equal to the Exercise Price immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms) (such award, a “Parent Option”), provided that the number of Parent common shares subject to such Parent Option and/or the exercise price of such Parent Option may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such unvested Company Options.

(ii)            As of the Effective Time, each unvested Company RSU Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time (other than any Unvested Independent Director RSU Award), by virtue of the Merger and without action by the holder of such unvested Company RSU Award, shall be cancelled and immediately converted into the right to receive in exchange therefor an award of Parent restricted share units to acquire the same number of Parent common shares as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms) (such award, a “Parent RSU Award”); provided that the number of Parent common shares subject to such Parent RSU Award may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such unvested Company RSU Awards.

(d)            The Company shall take all corporate actions necessary to effect the treatment of the Company Options and Company RSU Awards as contemplated by this Section 3.4.

Section 3.5      Withholding. Each of Parent, Merger Sub, the Surviving Entity, the Paying Agent and the Depositary (and any other Person that has a withholding obligation pursuant to the carrying out of this Agreement), as the case may be, without double counting, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld by applicable Tax Law. In the event that Parent or Merger Sub determines that any deduction or withholding is required by applicable Tax Law to be made from any consideration payable pursuant to this Agreement, Parent or Merger Sub, as applicable, shall promptly inform the Company and the Special Committee in writing of such determination. If any such withholding is made, the withholding party shall promptly and appropriately report and pay over the withheld Taxes to the applicable Tax Authority and provide the Person from who withholding was made evidence of such payment. To the extent such amounts are so deducted and withheld in accordance with this Section 3.5 and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs, Company Options or Company RSU Awards in respect of which such deduction and withholding was made.

Section 3.6      Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Entity shall provide notice to Citibank, N.A. (the “Depositary”) to terminate the amended and restated deposit agreement, dated November 16, 2010 between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures (a) in the SEC Documents filed with or furnished to the SEC and publicly available after January 1, 2017 and prior to the date hereof but excluding statements in any “Risk Factors” section or similar cautionary, predictive or forward-looking disclosure, and (b) set forth or referenced in the Disclosure Schedule. Subject to the foregoing, the Company represents and warrants to Parent and Merger Sub that:

Section 4.1      Organization and Qualification; Subsidiaries.

(a)            Each of the Company and its Subsidiaries is an entity duly incorporated or organized, as applicable, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except to the extent the failure to have such power or authority is material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The Company is in compliance with the terms of the Company Governing Documents in all material respects.

(b)            Section 4.1(b) of the Disclosure Schedule sets forth a true and complete list of the Company’s Subsidiaries, together with their jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries is in compliance with the terms of its constituent organizational or governing documents in all material respects.

Section 4.2      Capitalization.

(a)            The authorized share capital of the Company consists of 1,250,000,000 Ordinary Shares. As of the date hereof, 71,046,075.5 Ordinary Shares were issued and outstanding (excluding any treasury shares and Ordinary Shares issued to the depositary bank for issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Company Equity Plans), which is inclusive of the 39,852,071.5 Ordinary Shares represented by 39,852,071.5 ADSs. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except for Company Options to acquire 251,027 Ordinary Shares and Company RSU Awards representing the right to receive up to 3,963,946 Ordinary Shares, in each case, outstanding under the Company Equity Plans, and except for the VIE Contracts, there are no (x) options, warrants, compensatory equity-linked awards, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, in each case relating to the issued or unissued capital shares of the Company, obligating the Company or any of its Subsidiaries to issue, reserve, transfer or sell or cause to be issued, reserved, transferred or sold any shares of, or other equity interest in, the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, pre-emptive right, subscription or other similar right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, ADSs or any shares of, or other Company Equity Interests in, the Company or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries. The Company has made available to Parent, prior to the date hereof, a true and complete schedule setting forth information with respect to each outstanding Company Option and Company RSU Award, including the name of the holder thereof, the number of Shares subject to such award, the vesting schedule applicable to each such award that is not fully vested as of the date hereof, and, if applicable, the maximum term and exercise price thereof. The Company has made available to Parent, prior to the execution of this Agreement, true and complete copies of (1) each Company Equity Plan and each employee equity incentive plan of a Subsidiary of the Company that is in effect as of the date hereof, including any amendments thereto or (2) forms of each Company Option and Company RSU Award and any individual Company Option or Company RSU Award the terms of which vary materially from such forms. Each Company Option and Company RSU Award was granted in accordance with all applicable Laws, all of the terms and conditions of the relevant Company Equity Plan and in compliance with the rules and regulations of the New York Stock Exchange (“NYSE”) as applicable to the Company, in each case in all material respects. All Shares to be issued in connection with the aforesaid Company Options and Company RSU Awards, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b)            Except as described in Section 4.10 hereof, there are no voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the Shares or any shares of, or other equity interest, of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares or other Company Equity Interests. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters related to the Company.

(c)            The Company or one of its Subsidiaries owns, directly or indirectly, all of the issued and outstanding shares or other Company Equity Interests of each of the Company’s Subsidiaries, free and clear of any Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws or other applicable Laws and clause (j) of the definition of Permitted Liens), and all such shares or other Company Equity Interests have been duly authorized and validly issued and are fully paid and nonassessable.

Section 4.3      Authorization; Validity of Agreement; Company Action. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Shareholder Approval, to execute and deliver the Plan of Merger and to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and the Plan of Merger, and the consummation of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger, and the consummation by it of the Transactions, subject, in the case of the Plan of Merger and the Merger, to receipt of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) ((a) and (b) collectively, the “Enforceability Exceptions”).

Section 4.4      Board Approval. The Company Board, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has unanimously (a) determined that the execution by the Company of this Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholders), (b) approved and declared advisable the Merger, the other Transactions, this Agreement and the Plan of Merger, (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares, and to include such recommendation in the Proxy Statement and directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval, and (d) taken all actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

Section 4.5      Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) assuming the Shareholder Approval is obtained, conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any of its Subsidiaries, (b) require any filing by the Company or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational, or any self-regulatory or quasi-governmental authority (each, a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iii) filing, permits, authorizations, consents and approvals as may be required under any applicable PRC Laws (collectively, “PRC Regulatory Filings”), (iv) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger, including the joining of the Company in the filing of the Schedule 13E-3, which shall incorporate by reference the proxy statement relating to the authorization and approval of the Merger (including any amendment or supplement thereto, the “Proxy Statement” ), and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, (v) such filings as may be required under the rules and regulations of NYSE in connection with this Agreement or the Merger, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder), (c) require any consent or waiver by any Person under, result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for any Permitted Liens, or (e) violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except in each of clauses (b), (c), (d) and (e) where (x) any failure to obtain such permits, authorizations, consents, waivers or approvals, (y) any failure to make such filings, or (z) any such modifications, violations, rights, impositions, breaches or defaults, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.6      SEC Documents and Financial Statements.

(a)            Since January 1, 2018, the Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such forms, reports, schedules, statements and documents and any other forms, reports, schedules, statements and documents filed by the Company with the SEC, as have been amended or modified since the time of filing, collectively, the “SEC Documents”). As of their respective filing dates and except to the extent corrected by a subsequent SEC Document, the SEC Documents (i) did not contain, when filed or furnished, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect, and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.

(b)            All of the audited and unaudited financial statements of the Company included (or incorporated by reference) in the SEC Documents (including the related notes and schedules thereto) (collectively, the “Financial Statements”), (i) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (ii) fairly presented (except as may be indicated in the notes thereto) in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments that are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).

(c)            To the Knowledge of the Company, none of the SEC Documents is, as of the date of this Agreement, the subject of ongoing SEC review. As of the date hereof, the Company has not received any comments from the SEC with respect to any of the SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company which has not been adequately addressed.

Section 4.7      Internal Controls; Sarbanes-Oxley Act.

(a)            The Company has established and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has established and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Neither the Company nor, to the Company’s Knowledge, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Company’s Knowledge, there is and has been, no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b)            Since January 1, 2018, neither the Company nor any of its Subsidiaries has received or otherwise has been aware of any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2018 (except for any of the foregoing after the date hereof which have no reasonable basis).

Section 4.8      Absence of Certain Changes. Except as contemplated by this Agreement, since December 31, 2019 through the date hereof, (a) the Company and its Subsidiaries have conducted, in all material respects, their businesses in the ordinary course consistent with past practice, (b) no Effects have occurred, which, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect and (c) the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, without the prior written consent of Parent would constitute a breach of Section 6.1, other than a breach of subsections (i), (ii), (iii), (xii), (xvii), (xviii), (xix) or (xx) of Section 6.1.

Section 4.9      No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements or referenced in the footnotes thereto set forth in the SEC Documents, (b) for liabilities and obligations incurred in the ordinary course of business since the most recent balance sheet included in the SEC Documents, and (c) for liabilities and obligations incurred in connection with the Transactions, neither the Company nor any of its Subsidiaries is subject to any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than as, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.10      PRC Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect:

(a)            The constitutional documents and certificates, licenses, permits, approvals and authorizations of each of the Company’s Subsidiaries formed in the PRC (the “PRC Subsidiaries”) including, for the avoidance of doubt, all approvals of, and filings and registrations and other requisite formalities with, Governmental Entities in the PRC required to be made by the Company or its Subsidiaries in respect of the Company and its Subsidiaries and their capital structure and operations, including registrations with the State Administration for Market Regulation, the State Administration of Foreign Exchange (“SAFE”), the State Administration of Taxation and their respective local counterparts, and the value-added telecommunication service license (internet information services) issued by the Ministry of Industry and Information Technology, are valid and have been duly approved or issued (as applicable) by a competent PRC Governmental Entity.

(b)            All filings and registrations with the PRC Governmental Entities required to be made in respect of the PRC Subsidiaries and their operations have been made in accordance with applicable Laws.

(c)            The Company controls its VIEs through a series of contractual arrangements (the underlying Contracts for such arrangements, collectively, the “VIE Contracts” ), which constitute the legal, binding and enforceable obligations of the relevant parties thereto under the prevailing interpretation of applicable PRC Laws as of the date hereof, and to the Knowledge of the Company, there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of such contractual arrangements.

(d)            Other than any violation, conflict or breach fully cured prior to the date hereof, the execution, delivery and performance by each and all of the relevant PRC Subsidiaries of their respective obligations under each and all of the VIE Contracts, and the consummation of the transactions contemplated thereunder, did not and do not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable PRC Laws as such applicable PRC Laws are being interpreted and enforced as of the date hereof, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Order of any court of the PRC having jurisdiction over such PRC Subsidiaries, as the case may be, or any agreement with, or instrument to which any of them is expressed to be a party or which is binding on any of them.

(e)            The ownership structures of the WFOEs, the VIEs and the VIEs’ shareholders as described in the SEC Documents comply with all applicable PRC Laws, and do not violate, breach or otherwise conflict with any applicable PRC Laws as such applicable PRC Laws are being interpreted and enforced as of the date hereof.

(f)            There have been no disputes or any Legal Proceedings of any nature, raised by any Governmental Entity or any other party in writing, pending or, to the Knowledge of the Company, threatened against any of the Company, any WFOE or any VIE that: (i) challenge the validity or enforceability of any part or all of the VIE Contracts taken as whole, (ii) challenge the VIE structure or the ownership structure as set forth in the VIE Contracts and described in the SEC Documents, or (iii) claim any ownership, share, equity or interest in any VIE, or claim any compensation for not being granted any ownership, share, equity or interest in any VIE.

(g)            Except as reflected or otherwise reserved against on the Financial Statements, neither the Company nor any of its Subsidiaries are subject to any liabilities or obligations in connection with any liquidation, dissolution, deregistration or similar corporate event involving any PRC Subsidiary.

Section 4.11      Litigation. There is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to the Company’s Knowledge, threatened in writing against or naming as a defendant thereto), the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

Section 4.12      Benefits.

(a)            The Company has made available to Parent a true and complete copy of each Benefit Plan (i) under which any current or former director, officer, consultant or employee of the Company or any of its Subsidiaries has any right to benefits, and (ii) which is maintained, sponsored, administered, contributed to or funded by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such directors, officers, consultants or employees (collectively, the “Company Benefit Plans”).

(b)            Each Company Benefit Plan (and related trust, insurance contract or fund, if any) has been established and administered in accordance with its terms and complies in form and operation with applicable Law except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(c)            No Company Benefit Plan provides health, medical, life insurance or death benefits to current or former directors, officers, consultants or employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by Law. No Company Benefit Plan is maintained or is for the benefit of directors, officers, consultants or employees of the Company or any of its Subsidiaries outside the jurisdiction of the PRC.

(d)            Except as otherwise provided in this Agreement regarding Company Options and Company RSU Awards, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment or benefit from the Company or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries, (ii) materially increase any amounts or benefits otherwise payable to any current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries, or (iii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits or other payment from the Company or any of its Subsidiaries to any current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries.

(e)            There are no pending, or, to the Knowledge of the Company, threatened, Legal Proceedings against any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or which, individually or in the aggregate, have not had or would not reasonably be expected to have, a Material Adverse Effect.

(f)            Except as, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect, all contributions, if applicable (including all employer contributions, employee salary reduction contributions, and social security and other contributions to Governmental Entities), that are required by Law or by the terms of such Company Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and in compliance with applicable Law.

Section 4.13      Labor.

(a)            No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three (3) years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor Contract or similar agreement or arrangement with any labor union, trade union, works council or other employee representative, nor is any such Contract being negotiated. Neither the Company nor any of its Subsidiaries is currently experiencing, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute. Neither the Company nor any of its Subsidiaries has received written notice of any unfair labor practice charge, grievance or arbitration proceeding, against the Company that is pending before any federal, state, provincial, local or foreign labor relations board or Governmental Entity or, to the Knowledge of the Company, threatened.

(b)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, labor relations, collective bargaining, employment discrimination, civil rights, human rights, classification of service providers as employees and/or independent contractors, employment of minors, severance and termination benefits, safety and health, workers’ compensation, pay equity and the collection and payment or withholding of social security Taxes, and (ii) there are no pending or in progress or, to the Knowledge of the Company, threatened suits, actions, complaints, investigations, orders or charges or other proceedings in connection with the Company under any applicable employment, social security or labor Laws.

Section 4.14     Taxes.

(a)            All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and all such Tax Returns are true, correct, and complete in all material respects and all entitlements of material Tax exemption, Tax holidays, Tax incentive or other preferential treatments or financial subsidies enjoyed by the Company or any of its Subsidiaries have been obtained in compliance with applicable Laws in all material respects.

(b)            All material Taxes of the Company and its Subsidiaries due and payable have been timely paid, other than such payments as are being contested in good faith by appropriate proceedings. The Financial Statements reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as would not reasonably be expected to have a Material Adverse Effect, since the date of such financial statements, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. No material Liens for Taxes exist with respect to any of the assets of the Company or any of its Subsidiaries, except for Permitted Liens. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(c)            Each of the Company and its Subsidiaries has timely paid or withheld all Taxes required by applicable Law to be paid or withheld with respect to their employees and independent contractors (and timely paid over such Taxes to the appropriate Governmental Entity).

(d)            Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations or outstanding extension of the period, for the assessment or collection of any material Tax and there has been no request by any Governmental Entity to execute such a waiver or extension. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified of any written request for, or, to the Knowledge of the Company, any threat of, such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Entity against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction.

(e)            Each of the Company’s Subsidiaries formed in the PRC has, in accordance with applicable Law to the extent material to the business of such Subsidiary, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local Tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Entity. No submissions made by or on behalf of the Company or any of its Subsidiaries to any Governmental Entity in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Company’s Knowledge, threatened.

(f)            Neither the Company nor any of its Subsidiaries incorporated outside the PRC takes the position for Tax purposes that it is a “resident enterprise” of the PRC or Tax resident in any jurisdiction other than its jurisdiction of formation.

Section 4.15     Contracts.

(a)            Except as filed or furnished as exhibits to the SEC Documents filed prior to the date hereof, Section 4.15(a) of the Disclosure Schedule sets forth a list or description of each note, bond, mortgage, indenture, lease, license, contract or agreement, or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound which, as of the date of this Agreement:

(i)            except as filed as exhibits to the SEC Documents filed prior to the date hereof, is or would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii)            obligates the Company or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than (x) principal and/or interest payments or the deposit of other reserves with respect to debt obligations not in excess of three hundred million U.S. Dollars ($300,000,000) or (y) expenditures payable under any advertisement placement related framework agreement entered into in the ordinary course of business which does not obligate the Company or any of its Subsidiaries to make non-contingent aggregate annual expenditures in excess of thirty million U.S. Dollars ($30,000,000)) in excess of ten million U.S. Dollars ($10,000,000) or its equivalent in another currency and in each case (A) is not cancelable within thirty (30) days or (B) is not cancelable without material penalty to the Company or any of its Subsidiaries;

(iii)           contains any non-compete or exclusivity provisions with respect to any line of business or geographic area of the Company or any of its Subsidiaries which restrict the conduct of any line of business that is material to the Company and its Subsidiaries;

(iv)           constitutes Indebtedness (including any guarantee thereof) in an amount in excess of one hundred million U.S. Dollars ($100,000,000) or any letters of credit or similar instruments issued for the account of the Company or any of its Subsidiaries or mortgaging, pledging or otherwise placing a Lien (other than any Permitted Lien) securing obligations in excess of one hundred million U.S. Dollars ($100,000,000) on any portion of the assets of the Company or any of its Subsidiaries, other than any such agreement, indenture, letter of credit or instrument solely between or solely among the Company and its wholly owned Subsidiaries;

(v)            requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a value in excess of ten million U.S. Dollars ($10,000,000) or its equivalent in another currency (other than any required disposal of assets or properties arising from ordinary-course financing activities conducted by Yixin or any of its Subsidiaries), or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving the Company or any of its Subsidiaries;

(vi)           constitutes a Contract relating to a hedging transaction;

(vii)          relates to a joint venture, partnership or similar arrangement, with a third party;

(viii)         constitutes a loan to any Person (other than a wholly owned Subsidiary of the Company) by the Company or any of its Subsidiaries in an amount in excess of thirty million U.S. Dollars ($30,000,000);

(ix)           grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Company IP Rights that, individually or in the aggregate, is material to the Company or its Subsidiaries;

(x)            is a collective bargaining agreement or other Contract with any labor organization, union or association (other than any mandatory national collective bargaining agreement) or any other collective bargaining agreement with an employees’ representative body such as a works council or any company practice or any commitment given to any employee of the Company;

(xi)            is a license, agreement or other contractual right in respect of any material Company IP Rights or otherwise grants the Company or any of its Subsidiaries any material rights in any material Intellectual Property, including any covenants not to sue, trademark coexistence agreements and agreements to develop, create or invent any material Company IP Rights or Company Products;

(xii)           is a Contract (other than Contracts granting Company Options) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Merger; and

(xiii)          is a Contract the absence of which would be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)            Each Contract of the type described above in Section 4.15(a) and in effect on the date of this Agreement, whether or not set forth in Section 4.15(a) of the Disclosure Schedule, is referred to herein as a “Material Contract.” As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect, (i) each Material Contract is legal, valid and binding on the Company and each of its Subsidiaries that is a party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is or is alleged to be in breach or violation of, or default under, any Material Contract, and (iii) to the Company’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Material Contract. Neither the Company nor any of its Subsidiaries has received notice of any breach, violation or default under any Material Contract, except for breaches, violations or defaults that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(c)            The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Material Contracts, including any amendments thereto.

Section 4.16     Environmental Matters.

Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect, to the Knowledge of the Company:

(a)            the Company and each of its Subsidiaries are in compliance with all Environmental Laws;

(b)            the Company and each of its Subsidiaries have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing (to the extent such concept exists); and

(c)            neither the Company nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or any such Subsidiary is in violation of, or liable under, any Environmental Law. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under applicable Environmental Laws.

Section 4.17     Intellectual Property.

(a)            The Company and each of its Subsidiaries owns or has a valid right or license to use, all of the Company IP Rights that are material to the business of the Company and its Subsidiaries taken as a whole. The Company IP Rights are sufficient for the conduct of the business of the Company and each of its Subsidiaries holding such Company IP Rights as currently conducted.

(b)            The Company and each of its Subsidiaries owns and has good and exclusive title to the Company-Owned IP Rights that are material to the business of the Company and its Subsidiaries taken as a whole, free and clear of any Liens (other than Permitted Liens). The right, license and interest of the Company and each of its Subsidiaries in and to all material Third-Party Intellectual Property Rights licensed by such Person from a third party are free and clear of all Liens (excluding restrictions contained in the applicable written license agreements with such third parties and Permitted Liens).

(c)            Except as, individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect, each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all necessary documents, certificates, and other filings required to be filed in connection with applications or registrations for the Company Registered Intellectual Property have been filed with the applicable Governmental Entities.

(d)            Neither the Company nor any of its Subsidiaries is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of such Company’s obligations under this Agreement, in material breach of any Contract governing any material Company IP Rights (the “IP Rights Agreements”). None of the IP Rights Agreements grants any third-party exclusive rights to or under any material Company IP Rights or grants any third party the right to sublicense any material Company IP Rights.

(e)            To the Knowledge of the Company, there are no material royalties, honoraria, fees or other payments owed or payable by the Company or any of its Subsidiaries to any past or present Company employee, founder, owner or consultant in connection with the Company’s use or ownership of the Company IP Rights (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product).

(f)            To the Knowledge of the Company, except as, individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company or any of its Subsidiaries. As of the date hereof, except for as disclosed in Section 4.17(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any material Intellectual Property or breach of any material Company IP Rights Agreement.

(g)            The operation of the business of the Company and each of its Subsidiaries as such business is currently conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product, and (ii) the Company’s use of any product, device or process used in the business of the Company and its Subsidiaries, has not and does not infringe or misappropriate the Intellectual Property of any third party, except for any infringement or misappropriation that has not had or would not reasonably be expected to have, any Material Adverse Effect.

(h)            Except as, individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect, the Company and each of its Subsidiaries has secured from all of its employees, consultants and independent contractors who contributed to the conception, reduction to practice, creation or development of any material Company-Owned IP Rights a present assignment of all such third party’s Intellectual Property rights in such contribution that the Company or its Subsidiaries do not already own by operation of law. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any material Company-Owned IP Rights.

(i)            The Company and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality and security of all Personally Identifiable Information or non-public information included in the Company IP Rights (“Protected Information”). All current and former employees and consultants of the Company and its Subsidiaries having access to Protected Information are subject to the Company’s code of conduct which contains provisions regarding the protection of proprietary information and the assignment to the Company of any intellectual property or industrial rights arising from services performed for the Company or its Subsidiaries.

(j)            To the Knowledge of the Company, except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has (i) incorporated any “free,” “open source” or “copyleft” software (“Open Source Materials”) into, or combined Open Source Materials with, the Company IP Rights or Company Products, (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products, or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii) or (iii), creates or purports to create, obligations for the Company or any of its Subsidiaries with respect to any Company IP Rights or grants, or purports to grant to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge).

(k)            Except individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has complied with all applicable Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data (“Data Protection Laws”), including national, state, provincial, local laws or regulations regarding data privacy and information security, (ii) data breach notification (as applicable), and/or (iii) trespass, computer crime and other laws governing unauthorized access to or use of electronic data. To the Knowledge of the Company, except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has experienced any breach of security or otherwise unauthorized access by third parties to the Protected Information or any proprietary information of any of its customers or business partners in its possession, custody or control.

Section 4.18     Compliance with Laws; Permits.

(a)            Each of the Company and its Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of the Company and its Subsidiaries, and no written notice has been received by the Company or any of its Subsidiaries or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging any non-compliance with any such Laws, except in each case above for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(b)            The Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (collectively, the “Company Permits”), and (i) all of the Company Permits are valid, in full force and effect, and are not subject to any pending or, to the Knowledge of the Company, threatened Legal Proceeding by any Governmental Entity to suspend, cancel, modify, terminate or revoke any such Company Permit, (ii) the Company and each of its Subsidiaries are in compliance with the terms and requirements of such Company Permits, and (iii) the Company and each of its Subsidiaries is not in default under, and to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Company Permit, except, in each case of clauses (i), (ii) and (iii), where the failure by the Company or a Subsidiary thereof, as applicable, to possess, obtain approval or make filing or registration with respect to, and maintain any Company Permit in full force and effect, or such non-compliance or default, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(c)            Since January 1, 2018, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers or employees or, any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries has (i) made any bribe, influence payment, kickback, payoff or any other type of payment that would be unlawful under any applicable anti-corruption Law, or (ii) offered, paid, promised to pay, or authorized any payment or transfer of, anything of value, directly or indirectly, to any Government Official for the purpose of (A) improperly influencing any act or decision of such Government Official in his official capacity, (B) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or in directing business to, any Person.

Section 4.19     Properties.

(a)            Except as would not have a Material Adverse Effect, the Company or a Subsidiary thereof have good title to, or good and valid leasehold interests in, all property and assets reflected on the Financial Statements or acquired after the most recent balance sheet included in the SEC Documents, except as have been disposed of since the most recent balance sheet included in the SEC Documents in the ordinary course of business and not in violation of this Agreement, in each case, free and clear of Liens, except for Permitted Liens.

(b)            Section 4.19(a) of the Disclosure Schedule sets forth a list of the address of each real property that the Company or any of its Subsidiaries holds title or leasehold interests and is material to the business of the Company and its Subsidiaries taken as a whole (the “Company Material Properties”), name of the entity owning or leasing, and whether such property is owned, leased or subleased.

(c)            The Company or a Subsidiary thereof owns good, marketable and valid title or leasehold interests (as applicable) to each Company Material Property, in each case, free and clear of Liens, except for Permitted Liens. Each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (whether as lessor or lessee) is valid and in full force and effect, and neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a lease, sublease or license, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such lease, sublease or license, except for those breaches or defaults as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The performance by the Company of this Agreement and the transactions contemplated hereby will not result in the termination of, or in any increase of any material amounts payable under, any such lease, sublease or license that is material to the business of the Company and its Subsidiaries or will require the consent or approval from any party to any such lease, sublease or license.

(d)            No certificate, variance, permit or license from any Governmental Entity necessary for the current use and operation of each Company Material Property has failed to be obtained or is not in full force and effect, and neither the Company nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.20     Information in the Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time such document is filed with the SEC and at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at the time of the Shareholder Meeting, and at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included in the Schedule 13E-3 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.21     Opinion of Financial Advisors. The Special Committee has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration and Per ADS Merger Consideration to be received by holders of Shares and ADSs (other than holders of Excluded Shares), as applicable, is fair, from a financial point of view, to such holders. The Company shall, promptly following receipt of the written opinion of its Company Financial Advisor, furnish an accurate and complete copy to Parent solely for informational purposes.

Section 4.22     Insurance. The Company and its Subsidiaries are either self-insured or have policies of insurance that afford coverage to the Company, its Subsidiaries and/or any of their respective employees, directors, properties or assets, in such amounts and with respect to such risks and losses, which the Company believes are adequate in all material respects for the operation of its business. The insurance policies are in full effect, no written notice of cancellation has been received by the Company or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The Company has no reason to believe that it or any of its Subsidiaries will not be able to (a) renew its existing insurance policies as and when such policies expire, or (b) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost. The Company has delivered or otherwise made available to Parent prior to the date hereof a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries.

Section 4.23     Interested Party Transactions. None of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries that would be required to be reported under Item 7.B. of Form 20-F under the Exchange Act (other than for services as officers, directors and employees of the Company or any of its Subsidiaries), other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its Subsidiaries), (b) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries and (c) other employee benefits, including Company Options and Company RSU Awards, in each case, in the ordinary course of business and consistent with past practice.

Section 4.24     Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.25     Anti-Takeover Provisions. The Company is not party to a shareholder rights agreement, “poison pill” or similar anti−takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti−takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

Section 4.26     Additional Representations in Connection with the Offer.

(a)            As of the date of this Agreement, the Company owns (i) 496,544,440 Yixin Shares directly and (ii) 2,290,292,130 Yixin Shares indirectly through Bitauto HK, representing in the aggregate 43.7% of the total issued and outstanding Yixin Shares.

(b)            Other than as described in Section 4.26(a) and as set forth under the Voting Proxy Agreement, as at the date of this Agreement, none of the Company or any of its Subsidiaries (other than Yixin and its Subsidiaries) (i) holds, controls or has direction over any Yixin Shares or holds any convertible securities, warrants, options or derivatives in respect of Yixin, or (ii) has entered into any arrangements or contracts in relation to any outstanding derivatives in respect of securities of Yixin.

(c)            As of the date of this Agreement, none of the Company or any of its Subsidiaries (other than Yixin and its Subsidiaries) has received any irrevocable commitment to accept or not to accept the Offer.

(d)            As of the date of this Agreement, none of the Company or any of its Subsidiaries (other than Yixin and its Subsidiaries) has borrowed or lent any securities of Yixin (as defined in Note 4 to Rule 22 of the Takeovers Code).

(e)            Other than this Agreement, the Limited Guarantees and the Voting Proxy Agreement, as of the date of this Agreement, there is no understanding, arrangement, agreement or special deal (as defined under Rule 25 of the Takeovers Code) in relation to the Offer between any shareholder of Yixin (other than the Sponsors, their respective Affiliates and the Company and its Subsidiaries), on the one hand, and any of the Company and its Subsidiaries (other than Yixin and its Subsidiaries), on the other hand.

(f)            None of the Company or any of its Subsidiaries (other than Yixin and its Subsidiaries) has dealt for value in any Yixin Shares or any options, warrants, derivatives or securities convertible into Yixin Shares during the period beginning on March 13, 2019 and up to the date of this Agreement.

Section 4.27     No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of the Company or any of its Subsidiaries.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, on a joint and several basis, represent and warrant to the Company that:

Section 5.1     Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub (i) is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and (ii) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to, individually or in the aggregate, delay or prevent the consummation of the Transactions on or prior to the Outside Date. Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of the memorandum and articles of association of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

Section 5.2     Capitalization. As of the date of this Agreement, the authorized share capital of Merger Sub consists solely of 1,000 ordinary shares, par value $1.00 per share, of which one (1) ordinary share is issued and outstanding, which share is duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, directly owned by Parent, free and clear of any Lien other than any restrictions imposed by applicable Laws. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Except for obligations or liabilities incurred in connection with its formation or relating to the Transactions, neither Parent nor Merger Sub has incurred and will, prior to the Effective Time, incur, directly or indirectly, any obligations or liabilities.

Section 5.3     Authorization; Validity of Agreement; Parent Action. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Merger and the other Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Merger and the other Transactions, have been duly and validly authorized by all necessary corporate actions, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by the Enforceability Exceptions.

Section 5.4     Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any of the other Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the memorandum and articles of association of Parent or Merger Sub, (b) require any filing by Parent or Merger Sub with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette, (iii) the PRC Regulatory Filings, (iv) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Merger, including the Schedule 13E-3, (v) such filings as may be required under the rules and regulations of NYSE in connection with this Agreement or the Merger, (vi) such filings as may be required in connection with state and local transfer Taxes, or (vii) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or (d) violate any Order or Law applicable to Parent, Merger Sub or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) where (A) any failure to obtain such permits, authorizations, consents or approvals, (B) any failure to make such filings, or (C) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to, individually or in the aggregate, delay or prevent the consummation of the Transactions on or prior to the Outside Date.

Section 5.5     Available Funds and Equity Financing.

(a)            Parent has delivered to the Company true and complete copies of executed equity commitment letters from the Sponsors (collectively, the “Equity Commitment Letters”) pursuant to which each Sponsor has committed to purchase, or cause the purchase of, for cash or contributed equity, subject to terms and conditions thereof, equity securities of Parent, up to the aggregate amount set forth in its Equity Commitment Letter (the “Equity Financing”). The proceeds of the Equity Financing shall be used to finance the consummation of the Transactions.

(b)            As of the date hereof, (i) each Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent (subject to the Enforceability Exceptions) and, to the Knowledge of Parent, the other parties thereto (subject to the Enforceability Exceptions), (ii) no Equity Commitment Letter has been amended or modified and no such amendment or modification is contemplated (other than as permitted by this Section 5.5), and the respective commitments contained in the Equity Commitment Letters have not been withdrawn or rescinded in any material respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letters.

(c)            Assuming (i) the Equity Financing is funded in accordance with the Equity Commitment Letters, and (ii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.1 and Section 8.2 or the waiver of such conditions, as of the date hereof, the net proceeds from the Equity Financing will be sufficient for Merger Sub and the Surviving Entity to pay (A) the Merger Consideration, and (B) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Equity Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder, as applicable, to make the Equity Financing available to Parent or Merger Sub on the terms and conditions therein. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other parties thereunder, under the Equity Commitment Letters. Assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Commitment Letters or that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent or Merger Sub at the time required to consummate the Transactions. Each Equity Commitment Letter provides that the Company is a third party beneficiary thereto and entitled to the enforcement thereof, in each case in accordance with the terms and conditions thereof. There are no side letters or other oral or written Contracts to which Parent or any of its Affiliates is a party imposing conditions upon the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Equity Commitment Letters.

Section 5.6     Limited Guarantees. Assuming the due authorization, execution and delivery by the Company, each Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Sponsor that executed it, subject to the Enforceability Exceptions, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of such Sponsor under such Limited Guarantee.

Section 5.7     Ownership of Equity Securities. As of the date hereof, other than as a result of this Agreement or as disclosed by any of the Rollover Shareholders on any Schedule 13D (including amendments thereof) filed with respect to the Company under the Exchange Act or as identified as “Rollover Shares” in the Support Agreements, none of Parent, Merger Sub or the Rollover Shareholders beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares, ADSs, the Company Options or the Company RSU Awards.

Section 5.8     Parent Group Contracts. As of the date hereof, other than this Agreement, the Support Agreements, the Limited Guarantees, the Equity Commitment Letters, the Confidentiality Agreements, the Consent Letter, the Deed of Irrevocable Undertaking and the Interim Investors Agreement, and all the schedules, exhibits and amendments thereto that have been made available to the Company (collectively, the “Parent Group Contracts”), there are no Contracts, arrangements or understandings (whether oral or written) (i) between Parent, Merger Sub, the Rollover Shareholders, the Sponsors or any of their respective Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any directors, officers, employees or shareholders of the Company or any Subsidiary of the Company in their capacities as such, on the other hand, that relate in any way to the Transactions; or (ii) to which Parent, Merger Sub, the Sponsors or any Affiliates of any Sponsor is a party and pursuant to which any management member, director or shareholder of the Company would be entitled to receive consideration in respect of Company Equity Interests owned by it of a different amount or nature than the consideration that is provided in this Agreement or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

Section 5.9     Litigation. There is no Legal Proceeding pending against (or to Parent’s Knowledge, threatened in writing against or naming as a party thereto), Parent or Merger Sub that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the consummation of the Merger. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order which has had or would reasonably be expected to, individually or in the aggregate, delay or prevent the consummation of the Transactions on or prior to the Outside Date.

Section 5.10     Brokers; Expenses. No broker, investment banker, financial advisor or other Person, is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Subsidiaries.

Section 5.11     Independent Investigation. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV of this Agreement, (a) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger or the other Transactions and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) any estimates, projections, predictions, forecasts, plans, budgets, assumptions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article IV of this Agreement, and (c) there are uncertainties inherent in attempting to make the estimates, projections, predictions, forecasts, plans, budgets and assumptions referred to in clause (b) and Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of such estimates, projections, predictions, forecasts, plans, budgets and assumptions so furnished to them (including the reasonableness of the assumptions underlying such information), and that neither Parent nor Merger Sub is relying on any estimates, projections, predictions, forecasts, plans, budgets or assumptions, data, memoranda or presentations furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall hold any such Person liable with respect thereto, other than for fraud in connection therewith.

Section 5.12     No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or with respect to any other information provided to the Company in connection with the Transactions. Parent and Merger Sub hereby disclaim any other express or implied representations or warranties. Neither Parent nor Merger Sub is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information or financial projections, to the extent applicable, or other forward-looking information or statements of Parent or any of its Subsidiaries.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1     Conduct of Business. Except (a) as expressly contemplated by this Agreement, (b) as required by applicable Law, or (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to Section 9.1, the Company (x) shall and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and those Persons with whom the Company or any of its Subsidiaries has business relationships that are material to the Company and its Subsidiaries, taken as a whole, (y) shall and shall cause its Subsidiaries to, use commercially reasonable efforts to keep available the services of their current officers and key employees, and (z) shall not, and shall cause its Subsidiaries not to:

(i)            amend its memorandum and articles of association or equivalent organizational documents;

(ii)            (A) split, combine, subdivide or reclassify any shares of capital stock of the Company or any of its Subsidiaries; (B) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for the declaration and payment of dividends or other distributions (x) pursuant to the previously announced dividend policy or dividend declared prior to the date hereof and made available to Parent prior to the date hereof or (y) by the Company’s wholly owned Subsidiaries to the Company or to another wholly owned Subsidiary of the Company; and (C) except as required by a Company Benefit Plan (including the Company Equity Plans) in accordance with its terms as in effect on the date hereof, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except from holders of Company RSU Awards or Company Options in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on, or exercise, settlement or vesting of, the Company RSU Awards or Company Options;

(iii)           except for (A) issuances by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary thereof, (B) the transfer or other disposition of securities solely between or among the Company and its wholly owned Subsidiaries or (C) issuances of restricted shares or issuances as a result of the exercise of Company Options or settlement of Company RSU Awards in each case in accordance with their respective terms as in effect on the date hereof, issue, sell, pledge, dispose, encumber or grant any Shares, ADSs or any of the Company’s Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares, ADSs or any of the Company’s Subsidiaries’ capital stock or other equity interests;

(iv)           acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets, or otherwise), directly or indirectly, any assets, property, securities, interests or businesses at a total cost in excess of fifteen million U.S. Dollars ($15,000,000) in the aggregate), in each case other than in the ordinary course of business;

(v)            sell, pledge, lease, assign, license or otherwise transfer, dispose of or encumber or create or incur any Lien (other than a Permitted Lien) on any property or assets of the Company or any of its Subsidiaries, except (A) increased obligations under existing Liens resulting from Indebtedness incurred in accordance with Section 6.1(vi), (B) with respect to property or assets with a value of less than ten million U.S. Dollars ($10,000,000) in the aggregate, or (C) in the ordinary course of business.

(vi)           incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of the Company), in each case not in the ordinary course of business, except (A) Indebtedness incurred under the Company’s or its Subsidiaries’ existing credit facilities as in effect on the date hereof, or (B) the refinancing of any existing Indebtedness of the Company or any of its Subsidiaries to the extent that (x) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms, and (y) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing;

(vii)          make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case other than in the ordinary course of business or by the Company or a wholly owned Subsidiary thereof to the Company or a wholly owned Subsidiary thereof;

(viii)        enter into, renew, materially modify or amend, terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Material Contract) in each case not in the ordinary course of business, other than (A) any termination or renewal in accordance with the terms of any existing Material Contract that occur automatically without any action by the Company or any of its Subsidiaries, (B) as may be reasonably necessary to comply with the terms of this Agreement, or (C) actions permitted under Section 6.1(v);

(ix)            settle or compromise any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of its Subsidiaries, including any such matter relating to Taxes or the ownership of the Shares or ADSs, other than settlements (A) requiring the Company or its Subsidiaries to pay monetary damages not exceeding five million U.S. Dollars ($5,000,000), (B) covered by existing insurance, and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

(x)            (A) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or collective bargaining agreement, or any plan, program, policy, or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement, (B) materially increase the compensation, severance, perquisites or fringe benefits payable or to become payable to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, (C) pay any bonus or severance pay to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries other than in the ordinary course of business or in accordance with the terms of a Company Benefit Plan as in effect on the date hereof, (D) grant any stock options, stock appreciation rights, restricted shares, restricted stock units or equity-based compensatory awards, (E) accelerate the payment, right to payment or vesting of any compensation or benefits, including any Company Options or Company RSU Awards, other than as contemplated by Section 3.4, or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or any plan, program, policy, practice or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement; except, in the case of each of clauses (A) through (F), as required by applicable Law or permitted by any Company Benefit Plan;

(xi)            make any material change to its methods of accounting in effect at December 31, 2019, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by GAAP or a competent Governmental Entity;

(xii)         enter into any new line of business that is material to the Company and its Subsidiaries taken as a whole;

(xiii)         make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xiv)        adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization of the Company or any of its Subsidiaries;

(xv)         amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters entered into with the Company Financial Advisor, in a manner materially adverse to the Company, any of its Subsidiaries or Parent or engage other financial advisers in connection with the Transactions;

(xvi)         make or incur any capital expenditures (or any obligations or liabilities in respect thereof) or other investments except for ordinary course capital expenditures not to exceed twenty million U.S. Dollars ($20,000,000) in the aggregate;

(xvii)        transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than non-exclusive end-user licenses in connection with the sale of Company Products), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company), in each case not in the ordinary course of business (other than providing access to Company Source Code to current employees and consultants of the Company or its Subsidiaries involved in the development of the Company Products on a need to know basis);

(xviii)      abandon, fail to maintain or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company IP Rights or develop, create or invent any material Intellectual Property jointly with any third party;

(xix)         fail to keep in force insurance policies that provide insurance coverage with respect to the assets, operations and activities of the Company or any of its Subsidiaries as are currently in effect and are material to the Company or any such Subsidiary of the Company;

(xx)          take any action that is intended or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(xxi)          fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(xxii)        agree, resolve or authorize or commit to do any of the foregoing.

Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

Section 6.2     Conduct of Business by Parent Pending the Closing. Parent agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated hereby.

Section 6.3     Non-Solicit; Change in Recommendation.

(a)            Except as expressly permitted by this Section 6.3, the Company shall and shall cause each of its Subsidiaries and their respective Representatives acting in such capacity (i) to immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations, if any, with any third party, its Representatives and its financing sources conducted prior to the date hereof with respect to any Competing Proposal or inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal, and shall request any such third party, its Representatives and its financing sources in possession of non-public information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries to return to the Company or destroy such non-public information (ii) not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Competing Proposal, and (iii) from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, not, directly or indirectly, (A) solicit, initiate, induce, knowingly encourage or knowingly take any action designed to facilitate or otherwise assist with the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (including by way of furnishing nonpublic information with respect to, or affording access to the business, properties, assets, books, records, or any personnel of, the Company or any of its Subsidiaries), (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person nonpublic information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal, (C) approve, endorse or recommend any Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal or authorize or execute or enter into any letter of intent, option agreement, agreement in principle or other Contract contemplating or otherwise relating to a Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal, or (D) propose or agree to do any of the foregoing.

(b)            Notwithstanding anything to the contrary contained in Section 6.3(a), if, at any time on or after the date hereof and prior to obtaining the Shareholder Approval, the Company or any of its Representatives receives an unsolicited, bona fide written Competing Proposal from any Person or group of Persons, which Competing Proposal was made or renewed on or after the date hereof and did not arise or result from a breach of this Section 6.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof, and (ii) if the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, determines in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, that such Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that the Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, prior to, substantially concurrently with or promptly after providing such information to such third party, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

(c)            Except as expressly permitted by this Section 6.3(c) or Section 6.3(d), neither the Company Board (acting upon recommendation of the Special Committee) nor the Special Committee shall (i) fail to recommend to its shareholders that the Shareholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Company Board Recommendation, or take any other action or make any other public statement in connection with the Shareholder Meeting inconsistent with the Company Board Recommendation, (iii) make any recommendation or public statement in favor of a Competing Proposal that is a tender offer or exchange offer other than (A) a recommendation against such offer or (B) a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Company Board has received and is evaluating a Competing Proposal, (iv) fail to publicly recommend against any Competing Proposal, or fail to publicly reaffirm the Company Board Recommendation, in each case within ten (10) Business Days following a Competing Proposal that has been publicly announced (or such fewer number of days as remains prior to the Shareholder Meeting, as it may be adjourned), or (v) adopt, approve or recommend, publicly propose to approve or recommend, a Competing Proposal, or publicly propose to enter into or cause or authorize the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other Contract with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.3(b)) (each, an “Alternative Acquisition Agreement”) (any of the foregoing actions being referred to under (i) to (v), an “Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, prior to the time the Shareholder Approval is obtained, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of this Section 6.3, if and only if, prior to taking such action, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, (x) that failure to make an Adverse Recommendation Change would or would be reasonably expected to violate the directors’ fiduciary duties under applicable Law, and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following provisos; provided, that, prior to making an Adverse Recommendation Change in connection with the Competing Proposal of any Person (1) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (3) following the end of such notice period, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined in good faith, following consultation with an independent financial advisor of international repute and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and that failure to make an Adverse Recommendation Change would violate the directors’ fiduciary duties under applicable Law; provided, further, that in the event of any material change to the material terms of such Superior Proposal, such materially changed Superior Proposal shall be deemed a new Superior Proposal and the Company shall, in each case, be required to again comply with the requirements set forth in the preceding proviso, except that the notice period referred to in subclause (1) thereof shall be at least three (3) Business Days.

(d)            Notwithstanding anything to the contrary herein, prior to the time the Shareholder Approval is obtained, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change (other than in response to a Superior Proposal, which shall be governed by Section 6.3(c)) if and only if (i) a material development or change in circumstances that materially improves or would be reasonably likely to materially improve the financial condition, business or results of operation of the Company and its Subsidiaries, taken as a whole (and which change or development does not relate to a Competing Proposal) has occurred or arisen or first become known to the Special Committee after the date of this Agreement that was neither known to such party nor reasonably foreseeable as of the date of this Agreement (an “Intervening Event”), (ii) the Company Board has first reasonably determined in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, that failure to make such Adverse Recommendation Change would reasonably be expected to violate the directors’ fiduciary duties under applicable Law, (iii) five (5) Business Days shall have elapsed since the Company has given written notice of such Adverse Recommendation Change to Parent advising that it intends to take such action and specifying in reasonable detail the reasons therefor and including a reasonably detailed written description of the Intervening Event, (iv) during such five (5) Business Day period, the Company has considered and, if reasonably requested by Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of this Agreement proposed by Parent, and (v) the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, following such five (5) Business Day period, again reasonably determines in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by Parent, that failure to make such Adverse Recommendation Change would reasonably be expected to violate the directors’ fiduciary duties under applicable Law.

(e)            Nothing in this Agreement shall prohibit the Company Board (acting upon recommendation of the Special Committee) or the Special Committee from: (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law, or (ii) making any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing shall not permit the Company Board or the Special Committee to make any Adverse Recommendation Change except as permitted by Section 6.3(c) or Section 6.3(d).

(f)            The Company shall notify Parent promptly (but in no event later than thirty-six (36) hours) after its receipt of any written inquiries, proposals or offers or any written request for nonpublic information relating to the Company or any of its Subsidiaries in each case by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, a Competing Proposal, or any material change to any terms of a Competing Proposal previously disclosed to Parent. Such notice shall be in writing, and shall specify in reasonable detail the identity of the Person making the Competing Proposal, inquiry, proposal, offer or request, all material terms and conditions of such Competing Proposal, inquiry, proposal, offer or request, and whether the Company has any intention to provide confidential information to such Person. The Company shall also promptly, and in any event within thirty-six (36) hours, notify Parent, in writing, if it enters into discussions or negotiations concerning any Competing Proposal or provides nonpublic information to any person in accordance with this Section 6.3. In addition, following the date hereof, the Company shall keep Parent reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any written inquiries, proposals or offers with respect to a Competing Proposal and upon the request of Parent shall apprise Parent of the status of such Competing Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits it from providing any information to Parent in accordance with this Section 6.3.

(g)            As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any Person (other than Parent and Merger Sub) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Shares (including Shares represented by ADSs), (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Shares (including Shares represented by ADSs), (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which, in the case of a merger, consolidation, share exchange or business combination, would result in any Person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable other than as a result of the mandatory general offer to be made by the Sponsors or their respective Affiliates for all the issued and other securities of Yixin not already owned or agreed to be acquired by the Sponsors or parties acting in concert with them (as defined under the Hong Kong Code on Takeovers and Mergers (the “Takeovers Code”) upon completion of the Transactions pursuant to the Takeovers Code, or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares (including Shares represented by ADSs) involved is 20% or more; in each case, other than the Transactions.

(h)            As used in this Agreement, “Superior Proposal” shall mean any bona fide written Competing Proposal that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its independent financial advisors of international repute and outside legal counsel, and taking into account all legal, regulatory, financial, timing and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its shareholders (other than the Rollover Shareholders) than the Transactions (taking into account, as the case may be, any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and is otherwise reasonably capable of being completed on the terms proposed; provided, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%;” provided, further, that any such offer shall not be deemed to be a “Superior Proposal” if (A) the offer is conditional upon any due diligence review or investigation of the Company or any of its Subsidiaries, (B) any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the Person making such proposal and non-contingent, (C) the consummation of the transaction contemplated by such proposal is conditional upon the obtaining and/or funding of such financing, or (D) the transaction contemplated by such proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.

(i)            The Company shall not submit to the vote of its shareholders any Competing Proposal other than the Merger prior to the termination of this Agreement.

Section 6.4              Proxy Statement and Schedule 13E-3.

(a)            As soon as practicable following the date hereof, and no later than twenty (20) Business Days following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC, with the assistance of Parent and Merger Sub, the Proxy Statement. Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Subject to Section 6.3, the Company shall include the Company Board Recommendation in the Proxy Statement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable and timely assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and in any event within twenty-four (24) hours and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith.

(b)            Each of the Company, Parent and Merger Sub shall furnish all information concerning itself and its respective Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company, Parent and Merger Sub shall promptly furnish all information concerning such Party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions. Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such Party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective Affiliates, officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other Parties and their Representatives a reasonable opportunity to comment thereon.

(c)            At the Shareholder Meeting, and any other meeting of the shareholders of the Company called to seek the Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions contemplated herein is sought, Parent shall (i) vote, or cause to be voted, all Shares (including Shares represented by ADSs) held directly or indirectly by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power at such Shareholder Meeting in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (ii) if necessary, enforce the agreement of the Rollover Shareholders set forth in the relevant Support Agreements to vote in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

Section 6.5             Shareholder Meeting.

(a)            As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, but in any event no later than ten (10) days after such confirmation, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholder Meeting (the “Record Date”) and shall not change such Record Date or establish a different record date for the Shareholder Meeting without the prior written consent of Parent, unless required to do so by applicable Laws; and in the event that the date of the Shareholder Meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing or as required by applicable Laws or stock exchange requirement, the Company shall, if possible, implement such adjournment or other delay in such a way that the Company does not need to establish a new Record Date for the Shareholder Meeting, as so adjourned or delayed, (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the Record Date, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (iii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.5(b), without the prior written consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholder Meeting.

(b)            As soon as practicable but in any event no later than forty (40) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholder Meeting. Subject to Section 6.3, (i) the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and shall take all other action necessary or advisable to secure the Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement but subject to Section 6.5(c), unless this Agreement is validly terminated in accordance with Article IX, (x) the Company’s obligations pursuant to this Section 6.5 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Competing Proposal, and (y) the Company’s obligations pursuant to this Section 6.5 (other than the second sentence of this Section 6.5(b)) shall not be limited or otherwise affected by any Adverse Recommendation Change.

(c)            Notwithstanding Section 6.5(b), after consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholder Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholder Meeting, (ii) as otherwise required by applicable Law or (iii) if as of the time for which the Shareholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholder Meeting. If the Shareholder Meeting is adjourned, the Company shall convene and hold the Shareholder Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the Shareholder Meeting to a date that is less than five (5) Business Days prior to the Outside Date.

(d)            The Company shall hold the Shareholder Meeting as promptly as practicable but in any event no later than forty (40) days following the mailing of the Proxy Statement in accordance with the Company Governing Documents and applicable Laws. Notwithstanding the foregoing, Parent may request that the Company adjourn the Shareholder Meeting for up to sixty (60) days (but in any event no later than fifteen (15) days prior to the Outside Date), (i) if as of the time for which the Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholder Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Shareholder Approval, or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholder Meeting, in which event the Company shall, in each case, cause the Shareholder Meeting to be adjourned in accordance with Parent’s request.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1              Access; Confidentiality; Notice of Certain Events.

(a)            From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable prior written notice, give (i) Parent, its officers, employees and authorized Representatives, reasonable access during normal business hours to all of the Company’s books, records, officers, employees, agents, offices and other assets, Contracts, facilities and properties, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information (including the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters) as such Persons may reasonably request and (iii) instruct the employees, consultants, agents, counsel, financial advisors, auditors and other authorized Representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries; provided that all such access shall be coordinated through the Company or its Representatives. The terms of the Confidentiality Agreements shall apply to any information provided pursuant to this Section 7.1. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, to the extent such access or disclosure would (A) jeopardize the attorney-client or similar privilege of the Company or any of its Subsidiaries, (B) contravene any applicable Law (including with respect to any competitively sensitive information, if any), (C) violates any of its obligations with respect to confidentiality or (D) interfere with the normal operations of the Company or any of its Subsidiaries.

(b)            The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Entity or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, or (iii) upon becoming aware of the occurrence or impending occurrence of any Effect to it or any of its Subsidiaries or Affiliates, which (A) individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement or (B) individually or in the aggregate, would or would be expected to have, a Material Adverse Effect, as the case may be. No failure or delay in delivering any such notice shall affect any of the conditions set forth in Article VIII.

Section 7.2              Efforts; Consents and Approvals.

(a)            Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions and the Offer as promptly as practicable, (ii) obtain, or cause their Affiliates to obtain, from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and the Offer, and (iii) as promptly as reasonably practicable after the date hereof, make, or cause their Affiliates to make, all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Transactions and the Offer under other applicable Law, except, in each case of (i), (ii) and (iii), to the extent such actions, things, consents, licenses, permits, waivers, approvals, authorizations, orders, filings, submissions or fees are related to any PRC Regulatory Filings with respect to which Parent has the right to waive the condition prescribed in Section 8.2(e); provided, that except to the extent related to such PRC Regulatory Filings, the Parties will cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Transactions and the Offer and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent will furnish, and cause their Affiliates to furnish, to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions and the Offer.

(b)            The Parties will give (or will cause their respective Affiliates to give) any notices to third parties (other than Government Entities), and use, and cause their respective Affiliates to use, their commercially reasonable efforts to obtain any third-party (other than Government Entities) consents necessary or required to consummate the Transactions and the Offer, including the third-party notices and consents listed on Section 8.2(f) of the Disclosure Schedule.

(c)            Without limiting the generality of anything contained in this Section 7.2, each Party will, and will cause their Affiliates to: (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or other Legal Proceeding by or before any Governmental Entity with respect to the Merger, any of the other Transactions or the Offer; (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or other Legal Proceeding; and (iii) promptly inform the other Parties of any communication to or from any Governmental Entity regarding the Merger and the Offer. Each Party will consult and cooperate, and will cause its Affiliates to consult and cooperate, with the other Parties and will consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger, any of the other Transactions or the Offer. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or other Legal Proceeding, each Party will permit, and will cause its Affiliates to permit, authorized Representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or other Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or other Legal Proceeding.

(d)            To the extent it is determined by the Parties in good faith that any PRC Regulatory Filings are required to be made with respect to the Transactions and the Offer to any competent Governmental Entity, unless Parent waives the condition prescribed in Section 8.2(e) in accordance with Section 8.2 with respect to any such PRC Regulatory Filings, each of Parent, Merger Sub and the Company will, and will cause its Affiliates to, (i) make, and cooperate and coordinate with each other in the making of, such PRC Regulatory Filings as promptly as practicable with or to each such competent Governmental Entity, (ii) supply each other or each other’s outside counsel with any information that may be required or requested by any such Governmental Entity in connection with such PRC Regulatory Filings, (iii) supply any additional information that may be required or requested by such Governmental Entity in which any such PRC Regulatory Filings are made under any such applicable PRC Laws as promptly as practicable, and (iv) use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any such applicable PRC Laws as soon as reasonably practicable.

(e)            Notwithstanding the foregoing, nothing contained in this Agreement will require, or be construed to require, Parent or any of its Affiliates to, and neither the Company nor any of its Subsidiaries shall, proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time, or any interest therein, or to agree to any material change (including through a licensing arrangement) or restriction on, or other impairment of Parent’s or any of its Affiliates’ (including, after the Effective Time, the Company or its Subsidiaries) ability to own, manage or operate, any such assets, licenses, operations, rights, products or businesses, or any interest therein, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Entity (any of the actions referred to in this Section 7.2(e), a “Non-Required Remedy”).

Section 7.3              Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or any Government Entities or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement or the Offer (including the Rule 3.5 Announcement, any subsequent announcements, the composite offer document, if any, or response document and any other document required in connection with the Offer), in which event such Party shall provide a reasonable opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required to provide any such review or comment to Parent, in connection with the receipt and existence of a Competing Proposal and matters related thereto or an Adverse Recommendation Change; provided, further, that each Party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 7.3.

Section 7.4              Directors’ and Officers’ Insurance and Indemnification.

(a)            Parent shall, and shall cause the Surviving Entity and each of the Company’s Subsidiaries to, for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), honor and fulfill in all respects the obligations of such Person to the fullest extent permissible under applicable Law, the Company Governing Documents and corresponding organizational or governing documents of such Subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”), to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or Indemnification Agreements (including each present and former director and officer of the Company and its Subsidiaries) (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of this Agreement and the Transactions.

(b)            Notwithstanding anything to the contrary contained in this Section 7.4 or elsewhere in this Agreement, Parent and the Surviving Entity (x) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) shall not have any obligation under this Agreement to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable Order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise), and (z) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 7.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation and does not include any admission of liability with respect to such Covered Person or such Covered Person consents in writing.

(c)            For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), the organizational and governing documents of the Surviving Entity and each of the Company’s Subsidiaries shall, to the extent consistent with applicable Law, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents and the organizational and governing documents of each of the Company’s Subsidiaries in effect on the date hereof (as the case may be) and shall not contain any provision to the contrary. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

(d)            For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least five (5) Business Days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided, further, that the annual premium shall not exceed the Base Premium.

(e)            The Covered Persons (and their successors and heirs) shall be third party beneficiaries of this Section 7.4. All rights under this Section 7.4 are intended to be in addition to and not in substitution of other rights any Covered Persons may otherwise have.

Section 7.5             Takeover Statutes. The Parties and their respective board of directors (or equivalent) shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to lawfully eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 7.6              Control of Operations. Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 7.7              Security Holder Litigation. The Company shall promptly notify Parent of any Legal Proceeding related to this Agreement, the Merger or the other Transactions threatened or brought against the Company, its directors and/or officers by security holders of the Company (a “Transaction Litigation”) and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent a reasonable opportunity to (a) participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with counsel to the Company regarding the defense, settlement or prosecution of any such Transaction Litigation; provided that the Company shall not compromise or settle any Transaction Litigation or consent to the same without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.8              Director Resignations. Upon the written request of Parent at least ten (10) Business Days prior to the Effective Time, the Company shall use reasonable best efforts to cause each director of the Company or any of its Subsidiaries designated by Parent and in office immediately prior to the Effective Time to deliver to Parent resignations, effective as of Effective Time, with respect to their service as directors of the Company or any of its Subsidiaries.

Section 7.9              Corporate Matters. Prior to Closing, the Company shall, and shall cause the VIEs and their shareholders (other than Affiliates of the Parent or any of the Rollover Shareholders) to take such actions for the purposes of restructuring the corporate organization in connection with the VIEs as set forth on Section 7.9 of the Disclosure Schedule, and shall deliver evidence of the same to Parent at or prior to the Closing.

Section 7.10            Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting of the Surviving Entity from NYSE and the deregistration of the Ordinary Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.11            Further Assurances. Each Party agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 7.12            Management. In no event shall Parent or Merger Sub or any of their respective Affiliates enter into any Contracts that are effective prior to the Closing with any member of the Company’s or its Subsidiaries’ management or any other employees of the Company or its Subsidiaries that contain any terms that prohibit or restrict such member of management or such employee from exercising such person’s duties in such capacity only in connection with any action taken by the Company with respect to a Competing Proposal in accordance with this Agreement.

Section 7.13            Additional Undertakings in Connection with the Offer.

(a)            Parent shall cause the Sponsors or their respective Affiliates to comply with their obligations under the Takeovers Code to make the Offer following Closing on such terms as required by the Takeovers Code and in accordance with such directions as the Executive may give.

(b)            The Company undertakes that, in so far as it is able to and to the extent permitted by Law (and, in the event that it requires actions to be taken by the Company’s directors, it is consistent with their fiduciary duties), it shall:

(i)            subject to and only upon clearance by the Executive and the approval, release and authorization by the Sponsors or their respective Affiliates, procure that Yixin issues the Rule 3.5 Announcement, any subsequent announcements, the composite offer document, if any, or response document and any other document required in connection with the Offer in accordance with the requirements of the Takeovers Code and the Executive;

(ii)            procure that Yixin convenes all necessary board meetings and passes such board resolutions as may be required to enable the Offer to be implemented (including resolutions to establish the independent board committee of Yixin); and

(iii)            (A) provide to the Sponsors and their respective Affiliates all information reasonably necessary relating to it, and use its best endeavors to procure that Yixin provides to the Sponsors and their respective Affiliates all such information relating to Yixin and its Subsidiaries, in each case as required by Law, the Takeovers Code or the Executive to be included in the Rule 3.5 Announcement and the other documents relating to the Offer, (B) take responsibility for such information relating to it, and (C) authorize the publication, dispatch and release of such announcements and documents.

(c)            The Company irrevocably and unconditionally undertakes that during the period commencing on the date of this Agreement until the close or lapsing of the Offer, except with the prior written consent of Parent, the Company will not (and will procure that Bitauto Hong Kong Limited (“Bitauto HK”) will not) sell, offer to sell, contract or agree to sell, or otherwise transfer or dispose of, or agree to transfer or dispose of, either directly or indirectly, conditionally or unconditionally, any of the shares of Yixin held by the Company or Bitauto HK (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the shares of Yixin held by the Company or Bitauto HK, or enter into any transaction with the same economic effect as any aforesaid transactions).

Article VIII
CONDITIONS TO THE MERGER

Section 8.1              Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a)            Shareholder Approval. The Shareholder Approval shall have been obtained in accordance with the CICL and the Company Governing Documents.

(b)            Laws and Orders. No Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) shall have issued, promulgated, enforced or entered any final and non-appealable Order that is in effect and permanently enjoins or prohibits the consummation of the Transactions, or imposes a Non-Required Remedy.

Section 8.2              Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Company set forth in the first two sentences of Section 4.2(a) and in Section 4.26 shall be true and correct in all respects save for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 4.1, Section 4.2 (other than the first two sentences of Section 4.2(a)), Section 4.3, Section 4.4, Section 4.24 and Section 4.25 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, (iii) the representations and warranties of the Company set forth in Section 4.8(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, and (iv) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii), (iii) and (iv), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (y) in the case of subclause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

(b)            Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c)            No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred that is continuing.

(d)            Dissenting Shareholders. The holders of not more than 10% of the Shares shall have validly served and not withdrawn a notice of objection under Section 238(2) of the CICL.

(e)            PRC Regulatory Requirements. All regulatory filings, permits, authorizations, consents and approvals that are required by applicable PRC Laws to be made or obtained in connection with the Transactions and the Offer prior to Closing or completion of the Offer shall have been duly made or obtained, or the statutory clearance or non-objection period in respect of any such regulatory filing or notification has expired and no objection has been raised with respect to the Transactions or the Offer, in each case in accordance with applicable PRC Laws.

(f)            Third Party Consents: The Company shall have obtained the third-party consents or waivers in writing for the contracts set forth in Section 8.2(f) of the Disclosure Schedule, except for any such contract that has been terminated or has expired prior to the Closing Date, unless such termination is in relation to the failure to obtain such consent or waiver.

Section 8.3              Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date, except (i) representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (ii) where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions by Parent or Merger Sub or the performance by Parent or Merger Sub of their respective material obligations under this Agreement; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub to the foregoing effect.

(b)            Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub to such effect.

Section 8.4              Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure were caused by such Party’s failure to comply with this Agreement and consummate the Transactions as contemplated by this Agreement.

Article IX
TERMINATION

Section 9.1              Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval (except as otherwise stated below) as follows:

(a)            by mutual written consent of Parent and the Company (acting upon the recommendation of the Special Committee);

(b)            by either Parent or the Company (acting upon the recommendation of the Special Committee), if there has been a breach or failure to perform by the other Party or Parties of any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure (i) in the case of a breach or failure by the Company, would result in the conditions in Section 8.2(a) or Section 8.2(b) not being satisfied, and (ii) in the case of a breach or failure by Parent or Merger Sub, would result in the conditions in Section 8.3(a) or Section 8.3(b) not being satisfied, and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of written notice thereof by the defaulting Party from the non-defaulting Party, or (y) three (3) Business Days before the Outside Date; provided, however, that this Agreement may not be terminated pursuant to this Section 9.1(b) by any Party if such Party is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Merger to be satisfied;

(c)            by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 pm, New York City time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement in any manner shall have been the primary cause of the Effective Time not occurring on or prior to the Outside Date;

(d)            by Parent at any time prior to the receipt of the Shareholder Approval, if the Company Board shall have effected an Adverse Recommendation Change;

(e)            by the Company at any time prior to the receipt of the Shareholder Approval, if (i) the Company Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal in accordance with the last sentence of Section 6.3(c) and authorized the Company to enter into an Alternative Acquisition Agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of this Agreement enters into such Alternative Acquisition Agreement; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) unless (A) the Company has complied in all material respects with the requirements of Section 6.3 with respect to such Superior Proposal and Alternative Acquisition Agreement and (B) the Company pays in full the Company Termination Fee in accordance with Section 9.2(b)(iii) immediately after such termination pursuant to this Section 9.1(e);

(f)            by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; provided, however, the party seeking to terminate this Agreement pursuant to this Section 9.1(f) shall have used reasonable best efforts to prevent the entry of and to remove such Order in accordance with Section 7.2; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of such Order;

(g)            by either the Company or Parent, if the Shareholder Approval shall not have been obtained after the final adjournment of the Shareholder Meeting at which a vote on such approval was taken; provided that, Parent may not terminate this Agreement pursuant to this Section 9.1(g) if such failure to obtain the Shareholder Approval is a result of (i) a breach of Section 6.4(c) by Parent or (ii) a breach of any Support Agreement by any Rollover Shareholder; or

(h)            by the Company if (i) all of the conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing that at such time could be taken), (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions set forth in Section 8.3 have been satisfied, or that it is willing to waive any unsatisfied condition in Section 8.3, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent shall have failed to effect the Closing within ten (10) Business Days following its receipt of the written notice from the Company.

Section 9.2              Effect of Termination.

(a)            In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreements, this Section 9.2 and Section 10.3 through Section 10.11 (and any related definitions contained in any such Sections or Article) shall survive such termination.

(b)            In the event that:

(i)            (A) a Competing Proposal with respect to the Company shall have been publicly made, proposed or disclosed and not withdrawn after the date of this Agreement and prior to the Shareholder Meeting, (B) at a time when the condition in the preceding subclause (A) is satisfied, this Agreement is terminated (x) by the Company or Parent pursuant to Section 9.1(g) or (y) by the Company pursuant to Section 9.1(c), and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a Competing Proposal (provided, that for purposes of this clause (C), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds substantially concurrently with the earlier of the entry into such definitive agreement or consummation of the transactions contemplated by such Competing Proposal;

(ii)            this Agreement is terminated by Parent pursuant to Section 9.1(b) or Section 9.1(d), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds within ten (10) Business Days after such termination;

(iii)            this Agreement is terminated by the Company pursuant to Section 9.1(e), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds immediately after such termination pursuant to Section 9.1(e);

(iv)            this Agreement is terminated by the Company pursuant to Section 9.1(b) or Section 9.1(h), then Parent shall pay the Parent Termination Fee as directed by the Company by wire transfer of same day funds within ten (10) Business Days after such termination; and

(v)            this Agreement is terminated by the Company or by Parent pursuant to Section 9.1(c), and (A) the Company has not breached any of its covenants or other agreements hereunder such that the condition to Closing set forth in Section 8.2(e) would not be satisfied and (B) all conditions to Closing (other than the condition to Closing set forth in Section 8.2(e) and other than those that by their terms are to be satisfied at the Closing, provided that such conditions (other than the condition to Closing set forth in Section 8.2(e)) are capable of being satisfied at the time of the termination by the Company or Parent pursuant to Section 9.1(c) as if such time were the Closing) have been satisfied or waived, then Parent shall pay the Parent Termination Fee as directed by the Company by wire transfer of same day funds within ten (10) Business Days after such termination.

(c)            In no event shall this Section 9.2 (i) require the Company to pay an aggregate amount in excess of the Company Termination Fee, or (ii) require Parent to pay an aggregate amount in excess of the Parent Termination Fee, in each case except as set forth in Section 9.2(d). In no event shall the Company be required to pay the Company Termination Fee more than once. In no event shall Parent be required to pay the Parent Termination Fee more than once.

(d)            If either the Company or Parent fails to pay any amounts due to the other Party under this Section 9.2 on the dates specified, then the defaulting Party, shall pay all costs and expenses (including legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest thereon on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party.

(e)            The “Company Termination Fee” shall be an amount in cash equal to $15,000,000.

(f)            The “Parent Termination Fee” shall be an amount in cash equal to $30,000,000.

(g)            Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that the Company Termination Fee and Parent Termination Fee are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable by the Company or the Company in circumstances in which the Parent Termination Fee is payable by Parent, in each case, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(h)            Subject to Section 10.11, the Equity Commitment Letters or the Limited Guarantees, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 9.2(b) and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any of its Subsidiaries and all members of the Company Group against (i) Parent, Merger Sub and the Sponsors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, or assignees of Parent, Merger Sub or any Sponsor, (iii) any lender or prospective lender, lead arranger, arranger, agent or Representative of or to Parent, Merger Sub or any Sponsor, or (iv) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (i)−(iv), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees) other than the payment of the Parent Termination Fee pursuant to Section 9.2(b) and in no event shall the Company or any of its Subsidiaries, the direct or indirect shareholders of the Company or any of its Subsidiaries, or any of their respective Affiliates, Representatives, members, managers, or partners of the foregoing (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 9.2(b) or the Sponsors to the extent provided in the relevant Limited Guarantee. Notwithstanding anything to the contrary herein and for the avoidance of doubt, none of the foregoing in this paragraph shall in any way restrict the Company’s right to equitable relief pursuant to Section 10.11.

(i)            Subject to Section 10.11, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 9.2(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 9.2(b) and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 9.2(b).

Article X
MISCELLANEOUS

Section 10.1            Amendment and Modification; Waiver.

(a)            Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Shareholder Approval, as applicable, by written agreement of the Parties by action taken (i) with respect to Parent and Merger Sub, by or on behalf of their respective board of directors, and (ii) with respect to the Company, by the Company Board (acting upon recommendation of the Special Committee); provided, however, that after the approval of the Merger by the shareholders of the Company, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)            At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.2            No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3            Expenses. All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

Section 10.4            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt (or, in the case of electronic mail, when no error message is generated) when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company, to:

Bitauto Holdings Limited
[***]
Attention: [***]

Tel: [***]

Email:[***]

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
[***]

Attention: [***]

Email: [***]

Skadden, Arps, Slate, Meagher & Flom LLP

[***]

Attention: [***].

Email: [***]

and

if to Parent or Merger Sub, to:

c/o Tencent Holdings Limited

[***]

Attention: [***]

Email: [***]

with copies to (which shall not constitute notice):

[***]

Attention: [***]

Email: [***]

Latham & Watkins LLP

[***]

Attention: [***]

Email: [***]

Section 10.5     Counterparts.

This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 10.6     Entire Agreement; Third-Party Beneficiaries.

(a)            This Agreement (including the Disclosure Schedule), the Confidentiality Agreements, the Support Agreements, the Equity Commitment Letters and the Limited Guarantees constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreements shall be amended so that until the termination of this Agreement in accordance with Section 9.1 hereof, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)            Except as provided in Section 7.4, this Agreement shall be binding upon and inure solely to the benefit of each Party and neither this Agreement (including the Disclosure Schedule) nor the Confidentiality Agreements are intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 10.7     Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 10.8     Governing Law; Jurisdiction.

(a)            This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York, without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub and the Company in the Surviving Entity, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b)            Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 10.8(a), any Legal Proceedings arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10.8 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive−type damages. The award of the arbitration tribunal shall be final and binding upon the disputing Parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)            Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 10.8, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

Section 10.9     WAIVER OF JURY TRIAL.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.9.

Section 10.10     Assignment.

This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.11     Enforcement; Remedies.

(a)            Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)            The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 10.11, including the limitations set forth in Section 10.11(d), it is agreed that any Party shall be entitled to seek specific performance of the terms and provisions of this Agreement (including the Parties’ obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including to seek an injunction to prevent breaches of this Agreement by the other Parties and, in the case of the Company, to seek an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Closing or to cause the consummation of the financing contemplated in the Equity Commitment Letters, in addition to any other remedy by law or equity.

(c)            Notwithstanding anything herein to the contrary, the Company shall have the right to obtain an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger and the other Transactions only in the event that (i) all of the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived and (ii) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Section 8.3 have been satisfied or that it has waived any unsatisfied conditions set forth in Section 8.3.

(d)            The Parties’ right to specific performance is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.11. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such Order all in accordance with the terms of this Section 10.11.

(e)            If, prior to the Outside Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the court of competent jurisdiction presiding over such Legal Proceeding.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

yiche holding limited

By	/s/ Leiwen Yao
Name: Leiwen Yao
Title: Director

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

YICHE MERGERSUB LIMITED

By	/s/Leiwen Yao
Name: Leiwen Yao
Title: Director

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BITAUTO HOLDINGS LIMITED

By	/s/ Erhai Liu
Name: Erhai Liu
Title: Director

Exhibit A

PLAN OF MERGER

THIS PLAN OF MERGER is made on _______________, 2020

BETWEEN

(1)	BITAUTO HOLDINGS LIMITED, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 – 1205 Cayman Islands (the "Company" or the "Surviving Company"); and

(2)	YICHE MERGERSUB LIMITED, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Merging Company" and together with the Company, the "Constituent Companies").

WHEREAS

(A)	The respective boards of directors of the Company and the Merging Company have approved the merger of the Constituent Companies, pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the "Merger"), upon the terms and subject to the conditions of the Agreement and Plan of Merger dated June 12, 2020 by and among Yiche Holding Limited, an exempted company incorporated under the laws of the Cayman Islands, the Company and the Merging Company (the "Merger Agreement") and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Law (as amended) (the "Companies Law").

(B)	The shareholders of each of the Company and the Merging Company have approved and authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.

(C)	Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Law) is the Surviving Company, which shall continue to be named Bitauto Holdings Limited.

(c)	The registered office of the Company at the date of this Plan of Merger is at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 – 1205 Cayman Islands. The registered office of the Merging Company at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Following the effectiveness of the Merger, the registered office of the Surviving Company will be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)	Immediately prior to the Effective Time, the authorised share capital of the Company is US$50,000 divided into 1,250,000,000 shares of a par value of US$0.00004 each.

(e)	Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$1,000 divided into 1,000 shares of a par value of US$1.00 each.

(f)	On the Effective Time, the authorised share capital of the Surviving Company shall be US$1,000 divided into 1,000 shares of a par value of US$1.00 each.

2.2	Effective Time

In accordance with section 233(13) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Registrar”) (the "Effective Time").

2.3	Terms and Conditions; Share Rights

(a)	At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

(i)	Each share of par value US$1.00 of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of par value US$1.00 of the Surviving Company; such conversion shall be effected by means of the cancellation of such share of the Merging Company, in exchange for the right to receive one such ordinary share of the Surviving Company.

(ii)	Each Share of par value US$0.00004 of the Company issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, Dissenting Shares and Shares represented by ADSs, shall be cancelled in exchange for the right to receive US$16.00 in cash per Share without interest (the “Per Share Merger Consideration”);

(iii)	Each Share of par value US$0.00004 of the Company which is represented by an ADS (other than ADSs representing Excluded Shares) which is issued and outstanding immediately prior to the Effective Time, shall be cancelled in exchange for the right to receive US$16.00 in cash per ADS without interest (the “Per ADS Merger Consideration”), which shall be paid by the Company to the Depositary (in consideration for the cancellation of such Share underlying the ADS) and distributed by the Depositary to the holder of such ADS;

(iv)	Excluded Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, without payment of any consideration or distribution therefor; and

(v)	Dissenting Shares shall be cancelled and cease to exist in exchange for payment of the fair value of such shares resulting from the procedure in section 238 of the Companies Law, unless any holder of Dissenting Shares fails to exercise or withdraws or loses its right to dissent from the Merger in which event such Shares shall cease to be Dissenting Shares and shall be deemed to have been cancelled and converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon.

(b)	At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

(c)	At the Effective Time, the Memorandum and Articles of Association of the Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

(d)	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.4	Directors' Interests in the Merger

(g)	The names and addresses of each director of the Surviving Company after the Merger becomes effective are:

(i)	[●]

(b)	There are no amounts or benefits paid or payable to any director of either of the Constituent Companies or the Surviving Company consequent upon the Merger.

2.5	Secured Creditors

(h)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	Variation

3.1	At any time prior to the Effective Time, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:

(i)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)	effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion.

4.	Termination

4.1	At any time prior to the Effective Time, this Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.	Counterparts

5.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.	Governing Law

6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of YICHE MERGERSUB LIMITED:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

SIGNED for and on behalf of BITAUTO HOLDINGS LIMITED:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

Annexure 1

Merger Agreement

Annexure 2

Memorandum and Articles of Association of Surviving Company

Exhibit B

Company Disclosure Schedule

ANNEX B: PLAN OF MERGER

THIS PLAN OF MERGER is made on _______________, 2020

BETWEEN

(1)	BITAUTO HOLDINGS LIMITED, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 – 1205 Cayman Islands (the "Company" or the "Surviving Company"); and

(2)	YICHE MERGERSUB LIMITED, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Merging Company" and together with the Company, the "Constituent Companies").

WHEREAS

(A)	The respective boards of directors of the Company and the Merging Company have approved the merger of the Constituent Companies, pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the "Merger"), upon the terms and subject to the conditions of the Agreement and Plan of Merger dated June 12, 2020 by and among Yiche Holding Limited, an exempted company incorporated under the laws of the Cayman Islands, the Company and the Merging Company (the "Merger Agreement") and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Law (as amended) (the "Companies Law").

(B)	The shareholders of each of the Company and the Merging Company have approved and authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.

(C)	Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Law) is the Surviving Company, which shall continue to be named Bitauto Holdings Limited.

(c)	The registered office of the Company at the date of this Plan of Merger is at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 – 1205 Cayman Islands. The registered office of the Merging Company at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Following the effectiveness of the Merger, the registered office of the Surviving Company will be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)	Immediately prior to the Effective Time, the authorised share capital of the Company is US$50,000 divided into 1,250,000,000 shares of a par value of US$0.00004 each.

(e)	Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$1,000 divided into 1,000 shares of a par value of US$1.00 each.

(f)	On the Effective Time, the authorised share capital of the Surviving Company shall be US$1,000 divided into 1,000 shares of a par value of US$1.00 each.

2.2	Effective Time

In accordance with section 233(13) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Registrar”) (the "Effective Time").

2.3	Terms and Conditions; Share Rights

(a)	At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

(i)	Each share of par value US$1.00 of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of par value US$1.00 of the Surviving Company; such conversion shall be effected by means of the cancellation of such share of the Merging Company, in exchange for the right to receive one such ordinary share of the Surviving Company.

(ii)	Each Share of par value US$0.00004 of the Company issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, Dissenting Shares and Shares represented by ADSs, shall be cancelled in exchange for the right to receive US$16.00 in cash per Share without interest (the “Per Share Merger Consideration”);

(iii)	Each Share of par value US$0.00004 of the Company which is represented by an ADS (other than ADSs representing Excluded Shares) which is issued and outstanding immediately prior to the Effective Time, shall be cancelled in exchange for the right to receive US$16.00 in cash per ADS without interest (the “Per ADS Merger Consideration”), which shall be paid by the Company to the Depositary (in consideration for the cancellation of such Share underlying the ADS) and distributed by the Depositary to the holder of such ADS;

(iv)	Excluded Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, without payment of any consideration or distribution therefor; and

(v)	Dissenting Shares shall be cancelled and cease to exist in exchange for payment of the fair value of such shares resulting from the procedure in section 238 of the Companies Law, unless any holder of Dissenting Shares fails to exercise or withdraws or loses its right to dissent from the Merger in which event such Shares shall cease to be Dissenting Shares and shall be deemed to have been cancelled and converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon.

(b)	At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

(c)	At the Effective Time, the Memorandum and Articles of Association of the Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

(d)	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.4	Directors' Interests in the Merger

(a)	The names and addresses of each director of the Surviving Company after the Merger becomes effective are:

(i)	[●]

(b)	There are no amounts or benefits paid or payable to any director of either of the Constituent Companies or the Surviving Company consequent upon the Merger.

2.5	Secured Creditors

(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	Variation

3.1	At any time prior to the Effective Time, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)	effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion.

4.	Termination

4.1	At any time prior to the Effective Time, this Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.	Counterparts

5.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.	Governing Law

6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of YICHE MERGERSUB LIMITED:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

SIGNED for and on behalf of BITAUTO HOLDINGS LIMITED:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

Annexure 1

Merger Agreement

Annexure 2

Memorandum and Articles of Association of Surviving Company

ANNEX C: OPINION OF Duff & Phelps, LLC AS FINANCIAL ADVISOR

Confidential Special Committee of the Board of Directors Bitauto Holdings Limited New Century Hotel Office Tower, 10/F No. 6 South Capital Stadium Road Beijing, 100044 The People’s Republic of China	June 12, 2020

Ladies and Gentlemen:

Bitauto Holdings Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Bitauto” or the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.00004 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing one Share (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Yiche Holding Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), and Yiche Mergersub Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the execution version of which Duff & Phelps has reviewed is dated June 12, 2020. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon Merger Sub will cease to exist, with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent. In connection with such merger, (i) each Share issued and outstanding (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) shall be cancelled in exchange for the right to receive US$16.00 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS, issued and outstanding (other than ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive US$16.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Rollover Shares, (b) Shares (including Shares represented by ADSs) held by Parent, the Company or any of their respective Subsidiaries and (c) Shares (including Shares represented by ADSs) held by the Depositary and reserved for issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company RSU Awards; and (ii) “Dissenting Shares”, “Rollover Shares”, “Subsidiary”, “Depositary”, “Company Options” and “Company RSU Awards” shall have the meanings set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2017 through December 31, 2019, the Company’s unaudited interim financial statements for the three months ended March 31, 2018 and March 31, 2019 included in the Company’s Form 6-K filed with the SEC, and certain items on the Company’s unaudited balance sheet as of March 31, 2020 provided by management of the Company;

b.	Annual reports and audited financial statements of Yixin Group Limited (“Yixin”), also known as the transaction services business of the Company, filed with the Hong Kong Securities and Futures Commission for the years ended December 31, 2016 through December 31, 2019;

c.	Prospectus for the initial public offering of shares of Yixin filed with the Hong Kong Securities and Futures Commission;

d.	Unaudited pro forma financial statements of the advertising and subscription business of the Company (“BITA Core”) and unaudited pro forma financial statements of the digital marketing solutions business of the Company (“CIG”), each for the years ended December 31, 2017 through December 31, 2019, and for the three months ended March 31, 2019 and March 31, 2020, provided by management of the Company;

e.	Unaudited pro forma financial statements of Dalian Rongxin Financing Guarantees Company Limited (“Dalian Rongxin”) for the years ended December 31, 2018 through December 31, 2019 and for the three months ended March 31, 2020, provided by management of the Company;

f.	Unaudited book values recorded by the Company as of March 31, 2020 for certain of the Company’s investments and subsidiaries (“Other Investments and Subsidiaries”), provided by management of the Company;

g.	Detailed financial projection models for BITA Core and CIG for the years ending December 31, 2020 through December 31, 2025, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

h.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company and its subsidiaries (collectively, the “Group”) as well as of its relevant business segments, provided by management of the Company;

i.	A letter dated June 12, 2020 from management of the Company, which made certain representations as to, among other things, (i) historical pro forma financial statements for BITA Core, CIG and Dalian Rongxin, (ii) historical financial statements for Yixin, (iii) certain items on the Company’s unaudited consolidated balance sheet as of March 31, 2020, (iv) the Other Investments and Subsidiaries, and (v) the Management Projections and the underlying assumptions of such projections;

j.	Documents related to the Proposed Transaction, including an execution version of the Merger Agreement dated June 12, 2020;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.	Reviewed the historical trading price and trading volume of the shares of Yixin;

5.	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

6.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including discounted cash flow analysis, analysis of selected public companies that Duff & Phelps deemed relevant, and analysis of selected transactions that Duff & Phelps deemed relevant; and

7.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company’s management, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions;

4.	Assumed that information provided and representations made by the Company’s management are accurate in all material respects and do not omit to state a material fact in respect of the Group, the Other Investments and Subsidiaries and the Proposed Transaction necessary to make the information provided and the representations made not misleading in light of the circumstances under which the information was provided and the representations were made;

5.	Assumed that the representations and warranties made in the Merger Agreement are accurate in all material respects;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, investments, liabilities, financial condition, results of operations, business, or prospects of the Group since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without undue delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof or (ii) update, revise or reaffirm this Opinion after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Group, the Other Investments and Subsidiaries, or the Proposed Transaction.

Duff & Phelps had limited information to assess the value of the Other Investments and Subsidiaries, and therefore has relied on representations from the Company’s management regarding the values of the same.

Duff & Phelps did not evaluate the solvency of the Company or any of its subsidiaries or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, investments, businesses or operations of the Group, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Group is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Group is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares, the ADSs, the shares of Yixin, or the Other Investments and Subsidiaries (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Group’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person including security holders of the Company should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), the Company, and the Special Committee dated October 18, 2019 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivering this Opinion to the Special Committee, and a portion of Duff & Phelps’ fee is payable upon the consummation of the Proposed Transaction. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. In addition, pursuant to the Engagement Letter, DPS has agreed to provide the Special Committee with certain financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction and may receive a fee for such services. During the two years preceding the date of this Opinion, in matters unrelated to the Proposed Transaction, Duff & Phelps has provided certain valuation and other advisory services to Tencent Holdings Limited, JD.com, Inc., and Cox Enterprises, Inc. (or their affiliates) and received fees, expense reimbursement, and indemnification for such engagements. Also during the two years preceding the date of this Opinion, Duff & Phelps served as an independent financial advisor to the board of directors of Yixin in connection with a transaction unrelated to the Proposed Transaction and received fees, expense reimbursement, and indemnification for the engagement.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

ANNEX D: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED
AND REVISED) – SECTION 238

238.        Rights of dissenters

(1)          A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of that person’s i shares upon dissenting from a merger or consolidation.

(2)          A member who desires to exercise that person’s ii entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)          An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s iii shares if the merger or consolidation is authorised by the vote.

(4)          Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)          A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s iv decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which that person [v] dissents; and

(c)	a demand for payment of the fair value of that person’s vi shares.

(6)           A member who dissents shall do so in respect of all shares that that person vii holds in the constituent company.

(7)          Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s viii shares and the rights referred to in subsections (12) and (16).

(8)          Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s ix shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s x shares, the company shall pay to the member the amount in money forthwith.

(9)           If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)         A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

D-1

(11)        At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)         Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)        The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)        The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)        Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)        The enforcement by a member of that person’s[xi] entitlement under this section shall exclude the enforcement by the member of any right to which that person[xii] might otherwise be entitled by virtue of that person[xiii] holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at 10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, Beijing 100044, the People’s Republic of China. The telephone number of the Company's principal executive office is (86-10) 6849-2345.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below:

Name	Business Address	Present Principal Employment	Citizenship
Bin Li	*	Chairman of the Board of Directors of the Company (1)	PRC
Xuan Zhang	*	Director and Chief Executive Officer of the Company Chief Executive Officer, Executive Director, and Chairman of the Board of Directors of Yixin Group(2)	United States
Chenkai Ling	18 Kechuang 11th Street, JD Tower B, 14/F, Beijing 101111, China	Director of the Company	PRC
Rob Huting	c/o Cox Automotive, Inc., 6205 Peachtree Dunwoody Road Atlanta, Georgia 30328	Director of the Company Vice President of International Strategy and Corporate Development at Cox Automotive Inc. (3)	United States
Erhai Liu	1501, Tower B, Greenland Center, No. 4 Wangjing Dong Yuan, Chaoyang District, Beijing 100102, China	Director of the Company Founding and Managing Partner of Joy Capital (4)	PRC
Yu Long	Unit 1609, 16/F, West Tower, Genesis Beijing, 8 Xinyuan South Rd., Chaoyang District, Beijing 100027, China	Director of the Company Chief Executive Officer of Bertelsmann China Corporate Center and Managing Partner of Bertelsmann Asia Investments(5)	PRC
Jun Hou	48-19, Bishuizhuangyuan, Huilongguan Town, Changping District, Beijing 102206, China	Director of the Company Chairman of Yanyuan Alumni (Beijing) Investment Management Limited (6)	PRC
Xiaoke Liu	*	President of the Company (7)	PRC
Yongxin Zhao	*	Chief Operating Officer of the Company (8)	PRC
Ming Xu	*	Chief Financial Officer of the Company (9)	PRC
Xiangzhi Kong	*	Chief Strategy Officer of the Company (10)	PRC

* 10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, Beijing 100044, the People’s Republic of China

(1) Mr. Li is our founder and has served as our chairman of the board of directors since 2005.

(2) Mr. Xuan Zhang has served as our chief executive officer since January 2018 and as our director since March 2017. Since November 2014, Mr. Zhang has also served as chief executive officer, executive director, and chairman of the board of directors of Yixin Group, our controlled subsidiary.

(3) Mr. Rob Huting has served as our director since January 2018. Mr. Huting is currently the vice president of International Strategy and Corporate Development at Cox Automotive Inc..

(4) Mr. Erhai Liu has served as our director since 2005 and independent director since 2011. Mr. Liu is the founding and managing partner of Joy Capital.

(5) Ms. Annabelle Yu Long has served as our director since 2008 and independent director since 2011. Ms. Long currently serves as the chief executive officer of Bertelsmann China Corporate Center and a managing partner of Bertelsmann Asia Investments.

(6) Mr. Jun Hou has served as our independent director since March 2015. Mr. Jun Hou is currently chairman of Yanyuan Alumni (Beijing) Investment Management Limited.

(7) Mr. Xiaoke Liu has served as our president since January 2020.

(8) Mr. Yongxin Zhao has served as the chief operating officer since January 2020.

(9) Mr. Ming Xu has served as our chief financial officer since June 2018.

(10) Mr. Xiangzhi Kong has served as our chief strategy officer since March 2018.

2.	Directors and Executive Officers of Parent

The following table sets forth information regarding the directors of Parent as of the date of this proxy statement. As of the date of this proxy statement, Parent does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Johnny Li	Suites 3607-09, 36/F, ICBC Tower, 3 Garden Road, Hong Kong	Fund Accountant of Hammer Capital Asset Management Limited

From October 2018 to September 2019:
Head of Finance of Great
Treasure International Inc Limited

From May 2017 to October 2018:
Deputy Manager of Tuspark
Financial Holdings (HK) Limited

From October 2016 to April 2017:
Self employed

From June 2014 to September
2016: Fund Accountant of VMS
Investment Group (Hong Kong)
Limited

Hong Kong
Zixuan Liu	Shenzhen Headquarters, Tencent Binhai Building, No. 33 Haitian Second Road, Nanshan District, Shenzhen 518054, China	Investment Director of Tencent Technology (Shenzhen) Company Limited	Has been in the current position for the past five years	PRC
Leiwen Yao	Genesis Beijing, No. 8 Xinyuan South Road, Chaoyang District, Beijing 100027, China	Managing Director, Investment of Guangzhou Tencent Technology Company Limited	Has been in the current position for the past five years	PRC

During the last five years, none of Parent, or its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Merger Sub

The following table sets forth information regarding the directors of Merger Sub as of the date of this proxy statement. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Johnny Li	Suites 3607-09, 36/F, ICBC Tower, 3 Garden Road, Hong Kong	Fund Accountant of Hammer Capital Asset Management Limited

From October 2018 to September 2019: Head of Finance of Great Treasure International Inc Limited

From May 2017 to October 2018: Deputy Manager of Tuspark Financial Holdings (HK) Limited

From October 2016 to April 2017: Self employed

From June 2014 to September 2016: Fund Accountant of VMS Investment Group (Hong Kong) Limited

Hong Kong

Zixuan Liu	Shenzhen Headquarters, Tencent Binhai Building, No. 33 Haitian Second Road, Nanshan District, Shenzhen 518054, China	Investment Director of Tencent Technology (Shenzhen) Company Limited	N/A	PRC

Leiwen Yao	Genesis Beijing, No. 8 Xinyuan South Road, Chaoyang District, Beijing 100027, China	Managing Director, Investment of Guangzhou Tencent Technology Company Limited	N/A	PRC

During the last five years, none of Merger Sub, or its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of Morespark

The following table sets forth information regarding the directors of Morespark as of the date of this proxy statement. As of the date of this proxy statement, Morespark does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Ma Huateng	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive Director, Chairman of the Board and Chief Executive Officer of Tencent Holdings Limited	Has been in the current position for the past five years	PRC

Charles St Leger Searle	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive Director of Tencent Holdings Limited Chief Executive Officer of Naspers Internet Listed Assets	Has been in the current position for the past five years	Republic of South Africa

During the last five years, none of Morespark, or its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors and Executive Officers of Dongting

The following table sets forth information regarding the directors of Dongting as of the date of this proxy statement. As of the date of this proxy statement, Dongting does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Ma Huateng	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive Director, Chairman of the Board and Chief Executive Officer of Tencent Holdings Limited	Has been in the current position for the past five years	PRC

Charles St Leger Searle	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive Director of Tencent Holdings Limited Chief Executive Officer of Naspers Internet Listed Assets	Has been in the current position for the past five years	Republic of South Africa

During the last five years, none of Dongting, or its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6.	Directors and Executive Officers of THL E

The following table sets forth information regarding the directors of THL E as of the date of this proxy statement. As of the date of this proxy statement, THL E does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Ma Huateng	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive Director, Chairman of the Board and Chief Executive Officer of Tencent Holdings Limited	Has been in the current position for the past five years	PRC

Charles St Leger Searle	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive Director of Tencent Holdings Limited Chief Executive Officer of Naspers Internet Listed Assets	Has been in the current position for the past five years	Republic of South Africa

During the last five years, none of THL E., or its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7.	Directors and Executive Officers of Tencent

The following table sets forth information regarding the directors and executive officers of Tencent as of the date of this proxy statement.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Ma Huateng	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive Director, Chairman of the Board and Chief Executive Officer of Tencent Holdings Limited	Has been in the current position for the past five years	PRC

Lau Chi Ping Martin	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong

Executive Director and President of Tencent Holdings Limited

Non-executive Director of Kingsoft Corporation Limited and Meituan Dianping

Director of Leju Holdings Limited, Vipshop Holdings Limited, Tencent Music Entertainment Group, JD.com, Inc.

			Has been in the current position for the past five years	Hong Kong

Jacobus Petrus (Koos) Bekker	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive Director of Tencent Holdings Limited Non-executive Chairman of Naspers	Has been in the current position for the past five years	Republic of South Africa

Charles St Leger Searle	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive Director of Tencent Holdings Limited Chief Executive Officer of Naspers Internet Listed Assets	Has been in the current position for the past five years	Republic of South Africa

Dong Sheng Li	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong

Independent Non-executive Director of Tencent Holdings Limited

Chairman and Chief Executive Officer of TCL Corporation

Chairman of TCL Multimedia Technology Holdings Limited

Chairman of TCL Communication Technology Holdings Limited

			From 2015 to 2018: Independent Director of Legrand From 2015 to 2020: Non-Executive Director of Fantasia Holdings Group Co., Limited	PRC

Iain Ferguson Bruce	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent Non-executive Director of Tencent Holdings Limited

From 2015 to 2017:

Independent Non-Executive Director of Noble Group Limited

From 2015 to 2020: Independent Non-Executive Director of Yingli Green Energy Holding Company Limited

From 2015 to 2016: Independent Non-Executive Director of Sands China Ltd.

Hong Kong

Ian Charles Stone	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong

Independent Non-executive Director of Tencent Holdings Limited

Independent Non-Executive Director of the Panther Media Group

Director of Pontis Partners

Chief Executive Officer of Saudi Integrated Telecom Company

Director of Franco Development Ltd

			Has been in the current position for the past five years	Hong Kong

Yang Siu Shun	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent Non-executive Director of Tencent Holdings Limited

Since 2016: Independent non-executive director of Industrial and Commercial Bank of China Limited

Since 2013: Member of the 12th and 13th National Committee of the Chinese People’s Political Consultative Conference

Since 2013: Justice of the Peace in Hong Kong

Since 2015: Member of the Exchange Fund Advisory Committee of the Hong Kong Monetary Authority

Since 2015: Steward of the Hong Kong Jockey Club

Hong Kong

Ke Yang	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent Non-executive Director of Tencent Holdings Limited Director of Laboratory of Genetics of Peking University Cancer Hospital	Has been in the current position for the past five years	PRC

Xu Chenye	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Information Officer of Tencent Holdings Limited	Has been in the current position for the past five years	PRC

Ren Yuxin	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Operating Officer and President of Platform & Content Group and Interactive Entertainment Group of Tencent Holdings Limited	Has been in the current position for the past five years	PRC

James Gordon Mitchell	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Strategy Officer and Senior Executive Vice President of Tencent Holdings Limited	Has been in the current position for the past five years	United Kingdom of Great Britain and Northern Ireland

David A M Wallerstein	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Exploration Officer and Senior Executive Vice President of Tencent Holdings Limited	Has been in the current position for the past five years	United States of America

John Shek Hon Lo	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Financial Officer and Senior Vice President of Tencent Holdings Limited	Has been in the current position for the past five years	Hong Kong

During the last five years, none of Tencent, or its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8.	Directors and Executive Officers of the Hammer Filing Persons

Hammer Capital is acting through and managed by its general partner, Hammer GP. Mr. Tsang, an Australian citizen, beneficially owns 100% equity interest in Hammer GP.

The following table sets forth information regarding the directors of Hammer GP as of the date of this proxy statement. As of the date of this proxy statement, Hammer GP does not have any executive officers, and Hammer Capital does not have any directors or executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Rodney Ling Kay Tsang	c/o Hammer Capital Asset Management Limited, Suites 3607-09, 36/F, ICBC Tower, 3 Garden Road, Hong Kong	Director of Hammer GP Founder of Hammer Capital (Hong Kong) Limited	Has been in the current position for the past five years	Australia
Titus Man Tsing Chiu	1 Willow Cl. Epping, NSW 2121, Australia	Vice President of State Street Corporation	From August 2016 to June 2017: Consultant of Manpower Services (Hong Kong) Limited From December 2003 to July 2016: Associate Director of Macquarie Group Limited	Australia
Jing Zhou	No. 206-3-602, Wangjing Dongyuan 2 Qu, Chaoyang District, Beijing, PRC	Investment Director of Shenzhen Mingde Development Co., Ltd.	From November 2014 to August 2017: CFO of Changyou.com Limited	PRC

During the last five years, none of Mr. Tsang, Hammer GP, Hammer Capital or its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.	Directors and Executive Officers of JD Global, JD Investment and JD.com, Inc.

The following table sets forth information regarding the directors and executive officers of JD Global and JD Investment as of the date of this proxy statement.

Name	Business Address	Present Principal Occupation/Employment	Material Occupations for Past Five Years	Citizenship
Nani Wang	Room 1901, 19th Floor, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong	Director of JD Global and JD Investment, employee of JD	Employee of JD	PRC

The following table sets forth information regarding the directors and executive officers of JD.com, Inc. (together with its subsidiaries and consolidated variable interest entities and their subsidiaries, “JD”)) as of the date of this proxy statement.

Name	Business Address	Present Principal Occupation/Employment	Material Occupations for Past Five Years	Citizenship
Richard Qiangdong Liu	c/o JD.com, Inc., 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, P.R. China	Chairman of the Board of Directors and Chief Executive Officer of JD	Has been in the current position for the past five years	PRC

Martin Chiping Lau	39/F, Tencent Building, Kejizhongyi Avenue, Hi-Tech Park, Nanshan District, Shenzhen 518057, P.R. China

Director of JD

President and Executive Director of Tencent Holdings Limited, a company listed on the Hong Kong Stock Exchange

Director of Vipshop Holdings Limited, a company listed on the NYSE

Director of Tencent Music Entertainment Group, a company listed on the NYSE

Director of Leju Holdings Limited, a company listed on the NYSE

Non-executive director of Meituan Dianping, a company listed on the Hong Kong Stock Exchange

Non-executive director of Kingsoft Corporation Limited, a company listed on the Hong Kong Stock Exchange

			The same as the Present Principal Employment	Hong Kong

Name	Business Address	Present Principal Occupation/Employment	Material Occupations for Past Five Years	Citizenship
Ming Huang	China Europe International Business School, 699 Hongfeng Road, Pudong District, Shanghai 201206, China

Independent Director of JD

Professor of Finance at the Johnson Graduate School of Management at Cornell University

Independent non-executive director of several companies listed on the Hong Kong Stock Exchange, including WH Group Limited

Independent director of 360 Security Technology Inc., a company listed on the Shanghai Stock Exchange

From July 2010 to June 2019: Professor of finance at China Europe International Business School

From August 2008 to March 2020: independent director of Yingli Green Energy Holding Company Limited, a company listed on the NYSE

From October 2009 to May 2019: independent non-executive director of Fantasia Holdings Group Co., Ltd.

United States of America

Louis T. Hsieh	No. 6 Hai Dian Zhong Street, Haidian District, Beijing 100080, P.R. China

Independent Director of JD

Director of New Oriental Education & Technology Group Inc.

Independent director and chairman of audit committee of YUM China Holdings, Inc., a company listed on the NYSE

Director of New Oriental Education & Technology Group Inc., a company listed on the NYSE

			From 2005 to 2015: chief financial officer of New Oriental Education & Technology Group Inc. From 2009 to 2016: president of New Oriental Education & Technology Group Inc.	United States of America

Dingbo Xu	China Europe International Business School, 699 Hongfeng Road, Pudong District, Shanghai 201206, China

Independent Director of JD

Essilor Chair Professor in Accounting and an associate dean at China Europe International Business School in Shanghai

Executive director of the editorial board of China Management Accounting Review

Founding chairman of Charted Global Management Accountant (CGMA) 100 North Asia Leaders Think Tank

Director of Kweichow Moutai Company Limited, a company listed on the Shanghai Stock Exchange

Faculty member and professor in highly-respected universities for more than two decades

From September 2009 to April 2018: member of the board of directors of The People’s Insurance Company (Group) of China Limited (PICC), a company listed on the Hong Kong Stock Exchange

From June 2013 to September 2019: member of the board of directors of China Cinda Asset Management Co. Ltd, a company listed on the Hong Kong Stock Exchange

From November 2016 to February 2019: director of Shanghai Shyndec Pharmaceutical Co., Ltd., a company listed on the Shanghai Stock Exchange

From January 2013 to August 2019: director of SANY Heavy Industry, a company listed on the Shanghai Stock Exchange

PRC

Name	Business Address	Present Principal Occupation/Employment	Material Occupations for Past Five Years	Citizenship
Lei Xu	c/o JD.com, Inc., 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, P.R. China	Chief Executive Officer of JD Retail, a business group of JD Director of Dada Nexus Limited, a company listed on the Nasdaq Global Select Market	From 2009 to September 2019: several other leadership roles within the sales and marketing divisions of the retail business of JD	PRC

Zhenhui Wang	c/o JD.com, Inc., 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, P.R. China

Chief Executive Officer of JD Logistics, a business group of JD

Director of ESR Cayman Limited, a company listed on the Hong Kong Stock Exchange

Director of CSG Smart Science and Technology Co., Ltd., a company listed on the Shenzhen Stock Exchange

Director of Dada Nexus Limited, a company listed on the Nasdaq Global Select Market

			From April 2010 to April 2017: several other leadership roles at JD, including General Manager of North China region, Head of Smart Devices Business and Head of Fulfillment Operations	PRC

Name	Business Address	Present Principal Occupation/Employment	Material Occupations for Past Five Years	Citizenship
Sandy Ran Xu	c/o JD.com, Inc., 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, P.R. China	Chief Financial Officer of JD Director of Dada Nexus Limited, a company listed on the Nasdaq Global Select Market

From July 2018 to January 2020: vice president of finance of JD

From January 2020 to June 2020: senior vice president of JD

From July 2018 to May 2020: chief financial officer of JD Retail, a business group of JD

Nearly 20 years with PricewaterhouseCoopers Zhong Tian LLP, Beijing office and PricewaterhouseCoopers LLP, San Jose office

PRC
Yayun Li	c/o JD.com, Inc., 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, P.R. China	Chief Compliance Officer of JD	From December 2007 to January 2017: several other leadership roles at JD, including head of JD’s legal team and vice president of JD’s compliance department	PRC

During the last five years, none of JD Global, JD Investment and JD.com, Inc. or their director and executive officer has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10.	Directors and Executive Officers of Mr. Li Filing Persons

Mr. Li, a PRC citizen, beneficially owns 100% equity interest in each of Proudview and Serene View.

The following table sets forth information regarding the directors of Proudview as of the date of this proxy statement. As of the date of this proxy statement, Proudview does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Bin Li	Building 20, No. 56 Antuo Road, Anting, Jiading Shanghai, PRC

Director of NIO Co., Ltd. and certain of its subsidiaries

Director of Pintu (Beijing) Information Technology Co., Ltd., Beijing Changxing Information Technology Co., Ltd., Zhonglian Zhiling Technology (Beijing) Co., Ltd., Serene View Investment Limited, Proudview Limited, Originalwish Limited, Mobike Global Limited, Autoradio Holdings Limited, Carzone Holding Limited and Will Shine Limited

From December 2014 to July 2017: Director of Nextev. Inc.

From November 2010 to December 2018: Director of Magic Step Holdings Limited and Elite Route Limited

From July 2010 to December 2018: Director of Ease Win Enterprises Limited

From October 2013 to December 2018: Director of Step Thrive Limited

From September 2012 to December 2018: Director of NBNW Investment Limited

From September 2012 to February 2019: Director of Serene Peak Investment Limited

From April 2017 to June 2017: Director of Beijing South Pole Technology Development Co., Ltd.

PRC

The following table sets forth information regarding the directors of Serene View as of the date of this proxy statement. As of the date of this proxy statement, Proudview does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Bin Li	Building 20, No. 56 Antuo Road, Anting, Jiading Shanghai, PRC

Director of NIO Co., Ltd. and certain of its subsidiaries

Director of Pintu (Beijing) Information Technology Co., Ltd., Beijing Changxing Information Technology Co., Ltd., Zhonglian Zhiling Technology (Beijing) Co., Ltd., Serene View Investment Limited, Proudview Limited, Originalwish Limited, Mobike Global Limited, Autoradio Holdings Limited, Carzone Holding Limited and Will Shine Limited

From December 2014 to July 2017: Director of Nextev. Inc.

From November 2010 to December 2018: Director of Magic Step Holdings Limited and Elite Route Limited

From July 2010 to December 2018: Director of Ease Win Enterprises Limited

From October 2013 to December 2018: Director of Step Thrive Limited

From September 2012 to December 2018: Director of NBNW Investment Limited

From September 2012 to February 2019: Director of Serene Peak Investment Limited

From April 2017 to June 2017: Director of Beijing South Pole Technology Development Co., Ltd.

PRC

During the last five years, none of Mr. Li, Proudview or Serene View has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

11.	Directors and Executive Officers of Cox Enterprises, Inc. and Cox Automotive Global Investments, Inc.

The following table sets forth information regarding the directors and executive officers of Cox Enterprises, Inc. and Cox Automotive Global Investments, Inc. as of the date of this proxy statement.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Michael J. Ahearn	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Director of Cox Enterprises, Inc. Managing Partner of True North Venture Partners, L.P.	Has been in the current position for the past five years	United States of America
Janet M. Clarke	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Director of Cox Enterprises, Inc. President and Founder of Clarke Littlefield, LLC	Has been in the current position for the past five years	United States of America
John M. Dyer	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Director of Cox Enterprises, Inc.	Has been in the current position for the past five years From January 1, 2014 to December 31, 2017: President and Chief Executive Officer of Cox Enterprises, Inc.	United States of America
S. Taylor Glover	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Director, Vice Chairman of Cox Enterprises, Inc. President and Chief Executive Officer of Turner Enterprises, Inc.	Has been in the current position for the past five years	United States of America
James C. Kennedy	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Director and Chairman of the Board of Cox Enterprises, Inc.	Has been in the current position for the past five years	United States of America

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Henry Parry-Okeden	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Director of Cox Enterprises, Inc. Co-founder of InvitedHome	Has been in the current position for the past five years	United States of America and Australia

Alexander C. Taylor	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Director, President and Chief Executive Officer, Cox Enterprises, Inc.	Has been in the current position for the past five years	United States of America

Byron D. Trott	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Director of Cox Enterprises, Inc. Managing Partner of BDT Capital Partners, LLC	Has been in the current position for the past five years	United States of America

James Conrad “Rad” Weaver	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Director of Cox Enterprises, Inc. Chief Executive Officer of McCombs Partners	Has been in the current position for the past five years	United States of America
Christopher J. Williams	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Director of Cox Enterprises, Inc. Chairman of Siebert Williams Shank & Co., LLC	Has been in the current position for the past five years	United States of America
Dallas S. Clement	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Executive Vice President and Chief Financial Officer of Cox Enterprises, Inc. Director of Cox Automotive, Inc.	Has been in the current position for the past five years	United States of America

Jill Campbell	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Executive Vice President of Cox Enterprises, Inc.	Has been in the current position for the past five years	United States of America

Charles L. Odom	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Vice President and Treasurer of Cox Enterprises, Inc.	Has been in the current position for the past five years	United States of America

Sanford H. Schwartz	6205 Peachtree Dunwoody Road, Atlanta, GA 30328

Director of Cox Automotive Global Investments, Inc.

Director and President of Cox Automotive, Inc.

Director of Manheim Investments, Inc.

Director of Manheim Remarketing, Inc.

Director and President of Cox Automotive Retail Solutions, Inc.

Director and President of AutoTrader.com, Inc.

			Has been in the current position for the past five years	United States of America

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Mark F. Bowser	6205 Peachtree Dunwoody Road, Atlanta, GA 30328

Director and President of Cox Automotive Global Investments, Inc.

Director, Executive Vice President and Chief Financial Officer of Cox Automotive, Inc.

Director and President of Manheim Investments, Inc.

Director and President of Manheim Remarketing, Inc.

Director and Vice President of Cox Automotive Retail Solutions, Inc.

Director and Vice President of AutoTrader.com, Inc.

			Has been in the current position for the past five years	United States of America
Luis A. Avila	6205 Peachtree Dunwoody Road, Atlanta, GA 30328

Attorney, Interim General Counsel and Corporate Secretary of Cox Enterprises, Inc.

Director and Secretary of Cox Automotive Global Investments, Inc.

Secretary of Cox Automotive, Inc.

Director and Secretary of Manheim Investments, Inc.

Director and Secretary of Manheim Remarketing, Inc.

Director and Secretary of Cox Automotive Retail Solutions, Inc.

Director and Secretary of AutoTrader.com, Inc.

			Has been in the current position for the past five years	United States of America

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Maria L. Friedman	6205 Peachtree Dunwoody Road, Atlanta, GA 30328

Senior Vice President, Tax & Treasury Services of Cox Enterprises, Inc.

Vice President and Treasurer of Cox Automotive Global Investments, Inc.

Vice President and Treasurer of Cox Automotive, Inc.

Vice President and Treasurer of Manheim Investments, Inc.

Vice President and Treasurer of Manheim Remarketing, Inc.

Vice President and Treasurer of Cox Automotive Retail Solutions, Inc.

Vice President and Treasurer of AutoTrader.com, Inc.

			Has been in the current position for the past five years	United States of America
Mary A. Vickers	6205 Peachtree Dunwoody Road, Atlanta, GA 30328

Vice President, Tax of Cox Enterprises, Inc.

Vice President and Assistant Treasurer of Cox Automotive Global Investments, Inc.

Vice President of Cox Automotive, Inc.

Vice President and Assistant Treasurer of Manheim Investments, Inc.

Vice President and Assistant Treasurer of Manheim Remarketing, Inc.

Vice President of Cox Automotive Retail Solutions, Inc.

Vice President of AutoTrader.com, Inc.

			Has been in the current position for the past five years	United States of America

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Anne Lofye	6205 Peachtree Dunwoody Road, Atlanta, GA 30328	Vice President, Real Estate of Cox Enterprises, Inc. Vice President, Real Estate of Manheim Remarketing, Inc.	Has been in the current position for the past five years	United States of America

During the last five years, none of Cox Enterprises, Inc. and Cox Automotive Global Investments, Inc. or any of their directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX F: FORM OF PROXY CARD

BITAUTO HOLDINGS LIMITED
New Century Hotel Office Tower, 10/F

No. 6 South Capital Stadium Road

Beijing, 100044

The People’s Republic of China

(NYSE: BITA)

FORM OF PROXY FOR USE AT THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT [10/F, NEW CENTURY HOTEL OFFICE TOWER, NO. 6 SOUTH CAPITAL STADIUM ROAD, 100044 BEIJING, THE PEOPLE’S REPUBLIC OF CHINA] ON ________.

I/We Note 1 ________________________________of ___________________________________________ being the registered holder(s) of                                 ordinary shares of par value US$0.00004 each Note 2 in the capital of BITAUTO HOLDINGS LIMITED (the “Company”) HEREBY APPOINT(S) THE CHAIRMAN OF THE MEETING or Note 3 ________________________________of _____________________________________

or failing him ______________________________________ of ___________________________________

to act as my/our proxy to attend, act and vote on my/our behalf at the extraordinary general meeting of the Company to be held at [10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China] on ________, 2020 at ________(Beijing time) and at any adjournment thereof, as the case may be, for the purpose of considering and, if thought fit, passing the following resolutions set out in the notice of extraordinary general meeting of the shareholders.

Please indicate with a “√” in the spaces provided how you wish your votes to be cast on a poll. If you wish to vote for the below resolutions, check the appropriate boxes marked “For.” If you wish to vote against the below resolutions, check the appropriate boxes marked “Against.” Should this form be returned duly signed but without a specific direction, the proxy will vote or abstain at his or her discretion.

Resolutions	For	Against	Abstain

Proposal No. 1.

as a Special Resolution:

THAT the Agreement and Plan of Merger, dated as of June 12, 2020 (the “Merger Agreement”), by and between the Company, Yiche Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and Yiche Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, each a “Parent Party” and collectively the “Parent Parties”) (the Merger Agreement being attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company being the surviving company and a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger, including (i) the Merger, (ii) the variation of the authorized share capital of the Company from $50,000 divided into 1,250,000,000 shares of a par value of $0.00004 each to $1,000 divided into 1,000 shares of a par value of $1.00 each (the “Variation of Capital”), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), be authorized and approved;

Proposal No. 2.

as an Ordinary Resolution:

THAT each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company and the chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including (i) the Merger, (ii) the Variation of Capital and (iii) the Adoption of Amended M&A;

Proposal No. 3.

if necessary, as an Ordinary Resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Dated __________________ Signature(s) Note 4____________________________

__________________

Note 1	Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the extraordinary general meeting, either in person or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the extraordinary general meeting, in person or by proxy, that one of the said persons so present whose name stands first on the register of members of the Company in respect of such share shall alone be entitled to vote in respect thereof.

Note 2	Please insert the number of shares registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

Note 3	If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.

Note 4	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a certified copy thereof, must be deposited at the Company’s offices at [10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, 100044 Beijing, the People’s Republic of China] no later than ________, 2020, ________ Beijing time. Completion and delivery of this form will not preclude you from attending and voting at the extraordinary general meeting in person if you so wish, but the authority of your proxy will become invalid forthwith.

ANNEX G: DEPOSITARY’S NOTICE

Depositary’s Notice of
Extraordinary General Meeting
of Bitauto Holdings Limited

ADSs:	American Depositary Shares (“ADSs”).
ADS CUSIP No.:	091727107, 091727123 (Restricted).
ADS Record Date:	_____________, 2020.
Meeting Specifics:	Extraordinary General Meeting to be held on __________, 2020 at _______ [a.m./p.m.] (China Standard Time) at [10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, Beijing 100044, the People’s Republic of China (the “Meeting”).
Meeting Agenda:	Please refer to the Company’s Notice of Meeting and other relevant documents on the Company’s website: http://ir.bitauto.com.
ADS Voting Instructions Deadline:	On or before 10:00 A.M. (New York City time) on _________, 2020.
Deposited Securities:	Ordinary shares, par value $0.00004 per share (the “Shares”) of Bitauto Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).
ADS Ratio:	1 Share to 1 ADS.
Depositary:	Citibank, N.A.
Custodian of Deposited Securities:	Citibank, N.A. - Hong Kong.
Deposit Agreement:	Deposit Agreement, dated as of November 16, 2010, by and among the Company, the Depositary, and the Holders and Beneficial Owners of ADSs issued thereunder as supplemented by the Letter Agreement dated as of May 24, 2012 between the Company and the Depositary.

To be counted, your Voting Instructions need to be received by the Depositary prior to 10:00 A.M. (New York City time) on
____________, 2020.

Note that if you do not timely return the Voting Instructions to the Depositary, the Deposited Securities represented by your ADSs may nevertheless be voted upon the terms set forth in the Deposit Agreement.

The Company has announced that the Meeting will be held at the date, time and location identified above. A copy of the Notice of Meeting and other relevant documents can be retrieved from the Company’s website: http://ir.bitauto.com. The information with respect to the Meeting and the ADS Voting Instructions contained herein and in any related materials may change after the date hereof as a result of a change in circumstances (e.g. an adjournment or cancellation of the Meeting, a change in location and/or manner of holding the Meeting). The Company intends to announce any changes and updates only on its website http://ir.bitauto.com. We encourage you to check the referenced Company website for any updates to the information with respect to the Meeting and the ADS Voting Instructions as it is not expected that any additional information will be distributed to you via mail or email.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the timely receipt from a Holder of ADSs as of the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable laws, the provisions of the Deposit Agreement, the Articles of Association of the Company and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote, the Deposited Securities (in person or by proxy) represented by such Holder’s ADSs as follows: (i) in the event voting takes place at a shareholders’ meeting by show of hands, the Depositary will instruct the Custodian to vote all Deposited Securities in accordance with the voting instructions received from a majority of Holders of ADSs who provided voting instructions and (ii) in the event voting takes place at a shareholders’ meeting by poll, the Depositary will instruct the Custodian to vote the Deposited Securities in accordance with the voting instructions received from the Holders of ADSs. If the Depositary does not receive instructions from a Holder as of the ADS Record Date on or before the date established by the Depositary for such purpose and voting is by poll, such Holder shall be deemed, and the Depositary shall (unless otherwise specified in the notice distributed to Holders) deem such Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities; provided, however, that no such discretionary proxy shall be given by the Depositary with respect to any matter to be voted upon as to which the Company informs the Depositary that (A) the Company does not wish such proxy to be given, (B) substantial opposition exists, or (C) the rights of holders of Deposited Securities may be materially adversely affected.

Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from Holders or as otherwise contemplated herein. If the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary from the Holder shall not be voted (except (i) in the case voting at the shareholder meeting is by show of hands, in which case the Depositary will instruct the Custodian to vote all Deposited Securities in accordance with the voting instructions received from a majority of Holders of ADSs who provided voting instructions and (ii) as contemplated in Section 4.10 of the Deposit Agreement). Notwithstanding anything else contained herein, the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from Holders as of the ADS Record Date) for the sole purpose of establishing quorum at a meeting of shareholders.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligation of Holders and Beneficial Owners of ADSs, the Company and the Depositary are set forth in their entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. - ADR Shareholder Services at (877-248-4237).

Citibank, N.A., as Depositary

ANNEX H: FORM OF ADS VOTING INSTRUCTION CARD

Extraordinary General Meeting

The Voting Instructions must be signed, completed and received at the indicated address prior to
10:00 A.M. (New York City time) on __________, 2020 for action to be taken.

2020 VOTING INSTRUCTIONS

AMERICAN DEPOSITARY SHARES

Bitauto Holdings Limited (the “Company”)

ADS CUSIP No.:	091727107, 091727123 (Restricted).
ADS Record Date:	______________, 2020.
Meeting Specifics:	Extraordinary General Meeting to be held on __________, 2020 at _______ [a.m./p.m.] (China Standard Time) at [10/F, New Century Hotel Office Tower, No. 6 South Capital Stadium Road, Beijing 100044, the People’s Republic of China (the “Meeting”).
Meeting Agenda:	Please refer to the Company’s Notice of Meeting and other relevant documents on the Company’s website: http://ir.bitauto.com.
Depositary:	Citibank, N.A.
Deposit Agreement:	Deposit Agreement, dated as of November 16, 2010, by and among the Company, the Depositary, and the Holders and Beneficial Owners of ADSs issued thereunder as supplemented by the Letter Agreement, dated as of May 24, 2012 between the Company and the Depositary.
Deposited Securities:	Ordinary shares of the Company (“Shares”).
Custodian:	Citibank, N.A. - Hong Kong.
ADS Ratio:	1 Share to 1 ADS.

The undersigned holder, as of the ADS Record Date, of the American Depositary Shares issued under the Deposit Agreement and identified above (such American Depositary Shares, the “ADSs”), hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Shares represented by the ADSs in the manner indicated on the reverse side hereof. The information with respect to the Meeting and the ADS Voting Instructions contained herein and in any related materials may change after the date hereof as a result of a change in circumstances (e.g. an adjournment or cancellation of the Meeting, a change in location and/or manner of holding the Meeting). The Company intends to announce any changes and updates only on its website http://ir.bitauto.com. We encourage you to check the referenced Company website for any updates to the information with respect to the Meeting and the ADS Voting Instructions as it is not expected that any additional information will be distributed to you via mail or email.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the timely receipt from a Holder of ADSs as of the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Articles of Association of the Company and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote, the Deposited Securities (in person or by proxy) represented by such Holder’s ADSs as follows: (i) in the event voting takes place at a shareholders’ meeting by show of hands, the Depositary will instruct the Custodian to vote all Deposited Securities in accordance with the voting instructions received from a majority of Holders of ADSs who provided voting instructions and (ii) in the event voting takes place at a shareholders’ meeting by poll, the Depositary will instruct the Custodian to vote the Deposited Securities in accordance with the voting instructions received from the Holders of ADSs. If the Depositary does not receive instructions from a Holder as of the ADS Record Date on or before the date established by the Depositary for such purpose and voting is by poll, such Holder shall be deemed, and the Depositary shall (unless otherwise specified in the notice distributed to Holders) deem such Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities; provided, however, that no such discretionary proxy shall be given by the Depositary with respect to any matter to be voted upon as to which the Company informs the Depositary that (A) the Company does not wish such proxy to be given, (B) substantial opposition exists, or (C) the rights of holders of Deposited Securities may be materially adversely affected.

Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from Holders or as otherwise contemplated herein. If the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder (to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary from the Holder shall not be voted (except (i) in the case voting at the shareholder meeting is by show of hands, in which case the Depositary will instruct the Custodian to vote all Deposited Securities in accordance with the voting instructions received from a majority of Holders of ADSs who provided voting instructions and (ii) as contemplated in Section 4.10 of the Deposit Agreement). Notwithstanding anything else contained herein, the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from Holders as of the ADS Record Date) for the sole purpose of establishing quorum at a meeting of shareholders.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the voting instructions contained therein.

Resolutions

as a special resolution:

1.	THAT the Agreement and Plan of Merger, dated as of June 12, 2020 (the “Merger Agreement”), by and between the Company, Yiche Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and Yiche Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub” and, together with Parent, each a “Parent Party” and collectively the “Parent Parties”) (the Merger Agreement being attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company being the surviving company and a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger, including (i) the Merger, (ii) the variation of the authorized share capital of the Company from $50,000 divided into 1,250,000,000 shares of a par value of $0.00004 each to $1,000 divided into 1,000 shares of a par value of $1.00 each (the “Variation of Capital”), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), be authorized and approved;

as an ordinary resolution:

2.	THAT each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company and the chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including (i) the Merger, (ii) the Variation of Capital and (iii) the Adoption of Amended M&A; and

if necessary, as an ordinary resolution:

3.	THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

A Issues	Bitauto Holdings Limited

Special Resolution

	For	Against	Abstain

Resolution 1.	☐	☐	☐

Ordinary Resolutions

Resolution 2.	☐	☐	☐

	For	Against	Abstain

Resolution 3.	☐	☐	☐

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give Voting Instructions “FOR” the unmarked issue.

If these Voting Instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” Voting Instruction for such issue.

Please be sure to sign and date this Voting Instruction Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1 - Please keep signature within the line	Signature 2 - Please keep signature within the line	Date (mm/dd/yyyy)

_______/_____/______

i The Companies Law (2020 Revision)

ii The Companies Law (2020 Revision)

iii The Companies Law (2020 Revision)

iv The Companies Law (2020 Revision)

v The Companies Law (2020 Revision)

vi The Companies Law (2020 Revision)

vii The Companies Law (2020 Revision)

viii The Companies Law (2020 Revision)

ix The Companies Law (2020 Revision)

x The Companies Law (2020 Revision)

xi The Companies Law (2020 Revision)

xii The Companies Law (2020 Revision)

xiii The Companies Law (2020 Revision)

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